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As filed with the Securities and Exchange Commission on May 6, 2019

Registration No. 333-230968

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COUSINS PROPERTIES INCORPORATED
(Exact name of registrant as specified in its charter)

Georgia (State or other jurisdiction of incorporation or organization)	6798 (Primary Standard Industrial Classification Code Number)	58-0869052 (I.R.S. Employer Identification No.)

3344 Peachtree Street NE, Suite 1800
Atlanta, Georgia 30326
(404) 407-1000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Pamela F. Roper, Esq.
3344 Peachtree Street NE, Suite 1800
Atlanta, Georgia 30326
(404) 407-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Edward D. Herlihy, Esq. David E. Shapiro, Esq. Jenna E. Levine, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000	Telisa Webb Schelin, Esq. TIER REIT, Inc. 5950 Sherry Lane, Suite 700 Dallas, Texas 75225 (972) 483-2400	John T. Haggerty, Esq. Scott Chase, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 (617) 570-1000

Approximate date of commencement of the proposed sale of the securities to the public:
As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed document.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☐

         If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

         If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

         Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

         Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities offered by this joint proxy statement/prospectus has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy these securities be accepted prior to the time the registration statement becomes effective. This joint proxy statement/prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED MAY 6, 2019

TO THE STOCKHOLDERS OF COUSINS PROPERTIES INCORPORATED AND
TIER REIT, INC.

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

                        , 2019

Dear Stockholders of Cousins Properties Incorporated and TIER REIT, Inc.:

           The boards of directors of Cousins Properties Incorporated, a Georgia corporation (which we refer to as "Cousins"), and TIER REIT, Inc., a Maryland corporation (which we refer to as "TIER"), have each approved an agreement and plan of merger, dated as of March 25, 2019 (which we refer to, as it may be amended or supplemented from time to time, as the "Merger Agreement"), by and among TIER, Cousins and Murphy Subsidiary Holdings Corporation, a Maryland corporation and direct wholly owned subsidiary of Cousins (which we refer to as "Merger Sub"). Pursuant to the Merger Agreement, Cousins and TIER will combine in a stock-for-stock transaction. Following the proposed transaction, Cousins' portfolio will consist of trophy office properties in the premier submarkets of Atlanta, Austin, Charlotte, Dallas, Phoenix and Tampa, and the combined company's stockholders will benefit from future development and redevelopment opportunities in Atlanta, Austin, Dallas, Phoenix and Tampa.

           The combination of Cousins and TIER will be accomplished through the merger of TIER with and into Merger Sub (which we refer to as the "Merger"), with Merger Sub continuing as the surviving corporation of the Merger. In connection with the Merger, each TIER common stockholder will have the right to receive 2.98 newly issued shares of Cousins common stock, par value $1 per share (which we refer to as "Cousins common stock") for each share of TIER common stock, par value $.0001 per share (which we refer to as the "TIER common stock"), that they own immediately prior to the effective time of the Merger (which we refer to as the "exchange ratio"), subject to customary anti-dilution adjustments and with cash paid in lieu of fractional shares. The exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing of the Merger. Cousins common stock and TIER common stock are each traded on the New York Stock Exchange (which we refer to as the "NYSE") under the ticker symbols "CUZ" and "TIER," respectively. Based on the closing price of Cousins common stock on the NYSE of $9.88 on March 22, 2019, the last trading day before public announcement of the Merger, the exchange ratio represented approximately $29.44 in Cousins common stock for each share of TIER common stock. Based on the closing price of Cousins common stock on the NYSE of $9.49 on May 3, 2019, the latest practicable date before the date of this joint proxy statement/prospectus, the exchange ratio represented approximately $28.28 in Cousins common stock for each share of TIER common stock. The value of the consideration will fluctuate with changes in the market price of Cousins common stock. We urge you to obtain current market quotations of Cousins common stock and TIER common stock.

           Based upon the number of outstanding shares on the record date of May 6, 2019 for the Cousins special meeting and May 6, 2019 for the TIER special meeting, we anticipate that Cousins will issue approximately 167,537,165 shares of common stock to TIER stockholders in the Merger.

           Upon completion of the Merger, we estimate that legacy Cousins common stockholders will own approximately 72% of the common stock of Cousins and legacy TIER common stockholders will own approximately 28% of the common stock of Cousins.

           Cousins and TIER will each hold special meetings of their respective stockholders on June 12, 2019 in connection with the Merger.

           At the special meeting of Cousins, Cousins stockholders will be asked to consider and vote on (i) a proposal to approve the issuance of Cousins common stock to TIER stockholders in the Merger pursuant to the Merger Agreement (which we refer to as the "Cousins Issuance Proposal"), (ii) a proposal to amend the amended and restated articles of incorporation of Cousins (which we refer to as the "Cousins Articles") to effect a one-for-four reverse stock split of the Cousins common stock (which we refer to as the "Cousins Reverse Stock Split Proposal"), (iii) a proposal to amend the Cousins Articles to increase the number of authorized shares of Cousins common stock (which we refer to as the "Cousins Authorized Share Count Proposal") and (iv) a proposal to approve the adjournment of the Cousins special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Cousins Issuance Proposal, the Cousins Reverse Stock Split Proposal or the Cousins Authorized Share Count Proposal if there are insufficient votes at the time of such adjournment to approve such proposals (which we refer to as the "Cousins Adjournment Proposal"). Holders of Cousins common stock are entitled to vote on the Cousins Issuance Proposal, the Cousins Reverse Stock Split Proposal, the Cousins Authorized Share Count Proposal and the Cousins Adjournment Proposal, and holders of Cousins limited voting preferred stock (which we refer to as the "Cousins preferred stock") are entitled to vote only on the Cousins Reverse Stock Split Proposal and the Cousins Authorized Share Count Proposal.

           At the special meeting of TIER stockholders, TIER stockholders will be asked to consider and vote on (i) a proposal to approve the Merger, on the terms and subject to the conditions set forth in the Merger Agreement (which we refer to as the "TIER Merger Proposal"), (ii) a proposal to approve, by advisory (nonbinding) vote, the compensation that may be paid or become payable to the named executive officers of TIER in connection with the Merger (which we refer to as the "TIER Compensation Proposal") and (iii) a proposal to approve the adjournment of the TIER special meeting, if necessary or appropriate, to solicit additional proxies in favor of the TIER Merger Proposal, if there are insufficient votes at the time of such adjournment to approve the TIER Merger Proposal (which we refer to as the "TIER Adjournment Proposal"). Holders of TIER common stock are entitled to vote on the TIER Merger Proposal, the TIER Compensation Proposal and the TIER Adjournment Proposal.

           Your vote is very important, regardless of the number of shares you own. The record dates for determining the stockholders entitled to receive notice of, and to vote at, the special meetings are May 6, 2019, with respect to the Cousins special meeting, and May 6, 2019, with respect to the TIER special meeting. The Merger cannot be completed without the approval of both Cousins stockholders and TIER stockholders. We urge you to read this joint proxy statement/prospectus carefully. The obligations of Cousins and TIER to complete the Merger are subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement. More information about Cousins, TIER, the special meetings, the Merger Agreement and the transactions contemplated thereby, including the Merger, is included in this joint proxy statement/prospectus. You should also consider carefully the risks that are described in the "Risk Factors" section, beginning on page 26.

           Whether or not you plan to attend the Cousins special meeting or the TIER special meeting, please submit your proxy as soon as possible to make sure that your shares of Cousins common stock or TIER common stock are represented at the applicable meeting.

           The Cousins board of directors recommends that Cousins stockholders vote "FOR" the Cousins Issuance Proposal, which approval is necessary to complete the Merger, "FOR" the Cousins Reverse Stock Split Proposal, "FOR" the Cousins Authorized Share Count Proposal and "FOR" the Cousins Adjournment Proposal.

           The TIER board of directors recommends that TIER stockholders vote "FOR" the TIER Merger Proposal, which approval is necessary to complete the Merger, "FOR" the TIER Compensation Proposal and "FOR" the TIER Adjournment Proposal.

           We join our respective boards in their recommendation and look forward to the successful combination of Cousins and TIER.

Sincerely,	Sincerely,
M. COLIN CONNOLLY President and Chief Executive Officer Cousins Properties Incorporated	SCOTT W. FORDHAM Chief Executive Officer TIER REIT, Inc.

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or determined that this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

           This joint proxy statement/prospectus is dated                        , 2019 and is first being mailed to the stockholders of Cousins and stockholders of TIER on or about                         , 2019.

Cousins Properties Incorporated

3344 Peachtree Street NE, Suite 1800
Atlanta, Georgia 30326
(404) 407-1000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On June 12, 2019

Dear Stockholders of Cousins Properties Incorporated:

        We are pleased to invite you to attend a special meeting of stockholders of Cousins Properties Incorporated, a Georgia corporation (which we refer to as "Cousins"). The meeting will be held at 3344 Peachtree Street NE, Suite 1800, Atlanta, Georgia 30326, on June 12, 2019, at 2:00 P.M. local time (which we refer to as the "Cousins special meeting"), to consider and vote upon the following matters:

  •
  a proposal to approve the issuance of Cousins common stock, par value $1 per share (which we refer to as "Cousins common stock"), to stockholders of TIER REIT, Inc., a Maryland corporation (which we refer to as "TIER"), in connection with the agreement and plan of merger, dated as of March 25, 2019 (which we refer to, as it may be amended or supplemented from time to time, as the "Merger Agreement"), by and among Cousins, TIER and Murphy Subsidiary Holdings Corporation, a Maryland corporation and direct wholly owned subsidiary of Cousins (which we refer to as "Merger Sub"), pursuant to which TIER will merge with and into Merger Sub (which we refer to as the "Merger"), with Merger Sub continuing its existence as a wholly owned subsidiary of Cousins (which we refer to as the "Cousins Issuance Proposal");

  •
  a proposal to amend the amended and restated articles of incorporation of Cousins (which we refer to as the "Cousins Articles") to effect a one-for-four reverse stock split of the Cousins common stock (which we refer to as the "Cousins Reverse Stock Split Proposal");

  •
  a proposal to amend the Cousins Articles to increase the number of authorized shares of Cousins common stock (which we refer to as the "Cousins Authorized Share Count Proposal"); and

  •
  a proposal to approve the adjournment of the Cousins special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Cousins Issuance Proposal, the Cousins Reverse Stock Split Proposal or the Cousins Authorized Share Count Proposal if there are insufficient votes at the time of such adjournment to approve such proposals (which we refer to as the "Cousins Adjournment Proposal").

        The approval by Cousins stockholders of the Cousins Issuance Proposal is a condition to the completion of the Merger and the other transactions contemplated by the Merger Agreement.

        Please refer to the attached joint proxy statement/prospectus for further information with respect to the business to be transacted at the Cousins special meeting.

        Holders of record of shares of Cousins common stock and Cousins limited voting preferred stock (which we refer to as the "Cousins preferred stock") at the close of business on May 6, 2019 are entitled to notice of, and to vote at, the Cousins special meeting and any adjournments or postponements of the Cousins special meeting (except that holders of the Cousins preferred stock are entitled to vote only on the Cousins Reverse Stock Split Proposal and the Cousins Authorized Share Count Proposal).

        The Cousins Issuance Proposal requires the affirmative vote of the majority of the votes cast by Cousins common stockholders at the Cousins special meeting, assuming a quorum is present. The

Cousins Reverse Stock Split Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Cousins common stock and Cousins preferred stock, voting together as a single class, assuming a quorum is present. The Cousins Authorized Share Count Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Cousins common stock and Cousins preferred stock, voting together as a single class, assuming a quorum is present. The Cousins Adjournment Proposal requires the affirmative vote of holders of a majority of the Cousins common stock represented, in person or by proxy, at the Cousins special meeting and entitled to vote on the proposal, whether or not a quorum is present.

        Your vote is important. Whether or not you expect to attend the Cousins special meeting in person, we urge you to vote your shares as promptly as possible by: (1) accessing the Internet website specified on your proxy card; (2) calling the toll-free number specified on your proxy card; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the Cousins special meeting. If your shares are held in the name of a bank, broker or nominee, please follow the instructions on the voting instruction card furnished by the record holder. In lieu of receiving a proxy card, participants in certain benefit plans of Cousins have been furnished with voting instruction cards, which are described in greater detail in the accompanying joint proxy statement/prospectus.

        You do not need to take any action at the Cousins special meeting relating to the other transactions contemplated by the Merger Agreement.

By Order of the Board of Directors,
PAMELA F. ROPER Executive Vice President, General Counsel and Corporate Secretary
, 2019 Atlanta, Georgia

TIER REIT, Inc.

5950 Sherry Lane, Suite 700
Dallas, Texas 75225
(972) 483-2400

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On June 12, 2019

Dear Stockholders of TIER REIT, Inc.:

        We are pleased to invite you to attend a special meeting of stockholders of TIER REIT, Inc., a Maryland corporation (which we refer to as "TIER"). The meeting will be held at Park City Club, 5956 Sherry Lane, Suite 1700, Dallas, Texas 75225, on June 12, 2019, at 4:00 P.M. local time (which we refer to as the "TIER special meeting"), to consider and vote upon the following matters:

  •
  a proposal to approve the merger (which we refer to as the "Merger") of TIER with and into Murphy Subsidiary Holdings Corporation (which we refer to as "Merger Sub"), with Merger Sub continuing its existence as a wholly owned subsidiary of Cousins Properties Incorporated (which we refer to as "Cousins"), on the terms and subject to the conditions of the agreement and plan of merger, dated as of March 25, 2019 (which we refer to, as it may be amended or supplemented from time to time, as the "Merger Agreement"), by and among TIER, Cousins and Merger Sub, as more fully described in the attached joint proxy statement/prospectus (which we refer to as the "TIER Merger Proposal");

  •
  a proposal to approve, by advisory (nonbinding) vote, the compensation that may be paid or become payable to the named executive officers of TIER in connection with the Merger (which we refer to as the "TIER Compensation Proposal"); and

  •
  a proposal to approve the adjournment of the TIER special meeting, if necessary or appropriate, to solicit additional proxies in favor of the TIER Merger Proposal, if there are insufficient votes at the time of such adjournment to approve such proposal (which we refer to as the "TIER Adjournment Proposal").

        The approval by TIER stockholders of the TIER Merger Proposal is a condition to the completion of the Merger and the other transactions contemplated by the Merger Agreement.

        Please refer to the attached joint proxy statement/prospectus for further information with respect to the business to be transacted at the TIER special meeting.

        Holders of record of TIER common stock, par value $0.0001 per share (which we refer to as "TIER common stock"), at the close of business on May 6, 2019 are entitled to notice of, and to vote on, all proposals at the TIER special meeting and any adjournments or postponements of the TIER special meeting.

        The TIER Merger Proposal requires the affirmative vote of holders of a majority of the outstanding shares of TIER common stock, assuming a quorum is present. The TIER Compensation Proposal requires the affirmative vote of the majority of the votes cast by holders of TIER common stock, assuming a quorum is present. The TIER Adjournment Proposal requires the affirmative vote of the majority of the votes cast by holders of TIER common stock at the TIER special meeting, whether or not a quorum is present. If a quorum is not present, the holders of a majority of TIER common stock present in person or by proxy at the TIER special meeting may adjourn the meeting.

        Your vote is important. Whether or not you expect to attend the TIER special meeting in person, we urge you to vote your shares as promptly as possible by: (1) accessing the Internet website specified on your proxy card; (2) calling the toll-free number specified on your proxy card; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the TIER special meeting. If your shares are held in the name of a bank, broker or nominee, please follow the instructions on the voting instruction card furnished by the record holder.

        You do not need to take any action at the TIER special meeting relating to the other transactions contemplated by the Merger Agreement.

By Order of the Board of Directors,
TELISA WEBB SCHELIN Chief Legal Officer, Executive Vice President & Secretary
, 2019 Dallas, Texas

ADDITIONAL INFORMATION

        This joint proxy statement/prospectus incorporates by reference important business and financial information about Cousins and TIER from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Cousins Properties Incorporated 3344 Peachtree Street NE, Suite 1800 Atlanta, Georgia 30326 (404) 407-1000	TIER REIT, Inc. 5950 Sherry Lane, Suite 700 Dallas, Texas 75225 (972) 483-2400
Attn.: Investor Relations	Attn.: Investor Relations
or	or

Okapi Partners LLC
1212 Avenue of the Americas, 24th Floor
New York, New York 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720
Shareholders and All Others Call Toll-Free: (877) 869-0171

Email: info@okapipartners.com

Innisfree M&A Incorporated 501 Madison Avenue, 20th Floor New York, NY 10022 Stockholders may call toll free: (888) 750-5834 Banks and Brokers may call collect: (212) 750-5833

        Investors may also consult the websites of Cousins or TIER for more information concerning the Merger and the other transactions described in this joint proxy statement/prospectus. The website of Cousins is www.cousins.com and the website of TIER is www.tierreit.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.

        If you would like to request any documents, please do so by June 5, 2019, in order to receive them before the special meetings.

        For more information, see "Where You Can Find More Information" beginning on page 177.

 ABOUT THIS DOCUMENT

        This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 (File No. 333-230968) filed with the Securities and Exchange Commission by Cousins Properties Incorporated, a Georgia corporation (which we refer to as "Cousins") constitutes a prospectus of Cousins under Section 5 of the Securities Act of 1933, as amended (which we refer to as the "Securities Act"), with respect to the Cousins common stock, par value $1 per share (which we refer to as "Cousins common stock"), to be issued to TIER stockholders pursuant to, and subject to the terms and conditions of, the agreement and plan of merger, dated as of March 25, 2019 (which we refer to, as it may be amended or supplemented from time to time, as the "Merger Agreement"), by and among Cousins, TIER REIT, Inc., a Maryland corporation (which we refer to as "TIER") and Murphy Subsidiary Holdings Corporation, a Maryland corporation and direct wholly owned subsidiary of Cousins ("Merger Sub"). This document also constitutes a joint proxy statement of Cousins and TIER under Section 14(a) of the Securities Exchange Act of 1934, as amended (which we refer to as the "Exchange Act"). It also constitutes a notice of meeting with respect to the special meeting of Cousins stockholders and a notice of meeting with respect to the special meeting of TIER stockholders, at which Cousins stockholders and TIER stockholders, respectively, will be asked to vote upon certain proposals to approve the Merger and other related matters.

        You should rely only on the information contained or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated                , 2019. You should not assume that the information contained in, or incorporated by reference into, this joint proxy statement/prospectus is accurate as of any date other than the date on the front cover of those documents. Neither our mailing of this joint proxy statement/prospectus to Cousins stockholders or TIER stockholders nor the issuance of Cousins common stock in connection with the Merger will create any implication to the contrary.

        This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this joint proxy statement/prospectus regarding Cousins has been provided by Cousins and information contained in this joint proxy statement/prospectus regarding TIER has been provided by TIER.

i

ii

iii

 QUESTIONS AND ANSWERS

        The following are answers to some questions that you, as a stockholder of Cousins or a stockholder of TIER, may have regarding the proposed business combination of Cousins and TIER and the other matters being considered at the special meeting of Cousins and at the special meeting of TIER. Cousins and TIER urge you to carefully read the entirety of this joint proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the proposed transaction and the other matters being considered at the special meetings. Additional important information is also contained in the annexes to and the documents incorporated by reference into this joint proxy statement/prospectus.

Q:
What is the Merger?

A:
Cousins and TIER have agreed to a business combination under the terms of the Merger Agreement, pursuant to which TIER will merge with and into Merger Sub (which we refer to as the "Merger"), with Merger Sub continuing as the surviving corporation. A copy of the Merger Agreement is attached as Annex A to this joint proxy statement/prospectus.

  In connection with the Merger, each TIER common stockholder will have the right to receive 2.98 newly issued shares of Cousins common stock for each share of TIER common stock, par value $.0001 per share (which we refer to as "TIER common stock"), that they own immediately prior to the effective time of the Merger (which we refer to as the "exchange ratio"), subject to customary anti-dilution adjustments and with cash paid in lieu of fractional shares.

Q:
What happens if the market price of shares of Cousins common stock or TIER common stock changes before the closing of the Merger?

A:
No change will be made to the exchange ratio if the market price of shares of Cousins common stock or TIER common stock changes before the Merger. Because the exchange ratio is fixed, other than customary anti-dilution adjustments in the event of certain changes in Cousins' capitalization, the value of the consideration to be received by TIER stockholders in the Merger will depend on the market price of shares of Cousins common stock at the time of the Merger.

Q:
Why am I receiving this joint proxy statement/prospectus?

A:
The Merger cannot be completed, unless:

•
the holders of Cousins common stock vote to approve the issuance of Cousins common stock to TIER stockholders in connection with the Merger (which we refer to as the "Cousins Issuance Proposal"); and

•
the holders of TIER common stock vote to approve the Merger on the terms and subject to the conditions set forth in the Merger Agreement (which we refer to as the "TIER Merger Proposal").

Each of Cousins and TIER will hold separate special meetings of their stockholders to obtain these approvals and approvals for other related proposals as described herein.

This joint proxy statement/prospectus contains important information about the Merger and the other proposals being voted on at the special meetings, and you should read it carefully. It is a joint proxy statement because the Cousins board of directors is soliciting proxies from its stockholders and the TIER board of directors is soliciting proxies from its stockholders. It is a prospectus because Cousins will issue shares of its common stock. The enclosed voting materials allow you to vote your shares without attending your respective meeting.

Your vote is important. We encourage you to vote as soon as possible.

Q:
Why is Cousins proposing the Merger?

A:
Among other reasons, the Cousins board of directors unanimously approved the Merger Agreement and recommended the approval of the Cousins Issuance Proposal based on a number of strategic and financial benefits to Cousins, including the potential for Cousins, following the Merger, to be the preeminent Sun Belt office real estate investment trust (which we refer to as a "REIT") with a portfolio of trophy office properties in the premier submarkets of Atlanta, Austin, Charlotte, Dallas, Phoenix and Tampa. For more information, see "The Merger—Cousins' Reasons for the Merger; Recommendations of the Cousins Board of Directors."

Q:
Why is TIER proposing the Merger?

A:
Among other reasons, the TIER board of directors unanimously approved the Merger Agreement and the Merger and recommended approval of the Merger by TIER stockholders based on a number of strategic and financial benefits, including the potential for Cousins to create additional value for TIER stockholders due to its larger size and stronger balance sheet and the premium TIER stockholders will receive in the Merger. For more information, see "The Merger—TIER's Reasons for the Merger; Recommendations of the TIER Board of Directors."

Q:
When and where will the special meetings be held?

A:
The Cousins special meeting will be held at 3344 Peachtree Street NE, Suite 1800, Atlanta, Georgia 30326 on June 12, 2019, at 2:00 P.M. local time. The TIER special meeting will be held at Park City Club, 5956 Sherry Lane, Suite 1700, Dallas, Texas 75225, on June 12, 2019, at 4:00 P.M. local time.

Q:
How do I vote?

A:
Cousins.    If you are a holder of record of Cousins common stock or Cousins preferred stock as of the record date for the Cousins special meeting, you may vote by:

•
accessing the Internet website specified on your proxy card;

•
calling the toll-free number specified on your proxy card;

•
signing and returning the enclosed proxy card in the postage-paid envelope provided; or

•
attending the Cousins special meeting in person.

If you hold Cousins common stock or Cousins preferred stock in the name of a broker, bank or nominee, please follow the voting instructions provided by your broker, bank or nominee to ensure that your shares are represented at your special meeting. Street name holders may only vote in person if they have a legal proxy to vote their shares.

TIER.    If you are a holder of record of TIER common stock as of the record date for the TIER special meeting, you may vote on the applicable proposals by:

•
accessing the Internet website specified on your proxy card;

•
calling the toll-free number specified on your proxy card;

•
signing and returning the enclosed proxy card in the postage-paid envelope provided; or

•
attending the TIER special meeting in person.

If you hold shares of TIER common stock in the name of a broker, bank or nominee, please follow the voting instructions provided by your broker, bank or nominee to ensure that your shares are represented at your special meeting. Street name holders may only vote in person if they have a legal proxy to vote their shares.

Q:
What am I being asked to vote upon?

A:
Cousins.    Cousins stockholders are being asked to vote to approve the Cousins Issuance Proposal. Cousins stockholders are also being asked to vote to approve a proposal to amend the amended and restated articles of incorporation of Cousins (which we refer to as the "Cousins Articles") to effect a one-for-four reverse stock split of the Cousins common stock (which we refer to as the "Cousins Reverse Stock Split Proposal"), to approve a proposal to amend the Cousins Articles, to increase the number of authorized shares of Cousins common stock (which we refer to as the "Cousins Authorized Share Count Proposal") and to approve a proposal to adjourn the Cousins special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Cousins Issuance Proposal, the Cousins Reverse Stock Split Proposal or the Cousins Authorized Share Count Proposal if there are insufficient votes at the time of such adjournment to approve such proposals (which we refer to as the "Cousins Adjournment Proposal").

TIER.    Holders of TIER common stock are being asked to vote to approve the TIER Merger Proposal. Holders of TIER common stock are also being asked to approve, by advisory (nonbinding) vote, the compensation that may be paid or become payable to the named executive officers of TIER in connection with the Merger (which we refer to as the "TIER Compensation Proposal") and to approve a proposal to adjourn the TIER special meeting, if necessary or appropriate, to solicit additional proxies in favor of the TIER Merger Proposal, if there are insufficient votes at the time of such adjournment to approve such proposals (which we refer to as the "TIER Adjournment Proposal").

The Merger cannot be completed without the approval by Cousins stockholders of the Cousins Issuance Proposal and the approval by TIER common stockholders of the TIER Merger Proposal.

Q:
What vote is required to approve each proposal?

A:
Cousins.

•
The Cousins Issuance Proposal requires the affirmative vote of the majority of the votes cast by Cousins common stockholders, assuming a quorum is present.

•
The Cousins Reverse Stock Split Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Cousins common stock and Cousins preferred stock, voting together as a single class, assuming a quorum is present.

•
The Cousins Authorized Share Count Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Cousins common stock and Cousins preferred stock, voting together as a single class, assuming a quorum is present.

•
The Cousins Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Cousins common stock represented, in person or by proxy, at the Cousins special meeting and entitled to vote on the proposal, whether or not a quorum is present.

TIER.

•
The TIER Merger Proposal requires the affirmative vote of the holders of TIER common stock entitled to cast a majority of all of the votes entitled to be cast on the Merger.

•
The TIER Compensation Proposal requires the affirmative vote of the majority of the votes cast by holders of TIER common stock, assuming a quorum is present; however, such vote is advisory (nonbinding) only.

  •
  The TIER Adjournment Proposal requires the affirmative vote of the majority of the votes cast by holders of TIER common stock, whether or not a quorum is present.

Q:
How do the boards of directors of Cousins and TIER recommend that I vote?

A:
Cousins.    The Cousins board of directors unanimously recommends that holders of Cousins common stock vote "FOR" the Cousins Issuance Proposal, that holders of Cousins common stock and Cousins preferred stock vote "FOR" the Cousins Reverse Stock Split Proposal and "FOR" the Cousins Authorized Share Count Proposal and that holders of Cousins common stock vote "FOR" the Cousins Adjournment Proposal.

TIER.    The TIER board of directors unanimously recommends that holders of TIER common stock vote "FOR" the TIER Merger Proposal, "FOR" the TIER Compensation Proposal and "FOR" the TIER Adjournment Proposal.

Q:
How many votes do I have?

A:
Cousins.    You are entitled to one vote for each share of Cousins common stock or Cousins preferred stock that you owned as of the close of business on the record date. As of the close of business on May 6, 2019, the record date for the Cousins special meeting, there were 420,586,130 outstanding shares of Cousins common stock, approximately 0.8% of which were beneficially owned by the directors and executive officers of Cousins and their respective affiliates, and 6,867,357 outstanding shares of Cousins preferred stock, none of which were beneficially owned by the directors and executive officers of Cousins. Holders of Cousins preferred stock are not entitled to vote on the Cousins Issuance Proposal or the Cousins Adjournment Proposal.

TIER.    You are entitled to one vote for each share of TIER common stock that you owned as of the close of business on the record date. As of the close of business on May 6, 2019, the record date for the TIER special meeting, there were 55,520,525 outstanding shares of TIER common stock, 1.4% of which were beneficially owned by the directors and executive officers of TIER.

Q:
What constitutes a quorum?

A:
Cousins.    Stockholders who hold a majority of the Cousins common stock outstanding on the record date and who are entitled to vote must be present or represented by proxy to constitute a quorum at the Cousins special meeting.

TIER.    Stockholders entitled to cast a majority of all votes entitled to be cast must be present in person or represented by proxy to constitute a quorum at the TIER special meeting.

Q:
If my shares of common stock (or, if applicable, Cousins preferred stock) are held in "street name" by my broker, will my broker vote my shares for me?

A:
If you hold your shares in a stock brokerage account or if your shares are held by a bank or nominee (that is, in "street name"), you must provide the record holder of your shares with instructions on how to vote your shares of common stock. Please follow the voting instructions provided by your broker, bank or nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Cousins or TIER or by voting in person at either special meeting unless you provide a "legal proxy," which you must obtain from your broker, bank or nominee. Further, brokers who hold shares of Cousins common stock, Cousins preferred stock or TIER common stock on behalf of their customers may not give a proxy to Cousins or TIER to vote those shares without specific instructions from their customers.

Q:
What will happen if I fail to instruct my broker, bank or nominee how to vote?

A:
Cousins.    If you are a Cousins stockholder and you do not instruct your broker, bank or nominee on how to vote your shares of common stock, your broker may not vote your shares on the Cousins Issuance Proposal, the Cousins Reverse Stock Split Proposal, the Cousins Authorized Share Count Proposal or the Cousins Adjournment Proposal. This will have the same effect as a vote against the Cousins Reverse Stock Split Proposal and the Cousins Authorized Share Count Proposal, and will have no effect on the Cousins Issuance Proposal, assuming a quorum is present, or the Cousins Adjournment Proposal.

TIER.    If you are a TIER stockholder and you fail to instruct your broker, bank or nominee to vote your shares of TIER common stock, as applicable, your broker may not vote your shares on the TIER Merger Proposal, the TIER Compensation Proposal or the TIER Adjournment Proposal. This will have the same effect as a vote against the TIER Merger Proposal, but it will have no effect on the TIER Compensation Proposal, assuming a quorum is present, or the TIER Adjournment Proposal.

Q:
What will happen if I fail to vote or I abstain from voting?

A:
Cousins.    If you are a Cousins stockholder and fail to vote or abstain from voting, it will have the same effect as a vote against the Cousins Reverse Stock Split Proposal and the Cousins Authorized Share Count Proposal, but it will have no effect on the Cousins Issuance Proposal, assuming a quorum is present, or the Cousins Adjournment Proposal.

TIER.    If you are a TIER stockholder and fail to vote or abstain from voting, it will have the same effect as a vote against the TIER Merger Proposal, but it will have no effect on the TIER Compensation Proposal, assuming a quorum is present, or the TIER Adjournment Proposal.

Q:
What if I return my proxy card without indicating how to vote?

A:
If you sign and return your proxy card without indicating how to vote on any particular proposal, your shares of Cousins common stock, Cousins preferred stock or TIER common stock will be voted in accordance with the recommendation of the Cousins board of directors or TIER board of directors, as applicable, with respect to such proposal.

Q:
Can I change my vote after I have returned a proxy or voting instruction card?

A:
Yes. You can change your vote at any time before your proxy is voted at your special meeting. You can do this in one of three ways:

•
you can send a signed notice of revocation;

•
you can grant a new, valid proxy bearing a later date; or

•
if you are a holder of record, you can attend the Cousins special meeting or the TIER special meeting, as applicable, and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

Attending the Cousins special meeting or the TIER special meeting without voting will not, by itself, revoke your proxy. If your shares of Cousins common stock or TIER common stock are held by a bank, broker or nominee, you should follow the instructions provided by the bank, broker or nominee.

If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to the secretary of Cousins or secretary of TIER, as appropriate, no later than the beginning of the applicable special meeting. If your shares of Cousins common stock or TIER common stock are held in street name by your broker, bank or nominee, you should contact your broker, bank or nominee to change your vote.

Q:
What are the material U.S. federal income tax consequences of the Merger to U.S. holders of TIER common stock?

A:
TIER and Cousins intend for the Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the "Code"). The obligation of the parties to consummate the Merger is subject to the receipt by Cousins and TIER of the opinions of their respective counsels to the effect that, on the basis of facts, representations and assumptions set forth in such opinions, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. Accordingly, on the basis of the opinions described above, a U.S. holder of TIER common stock generally will not recognize any gain or loss upon receipt of shares of Cousins common stock in exchange for TIER common stock in the Merger (other than gain or loss with respect to cash received in lieu of a fractional share of Cousins common stock, if any).

The particular consequences of the Merger to each TIER stockholder depend on such holder's particular facts and circumstances. TIER stockholders are urged to consult their tax advisors to understand fully the consequences to them of the Merger in their specific circumstances. For more information, see "Material U.S. Federal Income Tax Consequences of the Merger."

Q:
Are there any conditions to closing of the Merger that must be satisfied for the Merger to be completed?

A:
Yes. In addition to the approval of the Cousins Issuance Proposal and TIER Merger Proposal, there are a number of conditions that must be satisfied or waived for the Merger to be consummated. For more information, see "The Merger—The Merger Agreement—Conditions to Completion of the Merger."

Q:
When do you expect the Merger to be completed?

A:
Cousins and TIER are working to complete the Merger by the third quarter of 2019. However, the Merger is subject to various conditions, and it is possible that factors outside the control of Cousins and TIER could result in the Merger being completed at a later time, or not at all. There may be a substantial amount of time between the respective Cousins special meeting and TIER special meeting and the completion of the Merger. Cousins and TIER hope to complete the Merger as soon as reasonably practicable following the satisfaction of all applicable conditions.

Q:
Are TIER and Cousins stockholders entitled to appraisal rights in connection with the Merger?

A:
No. Holders of TIER common stock will not be entitled to appraisal rights or dissenters' rights in the Merger under Section 3-202 of the Maryland General Corporation Law (which we refer to as the "MGCL") because TIER common stock is listed on a national securities exchange. Under Section 14-2-1302 of the Georgia Business Corporations Code (which we refer to as the "GBCC"), holders of Cousins common stock do not have the right to receive the appraised value of their shares in connection with the Merger. For more information, see "The Merger—No Appraisal or Dissenters' Rights."

Q:
What do I need to do now?

A:
Carefully read and consider the information contained in and incorporated by reference into this joint proxy statement/prospectus, including its annexes.

  In order for your shares to be voted at the Cousins special meeting or the TIER special meeting:

  •
  you can attend the applicable special meeting in person;

  •
  you can vote through the Internet or by telephone by following the instructions included on your proxy card; or

  •
  you can indicate on the enclosed proxy or voting instruction card how you would like to vote and return the card in the accompanying postage-paid envelope.

Q:
Do I need to do anything with my share certificates now?

A:
TIER.    No.    You should not submit your share certificates at this time. After the Merger is completed, if you held certificates representing TIER common stock immediately prior to the effective time of the Merger, American Stock Transfer & Trust Company, LLC, the exchange agent for Cousins (which we refer to as the "exchange agent"), will send you a letter of transmittal and instructions for exchanging your shares of TIER common stock for the Merger consideration equal to the exchange ratio. Upon surrender of the certificates for cancellation along with the executed letter of transmittal and other required documents described in the instructions, a holder of shares of TIER common stock will receive the Merger consideration equal to the exchange ratio.

Holders of shares of TIER common stock in book-entry form immediately prior to the effective time of the Merger will not need to take any action to receive the Merger consideration equal to the exchange ratio.

Cousins.    If you are a Cousins stockholder, you are not required to take any action with respect to your Cousins stock certificates in connection with the Merger. Such certificates will continue to represent shares of Cousins after the Merger and prior to the completion of the proposed one-for-four reverse stock split (if the Cousins Reverse Stock Split Proposal is approved by the Cousins stockholders).

Q:
Do I need identification to attend the Cousins or TIER special meetings in person?

A:
Yes. Please bring proper identification, together with proof that you are a record owner of Cousins common stock or Cousins preferred stock or TIER common stock. If your shares are held in street name, please bring acceptable proof of ownership, such as a letter from your broker or an account statement stating or showing that you beneficially owned shares of Cousins common or preferred stock or TIER common stock, as applicable, on the applicable record date.

Q:
Who can help answer my questions?

A:
Cousins stockholders or TIER stockholders who have questions about the Merger or the other matters to be voted on at the special meetings or who desire additional copies of this joint proxy statement/prospectus or additional proxy or voting instruction cards should contact:

if you are a Cousins stockholder:	if you are a TIER stockholder:

Okapi Partners LLC
1212 Avenue of the Americas, 24th Floor
New York, New York 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720
Shareholders and All Others Call Toll-Free: (877) 869-0171

Email: info@okapipartners.com

Innisfree M&A Incorporated 501 Madison Avenue, 20th Floor New York, NY 10022 Stockholders may call toll free: (888) 750-5834 Banks and Brokers may call collect: (212) 750-5833

SUMMARY

        This summary highlights information contained elsewhere in this joint proxy statement/prospectus and may not contain all of the information that is important to you. Cousins and TIER urge you to read carefully this joint proxy statement/prospectus, including the attached annexes, and the other documents to which we have referred you because this section does not provide all of the information that might be important to you with respect to the Merger and the related matters being considered at the applicable special meeting. See also "Where You Can Find More Information." We have included page references to direct you to a more complete description of the topics presented in this summary.

Information about the Companies

  Cousins Properties Incorporated (See page 37)

        Cousins, a Georgia corporation, is a fully integrated, self-administered and self-managed real estate investment trust. Cousins, based in Atlanta, Georgia and acting through its operating partnership, Cousins Properties LP, primarily invests in Class A office towers located in high-growth Sun Belt markets. Founded in 1958, Cousins creates stockholder value through its extensive expertise in the development, acquisition, leasing and management of high-quality real estate assets. Cousins has a comprehensive strategy in place based on a simple platform, trophy assets and opportunistic investments.

        The principal offices of Cousins are located at 3344 Peachtree Street NE, Suite 1800, Atlanta, Georgia 30326, and its telephone number is (404) 407-1000.

        Cousins common stock is listed on the New York Stock Exchange (which we refer to as the "NYSE"), trading under the symbol "CUZ."

        Additional information about Cousins and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. For more information, see "Where You Can Find More Information."

  Murphy Subsidiary Holdings Corporation (See page 37)

        Merger Sub, a Maryland corporation, is a direct, wholly owned subsidiary of Cousins. Merger Sub was formed by Cousins solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Merger Sub has not conducted any business activities, has no assets, liabilities or obligations and has conducted its operations solely as contemplated by the Merger Agreement.

        Merger Sub's principal offices are located at c/o Cousins Properties Incorporated, 3344 Peachtree Street NE, Suite 1800, Atlanta, Georgia 30326, and its telephone number is (404) 407-1000.

  TIER REIT, Inc. (See page 37)

        TIER, a Maryland corporation, is a publicly traded, self-managed, Dallas-based real estate investment trust focused on owning quality, well-managed commercial office properties in dynamic markets throughout the U.S. TIER's vision is to be the premier owner and operator of best-in-class office properties in TIER1 submarkets, which are primarily higher density and amenity-rich locations within select, high-growth metropolitan areas that offer a walkable experience to various amenities.

        TIER's most significant asset is its indirect ownership interest in Tier Operating Partnership LP, which, together with its subsidiaries, conducts substantially all of TIER's business, holds substantially all of TIER's consolidated assets and generates substantially all of TIER's revenues.

        TIER was incorporated in the state of Maryland in 2002, and Tier Operating Partnership LP was formed in the state of Texas in 2002 ("Tier OP"). TIER's principal executive offices are located at 5950 Sherry Lane, Suite 700, Dallas, Texas 75225, and its telephone number is (972) 483-2400.

        TIER common stock is listed on the NYSE, trading under the symbol "TIER."

        Additional information about TIER and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus and "Where You Can Find More Information."

Risk Factors (See page 26)

        Before voting at the Cousins special meeting or the TIER special meeting, you should carefully consider all of the information contained in or incorporated by reference into this joint proxy statement/prospectus, as well as the specific factors under the heading "Risk Factors" beginning on page 26, including the risks that:

  •
  the Merger is subject to a number of conditions and may not be completed on the terms or timeline currently contemplated, or at all;

  •
  the exchange ratio is fixed and will not be adjusted in the event of any change in the stock prices of either Cousins or TIER;

  •
  Cousins and TIER may be unable to successfully integrate their businesses in order to realize the anticipated benefits of the Merger;

  •
  Cousins and TIER stockholders will be diluted by the Merger; and

  •
  Cousins may incur adverse tax consequences if Cousins or TIER has failed or fails to qualify as a REIT for U.S. federal income tax purposes.

The Merger

  The Merger Agreement (See page 92)

        Cousins and TIER have entered into the Merger Agreement attached as Annex A to this joint proxy statement/prospectus. The Cousins board of directors and the TIER board of directors have both unanimously approved the combination of Cousins and TIER. Cousins and TIER encourage you to read the entire Merger Agreement carefully because it is the principal legal document governing the Merger.

  Form of the Merger (See page 93)

        Pursuant to the Merger Agreement, TIER will merge with and into Merger Sub, with Merger Sub continuing its existence as a wholly owned subsidiary of Cousins.

        We expect that the legacy stockholders of Cousins and the legacy common stockholders of TIER will own approximately 72% and 28%, respectively, of the outstanding shares of Cousins common stock.

  Merger Consideration (See page 93)

        Under the terms of the Merger Agreement, upon consummation of the Merger, holders of TIER common stock will have the right to receive 2.98 newly issued shares of Cousins common stock for each share of TIER common stock they own immediately prior to the effective time of the Merger, subject to customary anti-dilution adjustments and with cash paid in lieu of fractional shares. The exchange ratio in the Merger is fixed and will not be adjusted for changes in the market value of TIER common stock or Cousins common stock. Because of this, the implied value of the consideration to TIER stockholders in the Merger will fluctuate between now and the completion of the Merger.

        Based on the closing price of Cousins common stock on the NYSE of $9.88 on March 22, 2019, the last trading day before public announcement of the Merger, the exchange ratio represented approximately $29.44 in Cousins common stock for each share of TIER common stock. Based on the closing price of Cousins common stock on the NYSE of $9.49 on May 3, 2019, the latest practicable date before the date of this joint proxy statement/prospectus, the exchange ratio represented approximately $28.28 in Cousins common stock for each share of TIER common stock. For more information, see "Comparative Stock Prices and Dividends."

        The following table presents trading information for Cousins common stock and TIER common stock on March 22, 2019, the last trading day before public announcement of the Merger, and May 3, 2019, the latest practicable date before the date of this joint proxy statement/prospectus. Trading information for TIER common stock adjusted by the exchange ratio of 2.98 is also provided for each of these dates.

	Cousins Common Stock (Close)	TIER Common Stock (Close)	TIER Common Stock (adjusted by exchange ratio) (Close)
March 22, 2019	$9.88	$25.48	$29.44
May 3, 2019	$9.49	$28.17	$28.28

        The market prices of Cousins common stock and TIER common stock fluctuate. As a result, we urge you to obtain current market quotations of Cousins common stock and TIER common stock.

  Treatment of TIER Equity-Based Awards in the Merger (See page 93)

        At the effective time of the Merger, upon the terms and subject to the conditions of the Merger Agreement, outstanding TIER equity awards will be adjusted as follows:

  •
  Restricted Stock Awards.  Each award of restricted shares of TIER common stock (which we refer to as a "TIER restricted stock award") that is outstanding immediately prior to the effective time of the Merger will vest in full and be treated in the same manner as any other share of TIER common stock.

  •
  Restricted Stock Unit Awards.  Each award of restricted stock units corresponding to TIER common stock (which we refer to as a "TIER RSU award") that is outstanding immediately prior to the effective time of the Merger will vest to the extent provided in the TIER 2015 Equity Incentive Plan (which we refer to as the "TIER equity plan") (with any performance goals determined to be achieved as set forth in the TIER equity plan and the applicable award agreements) and will be settled in shares of TIER common stock which will be treated in the same manner as any other share of TIER common stock.

  Recommendations of the Cousins Board of Directors (See page 52)

        After careful consideration, the Cousins board of directors, on March 24, 2019, unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and declared the Merger Agreement and such transactions (including the issuance of Cousins common stock as contemplated by the Cousins Issuance Proposal) to be advisable and in the best interest of Cousins and the stockholders of Cousins.

        After careful consideration, the Cousins board of directors, on April 10, 2019, unanimously approved amendments to the Cousins Articles (i) to increase the number of authorized shares of Cousins common stock (as contemplated by the Cousins Authorized Share Count Proposal) and (ii) to

effect a one-for-four reverse stock split of the Cousins common stock (as contemplated by the Cousins Reverse Stock Split Proposal), and declared such transactions to be advisable and in the best interest of Cousins and the stockholders of Cousins.

        The Cousins board of directors unanimously recommends that holders of Cousins common stock vote "FOR" the Cousins Issuance Proposal, "FOR" the Cousins Reverse Stock Split Proposal, "FOR" the Cousins Authorized Share Count Proposal and "FOR" the Cousins Adjournment Proposal.

        For the factors considered by the Cousins board of directors in reaching its decision to approve the Merger Agreement and the recommendations of the Cousins board of directors, see "The Merger—Cousins' Reasons for the Merger; Recommendations of the Cousins Board of Directors."

  Recommendations of the TIER Board of Directors (See page 55)

        After careful consideration, the TIER board of directors, on March 24, 2019, unanimously approved the Merger on the terms and subject to the conditions set forth in the Merger Agreement, and declared the Merger Agreement to be advisable and in the best interest of TIER and the stockholders of TIER.

        The TIER board of directors unanimously recommends that the TIER stockholders vote "FOR" the TIER Merger Proposal, "FOR" the TIER Compensation Proposal and "FOR" the TIER Adjournment Proposal.

        For the factors considered by the TIER board of directors in reaching its decision to approve the Merger Agreement and the recommendations of the TIER board of directors, see "The Merger—TIER's Reasons for the Merger; Recommendations of the TIER Board of Directors."

  Opinion of Cousins' Financial Advisor (See page 59)

  Opinion of Morgan Stanley & Co. LLC

        In connection with the Merger, at the meeting of the Cousins board of directors on March 24, 2019, Cousins' financial advisor, Morgan Stanley & Co. LLC, which we refer to as Morgan Stanley, delivered to the Cousins board of directors its oral opinion, later confirmed by delivery of a written opinion dated March 24, 2019, that, as of that date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the exchange ratio pursuant to the Merger Agreement was fair, from a financial point of view, to Cousins.

        The full text of the written opinion of Morgan Stanley, dated as of March 24, 2019, is attached to this joint proxy statement/prospectus as Annex B and is hereby incorporated into this joint proxy statement/prospectus by reference in its entirety. You should read the opinion in its entirety for a discussion of the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. You should read the entire opinion and the summary of Morgan Stanley's opinion below carefully and in their entirety. This summary of the opinion of Morgan Stanley set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Morgan Stanley's opinion was directed to the Cousins board of directors, in its capacity as such, addressed only the fairness of the exchange ratio pursuant to the Merger Agreement, from a financial point of view, to Cousins as of the date of the opinion and did not address any other aspects or implications of the Merger. The opinion did not in any manner address the prices at which shares of Cousins common stock will trade following consummation of the Merger or at any time. Morgan Stanley's opinion was not intended to, and does not, constitute a recommendation to any holder of shares of Cousins common stock or TIER common stock as to how to vote at the Cousins special meeting or the TIER special meeting, respectively, to be held in connection with the Merger or whether to take any other action with respect to the Merger. Morgan Stanley was not required to opine as to, and its Opinion does not in any manner address, the underlying business decision by Cousins to proceed with or effect the transactions contemplated by the Merger Agreement, or the likelihood that the Merger is consummated. Morgan Stanley's opinion did not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. See "The Merger—Opinion of Cousins' Financial Advisor" and Annex B.

  Opinion of TIER's Financial Advisor (See page 69)

  Opinion of J.P. Morgan Securities LLC

        Pursuant to an engagement letter, dated March 22, 2019, TIER retained J.P. Morgan (which we refer to as "J.P. Morgan") as its financial advisor in connection with the Merger.

        At the meeting of TIER's board of directors on March, 24, 2019, J.P. Morgan rendered its oral opinion to TIER's board of directors that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing the opinion, the exchange ratio applicable to the conversion of each outstanding share of TIER common stock into Cousins common stock in the Merger was fair, from a financial point of view, to the holders of TIER common stock. J.P. Morgan confirmed its March 24, 2019, oral opinion by delivering its written opinion, dated March 24, 2019, to TIER's board of directors that, as of such date, the exchange ratio in the Merger was fair, from a financial point of view, to the holders of TIER common stock.

        The full text of the written opinion of J.P. Morgan, dated March 24, 2019, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing the opinion, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. TIER's stockholders are urged to read the opinion in its entirety. J.P. Morgan's opinion was addressed to TIER's board of directors (in its capacity as such) in connection with and for the purposes of its evaluation of the Merger and was directed only to the exchange ratio in the Merger. The opinion does not constitute a recommendation to any TIER stockholder as to how such stockholder should vote with respect to the Merger or any other matter. For a description of the opinion that TIER's board of directors received from J.P. Morgan, see the section entitled "The Merger—Opinion of TIER's Financial Advisor" beginning on page 69.

  Interests of Cousins Directors and Executive Officers in the Merger (See page 82)

        In addition to their interests in the Merger as stockholders, the directors and executive officers of Cousins have interests in the Merger that may be different from, or in addition to, those of Cousins stockholders generally. The Cousins board of directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement. These interests generally include the continued employment or service of the executive officers and directors of Cousins following the Merger.

        For more information, see "The Merger—Interests of Cousins Directors and Executive Officers in the Merger."

  Interests of TIER Directors and Executive Officers in the Merger (See page 82)

        In addition to their interests in the Merger as stockholders, the directors and executive officers of TIER have interests in the Merger that may be different from, or in addition to, those of TIER stockholders generally. The TIER board of directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement. These interests include, among others, vesting of TIER restricted stock awards and TIER RSU awards upon the effective time of the Merger and severance benefits payable upon a qualifying termination of employment. In addition, TIER intends to enter into excise tax gross-up agreements with certain executive officers, pursuant to which such executive officers may become entitled to a tax gross-up if it is determined that any Merger-related compensation, payment or distribution to such executive officer would be subject to the excise tax imposed by Section 4999 of the Code, or any such executive officer incurs interests or penalties with respect to such excise tax.

        Pursuant to the Merger Agreement, immediately following the effective time of the Merger, the Cousins board of directors will be expanded from nine to 11 members, the two new members being Mr. Scott W. Fordham, Chief Executive Officer of TIER and a member of the TIER board of directors, and one individual who was an independent member of the TIER board of directors as of March 25, 2019 to be mutually designated by TIER and Cousins.

        For more information, see "The Merger—Interests of TIER Directors and Executive Officers in the Merger."

  Directors and Management Following the Merger (See page 87)

        Pursuant to the Merger Agreement, immediately following the effective time of the Merger, the Cousins board of directors will be expanded from nine to 11 members, the two new members being Mr. Scott W. Fordham, Chief Executive Officer of TIER and a member of the TIER board of directors, and one individual who was an independent member of the TIER board of directors as of March 25, 2019 to be mutually designated by TIER and Cousins.

        The current senior leadership team of Cousins is not expected to change as a result of the Merger. Pursuant to the Merger Agreement, at the effective time of the Merger, the senior leadership team of Cousins will include Mr. Lawrence L. Gellerstedt III as Executive Chair, Mr. M. Colin Connolly as President and Chief Executive Officer, Mr. Gregg Adzema as Executive Vice President and Chief Financial Officer, Ms. Pamela Roper as Executive Vice President, General Counsel and Corporate Secretary, Mr. Richard Hickson as Executive Vice President—Operations, Mr. John McColl as Executive Vice President—Development, Ms. Kennedy Hicks as Senior Vice President—Investments and Mr. Jay Harris as Senior Vice President and Chief Accounting Officer. See "The Merger—Directors and Management Following the Merger" for additional information.

  Accounting Treatment (See page 89)

        Cousins prepares its financial statements in accordance with accounting principles generally accepted in the United States (which we refer to as "GAAP"). The Merger will be accounted for by using the business combination accounting rules. For more information, see "The Merger—Accounting Treatment."

  Regulatory Approvals (See page 90)

        In connection with the issuance of Cousins common stock in the Merger, pursuant to the Merger Agreement, as a condition to the closing of the Merger, Cousins must file a registration statement with the SEC under the Securities Act, of which this joint proxy statement/prospectus forms a part, that is declared effective by the SEC.

  Expected Timing of the Merger (See page 90)

        Cousins and TIER are working to complete the Merger in the third quarter of 2019. However, the Merger is subject to various conditions, and it is possible that factors outside the control of both companies could result in the Merger being completed at a later time, or not at all. There may be a substantial amount of time between the respective Cousins and TIER special meetings and the completion of the Merger. Cousins and TIER hope to complete the Merger as soon as reasonably practicable following the satisfaction of all applicable conditions. For more information, see "Risk Factors—Risks Related to the Merger."

  Conditions to Completion of the Merger (See page 104)

        As more fully described in this joint proxy statement/prospectus and in the Merger Agreement, the completion of the Merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include:

  •
  receipt of the requisite approvals of Cousins stockholders and TIER stockholders;

  •
  the approval for listing on the NYSE of shares of Cousins common stock to be issued in connection with the Merger;

  •
  the SEC having declared effective the registration statement of which this joint proxy statement/prospectus forms a part, subject to official notice of issuance;

  •
  the absence of an injunction or law prohibiting the Merger;

  •
  the correctness of all representations and warranties made by the parties to the Merger Agreement and performance by the parties of their obligations under the Merger Agreement (subject in most cases to materiality or material adverse effect qualifications), and receipt of an officer's certificate from each party attesting thereto;

  •
  receipt by each of Cousins and TIER of an opinion to the effect that the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code; and

  •
  the receipt by each of Cousins and TIER of an opinion regarding the other party's qualification as a REIT.

        We cannot be certain when, or if, the conditions to the Merger will be satisfied or waived, or that the Merger will be completed.

  No Solicitation (See page 105)

        TIER is subject to a customary "no-shop" provision that requires it to refrain from, and to cease discussions or solicitations with respect to, alternative transactions and subjects TIER to certain restrictions in considering and negotiating alternative transactions. If TIER receives a superior proposal (as hereinafter defined), TIER may provide nonpublic information to the proposing party and engage in discussions or negotiations with the party making such a proposal. TIER shall promptly notify Cousins of any proposal for an alternative transaction within 24 hours and provide the other party with a copy of such proposal.

        In response to a superior proposal, the TIER board of directors may change its recommendation with respect to its stockholder vote, and may terminate the Merger Agreement in order to accept such proposal. Prior to effecting such change, TIER must provide Cousins with notice, reasons for such action and four business days of good-faith negotiations to counter such proposal.

  Termination of the Merger Agreement (See page 109)

        The Merger Agreement may be terminated prior to the effective time of the Merger, whether before or after the required approvals of the Cousins stockholders and TIER stockholders are obtained:

  •
  by mutual written consent of Cousins and TIER;

  •
  by either Cousins or TIER, if any governmental entity issues a permanent, non-appealable order, decree or ruling enjoining or prohibiting the consummation of the Merger;

  •
  by either Cousins or TIER, if the Merger is not consummated by October 31, 2019;

  •
  by either Cousins or TIER, if there is a breach of the representations or covenants of the other party that would result in the failure of the related closing condition to be satisfied, subject to a cure period;

  •
  by either Cousins or TIER, if the required approvals of either the Cousins stockholders or the TIER stockholders are not obtained;

  •
  by Cousins, if the TIER board of directors changes its recommendation regarding approval of the TIER Merger Proposal;

  •
  by Cousins, upon a material breach of TIER's obligations not to solicit alternative transactions; and

  •
  by TIER, prior to the TIER special meeting, to enter into a "superior proposal" (as hereinafter defined), subject to compliance with certain terms of the Merger Agreement.

  Expenses and Termination Fees (See page 109)

        Generally, all fees and expenses incurred in connection with the Merger and the transactions contemplated by the Merger Agreement will be paid by the party incurring those expenses. For more information, see "The Merger—The Merger Agreement—Fees and Expenses." The Merger Agreement further provides that TIER is required to pay Cousins a termination fee equal to $45,450,000 under certain circumstances. For more information, see "The Merger—The Merger Agreement—Termination of the Merger Agreement."

  No Appraisal or Dissenters' Rights (See page 91)

        Under Maryland and Georgia law, the holders of TIER common stock and Cousins common stock and Cousins preferred stock, respectively, are not entitled to appraisal rights in connection with the Merger. For more information, see "The Merger—No Appraisal or Dissenters' Rights."

Material U.S. Federal Income Tax Consequences of the Merger (See page 112)

        TIER and Cousins intend for the Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code. The obligation of the parties to consummate the Merger is subject to the receipt by Cousins and TIER of the opinions of their respective counsels to the effect that, on the basis of facts, representations and assumptions set forth in such opinions, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. Accordingly, on the basis of the opinions described above, a U.S. holder of TIER common stock generally will not recognize any gain or loss upon receipt of shares of Cousins common stock in exchange for TIER common stock in the Merger (other than gain or loss with respect to cash received in lieu of a fractional share of Cousins common stock, if any).

        You should read the discussion under "Material U.S. Federal Income Tax Consequences of the Merger" for a more complete discussion of the U.S. federal income tax considerations relevant to the Merger. The tax consequences of the Merger to you will depend on your particular facts and circumstances. You should consult your tax advisor to determine the particular tax consequences of the Merger to you.

The Cousins Special Meeting (See page 115)

        The Cousins special meeting will be held at 3344 Peachtree Street NE, Suite 1800, Atlanta, Georgia 30326, at 2:00 P.M. local time, on June 12, 2019. You may vote at the Cousins special meeting if you owned shares of Cousins common stock or Cousins preferred stock at the close of business on May 6, 2019, the record date for the Cousins special meeting. On that date, there were 420,586,130 shares of Cousins common stock outstanding and entitled to vote. Each share of Cousins common stock is entitled to cast one vote on all matters that come before the Cousins special meeting. Each share of Cousins preferred stock is entitled to cast one vote only on the Cousins Reverse Stock Split Proposal and the Cousins Authorized Share Count Proposal.

        At the Cousins special meeting, Cousins stockholders will be asked to consider and vote upon:

  •
  the Cousins Issuance Proposal;

  •
  the Cousins Reverse Stock Split Proposal;

  •
  the Cousins Authorized Share Count Proposal; and

  •
  the Cousins Adjournment Proposal.

        Only the approval of the Cousins Issuance Proposal is a condition to the completion of the Merger.

        The Cousins Issuance Proposal requires the affirmative vote of the majority of the votes cast by Cousins common stockholders at the Cousins special meeting, assuming a quorum is present. The Cousins Reverse Stock Split Proposal and the Cousins Authorized Share Count Proposal each require the affirmative vote of the holders of a majority of the outstanding shares of Cousins common stock and Cousins preferred stock, voting together as a single class, assuming a quorum is present. The Cousins Adjournment Proposal requires the affirmative vote of the holders of a majority of the Cousins common stock represented, in person or by proxy, at the Cousins special meeting and entitled to vote on the proposal, whether or not a quorum is present.

        On the record date, approximately 0.8% of the outstanding shares of Cousins common stock and none of the outstanding shares of Cousins preferred stock were held by Cousins directors and executive officers and their respective affiliates. Cousins currently expects that the Cousins directors and executive officers will vote their shares in favor of the Cousins Issuance Proposal, the Cousins Reverse Stock Split Proposal, the Cousins Authorized Share Count Proposal and the Cousins Adjournment Proposal, although none has entered into any agreements obligating them to do so.

        The Cousins board of directors unanimously recommends that Cousins stockholders vote "FOR" all of the proposals set forth above. For more information, see "The Cousins Special Meeting."

Litigation Relating to the Merger (See page 91)

        Two putative stockholder class action lawsuits have been filed by purported TIER stockholders challenging the disclosures made in connection with the Merger. The lawsuits seek to enjoin the Merger, to recover damages if the Merger is consummated, attorneys' fees, and other relief. Additional lawsuits arising out of the Merger may be filed in the future. For a more detailed description of litigation in connection with the Merger, see "The Merger—Litigation Relating to the Merger" beginning on page 91 of this joint proxy statement/prospectus.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split (See page 123)

        The reverse stock split is intended to qualify as a "recapitalization" for U.S. federal income tax purposes. Accordingly, U.S. holders of Cousins common stock generally will not recognize gain or loss for U.S. federal income tax purposes upon the reverse stock split (except with respect to cash, if any, received in lieu of a fractional share of Cousins common stock).

        You should read the discussion under "Cousins Proposals—Cousins Proposal 2: The Cousins Reverse Stock Split Proposal—Material U.S. Federal Income Tax Consequences of the Reverse Stock Split" for a more complete discussion of the U.S. federal income tax considerations relevant to the reverse stock split. The tax consequences of the reverse stock split to you will depend on your particular facts and circumstances. You should consult your tax advisor to determine the particular tax consequences of the reverse stock split to you.

The TIER Special Meeting (See page 130)

        The TIER special meeting will be held at Park City Club, 5956 Sherry Lane, Suite 1700, Dallas, Texas 75225, at 4:00 P.M. local time, on June 12, 2019. You may vote at the TIER special meeting if you owned TIER common stock at the close of business on May 6, 2019, the record date for the TIER special meeting. On that date, there were 55,520,525 shares of TIER common stock outstanding and entitled to vote. Each share of TIER common stock is entitled to cast one vote on all matters that come before the TIER special meeting.

        At the TIER special meeting, stockholders of TIER will be asked to consider and vote upon:

  •
  the TIER Merger Proposal;

  •
  the TIER Compensation Proposal; and

  •
  the TIER Adjournment Proposal.

        The approval of the TIER Merger Proposal requires the affirmative vote of the holders of TIER common stock entitled to cast a majority of all of the votes entitled to be cast on the Merger. The approval of the TIER Compensation Proposal requires the affirmative vote of the majority of the votes cast by holders of TIER common stock, assuming a quorum is present. The approval of the TIER Adjournment Proposal requires the affirmative vote of the majority of the votes cast by holders of TIER common stock, whether or not a quorum is present.

        On the record date, approximately 1.4% of the outstanding shares of TIER common stock was held by TIER directors and executive officers and their respective affiliates. TIER currently expects that the directors and executive officers of TIER will vote their shares in favor of the TIER Merger Proposal, the TIER Compensation Proposal and the TIER Adjournment Proposal, although none has entered into any agreements obligating them to do so.

        The TIER board of directors unanimously recommends that TIER stockholders vote "FOR" all of the proposals set forth above. For more information, see "The TIER Special Meeting."

Rights of TIER Stockholders Will Change as a Result of the Merger (See page 151)

        TIER stockholders will have different rights once they become stockholders of Cousins, due to differences between the governing documents of Cousins and TIER. These differences are described in detail under "Comparison of Rights of Cousins Stockholders and TIER Stockholders."

 SELECTED HISTORICAL FINANCIAL DATA OF COUSINS

        The following tables set forth selected consolidated financial information for Cousins as of and for each of the five years ended December 31, 2018, 2017, 2016, 2015 and 2014. All references to "fiscal years," unless otherwise noted, refer to the twelve-month fiscal year.

        The selected historical consolidated financial information for Cousins as of December 31, 2018 and 2017 and for the years ended December 31, 2018, 2017 and 2016 was derived from the audited consolidated financial statements and related notes of Cousins contained in Cousins' Annual Report on Form 10-K filed with the SEC on February 6, 2019, which is incorporated by reference into this joint proxy statement/prospectus. The selected historical consolidated financial information as of December 31, 2016, 2015 and 2014, and for the years ended December 31, 2015 and 2014, were derived from Cousins' audited consolidated financial statements not included or incorporated by reference into this joint proxy statement/prospectus.

        The following information should be read together with the consolidated financial statements of Cousins, the notes related thereto and the related reports of management on the financial condition and performance of Cousins, all of which are contained in the reports of Cousins filed with the SEC and incorporated herein by reference. For more information, see "Where You Can Find More Information."

	For the Years Ended December 31,
	2018	2017	2016	2015	2014
	(in thousands, except per share amounts)
Rental property revenues	$461,853	$446,035	$249,814	$196,244	$164,123
Fee income	10,089	8,632	8,347	7,297	12,519
Other	3,270	11,518	1,050	828	919

Total revenues	475,212	466,185	259,211	204,369	177,561

Rental property operating expenses	164,678	163,882	96,908	82,545	76,963
Reimbursed expenses	3,782	3,527	3,259	3,430	3,652
General and administrative expenses	22,040	27,523	25,592	16,918	19,784
Interest expense	39,430	33,524	26,650	22,735	20,983
Depreciation and amortization	181,382	196,745	97,948	71,625	62,258
Acquisition and transaction costs	248	1,661	24,521	299	1,130
Other	556	1,796	5,888	1,181	3,729

Total expenses	412,116	428,658	280,766	198,733	188,499

Gain (loss) on extinguishment of debt	8	2,258	(5,180)	—	—

Income (loss) from continuing operations before benefit for income taxes, income from unconsolidated joint ventures, and gain on sale of investment properties	63,104	39,785	(26,735)	5,636	(10,938)
Benefit for income taxes from operations	—	—	—	—	20
Income from unconsolidated joint ventures	12,224	47,115	10,562	8,302	11,268

Income (loss) from continuing operations before gain on sale of investment properties	75,328	86,900	(16,173)	13,938	350
Gain on sale of investment properties	5,437	133,059	77,114	80,394	12,536

Income from continuing operations	80,765	219,959	60,941	94,332	12,886
Income from discontinued operations	—	—	19,163	31,297	40,122

Net income	80,765	219,959	80,104	125,629	53,008
Net income attributable to noncontrolling interests	(1,601)	(3,684)	(995)	(111)	(1,004)
Preferred share original issuance costs	—	—	—	—	(3,530)
Dividends to preferred stockholders	—	—	—	—	(2,955)

Net income available to common stockholders	$79,164	$216,275	$79,109	$125,518	$45,519

Net income from continuing operations attributable to controlling interest per common share—basic and diluted	$0.19	$0.52	$0.24	$0.44	$0.02

Net income per common share—basic and diluted	$0.19	$0.52	$0.31	$0.58	$0.22

Dividends declared per common share	$0.26	$0.30	$0.24	$0.32	$0.30

Total assets (at year-end)	$4,146,296	$4,204,619	$4,171,607	$2,595,320	$2,664,295
Notes payable (at year-end)	$1,062,570	$1,093,228	$1,380,920	$718,810	$789,309
Stockholders' investment (at year-end)	$2,765,865	$2,771,973	$2,455,557	$1,683,415	$1,673,458
Common shares outstanding (at year-end)	420,385	420,021	393,418	211,513	216,513

SELECTED HISTORICAL FINANCIAL DATA OF TIER

        The following tables set forth selected consolidated financial information for TIER as of and for each of the five years ended December 31, 2018, 2017, 2016, 2015 and 2014. All references to "fiscal years," unless otherwise noted, refer to the twelve-month fiscal year.

        The selected consolidated financial information for TIER as of December 31, 2018 and 2017 and for the years ended December 31, 2018, 2017 and 2016 was derived from the consolidated financial statements and related notes of TIER, contained in TIER's Annual Report on Form 10-K filed with the SEC on February 11, 2019, which is incorporated by reference into this joint proxy statement/prospectus. The selected historical consolidated financial information as of December 31, 2016, 2015 and 2014, and for the years ended December 31, 2015 and 2014, were derived from TIER's audited consolidated financial statements not included or incorporated by reference into this joint proxy statement/prospectus. All numbers reflected in the selected consolidated financial information for TIER below are in thousands, except the number of properties and per share amounts.

        The following information should be read together with the consolidated financial statements of TIER, the notes related thereto, and the related reports of management on the financial condition and performance of TIER, all of which are contained in the reports of TIER filed with the SEC and incorporated herein by reference. For more information, see "Where You Can Find More Information."

As of December 31	2018	2017	2016	2015	2014
Total assets	$1,617,551	$1,581,138	$1,552,540	$1,864,891	$2,203,802

Notes payable, net	$714,755	$794,538	$826,783	$1,071,571	$1,186,704
Other liabilities	125,315	109,029	105,241	115,501	228,938
Series A Convertible Preferred Stock	—	—	—	2,700	4,626
Stockholders' equity	774,551	676,803	618,546	673,617	782,589
Noncontrolling interests(1)	2,930	768	1,970	1,502	945

Total liabilities and equity	$1,617,551	$1,581,138	$1,552,540	$1,864,891	$2,203,802

For the Year Ended December 31	2018	2017	2016	2015	2014
Rental revenue	$218,517	$216,461	$242,818	$282,365	$288,067
Gain on troubled debt restructuring	31,006	—	—	—	—
Gain on sale of assets	26,828	92,396	22,176	44,477	—
Gain on remeasurement of investment in unconsolidated entities	11,090	14,168	—	—	—
Income (loss) from continuing operations(2)	(5,329)	84,327	(29,453)	(50,953)	(74,855)
Discontinued operations(3)	—	—	—	16,790	59,327

Net income (loss)	(5,329)	84,327	(29,453)	(34,163)	(15,528)

Noncontrolling interests in continuing operations	308	(41)	36	159	132
Noncontrolling interests in discontinued operations	—	—	—	(30)	(120)
Dilution (accretion) of Series A Convertible Preferred Stock	—	—	—	1,926	(1,926)

Net income (loss) attributable to common stockholders	$(5,021)	$84,286	$(29,417)	$(32,108)	$(17,442)

Cash provided by operating activities(4)	$71,632	$60,852	$51,303	$17,008	$39,927
Cash provided by (used in) investing activities	$(24,551)	$163,979	$230,137	$200,242	$138,952
Cash used in financing activities(4)	$(32,509)	$(224,914)	$(282,007)	$(261,056)	$(219,618)
Basic net income (loss) per common share
Continuing operations	$(0.10)	$1.76	$(0.62)	$(1.00)	$(1.54)
Discontinued operations	—	—	—	0.34	1.19

Basic net income (loss) per common share	$(0.10)	$1.76	$(0.62)	$(0.66)	$(0.35)

Diluted net income (loss) per common share
Continuing operations	$(0.10)	$1.75	$(0.62)	$(1.00)	$(1.54)
Discontinued operations	—	—	—	0.34	1.19

Diluted net income (loss) per common share	$(0.10)	$1.75	$(0.62)	$(0.66)	$(0.35)

Distributions declared to common stockholders per share	$0.72	$0.72	$0.72	$0.54	$—
Number of properties(5)	19	21	30	36	37
Total rentable square feet(5)	6,973	7,736	10,435	12,381	14,304

(1)
Noncontrolling interests reflect the proportionate interest not owned by TIER of certain of TIER's real estate properties, limited partnership interests in Tier OP held by third parties and restricted stock units issued to TIER's independent directors.

(2)
Reflects elimination of the requirement to present gains on sales of properties outside of continuing operations based on application of the SEC Disclosure Update and Simplification.

(3)
Effective January 1, 2015, TIER adopted Financial Accounting Standards Board ("FASB") guidance that changes the criteria for reporting a discontinued operation. This adoption impacts the comparability of TIER's financial statements as disposals of individual operating properties generally no longer qualify as discontinued operations.

(4)
Reflects TIER's January 1, 2018 adoption of FASB guidance that reclassifies certain cash receipts and payments in the statements of cash flows.

(5)
Reflects all properties owned at the end of each year. This number includes properties held for sale and excludes properties under development.

 SUMMARY UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

        The following table shows summary unaudited pro forma condensed consolidated financial information about the combined financial condition and operating results of Cousins and TIER after giving effect to the Merger. The unaudited pro forma condensed consolidated financial information assumes that the Merger is accounted for as a business combination with Cousins treated as the acquirer. The unaudited pro forma condensed consolidated balance sheet data has been prepared as if the Merger occurred on December 31, 2018. The unaudited pro forma condensed consolidated statement of operations data has been prepared as if the Merger had occurred on January 1, 2018. The summary unaudited pro forma condensed consolidated financial information listed below has been derived from and should be read in conjunction with (i) the more detailed unaudited pro forma combined condensed financial statements, including the notes thereto, appearing elsewhere in this joint proxy statement/prospectus and (ii) the condensed consolidated financial statements and the related notes of both Cousins and TIER contained in their respective Annual Reports on Form 10-K for the year ended December 31, 2018, all of which are incorporated by reference into this joint proxy statement/prospectus. For more information, see "Unaudited Pro Forma Condensed Consolidated Financial Statements" and "Where You Can Find More Information."

        The unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the combined operating results or financial position that would have occurred if the Merger had been consummated on the dates indicated and in accordance with the assumptions described herein, nor is it necessarily indicative of the future operating results or financial position of the combined company. The unaudited pro forma condensed consolidated statement of operations data does not give effect to any transaction or integration costs relating to the Merger. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma condensed consolidated financial information, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma condensed consolidated financial information is subject to adjustment and may vary significantly from the definitive allocation of the final purchase price that will be recorded subsequent to completion of the Merger. The determination of the final purchase price will be based on the number of shares of TIER common stock outstanding and the trading price of Cousins common stock at closing.

Operating Data—Year Ended December 31, 2018
Rental property revenues	$681,619
Rental property operating expenses	$252,372
Interest expense	$64,185
Net income available to common stockholders	$65,688
Net income per share—basic and diluted	$0.11
Weighted average shares outstanding—basic	587,575
Weighted average shares outstanding—diluted	594,743
Balance Sheet Data—December 31, 2018
Real estate assets	$5,893,535
Total assets	$6,622,412
Total debt	$1,780,655
Total stockholders' investment	$4,304,193

EQUIVALENT AND COMPARATIVE PER SHARE INFORMATION

        The following table sets forth, for the year ended December 31, 2018, selected per share information for Cousins common stock on a historical and pro forma combined basis and for TIER common stock on a historical and pro forma equivalent basis. You should read the table below together with the historical consolidated financial statements and related notes of Cousins and TIER contained in their respective Annual Reports on Form 10-K for the year ended December 31, 2018, which are incorporated by reference into this joint proxy statement/prospectus. For more information, see "Where You Can Find More Information."

        The Cousins pro forma combined earnings per share were calculated using the methodology as described above under the heading "Unaudited Pro Forma Condensed Consolidated Financial Statements," and are subject to all the assumptions, adjustments and limitations described thereunder. The unaudited pro forma consolidated balance sheet data has been prepared as if the Merger occurred on December 31, 2018. The unaudited pro forma consolidated statements of operations data has been prepared as if the Merger occurred on January 1, 2018, based on the most recent valuation data available. The TIER pro forma equivalent per common share amounts were calculated by multiplying the Cousins pro forma consolidated per share amounts by the exchange ratio of 2.98. You should not rely on the pro forma amounts as being indicative of the financial position or results of operations of Cousins that actually would have occurred had the Merger been completed as of the date indicated above, nor is it necessarily indicative of the future operating results or financial position of the Cousins.

	Cousins		TIER
	Year Ended December 31, 2018
	Historical	Pro Forma	Historical	Pro Forma
Net income (loss) per share—basic and diluted	$0.19	$0.11	$(0.10)	$0.33
Cash dividends declared per share	$0.26	$0.26	$0.72	$0.77
Book value per share (period end)	$6.58	$7.32	$14.39	$21.81

RISK FACTORS

        In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in "Cautionary Statement Regarding Forward-Looking Statements," you should carefully consider the following risks before deciding how to vote. In addition, you should read and consider the risks associated with each of the businesses of Cousins and TIER because these risks will also affect Cousins following completion of the transactions. These risks can be found in the respective Annual Reports on Form 10-K for the year ended December 31, 2018 of Cousins and TIER, each of which is filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. For more information, see "Where You Can Find More Information."

Risk Relating to the Merger

The Merger may not be completed on the terms or timeline currently contemplated, or at all.

        The completion of the Merger is subject to certain conditions, including: (i) approval by Cousins common stockholders of the Cousins Issuance Proposal and approval by the TIER common stockholders of the TIER Merger Proposal; (ii) approval for listing on the NYSE of Cousins common stock to be issued in the Merger; (iii) the absence of an injunction or law prohibiting the Merger; (iv) accuracy of each party's representations, subject in most cases to materiality or material adverse effect qualifications, and receipt by each party of a certificate to such effect; (v) material compliance with each party's covenants; (vi) receipt by each of Cousins and TIER of an opinion to the effect that the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code and of an opinion that each of Cousins and TIER will qualify as a REIT under the Code; and (vii) effectiveness of the registration statement of which this joint proxy statement/prospectus is a part. Cousins and TIER cannot provide assurances that the Merger will be consummated on the terms or timeline currently contemplated, or at all.

The exchange ratio is fixed and will not be adjusted in the event of any change in the stock prices of either Cousins or TIER.

        At the effective time of the Merger, each TIER common stockholder will have the right to receive 2.98 newly issued shares of Cousins common stock for each share of TIER common stock that they own immediately prior to the effective time of the Merger, subject to customary anti-dilution adjustments and with cash paid in lieu of fractional shares. The exchange ratio is fixed in the Merger Agreement, and will not be adjusted for changes in the market price of either Cousins common stock or TIER common stock. Changes in the price of Cousins common stock prior to the Merger will affect the market value of the Merger consideration that TIER stockholders will receive on the closing of the Merger. Stock price changes may result from a variety of factors (many of which are beyond the control of Cousins and TIER), including the following factors:

  •
  changes in the respective businesses, operations, assets, liabilities and prospects of either company;

  •
  changes in market assessments of the business, operations, financial position and prospects of either company;

  •
  market assessments of the likelihood that the Merger will be completed;

  •
  interest rates, general market and economic conditions and other factors, including changes in prices of raw materials generally affecting the price of Cousins common stock and TIER common stock;

  •
  federal, state and local legislation, governmental regulation and legal developments in the businesses in which Cousins and TIER operate; and

  •
  other factors, including those described under this heading "Risk Factors."

        The price of Cousins common stock at the closing of the Merger may vary from its price on the date the Merger Agreement was executed, on the date of this joint proxy statement/prospectus and on the date of the special meetings of Cousins and TIER. As a result, the market value of the Merger consideration represented by the exchange ratio will also vary. For example, based on the range of closing prices of Cousins common stock during the period from March 22, 2019, the last trading day before public announcement of the Merger, through May 3, 2019, the latest practicable date before the date of this joint proxy statement/prospectus, the exchange ratio of 2.98 represented a market value per share of TIER common stock ranging from a low of $27.48 to a high of $29.44.

        Because the Merger will be completed after the date of the special meetings, at the time of your special meeting, you will not know the exact market value of the Cousins common stock that TIER stockholders will receive upon completion of the Merger. You should consider, among other things, the following two risks:

  •
  if the price of Cousins common stock increases between the date the Merger Agreement was signed or the date of the TIER special meeting and the closing of the Merger, TIER stockholders will receive shares of Cousins common stock that have a market value upon completion of the Merger that is greater than the market value of such shares calculated pursuant to the exchange ratio on the date the Merger Agreement was signed or on the date of the Cousins special meeting, respectively; and

  •
  if the price of Cousins common stock declines between the date the Merger Agreement was signed or the date of the TIER special meeting and the closing of the Merger, including for any of the reasons described above, TIER stockholders will receive shares of Cousins common stock that have a market value upon completion of the Merger that is less than the market value of such shares calculated pursuant to the exchange ratio on the date the Merger Agreement was signed or on the date of the TIER special meeting, respectively.

        Therefore, while the number of shares of Cousins common stock to be issued per share of TIER common stock is fixed, TIER stockholders cannot be sure of the market value of the consideration they will receive upon completion of the Merger.

Cousins and TIER stockholders will be diluted by the Merger.

        The Merger will dilute the ownership position of Cousins stockholders and result in TIER stockholders having an ownership stake in Cousins that is smaller than their current stake in TIER. Upon completion of the Merger, legacy Cousins stockholders will own approximately 72% of the issued and outstanding shares of Cousins common stock, and legacy TIER stockholders will own approximately 28% of the issued and outstanding shares of Cousins common stock. The amount of issued and outstanding shares of Cousins preferred stock will not change in connection with completion of the Merger, but on the limited matters upon which the holders of Cousins preferred stock may vote, such holders generally vote as a single class with the holders of Cousins common stock. Consequently, Cousins stockholders and TIER stockholders, as a general matter, will have less influence over the management and policies of Cousins after the effective time of the Merger than they currently exercise over the management and policies of Cousins and TIER, respectively.

Failure to complete the Merger could adversely affect the stock prices and the future business and financial results of Cousins and TIER.

        If the Merger is not completed, the ongoing businesses of Cousins or TIER may be adversely affected and Cousins and TIER will be subject to numerous risks, including the following:

  •
  TIER being required, under certain circumstances, to pay Cousins a termination fee of $45.45 million in connection with the Merger;

  •
  each of Cousins and TIER having to pay substantial costs relating to the Merger, such as legal, accounting, financial advisor, filing, printing and mailing fees and integration costs that have already been incurred or will continue to be incurred until the closing of the Merger;

  •
  the management of each of Cousins and TIER focusing on the Merger instead of pursuing other opportunities that could be beneficial to the companies, in each case, without realizing any of the benefits of having the Merger completed; and

  •
  reputational harm due to the adverse perception of any failure to successfully complete the Merger.

        If the Merger is not completed, Cousins and TIER cannot assure their stockholders that these risks will not materialize and will not materially affect the business, financial results and stock prices of Cousins or TIER.

The Merger Agreement contains provisions that could discourage a potential competing acquirer of TIER or could result in any competing proposal being at a lower price than it might otherwise be.

        The Merger Agreement contains provisions that, subject to limited exceptions, restrict the ability of TIER to initiate, solicit, propose, knowingly encourage or knowingly facilitate competing third-party proposals to effect, among other things, a merger, reorganization, share exchange, consolidation or a transaction or acquisition that would result in a person or group becoming the beneficial owner of 15% or more of the total voting power of any class of equity securities of TIER or 15% or more of the consolidated net revenues, net income or total assets of TIER. In addition, Cousins generally has an opportunity to offer to modify the terms of the Merger Agreement in response to any competing "acquisition proposal" (as hereinafter defined) that may be made to TIER before the TIER board of directors may withdraw or modify its recommendation in response to such competing acquisition proposal or terminate the Merger Agreement to enter into such a competing acquisition proposal. In some circumstances, on termination of the Merger Agreement, TIER may be required to pay a termination fee of $45.45 million to Cousins. For more information, see "The Merger—The Merger Agreement—Termination of the Merger Agreement—Termination Fees."

        These provisions could discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of TIER from considering or proposing such an acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than that market value proposed to be received or realized in the Merger, or might result in a potential competing acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances under the Merger Agreement.

The pendency of the Merger could adversely affect the business and operations of Cousins and TIER.

        In connection with the pending Merger, some customers or vendors of each of Cousins and TIER may delay or defer decisions, which could adversely affect the revenues, earnings, funds from operations, cash flows and expenses of Cousins and TIER, regardless of whether the Merger is completed. Similarly, current and prospective employees of Cousins and TIER may experience uncertainty about their future roles with Cousins following the Merger, which may materially adversely affect the ability of each of Cousins and TIER to attract and retain key personnel during the pendency of the Merger. In addition, due to operating covenants in the Merger Agreement, each of Cousins and TIER may be unable (without the other party's prior written consent), during the pendency of the Merger, to pursue strategic transactions, undertake significant capital projects, undertake certain significant financing transactions and otherwise pursue other actions, even if such actions would prove beneficial.

Some of the directors and executive officers of Cousins and the directors and executive officers of TIER have interests in seeing the Merger completed that are different from, or in addition to, those of the other Cousins stockholders and TIER stockholders.

        Certain of the directors and executive officers of Cousins and TIER have interests in the Merger that are different from other Cousins and TIER stockholders. These interests generally include the continued employment or service of the executive officers and directors of Cousins following the Merger. For more information, see "The Merger—Interests of Cousins Directors and Executive Officers in the Merger."

If the Merger is not consummated by October 31, 2019, either Cousins or TIER may terminate the Merger Agreement.

        Either Cousins or TIER may terminate the Merger Agreement if the Merger has not been consummated by October 31, 2019. However, this termination right will not be available to a party if that party failed to fulfill its obligations under the Merger Agreement and that failure was the principal cause of, or resulted in, the failure to consummate the Merger before such date. For more information, see "The Merger—The Merger Agreement—Termination of the Merger Agreement—Termination Fees."

Litigation filed or that may be filed against TIER, Cousins, Merger Sub and/or the members of the TIER board of directors or the Cousins board of directors could prevent or delay the consummation of the Merger.

        Two putative stockholder class action lawsuits have been filed by purported TIER stockholders challenging the disclosures made in connection with the Merger. The lawsuits seek to enjoin the Merger, to recover damages if the Merger is consummated, attorneys' fees, and other relief. Additional lawsuits arising out of the Merger may be filed in the future. For a more detailed description of litigation in connection with the Merger, see "The Merger—Litigation Relating to the Merger" beginning on page 91 of this joint proxy statement/prospectus.

        The outcome of these lawsuits or any other lawsuit that may be filed challenging the Merger is uncertain. One of the conditions to the closing of the Merger is that no governmental authority has issued or entered any order after the date of the Merger Agreement having the effect of enjoining or otherwise prohibiting the consummation of the Merger. Accordingly, if these lawsuits or any future lawsuit is successful in obtaining any order enjoining consummation of the Merger, then such order may prevent the Merger from being consummated, or from being consummated within the expected time frame, and could result in substantial costs to TIER and Cousins, including but not limited to, costs associated with the indemnification of directors and officers. Any such injunction or delay in the Merger being completed may adversely affect TIER's or Cousins' business, financial condition, results of operations, and cash flows.

Risks Relating to Cousins after Completion of the Merger

Cousins expects to incur substantial expenses related to the Merger.

        Cousins expects to incur substantial expenses in completing the Merger and integrating the business, operations, networks, systems, technologies, policies and procedures of Cousins and TIER. There are a large number of systems that must be integrated in the Merger, including leasing, billing, management information, purchasing, accounting and finance, sales, payroll and benefits, fixed asset, lease administration and regulatory compliance. While Cousins and TIER have assumed that a certain level of transaction and integration expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their integration expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. The expenses in connection with the Merger are expected to be significant, although the aggregate amount and timing of such expenses are uncertain at present.

Following the Merger, Cousins may be unable to integrate the business of TIER successfully or realize the anticipated synergies and related benefits of the Merger or do so within the anticipated time frame.

        The Merger involves the combination of two companies which currently operate as independent public companies. Cousins will be required to devote significant management attention and resources to integrating the business practices and operations of TIER. Potential difficulties Cousins may encounter in the integration process include the following:

  •
  the inability to successfully combine the businesses of Cousins and TIER in a manner that permits Cousins to achieve the cost savings anticipated to result from the Merger, which would result in some anticipated benefits of the Merger not being realized in the time frame currently anticipated or at all;

  •
  lost sales and tenants as a result of certain tenants of either of Cousins or TIER deciding not to do business with Cousins;

  •
  the additional complexities of combining two companies with different histories, cultures, regulatory restrictions, markets and customer bases;

  •
  the failure by Cousins to retain key employees of either of the two companies;

  •
  potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the Merger; and

  •
  performance shortfalls at one or both of the two companies as a result of the diversion of management's attention caused by completing the Merger and integrating the companies' operations.

        For all these reasons, you should be aware that it is possible that the integration process could result in the distraction of Cousins' management, the disruption of Cousins' ongoing business or inconsistencies in Cousins' services, standards, controls, procedures and policies, any of which could adversely affect the ability of Cousins to maintain relationships with tenants, customers, vendors and employees or to achieve the anticipated benefits of the Merger, or could otherwise adversely affect the business and financial results of Cousins.

Following the Merger, Cousins may be unable to retain key employees.

        The success of Cousins after the Merger will depend in part upon its ability to retain key Cousins and TIER employees. Key employees may depart either before or after the Merger because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Cousins following the Merger. Accordingly, no assurance can be given that Cousins will be able to retain key employees to the same extent as in the past.

The future results of Cousins will suffer if Cousins does not effectively manage its operations following the Merger.

        Following the Merger, Cousins may continue to expand its operations through additional acquisitions, development opportunities and other strategic transactions, some of which involve complex challenges. The future success of Cousins will depend, in part, upon the ability of Cousins to manage its expansion opportunities, which poses substantial challenges for Cousins to integrate new operations into its existing business in an efficient and timely manner, and to successfully monitor its operations, costs, regulatory compliance and service quality, and to maintain other necessary internal controls. Cousins cannot assure you that its expansion or acquisition opportunities will be successful, or that it will realize its expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits.

The trading price of shares of Cousins common stock following the Merger may be affected by factors different from those affecting the price of shares of Cousins common stock before the Merger.

        If the Merger is completed, legacy Cousins stockholders will become holders of approximately 72% of the outstanding shares of Cousins common stock and legacy TIER stockholders will become holders of approximately 28% of the outstanding shares of Cousins common stock. The results of operations of Cousins, as well as the trading price of Cousins common stock, after the Merger may be affected by factors different from those currently affecting Cousins' results of operations and the trading prices of Cousins common stock. These factors include:

  •
  a greater number of shares of Cousins common stock outstanding (without giving effect to the reverse stock split contemplated by the Cousins Reverse Stock Split Proposal), as compared to the number of shares of Cousins common stock outstanding;

  •
  different stockholders in Cousins; and

  •
  Cousins owning different assets and maintaining different capitalizations.

        Accordingly, the historical trading prices and financial results of Cousins and TIER may not be indicative of these matters for Cousins after the Merger. For more information, see "Where You Can Find More Information."

Counterparties to certain significant agreements with Cousins or TIER may exercise contractual rights under such agreements in connection with the Merger.

        Cousins and TIER are each party to certain agreements that give the counterparty certain rights following a "change in control," including in some cases the right to terminate the agreement. Under some such agreements, the Merger may constitute a change in control and therefore the counterparty may exercise certain rights under the agreement upon the closing of the Merger. Certain Cousins and TIER funds, joint ventures, management and servicing contracts, leases and debt obligations have agreements subject to such provisions. Any such counterparty may request modifications of its respective agreements as a condition to granting a waiver or consent under its agreement. There is no assurance that such counterparties will not exercise their rights under the agreements, including termination rights where available, that the exercise of any such rights will not result in a material adverse effect or that any modifications of such agreements will not result in a material adverse effect.

Risks Relating to the Status of Cousins and TIER as REITs

Cousins may incur adverse tax consequences if TIER has failed or fails to qualify as a REIT for U.S. federal income tax purposes.

        It is a condition to the obligation of Cousins to complete the Merger that Cousins receive an opinion of counsel to the effect that, commencing with TIER's taxable year ended December 31, 2010 and through the taxable year that ends with the effective time of the Merger, TIER has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code. The opinion will be subject to customary exceptions, assumptions and qualifications and will be based on customary representations made by TIER, and if any such representations are or become inaccurate or incomplete, such opinion may be invalid and the conclusions reached therein could be jeopardized. In addition, the opinion will not be binding on the Internal Revenue Service (which we refer to as the "IRS") or any court, and there can be no assurance that the IRS will not take a contrary position or that such position would not be sustained. If TIER has failed or fails to qualify as a REIT for U.S. federal income tax purposes and the Merger is completed, Cousins generally would succeed to and may incur significant tax liabilities and Cousins could possibly fail to qualify as a REIT. In addition, if TIER has failed or fails to qualify as a REIT for U.S. federal income tax purposes and the Merger is completed, for the five-year period following the effective time of the Merger, upon a taxable disposition of any of TIER's assets, Cousins generally would be subject to corporate level tax with respect to any gain in such asset at the time of the Merger.

REITs are subject to a range of complex organizational and operational requirements.

        As REITs, each of Cousins and TIER must distribute to its stockholders with respect to each taxable year at least 90% of its REIT taxable income (which does not equal net income, as calculated in accordance with GAAP), without regard to the deduction for dividends paid and excluding net capital gain. A REIT must also meet certain requirements with respect to the nature of its income and assets and the ownership of its stock. For any taxable year that Cousins or TIER fails to qualify as a REIT, it will not be allowed a deduction for dividends paid to its stockholders in computing taxable income, and thus would become subject to U.S. federal income tax as if it were a regular taxable corporation. In such an event, Cousins or TIER, as the case may be, could be subject to potentially significant tax liabilities. Unless entitled to relief under certain statutory provisions, Cousins or TIER, as the case may be, would also be disqualified from treatment as a REIT for the four taxable years following the year in which it lost its qualification, and dispositions of assets within five years after requalifying as a REIT could give rise to gain that would be subject to corporate income tax. If Cousins failed to qualify as a REIT or if TIER failed to qualify as a REIT and the Merger is completed, the market price of Cousins common stock may decline, and Cousins may need to reduce substantially the amount of distributions to its stockholders because of its potentially increased tax liability.

The tax on prohibited transactions will limit Cousins' ability to engage in certain transactions which would be treated as prohibited transactions for U.S. federal income tax purposes.

        Net income that Cousins derives from a prohibited transaction will be subject to a 100% tax rate. The term "prohibited transaction" generally includes a sale or other disposition of property that is held primarily for sale to customers in the ordinary course of Cousins' trade or business. Cousins might be subject to this tax if it were to dispose of its property, including historic TIER properties, in a manner that was treated as a prohibited transaction for U.S. federal income tax purposes.

Risks Relating to an Investment in Cousins Common Stock following the Merger

The market price of Cousins common stock may decline as a result of the Merger.

        The market price of Cousins common stock may decline as a result of the Merger if Cousins does not achieve the perceived benefits of the Merger or the effect of the Merger on Cousins' financial results is not consistent with the expectations of financial or industry analysts.

        In addition, upon consummation of the Merger, Cousins stockholders and TIER stockholders will own interests in Cousins, which will operate an expanded business with a different mix of properties, risks and liabilities. Current stockholders of Cousins and TIER may not wish to continue to invest in Cousins, or for other reasons may wish to dispose of some or all of their shares of Cousins common stock. If, following the effective time of the Merger, significant amounts of Cousins common stock are sold, the price of Cousins common stock could decline.

After the Merger is completed, TIER stockholders who receive shares of Cousins common stock in the Merger will have different rights that may be less favorable than their current rights as TIER stockholders.

        After the effective time of the Merger, TIER stockholders who receive shares of Cousins common stock in the Merger will have different rights, which may be less favorable than their current rights as TIER stockholders. For more information, see "Comparison of Rights of Cousins Stockholders and TIER Stockholders."

Following the Merger, Cousins may not continue to pay dividends at or above the rate currently paid by Cousins or TIER.

        Following the Merger, and on the terms and subject to the conditions of the Merger Agreement, the stockholders of Cousins may not receive dividends at the same rate that they did as stockholders of Cousins or TIER prior to the Merger for various reasons, including the following:

  •
  Cousins may not have enough cash to pay such dividends due to changes in Cousins' cash requirements, capital spending plans, cash flow or financial position;

  •
  decisions on whether, when and in what amounts to pay any future dividends will remain at all times entirely at the discretion of the Cousins board of directors, which reserves the right to change Cousins' dividend practices at any time and for any reason; and

  •
  the amount of dividends that Cousins' subsidiaries may distribute to Cousins may be subject to restrictions imposed by state law and restrictions imposed by the terms of any current or future indebtedness that these subsidiaries may incur.

        Stockholders of Cousins will have no contractual or other legal right to dividends that have not been declared by the Cousins board of directors.

Other Risks

Following the Merger, Cousins will have a substantial amount of indebtedness and may need to incur more in the future.

        Cousins has substantial indebtedness, and, in connection with the Merger, may incur additional indebtedness. The incurrence of new indebtedness could have adverse consequences on Cousins' business following the Merger, such as:

  •
  requiring Cousins to use a substantial portion of its cash flow from operations to service its indebtedness, which would reduce the available cash flow to fund working capital, capital expenditures, development projects, and other general corporate purposes and reduce cash for distributions;

  •
  limiting Cousins' ability to obtain additional financing to fund Cousins' working capital needs, acquisitions, capital expenditures, or other debt service requirements or for other purposes;

  •
  increasing the costs to Cousins of incurring additional debt;

  •
  increasing Cousins' exposure to floating interest rates;

  •
  limiting Cousins' ability to compete with other companies that are not as highly leveraged, as Cousins may be less capable of responding to adverse economic and industry conditions;

  •
  restricting Cousins from making strategic acquisitions, developing properties, or exploiting business opportunities;

  •
  restricting the way in which Cousins conducts its business because of financial and operating covenants in the agreements governing Cousins' existing and future indebtedness;

  •
  exposing Cousins to potential events of default (if not cured or waived) under covenants contained in Cousins' debt instruments that could have a material adverse effect on Cousins' business, financial condition, and operating results;

  •
  increasing Cousins' vulnerability to a downturn in general economic conditions; and

  •
  limiting Cousins' ability to react to changing market conditions in its industry.

        The impact of any of these potential adverse consequences could have a material adverse effect on Cousins' results of operations, financial condition, and liquidity.

The historical and unaudited pro forma condensed consolidated financial information included elsewhere in this joint proxy statement/prospectus may not be representative of Cousins' results after the Merger, and, accordingly, you have limited financial information on which to evaluate Cousins.

        The unaudited pro forma condensed consolidated financial information included elsewhere in this joint proxy statement/prospectus has been presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that actually would have occurred had the Merger been completed as of the dates indicated, nor is it indicative of the future operating results or financial position of Cousins after the Merger. The unaudited pro forma condensed consolidated financial information reflects adjustments, which are based upon preliminary estimates, to allocate the purchase price to TIER's assets and liabilities. The purchase price allocation reflected in the unaudited pro forma condensed consolidated financial information included elsewhere in this joint proxy statement/prospectus is preliminary, and the final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of TIER as of the date of the completion of the Merger. The unaudited pro forma condensed consolidated financial information does not reflect future events that may occur after the Merger, including the costs related to the planned integration of the two companies and any future nonrecurring charges resulting from the Merger, and does not consider potential impacts of current market conditions on revenues or expense efficiencies. The unaudited pro forma condensed consolidated financial information presented elsewhere in this joint proxy statement/prospectus is based in part on certain assumptions regarding the Merger that Cousins and TIER believe are reasonable under the circumstances. Cousins and TIER cannot assure you that the assumptions will prove to be accurate over time.

Cousins and TIER face other risks.

        The risks listed above are not exhaustive, and you should be aware that, following the Merger, Cousins will face various other risks, including those discussed in reports filed by Cousins and TIER with the SEC. For more information, see "Where You Can Find More Information."

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. All statements other than statements of historical fact are "forward-looking statements" for purposes of federal and state securities laws. These forward-looking statements, which are based on current expectations, estimates and projections about the industry and markets in which Cousins and TIER operate and beliefs of and assumptions made by Cousins' management and TIER's management, involve uncertainties that could significantly affect the financial or operating results of Cousins and TIER. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "will," and variations of such words and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, but are not limited to, statements about the benefits of the Merger, including future financial and operating results, plans, objectives, expectations and intentions. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future—including statements relating to creating value for stockholders, benefits of the proposed transactions to tenants, employees, stockholders and other constituents of the combined company, integrating our companies, cost savings and the expected timetable for completing the Merger—are forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained and, therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Some of the factors that may affect outcomes and results include, but are not limited to, those set forth under "Risk Factors" beginning on page 26 as well as the following:

  •
  risks associated with the ability to consummate the Merger;

  •
  risks associated with the fixed exchange ratio;

  •
  risks associated with the dilution of Cousins and TIER stockholders in the Merger;

  •
  risks associated with provisions in the Merger Agreement that could discourage a potential competing acquirer of TIER;

  •
  risks associated with the pendency of the Merger adversely affecting the business of Cousins and TIER;

  •
  risks associated with the different interests in the Merger of certain directors and executive officers of Cousins and TIER;

  •
  risks associated with the ability of Cousins and TIER to terminate the Merger under certain circumstances, including if the Merger is not consummated by an outside date;

  •
  risks associated with the failure of the Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code;

  •
  risks relating to the incurrence of substantial expenses in the Merger;

  •
  risks relating to the failure to integrate the businesses of Cousins and TIER;

  •
  risks relating to changes in board composition after the Merger;

  •
  risks relating to the ability of Cousins to effectively manage its expanded operations following the Merger;

  •
  risks relating to the trading price of Cousins common stock following the Merger;

  •
  risks relating to termination rights granted to counterparties pursuant to certain agreements of Cousins and TIER;

  •
  risks relating to certain other contractual rights of counterparties to agreements with Cousins or TIER;

  •
  risks relating to the failure of Cousins or TIER to qualify as a REIT;

  •
  risks relating to the complex organizational and operational requirements of REITs;

  •
  risks relating to a difference in rights of stockholders at Cousins and TIER;

  •
  risks relating to the ability of Cousins to pay dividends following the Merger;

  •
  risks relating to Cousins' indebtedness after the Merger;

  •
  risks relating to the use of pro forma financial information; and

  •
  those additional risks and factors discussed in reports filed with the Securities and Exchange Commission (which we refer to as the "SEC") by Cousins and TIER from time to time, including those discussed under the heading "Risk Factors" in their respective most recently filed reports on Forms 10-K.

        Neither Cousins nor TIER undertakes any duty to update any forward-looking statements appearing in this document, except as may be required by applicable securities laws.

 INFORMATION ABOUT THE COMPANIES

Cousins Properties Incorporated

3344 Peachtree Street NE, Suite 1800
Atlanta, Georgia 30326
(404) 407-1000

        Cousins, a Georgia corporation, is a fully integrated, self-administered and self-managed real estate investment trust. Cousins, based in Atlanta, Georgia and acting through its operating partnership, Cousins Properties LP, primarily invests in Class A office towers located in high-growth Sun Belt markets. Founded in 1958, Cousins creates stockholder value through its extensive expertise in the development, acquisition, leasing and management of high-quality real estate assets. Cousins has a comprehensive strategy in place based on a simple platform, trophy assets and opportunistic investments.

        The principal offices of Cousins are located at 3344 Peachtree Street NE, Suite 1800, Atlanta, Georgia 30326, and its telephone number is (404) 407-1000.

        Cousins common stock is listed on the NYSE, trading under the symbol "CUZ."

        Additional information about Cousins and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. For more information, see "Where You Can Find More Information."

Murphy Subsidiary Holdings Corporation

3344 Peachtree Street NE, Suite 1800
Atlanta, Georgia 30326
(404) 407-1000

        Merger Sub, a Maryland corporation, is a direct, wholly owned subsidiary of Cousins. Merger Sub was formed by Cousins solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Merger Sub has not conducted any business activities, has no assets, liabilities or obligations and has conducted its operations solely as contemplated by the Merger Agreement. Its principal executive offices are located at c/o Cousins Properties Incorporated, 3344 Peachtree Street NE, Suite 1800, Atlanta, Georgia 30326, and its telephone number is (404) 407-1000.

TIER REIT, Inc.

5950 Sherry Lane, Suite 700
Dallas, Texas 75225
(972) 483-2400

        TIER is a publicly traded, self-managed, Dallas-based REIT focused on owning quality, well-managed commercial office properties in dynamic markets throughout the United States. TIER was incorporated in June 2002 as a Maryland corporation and has elected to be treated, and currently qualifies, as a REIT for federal income tax purposes. As of March 31, 2019, TIER owned interests in 17 operating office properties, and two development properties located in five markets throughout the United States.

        Substantially all of TIER's business is conducted through Tier OP. Tier GP, Inc., a Delaware corporation and wholly owned subsidiary of TIER, is the sole general partner of Tier OP. TIER's direct and indirect wholly-owned subsidiaries, Tier Business Trust, a Maryland business trust, and Tier Partners, LLC, a Delaware limited liability company, are limited partners that together with Tier GP, Inc. own all of Tier OP.

        TIER's principal executive offices are located at 5950 Sherry Lane, Suite 700, Dallas, Texas 75225, and its telephone number is (972) 483-2400.

        TIER common stock is listed on the NYSE, trading under the symbol "TIER."

        Additional information about TIER and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. For more information, see the section entitled "Where You Can Find More Information" beginning on page 177.

Tier Operating Partnership LP

        Tier OP, together with its subsidiaries, conducts substantially all of TIER's business, holds substantially all of TIER's consolidated assets and generates substantially all of TIER's revenues. Tier GP, Inc., a Delaware corporation and wholly owned subsidiary of TIER, is the sole general partner of Tier OP. TIER's direct and indirect wholly-owned subsidiaries, Tier Business Trust, a Maryland business trust, and Tier Partners, LLC, a Delaware limited liability company, are limited partners that, together with Tier GP, Inc., beneficially own, directly or indirectly, all of Tier OP.

 THE MERGER

        The following is a discussion of the Merger and the material terms of the Merger Agreement by and between Cousins and TIER. You are urged to read the Merger Agreement carefully and in its entirety, a copy of which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference into this joint proxy statement/prospectus.

Background of the Merger

        Each of the Cousins board of directors and TIER board of directors, acting independently and with the advice of their respective management teams, from time to time and in the ordinary course of business, reviews and assesses the performance, business, strategic direction and prospects of Cousins and TIER, respectively, in light of the then-current industry and economic environment. As part of such assessment and review, each of the Cousins board of directors and TIER board of directors have evaluated and considered various financial and strategic opportunities, including potential business combinations, as part of their long-term strategy to enhance value for their respective stockholders.

        Members of the management teams of each of Cousins and TIER from time to time have met or otherwise communicated informally with representatives of other real estate companies and investors regarding industry trends and issues and the performance, business, strategic direction and prospects of their respective companies, including on occasion discussing the possible benefits and issues arising from potential business combinations or other strategic transactions. Representatives of the management teams of Cousins and TIER had informal communications with each other from time to time, including on an informal basis at industry events and elsewhere, and each of Cousins and TIER was generally familiar with the businesses and operations of the other company.

        On May 3, 2017, August 2, 2017 and November 3, 2017, the TIER board of directors held meetings at which, among other matters, it discussed the possibility of pursuing various value-enhancing transactions, including a potential sale or business combination of TIER or a significant portfolio joint venture, to enhance stockholder value. During each of these meetings, J.P. Morgan, financial advisor to TIER (which we refer to as "J.P. Morgan") presented valuation perspectives, analysis of the various alternatives that might be available to TIER, including TIER's continued operation as an independent public company, and process considerations. Following each of these discussions, the TIER board of directors determined to move forward on a stand-alone basis while remaining receptive to strategic opportunities. The TIER board of directors also instructed Scott Fordham, the chief executive officer of TIER, to be open to any unsolicited overtures regarding potential strategic transactions and to provide updates as appropriate at future board of director meetings.

        On May 23, 2017, and in furtherance of Cousins' exploration of potential strategic opportunities that might be available to Cousins, Larry Gellerstedt, the chairman and then-chief executive officer of Cousins, contacted Mr. Fordham to schedule an in-person meeting to exchange views on industry trends and issues and the performance, business, strategic direction and prospects of their respective companies.

        On June 6, 2017, Messrs. Gellerstedt and Fordham met and discussed, among other matters, the complementary nature of their companies' portfolios and strategy. Mr. Gellerstedt noted that Cousins would be willing to explore a potential business combination of the two companies if TIER was interested in doing so.

        On June 8, 2017, Mr. Fordham and members of TIER management met with representatives from an asset manager in the real estate industry (which we refer to as "Party A") at Party A's invitation, to discuss TIER's market focus and Party A's investment thesis.

        On July 12, 2017, Messrs. Fordham and Gellerstedt discussed TIER's business strategy in the aftermath of TIER's exit from the Louisville market, acquisition of its Legacy building in Plano, Texas and commencement of its Domain 11 development project. Mr. Gellerstedt expressed Cousins' interest in exploring a potential business combination between their two companies. Messrs. Fordham and Gellerstedt agreed that Cousins and TIER would enter into a confidentiality agreement prior to exchanging further information. Following this call, TIER provided a draft reciprocal confidentiality agreement to Cousins, which agreement generally provided for restrictions on the use and disclosure of confidential due diligence materials and included customary "standstill" restrictions.

        From July 12, 2017 through July 26, 2017, the management of TIER and Cousins negotiated the terms of the confidentiality agreement, but did not enter into the confidentiality agreement at this time. Due, among other things, to the events of Hurricane Harvey in Texas, discussions between TIER and Cousins did not actively continue over the next several months.

        On July 25, 2017, the Cousins board of directors, with members of Cousins management present, held a meeting to discuss, among other things, Cousins management's review of the company's strategic plan and alternatives, including the possibility of a transaction with TIER. Mr. Gellerstedt updated the Cousins board of directors on his conversations with Mr. Fordham, and Cousins management discussed TIER's portfolio and development pipeline and a preliminary financial analysis of a potential transaction with TIER that was prepared by Morgan Stanley, Cousins' financial advisor. Cousins management advised the Cousins board of directors that Cousins management anticipated presenting recommendations in respect of Cousins' strategic plan, including a potential transaction with TIER, at a meeting of the Cousins board of directors scheduled for October 2017.

        In September 2017, representatives of Party A toured TIER's properties in Austin, Texas with representatives of TIER. A few weeks after touring TIER's properties, a representative of Party A called Mr. Fordham to express Party A's interest in a joint venture with, or a corporate level investment in, TIER, and requested the opportunity to meet with TIER management and to conduct diligence on TIER's real estate assets. Throughout September and October of 2017, a representative of Party A regularly communicated with Mr. Fordham to discuss these potential strategic transactions, but no specific proposal was made.

        On October 24, 2017, the Cousins board of directors, with members of Cousins management and representatives of Morgan Stanley present, met to discuss, among other things, Cousins management's recommendations in respect of Cousins' strategic plan. Mr. Gellerstedt reviewed and discussed with the Cousins board of directors the possibility of a business combination with certain public companies, including TIER. Representatives of Morgan Stanley shared with the Cousins board of directors the results of an updated financial analysis of a potential business combination with TIER, as well as Morgan Stanley's financial analysis of three other potential transactions with other publicly-traded companies, in each case based on publicly available information. The Cousins board of directors directed Cousins management to continue to review the strategic opportunities discussed in consultation with Morgan Stanley, including a possible business combination with TIER.

        On October 25, 2017, a representative of Party A contacted Mr. Fordham to congratulate Mr. Fordham on the recent positive movement in TIER's stock price and to communicate that Party A's previous interest in pursuing a joint venture with or corporate investment in TIER would be more difficult to execute due to the recent increase in TIER's stock price. As a result, at such time Party A terminated discussions with TIER regarding a potential strategic transaction, and such discussions did not resume until February 2018.

        In late October through mid-December of 2017, Cousins management, with the assistance of Morgan Stanley, continued its evaluation of possible strategic alternatives that would deliver stockholder value for Cousins stockholders, and determined to seek to re-open discussions with TIER.

        On December 22, 2017, Mr. Gellerstedt called Mr. Fordham to schedule an in-person meeting to re-open discussions exploring opportunities between Cousins and TIER, which meeting was scheduled for January 22, 2018.

        During the first half of 2018, from time to time, TIER's management engaged in discussions with various counterparties, including Cousins, regarding strategic transaction opportunities and various diligence matters with respect to TIER, its business and its assets, as described below. During this period, Mr. Fordham regularly updated the members of the TIER board of directors on the status of these discussions, both individually and in executive sessions at regularly scheduled board meetings, and the members of the TIER board of directors expressed continued support for these discussions.

        On January 17, 2018, a representative of a private equity and alternative asset management firm (which we refer to as "Party B") met with Mr. Fordham to discuss TIER's market focus and Party B's investment strategy for properties in TIER's target markets. Following this meeting, a representative of TIER called a representative of Party B to further discuss Party B's investment appetite in either a joint venture or corporate investment with TIER. Party B provided its views on a potential investment structure. The parties decided that further discussion was warranted and, following the call, a representative of TIER provided Party B with a draft confidentiality agreement.

        Throughout January 2018, Cousins management, with the assistance of Morgan Stanley, continued its evaluation of a potential business combination with TIER. On the basis of publicly available information about TIER, and based on the belief that providing TIER with an indication of the value that Cousins might be willing to propose would lead to more productive discussions between Cousins and TIER, Cousins management determined to propose that the parties engage in discussions based on an indicative exchange ratio of 2.52 shares of Cousins common stock for each outstanding share of TIER common stock.

        On January 22, 2018, at the invitation of Mr. Gellerstedt, Messrs. Gellerstedt and Fordham met, and Mr. Gellerstedt proposed that Cousins and TIER explore an all-stock business combination transaction based on an exchange ratio of 2.52 shares of Cousins common stock for each outstanding share of TIER common stock (which we refer to as the "January 22 Proposal"). This proposed exchange ratio represented an 18% premium to the closing price of shares of TIER common stock on January 22, 2018. Mr. Gellerstedt stated that the proposed exchange ratio was subject to due diligence, in particular of TIER's development pipeline. Mr. Fordham responded that the TIER board of directors was receptive to considering opportunities to enhance stockholder value and that he would discuss the January 22 Proposal with the TIER board of directors. After the meeting, Mr. Fordham scheduled a telephonic special meeting of the TIER board of directors to be held on January 25 to discuss the January 22 Proposal. The closing price per share of TIER common stock on January 22, 2018 was $19.53.

        From January 23 to January 25, 2018, Messrs. Fordham and Gellerstedt had several discussions regarding the January 22 Proposal, including, among other matters, discussing the strategic advantages of a combined company and Cousins' rationale for the proposed exchange ratio.

        On January 25, 2018, the TIER board of directors held a telephonic meeting to discuss the January 22 Proposal. Members of TIER management and representatives of J.P. Morgan and Goodwin Procter LLP, TIER's outside legal counsel (which we refer to as "Goodwin Procter"), were present. TIER management briefed the TIER board of directors on the January 22 Proposal. The TIER board of directors determined to discuss the January 22 Proposal more fully at a later meeting and directed TIER management to continue discussions with Cousins and its representatives, including making available non-public information with respect to TIER subject to a confidentiality agreement, as well as to explore the possibility of a strategic transaction with other potential parties, and authorized TIER management to engage with third parties to evaluate interest in potential joint ventures, strategic investments or other transactions.

        On January 26, 2018, TIER and Cousins entered into a reciprocal confidentiality agreement, which included customary restrictions on the use and disclosure of confidential information and a standstill provision. Also on that date, Mr. Fordham had a call with certain members of Cousins management to discuss process for financial and legal due diligence and related diligence matters.

        On January 30, 2018, a representative of a commercial real estate company (which we refer to as "Party C") contacted Mr. Fordham to schedule a meeting to discuss the possibility of a business combination between Party C and TIER.

        On February 5, 2018, the Cousins board of directors held a meeting with Cousins management and representatives of Morgan Stanley and Wachtell, Lipton, Rosen & Katz, Cousins' outside legal counsel (which we refer to as "Wachtell Lipton") in attendance. Mr. Gellerstedt provided an overview of Cousins' exploration of a possible business combination with TIER and updated the Cousins board of directors on his communications with Mr. Fordham. Morgan Stanley, based on certain materials made available to Cousins by TIER, shared with the Cousins board of directors an updated preliminary analysis of a possible business combination with TIER. Members of Cousins management team provided the Cousins board of directors with an overview of TIER, based on the information made available to date. The Cousins board of directors discussed the information presented and directed Cousins management to continue discussions with TIER.

        On February 7, 2018, the TIER board of directors held a meeting with TIER management and representatives of J.P. Morgan and Goodwin Procter in attendance. Representatives of Goodwin Procter reviewed with the members of the TIER board of directors the legal standards, including fiduciary obligations, applicable to consideration of a strategic transaction. Representatives of J.P. Morgan reviewed various preliminary financial analyses with the TIER board of directors to assist them with evaluating the January 22 Proposal. Following these discussions, the TIER board of directors determined that the January 22 Proposal was not sufficiently compelling, but directed TIER management to continue discussions with Cousins and other third parties to explore potential interests in a strategic transaction, joint venture or other transaction. Following the meeting, Mr. Fordham conveyed the view of the TIER board of directors to Mr. Gellerstedt.

        On February 12, 2018, a representative of J.P. Morgan informed Mr. Fordham that Party A had requested discussions between Party A and TIER be re-opened. Following this call, TIER provided Party A with a draft confidentiality agreement.

        On February 14, 2018, Mr. Fordham met with representatives of Party C. The parties discussed the possibility of a business combination between Party C and TIER, including the potential strategic benefits from such a transaction. The parties decided that further discussion was warranted and, following the meeting, a representative of TIER provided Party C with a draft confidentiality agreement.

        On February 16, 2018 and February 21, 2018, TIER signed confidentiality agreements with Party C and Party B, respectively, each of which included customary restrictions on the use and disclosure of confidential information. The confidentiality agreements also included customary standstill restrictions, which restrictions terminated in the event that TIER entered into an agreement for certain types of strategic transactions (including the Merger), and did not include "don't ask, don't waive" provisions. On February 21, 2018, TIER granted Party B access to an electronic data room set up by TIER with diligence information concerning TIER's business and assets in Austin, Texas.

        On February 21, 2018, Mr. Fordham received a presentation from Party C that contained its preliminary views on a potential business combination with TIER and the strategic advantages of a combined company. Within the next few days, Mr. Fordham called Party C to convey that he did not believe the TIER board of directors would be supportive of a potential transaction based on the terms described in the presentation. The parties did not have further discussions on this matter until May 2018.

        On February 22, 2018 and March 2, 2018, Messrs. Fordham and Gellerstedt spoke telephonically to further discuss a possible business combination, including certain diligence matters related to TIER.

        On March 2, 2018, a representative of another real estate firm (which we refer to as "Party D") met with Mr. Fordham and Richard Gilchrist, Chairman of the TIER board of directors, to express its interest in partnering with one or more financing sources to acquire TIER. Party D indicated, on a preliminary basis, that it was contemplating a price per share of TIER common stock at approximately $22 per share, subject to completion of due diligence and Party D's ability to obtain financing (representing a 16% premium to the closing price of shares of TIER common stock on March 2, 2018). Party D also expressed its interest in signing a confidentiality agreement with TIER to receive additional due diligence materials. Messrs. Fordham and Gilchrist indicated to Party D that TIER would be receptive to exploring a strategic transaction with Party D once a financing source had been identified. The parties did not have any further discussions.

        Also on March 2, 2018, a representative of another real estate company (which we refer to as "Party E") contacted Mr. Fordham to discuss the possibility of a business combination between Party E and TIER.

        On March 6, 2018, TIER and Party A finalized and entered into a confidentiality agreement, which included customary restrictions on the use and disclosure of confidential information. The confidentiality agreement also included customary standstill restrictions, which restrictions terminated in the event that TIER entered into an agreement for certain types of strategic transactions (including the Merger), and did not include "don't ask, don't waive" provisions. The parties scheduled a call for March 26, 2018.

        On March 7, 2018, representatives of TIER and representatives of Party B had a meeting in Austin to discuss a potential joint venture/corporate investment transaction. Also on March 7, 2018, TIER granted Party A access to an electronic data room containing diligence information concerning TIER's properties in Austin, Texas.

        On March 9, 2018, the TIER board of directors held a telephonic meeting to discuss the status of discussions with the various parties, and requested that TIER management continue discussions with all of the various parties.

        Later on March 9, 2018, TIER granted Cousins access to an electronic data room with diligence information concerning TIER's business and assets.

        On March 26, 2018, Mr. Fordham met telephonically with a representative of Party A, during which Party A expressed its interest in exploring a potential investment in TIER's Austin portfolio and discussed in general terms the nature of the transaction it was contemplating. These discussions did not lead to a proposal and the parties did not have any further discussions.

        On April 11, 2018, Mr. Gellerstedt called Mr. Fordham to reiterate Cousins' interest in a business combination with TIER, but noting that due diligence in respect of TIER, and particularly in respect of TIER's development opportunities, remained a key component of Cousins' analysis in order to support a transaction at the indicated exchange ratio of 2.52 shares of Cousins common stock for each outstanding share of TIER common stock. Mr. Fordham provided Mr. Gellerstedt with additional background on TIER's development pipeline and TIER management's view on development opportunities.

        On April 24, 2018, Mr. Fordham received a presentation from Party E, which contained its preliminary views on pursuing a business combination with TIER and the strategic advantages of a combined company. Due to TIER's view that there was a lack of strategic fit between TIER and

Party E, TIER did not enter into a confidentiality agreement with Party E at such time, but agreed to further discussions to better understand Party E's strategic rationale.

        Also on April 24, 2018, TIER management was contacted by a representative of a real estate company (which we refer to as "Party F") who expressed an interest in TIER's portfolio and a potential investment in TIER. TIER management agreed that further discussions were warranted to explore potential investment opportunities. Party F expressed its interest in having in-person meetings with TIER, and the parties scheduled a meeting for May 10, 2018.

        Also on April 24, 2018, the Cousins board of directors held a meeting with Cousins management in attendance. Mr. Gellerstedt provided an overview of Cousins' investigation of a possible business combination with TIER and updated the Cousins board of directors on communications between Cousins and TIER. The Cousins board of directors discussed the information presented and directed Cousins management to continue discussions with TIER.

        On April 25, 2018, representatives of TIER discussed with representatives of Party E a potential "merger of equals" transaction. Following this discussion, the parties agreed that, based on the current real estate portfolio of the two companies, a business combination would lack strategic clarity and discussions were terminated.

        Also on April 25, 2018, Party B sent to TIER a non-binding proposal regarding a potential joint venture or preferred equity investment with respect to TIER's properties in Austin, Texas. TIER management did not believe the proposal was compelling relative to anticipated value creation under TIER's business plan and the value that it was anticipated to deliver to TIER's stockholders, and discussions were terminated.

        On May 4, 2018, the TIER board of directors held a regularly scheduled board meeting, and, discussed the proposals received to date, the discussions with third parties that had been terminated and the reasons for such terminations, and determined that further discussions with Cousins was warranted. At the conclusion of the meeting, the TIER board of directors instructed Mr. Fordham to contact Mr. Gellerstedt and continue to explore a potential business combination transaction. Mr. Fordham subsequently communicated this message to Mr. Gellerstedt. In addition, Mr. Fordham expressed his belief that in light of the value creation expected from the continued execution of TIER's current business plan, and subject to further discussions with the TIER board of directors, an exchange ratio of at least 2.60 shares of Cousins common stock for each outstanding share of TIER common stock would be necessary for the TIER board of directors to consider a business combination with Cousins.

        On May 10, 2018, Mr. Fordham and other members of the TIER management team met with representatives of Party F to discuss Party F's interest in a transaction involving TIER's portfolio. Party F expressed its congratulations on the positive movement in TIER's stock price and TIER's development opportunities. Although both parties expressed an interest in continuing discussions after this meeting, TIER's stock price continued to increase, causing the parties to conclude that a transaction would not offer a compelling value alternative to TIER's continued operations on a standalone basis, and discussions were terminated.

        Also on May 10, 2018, Mr. Gellerstedt contacted Mr. Fordham and indicated that Cousins was willing to continue discussions with respect to an all-stock transaction with TIER and expected that any indication of value that Cousins might be able to provide as a result of such discussions would be at an exchange ratio of at least 2.60 shares of Cousins common stock for each outstanding share of TIER common stock, subject to ongoing due diligence and agreement on all other transaction terms. This proposed exchange ratio represented a premium of at least 15% to the closing price of shares of TIER common stock on May 10, 2018.

        From May 14 to May 21, 2018, management teams from each of Cousins and TIER continued to invest significant efforts in their respective due diligence reviews, particularly on the valuation of TIER's real property assets and development pipeline.

        On May 17, 2018, Mr. Fordham met with Colin Connolly, at the time the president and chief operating officer of Cousins. At the meeting, the parties discussed, among other matters, the potential strategic benefits of a business combination involving the two companies and Cousins' review of TIER's valuations of certain of TIER's real property assets.

        On May 21, 2018, Mr. Gellerstedt indicated to Mr. Fordham that Cousins remained interested in pursuing an all-stock transaction with TIER based on an exchange ratio in the range of 2.60 to 2.65 shares of Cousins common stock for each outstanding share of TIER common stock (which we refer to as the "May 21 Proposal"). This proposed exchange ratio represented a 7% to 9% premium to the closing price of shares of TIER common stock on May 21, 2018. Subsequent to that discussion, Mr. Fordham scheduled a telephonic special meeting of the TIER board of directors to discuss the May 21 Proposal.

        On May 23, 2018, the TIER board of directors held a telephonic meeting, with members of TIER's management team in attendance, to discuss the May 21 Proposal. The members of TIER's management team provided a detailed summary of the May 21 Proposal, Cousins and the proposed business combination. Following discussion, the TIER board of directors determined that the proposed exchange ratio range was not sufficiently compelling compared to the value that TIER anticipated it could generate for stockholders on a standalone basis, and requested that Mr. Fordham continue discussions with Cousins and with the other potentially interested parties to explore whether a more compelling transaction might be available.

        Following the May 23, 2018 board meeting, Mr. Fordham called Mr. Gellerstedt to inform him that Cousins' proposed exchange ratio was not sufficiently compelling to TIER. Mr. Fordham indicated that TIER remained willing to continue discussions with Cousins if Cousins improved its proposal, and informed Mr. Gellerstedt that TIER was considering commencing a sale process.

        On May 31, 2018, Party C contacted Mr. Fordham to re-open discussions regarding the possibility of a business combination, and a call was scheduled for June 8, 2018.

        On June 4, 2018, Mr. Gellerstedt provided the Cousins board of directors with an update on the status of discussions with TIER, including the fact that Cousins was preparing to send TIER a non-binding proposal letter with a proposed exchange ratio of 2.66 shares of Cousins common stock for each outstanding share of TIER common stock.

        On June 6, 2018, Mr. Gellerstedt contacted Mr. Fordham to inform him that Cousins would be submitting a non-binding proposal letter to TIER. Later that day, Cousins sent to TIER a non-binding proposal letter (which we refer to as the "June 6 Letter," and the proposal set forth therein as the "June 6 Proposal") with respect to a potential all-stock transaction between Cousins and TIER with a proposed exchange ratio of 2.66 shares of Cousins common stock for each outstanding share of TIER common stock, which represented a 17% premium to the closing price of shares of TIER common stock on June 6, 2018. The June 6 Letter stated that Cousins would be willing to consider the addition of one current member of the TIER board of directors to the Cousins board of directors at the closing of the proposed transaction. The June 6 Letter also indicated that the proposed transaction would not be contingent on third party financing. The June 6 letter was circulated to the TIER board of directors. On June 6, 2018, the closing price per share of TIER common stock on the NYSE was $22.18.

        During this time, Mr. Fordham contacted members of the TIER board of directors individually to provide an update regarding discussions with Cousins and obtain their input regarding when and how to respond to the June 6 Proposal.

        On June 8, 2018, TIER had a board update call with Goodwin Procter and J.P. Morgan present to inform the TIER board of directors of the June 6 Proposal. Also, on June 8, 2018, Mr. Fordham had a call with a representative of Party C during which the parties discussed in general terms the potential strategic benefits of a business combination and Party C's preliminary views on valuation.

        On June 11, 2018, Mr. Fordham sent Mr. Gellerstedt a letter stating that the TIER board of directors had a previously scheduled meeting on June 20, 2018, after which they anticipated to be in a position to provide feedback on the June 6 Proposal.

        On June 20, 2018, the TIER board of directors held its annual board retreat during which, among other things, the TIER board of directors discussed potential strategic alternatives, including the June 6 Proposal. Members of TIER management and representatives of J.P. Morgan and Goodwin Procter were in attendance. TIER management updated the TIER board of directors on its discussions with potential counterparties. Among other matters, the TIER board of directors discussed Party C, and the general consensus was that Party C would unlikely be able to provide sufficiently compelling value in light of Party C's stock price and TIER's current business plan. TIER management also provided a detailed summary of the June 6 Proposal and representatives of J.P. Morgan discussed with the TIER board of directors its preliminary financial perspectives regarding TIER, Cousins and the proposed business combination. The June 6 Proposal represented a 9% premium to the closing price of shares of TIER common stock on June 20, 2018. The TIER board of directors discussed whether the June 6 Proposal provided compelling value to TIER's stockholders as compared to TIER's current business plan if it remained an independent public company. Following these discussions, the TIER board of directors instructed Mr. Fordham to relay to Cousins that the TIER board of directors had decided not to pursue Cousins' proposal at that time and to focus on executing its business plan.

        On June 21, 2018, Mr. Fordham sent a letter to Mr. Gellerstedt stating that the TIER board of directors had determined to continue executing TIER's business plan and not to explore strategic alternatives at the current time. Discussions with Cousins terminated at this time. Mr. Fordham also contacted Party C to communicate that the TIER board of directors had instructed TIER management to focus on executing its business plan and terminated discussions.

        In late January 2019, Mr. Connolly (who had been appointed as the chief executive officer of Cousins effective as of January 1, 2019) and Mr. Fordham met at an industry conference and agreed to re-open discussions about a potential business combination following the release of earnings by both companies.

        On January 10, 2019, a representative of a commercial real estate company (which we refer to as "Party G") contacted Mr. Gilchrist and asked to schedule a meeting.

        On February 5, 2019, Messrs. Gilchrist and Fordham met with representatives of Party G to discuss a potential strategic transaction or joint venture. Representatives of TIER noted that TIER was open to further discussions. Following the meeting, a representative of Party G informed Mr. Gilchrist that Party G would need to partner with one or more financing sources to acquire TIER. Mr. Gilchrist indicated to Party G that TIER would be willing to continue discussions once a financing source had been identified. A few days later, Mr. Gilchrist had a follow-up call with a representative of Party G in which Mr. Gilchrist expressed his view that a property joint venture would likely not be interesting to TIER but that Party G should contact TIER if it believed it would have interest and financing to pursue a strategic transaction.

        On February 14, 2019, Mr. Connolly called Mr. Fordham to schedule an in-person meeting to discuss a potential strategic transaction.

        On February 19, 2019, Mr. Gilchrist spoke telephonically with a representative of Party G, who indicated that Party G was still exploring potential capital sources with respect to a potential strategic transaction.

        On February 22, 2019, Mr. Fordham met with Mr. Connolly. At the meeting, Messrs. Connolly and Fordham discussed industry trends and issues and the performance, business, strategic direction and prospects of their respective companies. Mr. Connolly also expressed Cousins' continued interest in exploring a potential business combination with TIER. Mr. Fordham indicated TIER's willingness to consider strategic opportunities that enhanced stockholder value, but noted that the TIER board of directors was focused on the stand-alone business plan and not actively exploring a sale of the company or other business combination transactions.

        Mr. Connolly contacted Mr. Fordham on February 25, 2019 to schedule an in-person meeting at an upcoming industry conference.

        On February 27, 2019, at the industry conference, Mr. Fordham met with Mr. Connolly. Mr. Connolly again expressed an interest in exploring a potential business combination between TIER and Cousins. Among other matters, Messrs. Fordham and Connolly discussed the potential strategic benefits of such a combined company. During this discussion, Mr. Connolly indicated that he believed Cousins could propose an exchange ratio that would represent a compelling premium for TIER stockholders.

        On February 28, 2019, Mr. Fordham communicated to Mr. Connolly that in light of the prospective value creation expected from the continued execution of TIER's current business plan, and subject to discussion with the TIER board of directors, an exchange ratio of at least 3.00 shares of Cousins common stock for each outstanding share of TIER common stock (which represented an 18% premium to the closing price of shares of TIER common stock on February 28, 2019) would be necessary to warrant TIER dedicating time and resources to actively explore a potential business combination with Cousins.

        On March 1, 2019, Mr. Connolly called Mr. Fordham with questions regarding the TIER business and assets in order to better inform Cousins' views on the value of TIER. Mr. Connolly communicated that Cousins was considering the potential terms of a proposal for a business combination with TIER but that he could not confirm whether Cousins would make a proposal, or that any such proposal would include an exchange ratio equal to or greater than 3.00. Also, on March 1, 2019, Mr. Gilchrist had a telephonic conversation with a representative of Party G and discussed in general terms the possibility of pursuing a potential strategic transaction.

        On March 4, 2019, Mr. Connolly called Mr. Fordham to discuss certain other aspects of TIER's business and assets in order to better inform Cousins' views on TIER. Mr. Connolly indicated that Cousins may be willing to explore a potential business combination at an exchange ratio in the range of 2.875 to 2.90 shares of Cousins common stock for each outstanding share of TIER common stock. Mr. Fordham reiterated that TIER would not be willing to transact unless the proposed exchange ratio was equal to or greater than 3.00 shares of Cousins common stock for each outstanding share of TIER common stock.

        On March 5, 2019, Mr. Connolly called Mr. Fordham to confirm whether he believed the TIER board of directors would be willing to negotiate a potential transaction if Cousins were to submit an offer based on an exchange ratio of 3.00 shares of Cousins common stock for each outstanding share of TIER common stock. Mr. Fordham indicated that, while it would ultimately be the TIER board of directors' decision, he believed that the TIER board of directors, based on their previous discussions regarding possible strategic alternatives, would be receptive to exploring a proposal on those terms.

        On March 6, 2019, the Cousins board of directors met to discuss the potential business combination with TIER. Cousins management, representatives of Morgan Stanley and representatives of Wachtell Lipton were present. Representatives of Morgan Stanley provided the Cousins board of directors with a preliminary financial analysis of the potential transaction and a review of TIER's financial condition and portfolio. After discussion with Cousins management and representatives of

Morgan Stanley, the Cousins board of directors directed Mr. Connolly to inform TIER that Cousins was willing to explore an all-stock business combination with TIER based on an exchange ratio of 3.00.

        On March 6, 2019, Mr. Connolly informed Mr. Fordham that the Cousins board of directors was willing to proceed with exploring an all-stock business combination with TIER based on an exchange ratio of 3.00 shares of Cousins common stock for each outstanding share of TIER common stock, subject to confirmatory due diligence (which we refer to as the "March 6 Proposal"). The March 6 Proposal represented a 21% premium to the closing price of shares of TIER common stock on March 6, 2019. On March 6, 2019, the closing price per share of TIER common stock on the NYSE was $24.06. Also, on March 6, 2019, a representative of Party G contacted Mr. Gilchrist and indicated that it was still working on financing sources for a potential strategic transaction.

        On March 7, 2019, the TIER board of directors held a telephonic meeting to discuss the March 6 Proposal. Members of TIER management, representatives of J.P. Morgan and Goodwin Procter were present. Representatives of Goodwin Procter briefed the TIER board of directors on their duties (including fiduciary obligations) with respect to considering a potential strategic transaction. The TIER board of directors reviewed the terms and conditions of the March 6 Proposal and considered, among other things, the prospects of TIER as a standalone entity and the strategic benefits of a combined company. After discussion, the TIER board of directors determined that the TIER management team should actively explore the viability of a business combination with Cousins on the terms proposed. Also at the meeting, TIER management briefed the TIER board of directors on the communications from Party G and its view that it was unlikely a compelling proposal would be made by Party G.

        On March 7, 2019, TIER sent to Cousins a draft non-binding term sheet, which provided for the potential stock-for-stock merger of Cousins and TIER with the exchange ratio of 3.00 shares of Cousins common stock for each outstanding share of TIER common stock. The term sheet also contemplated that TIER would select up to three members of the TIER board of directors to be appointed to the Cousins board of directors upon the closing of the proposed transaction. The term sheet also provided that the transaction would have customary no-shop and fiduciary out provisions, with a termination fee equal to 1.5% of TIER's equity value.

        On March 8, 2019, Mr. Fordham conveyed to Mr. Connolly the TIER board of directors' desire to explore the feasibility of a business combination transaction involving the two companies. Following that conversation, the management teams of both companies and their respective advisors commenced a series of discussions regarding the due diligence process and the companies began to set up electronic data rooms to facilitate due diligence.

        On March 8, 2019, Mr. Gellerstedt informed Mr. Gilchrist that, due to the relative size of the two companies, Cousins believed that it was not warranted to add three new directors to the Cousins board of directors, but that Cousins might be willing to consider adding two members of the TIER board of directors to the Cousins board of directors upon the closing of the proposed transaction.

        On March 9, 2019 and March 10, 2019, representatives of J.P. Morgan and Morgan Stanley exchanged due diligence request lists on behalf of their respective clients.

        During the week of March 11, 2019, the Cousins management team and its advisors, on the one hand, and the TIER management team and its advisors, on the other hand, engaged in ongoing conversations regarding the due diligence process and answering questions regarding TIER and Cousins.

        On March 12, 2019, representatives of J.P. Morgan had a telephonic discussion with representatives of Morgan Stanley to discuss the terms of the potential business combination of Cousins and TIER, including the termination fee payable by TIER if the merger agreement were to be terminated under certain circumstances. During this conversation, representatives of Morgan Stanley stated that they believed a target termination fee in a range of 3.0% to 3.5% of TIER's equity value might be acceptable to Cousins. Representatives of J.P. Morgan indicated that a termination fee in this range would not be acceptable to TIER.

        On March 15, 2019, representatives of Wachtell Lipton sent to representatives of Goodwin Procter a draft merger agreement, which included generally reciprocal representations and warranties and customary interim operating covenants and closing conditions. On March 19, 2019, Goodwin Procter provided a revised draft of the merger agreement to Wachtell Lipton. Over the next week, Cousins, TIER and their respective legal counsel and financial advisors continued to negotiate the terms of the merger agreement and to conduct their respective due diligence reviews. Representatives of Cousins and TIER exchanged several drafts of the merger agreement and held several conference calls to discuss these drafts and identify items to be discussed between Cousins and TIER, including deal protection provisions, termination rights, interim operating covenants, conditions to closing and various other covenants and obligations.

        On March 15, 2019, Mr. Fordham called Mr. Connolly and, among other matters discussed, suggested that a termination fee of 2.9% of TIER's equity value would likely be acceptable to the TIER board of directors. Mr. Connolly agreed to discuss this proposal with the Cousins board of directors.

        On March 19, 2019, representatives of Cousins, TIER and their respective financial advisors held a telephonic meeting to discuss each company's financial performance and strategic plan.

        On March 20, 2019, Mr. Connolly contacted Mr. Fordham to convey that based on the results of Cousins' continued analysis of TIER and the potential transaction, including a difference in valuation, Cousins would be willing to continue exploring the potential transaction, but at an exchange ratio of 2.96 shares of Cousins common stock for each outstanding share of TIER common stock, which represented a 16% premium to the closing price of shares of TIER common stock on March 20, 2019. Mr. Fordham agreed to convey this request to the TIER board of directors.

        On March 21, 2019, the TIER board of directors held a telephonic meeting to discuss the potential business combination with Cousins. Members of TIER management and representatives of J.P. Morgan and Goodwin Procter were present. Representatives of Goodwin Procter briefed the board of directors on the status of negotiations of the merger agreement. Representatives of J.P. Morgan discussed its preliminary financial analysis of the proposed transaction, noting that this preliminary analysis was based on financial forecasts prepared by management of TIER, with respect to TIER, and by management of Cousins and provided to management of TIER, with respect to Cousins (which were reviewed and approved by management of TIER and provided to J.P. Morgan for use in preparing its financial analysis). Additionally, J.P. Morgan's preliminary analysis addressed the impact of potential synergies using estimates provided to it by TIER management.

        Also at the March 21, 2019 meeting, among other matters, the TIER board of directors discussed Cousins' revised proposed exchange ratio. After discussion, the TIER board of directors determined that it was willing to continue with negotiations of an all-stock transaction based on an exchange ratio of 2.98 shares of Cousins common stock for each outstanding share of TIER common stock, but in exchange for a lower termination fee of 2.75% of TIER's equity value. The consensus of the TIER board of directors was that if only up to two members of the TIER board of directors would be appointed to the Cousins board of directors upon the closing of the proposed transaction, that would be acceptable if all other transaction terms were satisfactorily resolved. Following this meeting, Mr. Fordham conveyed this counterproposal to Mr. Connolly. Later that day, Mr. Connolly called Mr. Fordham to indicate that Cousins was willing to continue discussions on the basis of the counterproposal. Also on March 21, 2019, the compensation committee of TIER's board of directors met to review compensation payable to the management team in connection with a potential transaction.

        On March 22, 2019, TIER and J.P. Morgan signed a formal engagement letter, and J.P. Morgan continued working with the TIER board of directors as TIER's financial advisor in connection with the potential transaction with Cousins. J.P. Morgan also provided the TIER board of directors with a material relationships disclosure memorandum, dated March 22, 2019 (which we refer to as the "J.P. Morgan disclosure memorandum"). The J.P. Morgan disclosure memorandum included certain information regarding J.P. Morgan's material relationships with TIER and Cousins including, among other things, that J.P. Morgan and its affiliates, as of March 22, 2019, (i) have assisted Cousins on one or more corporate finance and treasury services transactions and (ii) may have had discussions from time to time with Cousins regarding potential opportunities not related to an acquisition of TIER.

        On March 22, 2019, Morgan Stanley provided a material relationships disclosure memorandum, dated March 21, 2019 (which we refer to as the "Morgan Stanley disclosure memorandum"). The Morgan Stanley disclosure memorandum included certain information regarding Morgan Stanley's material relationships with TIER and Cousins.

        On March 22, 2019, the Cousins board of directors held a telephonic meeting to discuss the status of discussions related to the potential business combination with TIER. Cousins management, representatives of Morgan Stanley and representatives of Wachtell Lipton were present. Mr. Connolly led the Cousins board of directors in a discussion about the strategic rationale for the potential business combination. Mr. Connolly reported that Cousins and TIER, and their respective advisors, had conducted considerable reciprocal due diligence review of the other company's business and operations. Mr. Connolly also briefed the Cousins board of directors on the potential risks related to the potential business combination, including complexities related to certain TIER joint ventures and the addition of non-core assets to the combined company's portfolio. Representatives of Morgan Stanley then reviewed and discussed with the Cousins board of directors its financial analysis of the potential business combination. Representatives of Morgan Stanley also indicated that they anticipated being able to deliver a fairness opinion in respect of the proposed transaction at a 2.98 exchange ratio if requested by the Cousins board of directors. Representatives of Wachtell Lipton then reviewed with the Cousins board of directors their legal and fiduciary duties with respect to the consideration of the proposed transaction. Representatives of Wachtell Lipton also provided a summary of the material terms of the draft merger agreement. The Cousins board of directors expressed their support for continuing the discussions to enter into a business combination with TIER based on a 2.98 exchange ratio. Mr. Connolly concluded the meeting noting that formal approval of the proposed transaction was expected to be requested of the Cousins board of directors at a subsequent meeting. The Cousins board of directors also discussed with management the potential to seek the approval of the Cousins stockholders to effect a reverse stock split with respect to the Cousins common stock, and to increase the number of authorized shares of common stock. It was decided that these items would be discussed further at a subsequent board meeting.

        Later on March 22, 2019, Mr. Connolly communicated to Mr. Fordham that Cousins was prepared to continue exploring a transaction with the following key terms: an exchange ratio of 2.98, which represented an implied premium of 16% to the closing price of shares of TIER common stock on March 22, 2019, the addition of two TIER directors to the Cousins board of directors upon closing of the proposed transaction and a termination fee of 2.75% of the equity value of the transaction.

        Also on March 22, 2019, Mr. Gilchrist contacted Mr. Gellerstedt to discuss certain employee benefits and compensation matters to be reflected in the transaction documents.

        On March 23, 2019, the compensation committee of the TIER board of directors held a telephonic meeting, with Goodwin Procter in attendance, to consider the appropriateness of authorizing the reimbursement of excise taxes payable by certain key employees. At the direction of the compensation committee, following this meeting Mr. Gilchrist contacted Mr. Gellerstedt to discuss the desire to enter into agreements with management to cover certain excise taxes payable as a result of the transaction.

        On March 24, 2019, Mr. Gellerstedt contacted Mr. Gilchrist to communicate that Cousins was prepared to agree to the proposed reimbursement of excise taxes in connection with a transaction, up to an aggregate amount of $5.5 million. Later in the day, the compensation committee of the TIER board of directors met, with Goodwin Procter in attendance. Mr. Gilchrist communicated the Cousins proposal in respect of reimbursement of excise taxes to the committee members. Following discussion, the compensation committee determined to recommend to the TIER board of directors the approval of TIER entering into gross-up agreements with certain executives.

        On March 24, 2019, the Cousins board of directors held a telephonic special meeting to review the status of the negotiations of the Merger Agreement. Cousins management, representatives of Morgan Stanley and representatives of Wachtell Lipton were present. Mr. Connolly reported that Cousins management had completed its due diligence review of TIER. Mr. Connolly also reported that Cousins had communicated to Mr. Fordham that Mr. Fordham would be invited to be one of the two members of the TIER board of directors that would be appointed to the Cousins board of directors upon the closing of the proposed transaction. Representatives of Wachtell Lipton provided an update on the negotiation of the merger agreement. Representatives of Morgan Stanley then provided the Cousins board of directors with an oral opinion, which was subsequently confirmed by delivery of a written opinion dated March 24, 2019, that, as of that date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to Cousins. Representatives of Wachtell Lipton then discussed and reviewed with the Cousins board of directors the proposed resolutions to authorize the proposed transaction. The Cousins board of directors asked questions and discussed the strategic rationale for the potential business combination. Following discussion, including discussion of the matters described below under "—Cousins' Reasons for the Merger; Recommendations of the Cousins Board of Directors," the Cousins board of directors, by a unanimous vote, (i) approved the Merger Agreement, (ii) declared the Merger Agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Cousins common stock required to effect the Merger, to be advisable and in the best interests of Cousins and its stockholders, (iii) recommended to the Cousins stockholders that they approve the issuance of shares of Cousins common stock required to consummate the Merger and (iv) directed that the proposal to issue shares of Cousins common stock to consummate the Merger be submitted to a vote of the Cousins stockholders entitled to vote thereon at a special meeting of the Cousins stockholders.

        On March 24, 2019, the TIER board of directors held a telephonic special meeting with members of TIER management and representatives of Goodwin Procter and J.P. Morgan. Representatives of J.P. Morgan reviewed with the TIER board of directors its financial analysis of the proposed merger consideration noting, among other things, that based on the fixed exchange ratio of 2.98 shares of Cousins common stock for each outstanding share of TIER common stock, TIER stockholders would realize a 15.6% implied offering premium based on TIER's common stock price as of the close of business on March 22, 2019. J.P. Morgan then delivered to the TIER board of directors an oral opinion, which was confirmed by delivery of a written opinion dated March 24, 2019, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its written opinion, the exchange ratio provided for in the Merger is fair, from a financial point of view, to the holders of TIER common stock. Representatives of Goodwin Procter summarized the terms of the Merger Agreement, including the nature of the representations and warranties, interim operating covenants, other covenants and closing conditions contained in the merger agreement, the termination fee, the events that would trigger the payment of the termination fee, the terms of the non-solicitation covenant and related deal protection provisions in the Merger Agreement. Mr. Gilchrist then led the TIER board of directors in a discussion of the transaction and the TIER board of directors discussed the value provided by the exchange ratio and determined that the implied price paid by Cousins was likely to be highly attractive to TIER stockholders. The TIER board of directors asked questions of representatives of Goodwin Procter regarding the proposed draft merger agreement and discussed various terms of the merger agreement. Goodwin Procter then reviewed with the TIER board of directors the proposed corporate approvals for the transaction. The chairman of the compensation committee conveyed its recommendation that the TIER board of directors approve entering into gross-up agreements with certain executives, up to an aggregate of $5.5 million, and the TIER board of directors approved doing so. Following these presentations and discussions, and other discussions by the TIER board of directors concerning, among other things, the matters described below under "—TIER's Reasons for the Merger; Recommendations of the TIER Board of Directors," the TIER board of directors, by a unanimous vote of all directors, then (i) determined and declared that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interest of TIER (ii) approved, in accordance with the MGCL, the Merger and the other transactions contemplated by the Merger Agreement in all respects on the terms and conditions set forth in the Merger Agreement and (iii) recommended to the TIER stockholders that they approve the Merger on substantially the terms and conditions set forth in the Merger Agreement.

        Following the TIER board of directors meeting and Cousins board of directors meeting, the parties finalized the transaction documents.

        In the morning of March 25, 2019, representatives of TIER and Cousins executed the Merger Agreement. TIER and Cousins also amended their confidentiality agreement to extend the expiration date of the confidentiality agreement to March 25, 2020.

        On the morning of March 25, 2019, before the New York Stock Exchange opened, TIER and Cousins issued a joint press release announcing the execution of the Merger Agreement.

        To date, TIER has not received an alternate acquisition proposal from any of Party A, Party B, Party C or any other third party.

Cousins' Reasons for the Merger; Recommendations of the Cousins Board of Directors

        After careful consideration, the Cousins board of directors, by a unanimous vote of all directors, at a meeting held on March 24, 2019, (i) approved the Merger Agreement and the transactions contemplated thereby, including the Merger (ii) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, were advisable and in the best interests of Cousins and its stockholders, (iii) directed that the Cousins Issuance Proposal be submitted for approval by Cousins stockholders and (iv) recommended that Cousins stockholders vote "FOR" the Cousins Issuance Proposal.

        In the course of evaluating the Merger Agreement and the transactions contemplated thereby, including the Merger, the Cousins board of directors consulted with Cousins' management and Cousins' legal and financial advisors and considered a number of factors that the Cousins board of directors believed supported its decision to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, including the following material factors:

  •
  its belief that the strategic and transformative nature of the Merger will result in Cousins becoming the preeminent Sun Belt office REIT with an unmatched portfolio of trophy office assets balanced across the premier Sun Belt markets, including certain highly-amenitized submarkets;

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  its expectation that, following the Merger, Cousins will have a portfolio comprising approximately 21 million square feet of rentable space in the premier submarkets of Atlanta, Austin, Charlotte, Dallas, Phoenix and Tampa;

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  its views on macroeconomic and industry trends, including a potential trend towards consolidation in the Sun Belt office properties market to develop larger and more diverse companies with expanded portfolios, greater tenant and geographic diversity and enhanced access to capital markets;

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  its expectation that the combination of Cousins and TIER presents compelling growth opportunities, including significant organic growth through a 8% to 10% rent mark-to-market opportunity and external growth driven by a profitable development pipeline and an irreplaceable land bank;

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  its expectation that, following the Merger, Cousins will obtain increased exposure to the high-growth Austin market and the most desirable submarkets in the Dallas market;

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  its expectation that the combination of Cousins and TIER will provide improved efficiencies, including substantial synergy opportunities, given the 81% geographic overlap between the two companies based on net operating income;

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  its expectation that, following the Merger, Cousins will achieve increased scale, improved liquidity and expanded access to capital, and will be better positioned to absorb market cycles;

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  its expectation that, following the Merger, Cousins will maintain a continued commitment to a simple, low leverage strategy, with an estimated pro forma net debt-to-EBITDA ratio of approximately 4.5x;

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  its expectation that, following the Merger, Cousins will operate in markets that are currently experiencing rent, employment and population growth ahead of the U.S. national average and low levels of new office space construction for such markets;

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  its expectation that, upon completion of the Merger, legacy Cousins common stockholders will own approximately 72% of the common stock of Cousins;

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  its belief that the businesses of Cousins and TIER are highly complementary and that the integration of the two companies will be completed in a timely and efficient manner with minimal disruption to tenants and employees;

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  its expectation that the Merger will result in approximately $18.5 million of annual run-rate general and administrative savings, which are expected to be derived primarily by the elimination of duplicative corporate overhead costs;

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  its expectation that, following the Merger, Cousins will realize immediate operational and leasing synergies through increased market scale, enabling Cousins to leverage pricing power in lease and vendor negotiations, to attract, hire and retain best-in-class local teams, to capitalize on emerging investment opportunities and to create flexibility to meet changing tenant space demands;

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  that, following the Merger, the Cousins board of directors will have 11 members, including the existing members of the Cousins board of directors and two new members from the TIER board of directors: Mr. Scott W. Fordham, chief executive officer of TIER and a member of the TIER board of directors, and one individual who was an independent member of the TIER board of directors as of March 25, 2019 to be mutually selected by TIER and Cousins;

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  management's knowledge of Cousins' business, financial condition, results of operations, industry and competitors;

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  the Merger Agreement's provisions requiring TIER to pay Cousins a termination fee of $45.45 million if the Merger Agreement is terminated under certain circumstances. For more information, see "—The Merger Agreement—Termination of the Merger Agreement" and "—The Merger Agreement—No Solicitation";

  •
  the historical and then-current trading prices and volumes of each of Cousins common stock and TIER common stock;

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  the fact that the exchange ratio under the Merger Agreement is fixed (i.e., it will not be adjusted for fluctuations in the market price of Cousins common stock or TIER common stock), creating certainty as to the number of shares of Cousins common stock to be issued;

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  the written opinion of Morgan Stanley delivered to the Cousins board of directors to the effect that, as of March 24, 2019 and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in such opinion, the exchange ratio pursuant to the Merger Agreement was fair, from a financial point of view, to Cousins. For more information, see "—Opinion of Cousins' Financial Advisor—Opinion of Morgan Stanley & Co. LLC"; and

  •
  the other terms and conditions of the Merger Agreement.

        The Cousins board of directors also considered a number of risks and other factors identified in its deliberations as weighing negatively against the Merger, including the following:

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  the risk of not capturing all of the anticipated estimated annual general corporate and administrative savings and operational and leasing synergies and the risk that other anticipated benefits of the transactions might not be realized on the expected timeframe or at all;

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  the challenges of combining Cousins with TIER, including technical, operational, accounting and other challenges, and the risk of diverting management resources for an extended period of time to accomplish this combination;

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  the restrictions on the conduct of Cousins' business during the period between execution of the Merger Agreement and the consummation of the Merger. For more information, see "—The Merger Agreement—Conduct of Business Pending the Merger";

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  the fact that projections of future results of operations are necessarily estimates based on assumptions. For more information, see "—Cousins Unaudited Prospective Financial Information";

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  the possibility that the Merger may not be completed, or that completion may be unduly delayed, including for reasons beyond the control of Cousins or TIER;

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  the risk that the Cousins stockholders may fail to approve the Cousins Issuance Proposal or that TIER stockholders may fail to approve the TIER Merger Proposal;

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  the potential that the fixed exchange ratio could result in Cousins delivering greater value to TIER stockholders than had been anticipated by Cousins stockholders should the value of Cousins common stock, relative to TIER common stock, increase disproportionately from the date of the Merger Agreement;

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  the substantial costs to be incurred in connection with the Merger, including the costs of integrating the businesses of Cousins and TIER and the transaction expenses arising from the Merger;

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  the ownership dilution to legacy Cousins stockholders as a result of the issuance of Cousins common stock pursuant to the Merger Agreement;

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  the Merger Agreement's provisions preventing Cousins from changing its recommendation to the Cousins stockholders to approve the Cousins Issuance Proposal;

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  the Merger Agreement's provisions permitting TIER to terminate the Merger Agreement in order to enter into a superior proposal upon payment by TIER to Cousins of a termination fee of $45.45 million. For more information, see "—The Merger Agreement—Termination of the Merger Agreement";

  •
  the risk that payment by TIER to Cousins of a termination fee of $45.45 million if the Merger Agreement is terminated under certain circumstances may not be sufficient to fully compensate Cousins for its losses in such circumstances. For more information, see "—The Merger Agreement—Termination of the Merger Agreement" and "—The Merger Agreement—No Solicitation";

  •
  the risk that failure to complete the Merger could negatively affect the price of Cousins common stock and future business and financial results of Cousins; and

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  the potential risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the Merger.

        The Cousins board of directors concluded that the potentially negative factors associated with the Merger were outweighed by the potential benefits that it expected the Cousins stockholders would achieve as a result of the Merger. Accordingly, the Cousins board of directors determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, were fair to and in the best interests of Cousins and its stockholders.

        The foregoing discussion of the factors considered by the Cousins board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the Cousins board of directors. In reaching its decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, the Cousins board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Cousins board of directors considered all these factors as a whole, including discussions with, and questioning of, Cousins' management and Cousins' financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

        This explanation of Cousins' reasons for the Merger and the other information presented in this section is forward-looking in nature and should be read in light of the sections herein entitled "Risk Factors," beginning on page 26 and "Cautionary Statement Concerning Forward-Looking Statements," beginning on page 35.

        The Cousins board of directors unanimously recommends to Cousins' stockholders that they vote "FOR" the Cousins Issuance Proposal.

TIER's Reasons for the Merger; Recommendations of the TIER Board of Directors

        After careful consideration, the TIER board of directors, by a unanimous vote of all directors, at a meeting held on March 24, 2019, approved the Merger Agreement and the transactions contemplated thereby, including the Merger. In the course of evaluating the Merger Agreement and the transactions contemplated thereby, including the Merger, the TIER board of directors consulted with TIER's senior management and its outside legal counsel and financial advisor and unanimously (i) determined and declared that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interest of TIER, (ii) approved, in accordance with the MGCL, the Merger and the other transactions contemplated by the Merger Agreement in all respects on the terms and conditions set forth in the Merger Agreement and (iii) recommended to TIER stockholders that they approve the Merger on substantially the terms and conditions set forth in the Merger Agreement.

        In determining that the Merger is advisable and in the best interests of TIER and its stockholders, in authorizing and approving the Merger on the terms set forth in the Merger Agreement, in approving the Merger Agreement and in recommending that TIER stockholders vote to approve the Merger on the terms set forth in the Merger Agreement, the TIER board of directors considered various factors that it viewed as supporting its decisions, including the following material factors:

  •
  the receipt of Cousins common stock as Merger consideration provides TIER stockholders with the opportunity to have an ownership stake in the combined company, which is expected to provide a number of significant potential strategic opportunities and benefits, including the following:

  •
  the Merger combines two complementary portfolios with similar business strategies in top United States markets, allowing the combined company to capture immediate and substantial cost synergies in the form of corporate general and administrative cost savings, operating cost savings, interest expense and lease adjustments, as well as long-term revenue synergies from operating performance and development value creation, all of which will ultimately drive increases to net operating income;

  •
  current market and industry trends, TIER's future prospects as an independent company and the challenges and risks that could affect TIER's future performance;

  •
  the Merger consideration had an implied value per share of TIER common stock of $29.44, which represented a premium of approximately 15.6% to TIER's stock price, based on closing prices on March 22, 2019, the last trading day prior to the public announcement of the Merger Agreement;

  •
  the exchange ratio in the Merger is fixed and will not fluctuate as a result of changes in the market price of TIER common stock or Cousins common stock, which provides certainty as to the pro forma percentage ownership of the combined company that the TIER stockholders would receive in the Merger;

  •
  based on the dividends declared by TIER and Cousins for the most recent fiscal quarter as of the date of the Merger Agreement, TIER stockholders would realize an approximately 20% increase in dividend payments as holders of Cousins common stock, assuming no change in Cousins' dividend policy;

  •
  the Merger consideration, consisting of Cousins common stock, which will be listed for trading on the NYSE, continues to provide liquidity for TIER stockholders desiring to liquidate their investment after the Merger;

  •
  the March 24, 2019 oral opinion of J.P. Morgan delivered to TIER's board of directors, which was confirmed by delivery of a written opinion, dated March 24, 2019, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing the opinion, the exchange ratio in the Merger was fair, from a financial point of view, to the holders of TIER common stock, as more fully described below in the section entitled "The Merger—Opinion of TIER's Financial Advisor" beginning on page 69. The full text of the written opinion of J.P. Morgan, dated March 24, 2019, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing the opinion, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference;

  •
  the expectation that, for TIER stockholders that are United States holders, the Merger will generally qualify as a tax-free transaction for United States federal income tax purposes;

    •
    that immediately following the completion of the Merger, two members of the board of directors of TIER, consisting of Scott W. Fordham and one independent director on the board of directors of TIER to be mutually agreed by the parties, will be appointed to the board of directors of the combined company;

    •
    the Merger is subject to approval by holders of a majority of the outstanding shares of TIER common stock;

    •
    the Merger Agreement permits TIER to continue to pay its stockholders regular quarterly dividends through consummation of the Merger;

    •
    the Merger Agreement provides TIER with the ability, under certain specified circumstances, to consider an acquisition proposal if the TIER board of directors determines such proposal would reasonably be expected to lead to a superior proposal (as defined in the Merger Agreement) and that failure to take such action would be inconsistent with their duties as directors under applicable law, and the Merger Agreement provides the TIER board of directors with the ability, under certain specified circumstances, to make a change in recommendation and to terminate the Merger Agreement following such change in recommendation in order to enter into an agreement with respect to a superior proposal upon payment of a termination fee, in an amount equal to $45.45 million, which the TIER board of directors concluded was reasonable in the context of termination fees payable in comparable transactions and in light of the overall structure of the transaction and terms of the Merger Agreement;

    •
    the Merger Agreement would provide TIER with sufficient operating flexibility between the signing of the Merger Agreement and the completion of the Merger for TIER to conduct its business in the ordinary course of business consistent with past practice;

    •
    the commitment on the part of each of TIER and Cousins to complete the Merger as reflected in their respective obligations under the terms of the Merger Agreement and the absence of any required government consents, and the likelihood that the Merger will be completed on a timely basis;

    •
    the other terms of the Merger Agreement, including representations, warranties and covenants of the parties, as well as the conditions to their respective obligations under the Merger Agreement;

    •
    that in light of the expected long-term strategic and financial benefits associated with the combination of TIER and Cousins, the ability of TIER stockholders to continue to benefit from the prospects of the combined company, the overall terms of the Merger and the timing, likelihood and risks of completing alternative transactions, including the business, competition, industry and market risks that would apply to TIER, the Merger would be in the best interests of TIER stockholders, as compared to potential alternatives, including the continued independent operation of TIER and TIER's prospects for a merger or sale transaction with a company other than Cousins and the potential terms for such other transactions as more particularly described in this proxy statement/prospectus under "The Mergers—Background of the Merger"; and

    •
    the course of negotiations with Cousins, which were conducted at arm's length and during which the TIER board of directors was advised by its legal and financial advisors, including the fact that the negotiations resulted in provisions allowing an interested party an opportunity to make an alternative proposal during a specified period, which if accepted by TIER under specified circumstances, would result in a termination fee of $45.45 million being paid to Cousins.

        The TIER board of directors also considered a variety of risks and other potentially negative factors in considering the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, including the following material factors:

  •
  that, following the completion of the Merger, TIER would no longer exist as an independent public company and TIER stockholders would only be able to participate in any future earnings growth TIER might have achieved solely through their ownership of Cousins common stock;

  •
  that, because the Merger consideration is a fixed exchange ratio of shares of Cousins common stock, TIER stockholders could be adversely affected by a decline in the market price of Cousins common stock and the fact that the Merger Agreement does not provide for any adjustment of the Merger consideration if the market price of Cousins common stock declines and does not provide a price-based termination right or other similar protection in favor of TIER or TIER stockholders;

  •
  the risk that the cost savings, operational synergies and other benefits to the TIER stockholders expected to result from the Merger might not be fully realized or not realized at all, including as a result of possible changes in the real estate market or the industrial real estate business affecting the markets in which the combined company will operate or as a result of potential difficulties integrating the two companies and their respective operations;

  •
  the risk that a different strategic alternative potentially could be more beneficial to TIER stockholders than the Merger;

  •
  that, under the terms of the Merger Agreement, TIER must pay to Cousins a termination fee in an amount of $45.45 million if the Merger Agreement is terminated under certain circumstances, which might discourage or deter other parties from proposing an alternative transaction that may be more advantageous to TIER stockholders, or which may become payable in circumstances when no alternative transaction or superior proposal is available to TIER;

  •
  the terms of the Merger Agreement place limitations on the ability of TIER to solicit, initiate, knowingly encourage or knowingly facilitate any inquiries or the making of any proposal by or with a third party with respect to a competing transaction and to furnish information to, or enter into discussions with, a third party interested in pursuing an alternative strategic transaction;

  •
  the risk that one or more of the conditions to the parties' obligations to complete the Merger will not be satisfied or waived;

  •
  the risk of diverting management focus and resources from operational matters and other strategic opportunities as well as causing significant distractions for TIER's employees while working to implement the Merger, which may result in harm to TIER's business if the Merger does not close;

  •
  the possibility that the Merger may not be completed, or may be unduly delayed, for reasons beyond the control of TIER or Cousins, including because TIER stockholders may not approve the Merger and the other transactions contemplated by the Merger Agreement;

  •
  provisions in the Merger Agreement restricting operation of TIER's business during the period between the signing of the Merger Agreement and consummation of the Merger may delay or prevent TIER from undertaking business opportunities that may arise or other actions it would otherwise take with respect to its operations absent the pending completion of the Merger;

  •
  that TIER and Cousins may be obligated to complete the Merger without having obtained appropriate consents, approvals or waivers from the counterparties under certain of TIER's contracts that require consent or approval to consummate the Merger, and the risk that such consummation could trigger the termination of, or default under, such contracts;

  •
  that certain of TIER's directors and executive officers have certain interests in the Merger that might be different from the interests of TIER stockholders generally as described under the section entitled "—Interests of TIER Directors and Executive Officers in the Merger" beginning on page 82;

  •
  the expenses to be incurred in connection with the Merger; and

  •
  the types and nature of the risks described under the section entitled "Risk Factors" beginning on page 26.

        This discussion of the foregoing information and material factors considered by the TIER board of directors in reaching its conclusions and recommendations is not intended to be exhaustive and is not provided in any specific order or ranking. In view of the wide variety of factors considered by the TIER board of directors in evaluating the Merger Agreement and the transactions contemplated thereby, including the Merger, and the complexity of these matters, the TIER board of directors did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weight to those factors. In addition, different members of the TIER board of directors may have given different weight to different factors. The TIER board or directors did not reach any specific conclusion with respect to any of the factors considered and instead conducted an overall review of such factors and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

        This explanation of the reasoning of the TIER board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled "Cautionary Statement Concerning Forward-Looking Statements" beginning on page 35.

        After careful consideration, for the reasons set forth above, the TIER board of directors unanimously recommends that the TIER stockholders vote "FOR" the proposal to approve the Merger on the terms and conditions set forth in the Merger Agreement.

Opinion of Cousins' Financial Advisor

        Cousins retained Morgan Stanley to provide it with financial advisory services in connection with the Merger and to provide a financial opinion to the Cousins board of directors. Cousins selected Morgan Stanley to act as its financial advisor based on Morgan Stanley's qualifications, expertise and reputation, its knowledge of and involvement in recent transactions in Cousins' industry, and its knowledge of the business and affairs of Cousins. As part of this engagement, the Cousins board of directors requested that Morgan Stanley evaluate the fairness to Cousins, from a financial point of view, of the exchange ratio pursuant to the Merger Agreement. On March 24, 2019, at a meeting of the Cousins board of directors, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing by delivery of a written opinion to the Cousins board of directors dated March 24, 2019, that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in the written opinion, the exchange ratio pursuant to the Merger Agreement was fair, from a financial point of view, to Cousins.

        The full text of the written opinion of Morgan Stanley, dated as of March 24, 2019, is attached to this joint proxy statement/prospectus as Annex B and is hereby incorporated into this joint proxy statement/prospectus by reference in its entirety. You should read the opinion in its entirety for a discussion of the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. You should read the entire opinion and the summary of Morgan Stanley's opinion below carefully and in their entirety. This summary of the opinion of Morgan Stanley set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Morgan Stanley's opinion was directed to the Cousins board of directors, in its capacity as such, addressed only the fairness of the exchange ratio pursuant to the Merger Agreement, from a financial point of view, to Cousins as of the date of the opinion and did not address any other aspects or implications of the Merger. The opinion did not in any manner address the prices at which shares of Cousins common stock will trade following consummation of the Merger or at any time. Morgan Stanley's opinion was not intended to, and does not, constitute a recommendation to any holder of shares of Cousins common stock or TIER common stock as to how to vote at the Cousins special meeting or the TIER special meeting, respectively, to be held in connection with the Merger or whether to take any other action with respect to the Merger. Morgan Stanley was not required to opine as to, and its opinion does not in any manner address, the underlying business decision by Cousins to proceed with or effect the transactions contemplated by the Merger Agreement, or the likelihood that the Merger is consummated. Morgan Stanley's opinion did not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available.

        In connection with rendering its opinion, Morgan Stanley, among other things:

  •
  reviewed certain publicly available financial statements and other business and financial information of TIER and Cousins, respectively;

  •
  reviewed certain internal financial statements and other financial and operating data concerning TIER and Cousins, respectively;

  •
  reviewed certain financial projections prepared by the management teams of TIER and Cousins, respectively;

  •
  reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the management of Cousins;

  •
  discussed the past and current operations and financial condition and the prospects of Cousins, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Cousins;

  •
  reviewed the pro forma impact of the Merger on Cousins' earnings per share, cash flow, consolidated capitalization and certain financial ratios;

  •
  reviewed the reported prices and trading activity for TIER common stock and Cousins common stock;

  •
  compared the financial performance of TIER and Cousins and the prices and trading activity of TIER common stock and Cousins common stock with that of certain other publicly-traded companies comparable with TIER and Cousins, respectively, and their securities;

  •
  reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  •
  participated in certain discussions and negotiations among representatives of TIER and Cousins and their financial and legal advisors;

  •
  reviewed the Merger Agreement and certain related documents; and

  •
  performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

        In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by TIER and Cousins, and formed a substantial basis for its opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, Morgan Stanley assumed, with Cousins' consent, that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of TIER and Cousins of the future financial performance of TIER and Cousins. These projections are discussed more fully under "—Cousins Unaudited Prospective Financial Information" and "—TIER Unaudited Prospective Financial Information" beginning on pages 76 and 78, respectively. Morgan Stanley assumed, with Cousins' consent, that the projections prepared by the management of Cousins are a reasonable basis upon which to evaluate the business and financial prospects of Cousins and TIER. Morgan Stanley expressed no view as to such projections or the assumptions on which they were based. Morgan Stanley relied upon, without independent verification, the assessment by the management teams of TIER and Cousins of: (i) the strategic, financial and other benefits expected to result from the Merger; (ii) the timing and risks associated with the integration of TIER and Cousins; and (iii) their ability to retain key employees of TIER and Cousins, respectively. Morgan Stanley assumed, with Cousins' consent, that TIER has operated in conformity with the requirements for qualification as a REIT for U.S. federal income tax purposes since its formation as a REIT and assumed that the Merger will not adversely affect the status or operations of Cousins. In addition, Morgan Stanley assumed, with Cousins' consent, that the Merger will be consummated in accordance with all applicable laws and regulations and in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Merger will be treated as a tax-free reorganization, pursuant to the Code, as amended, and that the definitive Merger Agreement would not differ in any material respect from the draft thereof furnished to Morgan Stanley. Morgan Stanley assumed, with Cousins' consent, that in connection with the receipt of all the necessary governmental, regulatory or other approvals, consents or agreements required in connection with the Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the Merger. Morgan Stanley did not express any view on, and its opinion did not address, any other term or aspect of the Merger Agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection therewith. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of TIER and Cousins and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of TIER's officers, directors or employees, or any class of such persons, relative to the Merger consideration to be received by the holders of shares of TIER common stock in the transaction. Morgan Stanley was not requested to make, and did not make, any independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of TIER or Cousins, nor was it furnished with any such valuations or appraisals. Morgan Stanley's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of the date of its opinion. Events occurring after such date may affect Morgan Stanley's opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

Summary of Financial Analyses of Morgan Stanley

        The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter to the Cousins board of directors dated March 24, 2019. The following summary is not a complete description of the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. The various analyses summarized below were based on the closing prices for TIER common stock and Cousins common stock as of March 22, 2019, the last trading day prior to the execution of the Merger Agreement. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole. Assessing any portion of such analyses and of the factors reviewed, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley's opinion. Furthermore, mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using the data referred to below.

Comparable Public Company Analysis

        Morgan Stanley reviewed and compared certain publicly available, ratios and consensus estimates of each of TIER and Cousins with equivalent publicly available financial information and consensus estimates for companies that share business characteristics with TIER and Cousins to derive an implied exchange ratio reference range with respect to TIER and Cousins. After evaluating a number of potential comparable companies, Morgan Stanley in its professional judgment determined that the comparable company with business characteristics most similar to TIER and Cousins for the purposes of its opinion was Highwoods Properties, Inc., which we refer to as "Highwoods." Morgan Stanley evaluated the following factors in determining the view that Highwoods is the most relevant publicly traded REIT for comparison for TIER and Cousins and that no other publicly traded REITs were appropriate comparisons: (i) Market exposure—each of Tier, Cousins and Highwoods own office properties that are primarily located in Sun Belt markets in the United States and no other publicly traded REITs have portfolios with similar geographic exposure, and (ii) Portfolio characteristics—each of Tier, Cousins and Highwoods own a high-quality portfolio of office properties that are primarily located in amenitized sub-markets within Sun Belt markets which are largely urban and highly sought after markets and no other publicly traded REITs have portfolios with similar portfolio characteristics. In addition to Highwoods, the comparable companies set for Cousins included TIER, and the comparable companies set for TIER included Cousins.

        For purposes of this comparable public company analysis, Morgan Stanley analyzed the following statistics of Highwoods for comparison purposes: share premium or discount to Street consensus estimated net asset value, which we refer to as "NAV." Morgan Stanley determined that given that a substantial portion of TIER's asset base consists of non-income generating assets (development in process, land, etc.), earnings based multiples (such as funds from operations per share, which we refer to as "FFO", adjusted FFO, which we refer to as "AFFO", or earnings before interest, tax, depreciation and amortization, which we refer to as "EBITDA") were not relevant statistics to consider when comparing TIER to its public peers and, therefore, such metrics also could not be used in comparing TIER with Cousins to derive the implied exchange ratio reference range. Rather, Morgan Stanley determined that trading relative to NAV was a more relevant comparison between TIER and its public peers. With respect to this metric, Morgan Stanley calculated implied premiums or discounts to consensus NAV, as the case may be. The statistics for Highwoods were calculated using its closing price on March 22, 2019 and were based on the most recent publicly available information and Street consensus estimates.

        Morgan Stanley then compared these statistics of Highwoods with the corresponding statistics for TIER and Cousins. The following table reflects the results of this analysis:

Premium/Discount to NAV
Cons
Highwoods Properties, Inc.	(7.4)%
TIER REIT, Inc.	(0.4)%
Cousins Properties Incorporated	4.4%

        Morgan Stanley then compared the percentage premiums / discounts to Street consensus NAV from the comparable companies set to Street consensus NAV for each of TIER and Cousins to derive a range of implied share prices for each share of TIER common stock and Cousins common stock. For Cousins, the low end of this range was calculated based upon the mean of the comparable companies (other than Cousins), less five percent, while the high end of this range was calculated based upon the mean of the comparable companies (other than Cousins), plus five percent. For TIER, the low end of this range was calculated based upon the mean of the comparable companies (other than TIER), less five percent, while the high end of this range was calculated based upon the mean of the comparable companies (other than TIER), plus five percent. The ranges of implied share prices derived from the above analyses were compared to (1) for Cousins, the Consensus NAV as of March 22, 2019 of $9.47 and (2) for TIER, the Consensus NAV as of March 22, 2019 of $25.59. The following table reflects the results of this analysis:

	TIER		Cousins
	Comparable Companies Range	Implied Share Price Range	Comparable Companies Range	Implied Share Price Range
Consensus NAV	(6.5)% - 3.5%	$23.92 - $26.48	(8.9)% - 1.1%	$8.62 - $9.57

        Following this analysis, Morgan Stanley then compared the ranges of implied share prices for each of Cousins and TIER. Morgan Stanley compared the lowest implied equity value per share for TIER to the highest implied equity value per share for Cousins to derive the lowest exchange ratio implied by each pair of estimates. Similarly, Morgan Stanley compared the highest implied equity value per share for TIER to the lowest implied equity value per share for Cousins to derive the highest exchange ratio implied by each pair of estimates. The implied exchange ratios resulting from this analysis, as compared to the exchange ratio of 2.98 provided for in the Merger, were:

Implied Exchange Ratio Range
Consensus NAV	2.499x to 3.070x

        Highwoods is not identical to TIER or Cousins. In undertaking its comparable companies analysis, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, which are beyond TIER's and Cousins' control, such as the impact of competition on TIER, Cousins and the industry generally, industry growth, and the absence of any material adverse effect in the financial condition and prospects of TIER, Cousins or the industry in which they operate, or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not, in itself, a meaningful method of using comparable company data.

Dividend Discount Analysis

        Morgan Stanley performed a dividend discount analysis of shares of TIER common stock to calculate a range of implied present values per share of TIER common stock. To perform this analysis,

Morgan Stanley calculated the aggregate implied present value of dividends per share that TIER was forecasted to generate for the period from July 1, 2019 through December 31, 2022 utilizing internal estimates of TIER's management, discounted based on a derived cost of equity using the capital asset pricing model. Morgan Stanley then derived an implied terminal value per share of TIER common stock by applying an estimated amount of FFO per share to an estimated FFO multiple per share, each for the calendar year 2023, based on TIER's historical FFO growth rate and historical FFO trading multiple, respectively. This implied terminal value was then discounted to present value by applying the same derived cost of equity and added to the sum of the implied present value of dividends per share to arrive at implied present value per share. Morgan Stanley then calculated a range of implied present values of TIER common stock by applying a selected range of FFO multiples of 13.6x to 16.6x, and cost of equity percentages of 5.9% to 7.9%, to the implied present value per share of TIER common stock described above, which was calculated using the mid-point of these ranges. This analysis indicated the following implied per share equity value reference range for TIER:

Implied Per Share Equity Value Reference Range
$23.61 to $30.06

        Similarly, Morgan Stanley performed a dividend discount analysis of Cousins common shares to calculate a range of implied present values per share of Cousins common stock. To perform this analysis, Morgan Stanley calculated the aggregate implied present value of dividends per share that Cousins was forecasted to generate during the fiscal years ending December 31, 2019 through December 31, 2022 utilizing internal estimates of Cousins management, discounted based on a derived cost of equity using the capital asset pricing model. Morgan Stanley then derived an implied terminal value per share of Cousins common stock by applying an estimated amount of FFO per share to an estimated FFO multiple per share, each for the calendar year 2023, based on Cousins' historical FFO growth rate and historical FFO trading multiple, respectively. This implied terminal value was then discounted to present value by applying the same derived cost of equity and added to the sum of the implied present value of dividends per share to arrive at implied present value per share. Morgan Stanley then calculated a range of implied present values of Cousins common stock by applying a selected range of FFO multiples of 12.7x to 15.7x, and cost of equity percentages of 5.2% to 7.2%, to the implied present value per share of Cousins common stock described above, which was calculated using the mid-point of these ranges. This analysis indicated the following implied per share equity value reference range for Cousins:

Implied Per Share Equity Value Reference Range
$8.34 to $10.72

        Following this analysis, Morgan Stanley then compared the ranges of implied equity values for each of Cousins and TIER. First, Morgan Stanley compared the lowest implied equity value per share for TIER to the highest implied equity value per share for Cousins to derive the lowest exchange ratio implied by each pair of estimates. Second, Morgan Stanley compared the highest implied equity value per share for TIER to the lowest implied equity value per share for Cousins to derive the highest exchange ratio implied by each pair of estimates. The implied exchange ratio range resulting from this analysis, as compared to the exchange ratio of 2.98x provided for in the Merger Agreement, was:

Implied Exchange Ratio Range
2.202x -3.606x

Net Asset Value Analysis

        Morgan Stanley also prepared a net asset value analysis for both TIER and Cousins using 2019 estimated net operating income and asset and liability balances expected as of June 30, 2019 provided by TIER and Cousins management, respectively.

        To arrive at an aggregate value for TIER's operating portfolio, Morgan Stanley applied a weighted average capitalization rate of 5.6% and 7.5% to the strategic operating portfolio and non-operating portfolio respectively based on guidance from Cousins management. To this aggregate value for TIER, Morgan Stanley added the value of development assets and development land of $579 million and $64 million, respectively, as provided by Cousins management, and deducted balance sheet liabilities of $777 million provided by Cousins management.

        To arrive at an aggregate value for Cousins' operating portfolio, Morgan Stanley applied a weighted average capitalization rate of 6.5% to the strategic operating portfolio based on guidance from Cousins management. To this aggregate value for Cousins, Morgan Stanley added the value of development assets and development land of $161 million and $15 million, respectively, as provided by Cousins management, and deducted balance sheet liabilities of $1,428 million provided by Cousins management.

        Morgan Stanley then derived a range of per-share NAV estimates for shares of TIER common stock and Cousins common stock applying a range of capitalization rates falling within 50 basis points of a midpoint of 6.1% for TIER and 6.5% for Cousins. The resulting range of per-share NAV estimates for TIER as of June 30, 2019 was $25.54 to $30.54, and the resulting range of per-share NAV estimates for Cousins as of June 30, 2019 was $9.01 to $10.99. Morgan Stanley then identified the highest implied exchange ratio and the lowest implied exchange ratio to derive the following implied exchange ratio range, as compared to the exchange ratio of 2.98x provided for in the Merger:

Implied Exchange Ratio Range
2.324x to 3.391x

Premiums Paid Analysis

        Using publicly available information, Morgan Stanley reviewed the terms of the following selected public company precedent transactions announced between October 1, 2013 to December 7, 2018 in which the targets were REITs and the transaction was greater than $500 million for which sufficient information was available as of the date of the opinion.

Selected Precedent Transactions

Completed	Target	Acquirer
December 7, 2018	Forest City Realty Trust, Inc.	Brookfield Asset Management Inc.
November 30, 2018	LaSalle Hotel Properties	Pebblebrook Hotel Trust
October 10, 2018	Gramercy Property Trust	Blackstone Real Estate Partners
September 20, 2018	Education Realty Trust, Inc.	Greystar Real Estate Partners
August 28, 2018	GGP Inc.	Brookfield Property Partners L.P.
August 22, 2018	DCT Industrial Trust Inc.	Prologis, Inc.
May 24, 2018	Pure Industrial Real Estate Trust	Blackstone Real Estate Partners
May 4, 2018	Canadian REIT	Choice Properties REIT
October 12, 2017	Parkway Properties	CPP Investment Board
September 29, 2017	Monogram Residential Trust	Greystar Real Estate Partners
September 14, 2017	DuPont Fabros Technology	Digital Realty Trust
December 1, 2016	Post Properties	Mid-America Apartment Communities
October 6, 2016	Parkway Properties	Cousins Properties
July 6, 2016	Rouse Properties	Brookfield Asset Management
February 26, 2016	Campus Crest Communities	Harrison Street Real Estate LLC
January 27, 2016	Biomed Realty Trust	Blackstone Real Estate Partners
December 11, 2015	Strategic Hotels & Resorts	Blackstone Real Estate Partners
October 7, 2015	Home Properties	Lone Star Funds
August 7, 2015	Associated Estates Realty Corp.	Brookfield Asset Management Inc.
January 15, 2015	Excel Realty Trust	Blackstone Property Partners, LP
April 1, 2014	BRE Properties	Essex Property Trust
February 7, 2014	Cole Real Estate Investments	American Realty Capital Properties, Inc.
November 5, 2013	CapLease, Inc.	American Realty Capital Properties, Inc.
October 15, 2013	MPG Office Trust	Brookfield Office Properties
October 1, 2013	Colonial Properties Trust	Mid-America Apartment Communities

        Morgan Stanley reviewed the premiums paid to the target companies' unaffected stock prices (defined as the average stock price for the 10 trading days ending five trading days prior to the announcement of the transaction for such selected precedent transactions). The overall observed lowest and highest unaffected stock price premiums paid in all transactions reviewed (in each case after excluding highest and lowest premiums as outliers) were 9.3% and 29.5%, respectively, with a mean premium to unaffected stock price of 18.5%. An implied per share equity value reference range for TIER was then calculated based on applying those premiums to the closing price per share of TIER common stock on March 22, 2019 of $25.48. Based on the implied per share equity value reference range calculated in this analysis, Morgan Stanley derived an implied exchange ratio range using the closing price per share of Cousins common stock on March 22, 2019 of $9.88. This analysis indicated the following implied per share equity value reference range for a share of TIER common stock and the following implied exchange ratio range, as compared to the exchange ratio of 2.98x provided for in the Merger Agreement:

Implied Per Share Equity Value Reference Range	Implied Per Share Merger Consideration
$27.84 - $33.01	2.818x - 3.341x

        No company or transaction utilized in the premiums paid analysis is identical to TIER or the Merger, or directly comparable to the Merger in business mix, timing and size. The fact that points in the range of implied value per share of TIER common stock derived from the valuation of premiums paid in precedent transactions were less than or greater than the consideration is not necessarily dispositive in connection with Morgan Stanley's analysis of the consideration for the Merger, but is one of many factors Morgan Stanley considered.

Other Information

        Morgan Stanley observed certain additional factors that were not considered part of Morgan Stanley's financial analyses with respect to its opinion but were referenced for informational purposes, including the following:

Contribution Analysis

        For reference only, Morgan Stanley also performed a contribution analysis which reviewed the pro forma contribution of Cousins and TIER to the combined entity and implied contributions based on certain financial metrics using management plans for both Cousins and TIER as provided by both Cousins and TIER management for their separate companies, respectively. Such financial metrics included 2019 unadjusted FFO, 2019 FFO adjusted for projected synergies attributed to TIER and 2022 FFO adjusted for projected synergies attributed to TIER. Morgan Stanley evaluated 2022 FFO adjusted for synergies because Morgan Stanley determined that this metric was reflective of a period of time by which much of TIER's and Cousins' respective development pipelines are expected to be income generating and thus appropriate for such a contribution analysis. Morgan Stanley derived an implied pro forma contribution for each of TIER and Cousins by dividing each company's FFO estimates by the combined FFO estimates for both companies. Morgan Stanley also noted the implied exchange ratio derived from the implied contributions for the selected metrics.

Contribution Analysis	Implied Exchange Ratio
2019 Unadjusted FFO	2.030x
2019 Synergy Adjusted FFO	2.490x
2022 Synergy Adjusted FFO(1)	3.209x

(1)
2020 Synergy Adjusted FFO shown to illustrate relative implied contributions once current development pipelines have been stabilized.

Projections per Company Models

Research Analyst Price Targets and NAV Targets

        Morgan Stanley reviewed public market trading price targets for each of TIER and Cousins common shares published by equity research analysts, which reflected low to high price targets for TIER and Cousins of $24.00 to $27.00 and $9.00 to $11.00, respectively. Morgan Stanley then compared the low and high price targets to derive the following implied exchange ratio range:

Implied Exchange Ratio Range
2.182x to 3.000x

        Morgan Stanley also reviewed available equity research analyst estimates of NAV per share for each of TIER and Cousins, which reflected lowest to highest NAV for TIER and Cousins of $21.45 to $28.56 and $9.04 to $9.99, respectively. Morgan Stanley then compared the highest and lowest NAV to derive the following implied exchange ratio range:

Implied Exchange Ratio Range
2.147x to 3.159x

        The public market trading price targets and estimates of NAV per share published by equity research analysts do not necessarily reflect current market trading prices for the common shares of TIER and Cousins and these targets and estimates are subject to uncertainties, including the future financial performance of TIER and Cousins and future financial market conditions.

General

        Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of these analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of TIER or Cousins.

        In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters. These include, among other things, the impact of competition on the businesses of TIER and Cousins and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of TIER, Cousins, or the industry, or in the financial markets in general. Many of these assumptions are beyond the control of TIER and Cousins. Any estimates contained in Morgan Stanley's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

        Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the exchange ratio pursuant to the Merger Agreement to Cousins, and in connection with the delivery of its opinion as of March 24, 2019 to the Cousins board of directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of Cousins common stock might actually trade.

        The exchange ratio provided for in the Merger was determined through arm's-length negotiations between TIER and Cousins and was unanimously approved by the Cousins board of directors. Morgan Stanley provided advice to the Cousins board of directors during these negotiations but did not, however, recommend any specific exchange ratio to Cousins or the Cousins board of directors, or that any specific exchange ratio constituted the only appropriate exchange ratio for the Merger. Morgan Stanley was not requested to opine as to, and its opinion does not in any manner address, the underlying business decision of Cousins to proceed with or effect the transactions contemplated by the Merger Agreement, or the likelihood that the Merger is consummated. Morgan Stanley's opinion did not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. Morgan Stanley's opinion was not intended to, and does not, express an opinion or a recommendation as to how any holder of shares of TIER common stock or Cousins common stock should vote at the special meeting to be held in connection with the Merger, or as to any other action that a holder of shares of TIER common stock or Cousins common stock should take relating to the Merger.

        Morgan Stanley's opinion and presentation to the Cousins board of directors was one of many factors taken into consideration by the Cousins board of directors in deciding to approve the Merger and other transactions contemplated by the Merger Agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Cousins board of directors with respect to the exchange ratio or of whether the Cousins board of directors would have been willing to agree to a different exchange ratio.

        Morgan Stanley's opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for its own account or the accounts of its customers, in debt or equity securities or loans of TIER, Cousins or any other company, or any currency or commodity, that may be involved in the Merger, or any related derivative instrument.

        Under the terms of its engagement letter, Morgan Stanley provided the Cousins board of directors with financial advisory services and a financial opinion, and Cousins agreed to pay Morgan Stanley a total transaction fee of up to $19 million payable upon the closing of the transactions contemplated by the Merger Agreement. If the transaction contemplated by the Merger Agreement is not consummated and Cousins receives compensation pursuant to the termination provisions contained in the Merger Agreement, which we refer to in this paragraph as the Breakup Fee, Morgan Stanley will charge a termination fee equal to the lesser of (1) 25% of the Breakup Fee and (2) the transaction fee that would have been payable by Cousins to Morgan Stanley if the transaction had been consummated. The Cousins board of directors has also agreed to reimburse Morgan Stanley for its expenses, including fees of outside counsel and other professional advisors, incurred in performing its services not to exceed $50,000 without the prior written consent of Cousins, such consent not to be unreasonably withheld; provided, however, that the expenses of the outside counsel of Morgan Stanley are not subject to such expense cap. In addition, the Cousins board of directors has agreed to indemnify Morgan Stanley and its affiliates, their respective officers, directors, employees and agents and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, relating to, arising out of or in connection with Morgan Stanley's engagement.

        In the two years prior to the date of its opinion, Morgan Stanley and its affiliates have provided financial advisory and financing services to Cousins and have received approximately $700,000 in connection with such services. In the two years prior to the date of its opinion, Morgan Stanley has not provided financial advisory or financing services to TIER, and, accordingly, has not received fees in connection with the provision of such services. As of the date of the opinion, an affiliate of Morgan Stanley is a lender to Cousins under its credit facility. Morgan Stanley and its affiliates may seek to provide financial advisory and financing services to TIER and Cousins and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Opinion of TIER's Financial Advisor

        Pursuant to an engagement letter, dated March 22, 2019, TIER retained J.P. Morgan as its financial advisor in connection with the Merger.

        At the meeting of TIER's board of directors on March 24, 2019, J.P. Morgan rendered its oral opinion to TIER's board of directors that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing the opinion, the exchange ratio in the Merger was fair, from a financial point of view, to the holders of TIER common stock. J.P. Morgan confirmed its March 24, 2019 oral opinion by delivering its written opinion to TIER's board of directors, dated March 24, 2019, that, as of such date, the exchange ratio in the Merger was fair, from a financial point of view, to the holders of TIER common stock.

        The full text of the written opinion of J.P. Morgan, dated March 24, 2019, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing the opinion, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. This summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. TIER's stockholders are urged to read the opinion in its entirety. J.P. Morgan's opinion was addressed to TIER's board of directors (in its capacity as such) in connection with and for the purposes of its evaluation of the Merger and was directed only to the exchange ratio in the Merger. J.P. Morgan expressed no opinion as to the fairness of any consideration to be paid in connection with the Merger to the holders of any other class of securities, creditors or other constituencies of TIER or as to the underlying decision by TIER to engage in the Merger. The issuance of J.P. Morgan's opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of TIER as to how such stockholder should vote with respect to the Merger or any other matter.

        In arriving at its opinion, J.P. Morgan:

  •
  reviewed a draft dated March 24, 2019, of the Merger Agreement;

  •
  reviewed certain publicly available business and financial information concerning TIER and Cousins and the industries in which they operate;

  •
  compared the financial and operating performance of TIER and Cousins with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of TIER common stock, Cousins common stock and certain publicly traded securities of such other companies;

  •
  reviewed certain internal financial analyses and forecasts prepared by the managements of TIER and Cousins relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies, prepared by Cousins and approved for use by TIER expected to result from the Merger (which we refer to as the "Synergies"); and

  •
  performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

        In addition, J.P. Morgan held discussions with certain members of the management of TIER and Cousins with respect to certain aspects of the Merger, and the past and current business operations of TIER and Cousins, financial condition and future prospects and operations of TIER and Cousins, the effects of the Merger on the financial condition and future prospects of TIER and Cousins, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

        In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by TIER and Cousins or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to its engagement letter with TIER, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of TIER or Cousins under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the Synergies, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of TIER and Cousins to which such analyses or forecasts relate. J.P. Morgan expresses no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. J.P. Morgan also assumed that the Merger and the other transactions contemplated by the Merger Agreement will qualify as a tax-free reorganization for United States federal income tax purposes and will be consummated as described in the Merger Agreement. J.P. Morgan also assumed that the representations and warranties made by TIER and Cousins in the Merger Agreement and the related agreements are and will be true and correct in all respects material to J.P. Morgan's analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to TIER with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on TIER or Cousins or on the contemplated benefits of the Merger.

        The projections furnished to J.P. Morgan were prepared by the management of TIER and Cousins as discussed more fully under "—Cousins Unaudited Prospective Financial Information" and "—TIER Unaudited Prospective Financial Information" beginning on pages 76 and 78, respectively. Neither TIER nor Cousins publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan's analysis of the Merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of TIER and Cousins' management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections. For more information regarding the use of projections, please refer to the sections entitled "—Cousins Audited Prospective Financial Information" and "—TIER Unaudited Prospective Financial Information" beginning on pages 76 and 78, respectively.

        J.P. Morgan's opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan's opinion noted that subsequent developments may affect J.P. Morgan's opinion and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan's opinion is limited to the fairness, from a financial point of view, of the exchange ratio in the Merger to the holders of TIER common stock, and J.P. Morgan has expressed no opinion as to the fairness of any consideration to be paid in connection with the Merger to the holders of any other class of securities, creditors or other constituencies of TIER or as to the underlying decision by TIER to engage in the Merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Merger, or any class of such persons relative to the exchange ratio applicable to the holders of TIER common stock in the Merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which TIER common stock will trade at any future time.

        J.P. Morgan was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of TIER or any other alternative transaction.

        In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodologies in rendering its opinion to TIER's board of directors on March 24, 2019 and in the presentation delivered to TIER's board of directors on such date in connection with the rendering of such opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with rendering its opinion to TIER's board of directors and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan's analyses.

  Public Trading Multiples

        Using publicly available information, J.P. Morgan compared selected financial data of TIER and Cousins with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be sufficiently analogous to TIER and Cousins. The companies selected by J.P. Morgan were as follows:

  •
  Highwoods Properties, Inc.

  •
  Cousins Properties Incorporated

  •
  TIER REIT, Inc.

        These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses (including geographic exposure and nature and quality of portfolios) that, for the purposes of J.P. Morgan's analysis, may be considered similar to those of TIER and Cousins. However, certain of these companies may have characteristics that are materially different from those of TIER and Cousins. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the selected companies differently than they would affect TIER or Cousins.

        Using publicly available information, J.P. Morgan calculated, for each selected company, the ratio of the company's share price to the company's FFO for the years ending December 31, 2019 (which we refer to as the "P/2019E FFO") and December 31, 2020 (which we refer to as the "P/2020E FFO"). This analysis indicated the following P/2019E FFOs and P/2020E FFOs for those companies compared to TIER and Cousins:

P/FFO
	P/2019E FFO	P/2020E FFO
Highwoods Properties, Inc.	13.3x	12.8x
Cousins Properties Incorporated	14.9x	13.9x
TIER REIT, Inc.	17.7x	16.5x

        Based on the results of this analysis, and based on its professional judgment and experience, J.P. Morgan selected multiple reference ranges of 13.25x - 17.75x and 12.75x - 16.50x for TIER's P/2019E FFO and P/2020E FFO, respectively, and 13.25x - 15.00x and 12.75x - 14.00x for Cousins' P/2019E FFO and P/2020E FFO, respectively. After applying such ranges to the projected FFO for TIER and for Cousins for the year ending December 31, 2019 and December 31, 2020, based on the projections provided by TIER and Cousins' management, which can be found in the sections entitled "—Cousins Unaudited Prospective Financial Information" and "—TIER Unaudited Prospective Financial Information" beginning on pages 76 and 78, respectively, the analysis indicated the following ranges of implied per share equity value for shares of TIER common stock and Cousins common stock, rounded to the nearest $0.25:

	Implied Per Share Equity Value
	Low	High
TIER P/2019E FFO	$19.00	$25.25
TIER P/2020E FFO	$19.50	$25.50

	Implied Per Share Equity Value
	Low	High
Cousins P/2019E FFO	$9.75	$11.00
Cousins P/2020E FFO	$9.25	$10.00

        The ranges of implied per share equity value for TIER common stock were compared to TIER's closing share price of $25.48 on March 22, 2019, the NYSE trading day immediately preceding the execution of the Merger Agreement, and the implied per share offer price of $29.44. The ranges of implied per share equity value for Cousins common stock were compared to Cousins' closing share price of $9.88 on March 22, 2019, the NYSE trading day immediately preceding the execution of the Merger Agreement.

  Discounted Cash Flow Analysis

        J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining an implied fully diluted equity value per share for each of TIER common stock and Cousins common stock. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered cash flows generated by the asset and taking into consideration the time value of money with respect to those cash flows by calculating their "present value." The "unlevered free cash flows" refers to a calculation of the future cash flows generated by an asset without including in such calculation any debt servicing costs. "Present value" refers to the current value of the cash flows generated by the asset, and is obtained by discounting those cash flows back to the present using an appropriate discount rate and applying a discounting convention that assumes that all cash flows were generated at the midpoint of each period. "Terminal value" refers to the present value of all future cash flows generated by the asset for periods beyond the projection period.

        J.P. Morgan calculated the unlevered free cash flows that TIER and Cousins are expected to generate during fiscal years 2019 through 2023 based upon projections provided by the management of TIER and Cousins and approved by the management of TIER for J.P. Morgan's use in connection with its discounted cash flow analysis. Such projections can be found in the sections entitled "—Cousins Unaudited Prospective Financial Information" and "—TIER Unaudited Prospective Financial Information" beginning on pages 76 and 78, respectively. J.P. Morgan also calculated a range of terminal asset values of TIER and Cousins at the end of the five-year period ending in 2023 by applying a perpetual growth rate ranging from 1.50% to 2.00% to the unlevered free cash flow of TIER and Cousins during the final year of the five-year period. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 6.60% to 7.10% for TIER, and 6.50% to 7.00% for Cousins, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of TIER and Cousins, respectively.

        Based on the foregoing, this analysis indicated the following implied per share equity value ranges for TIER common stock and Cousins common stock, rounded to the nearest $0.25:

	Implied Per Share Equity Value
	Low	High
TIER Discounted Cash Flow	$20.50	$28.25
Cousins Discounted Cash Flow	$8.50	$10.75

        The range of implied per share equity values for TIER common stock was compared to TIER's closing price per share of $25.48 on March 22, 2019, the NYSE trading day immediately preceding the execution of the Merger Agreement, and the implied per share offer price of $29.44, based on the exchange ratio in the Merger. The range of implied per share equity value for Cousins was compared to Cousins' closing price per share of $9.88 on March 22, 2019, the NYSE trading day immediately preceding the execution of the Merger Agreement.

  Relative Implied Exchange Ratio Analysis

        J.P. Morgan compared the results for TIER to the results for Cousins with respect to the public trading multiples and discounted cash flow analyses described above.

        J.P. Morgan compared the highest equity value per share for TIER to the lowest equity value per share for Cousins to derive the lowest exchange ratio implied by each pair of results. J.P. Morgan also compared the lowest equity value per share for TIER to the highest equity value per share for Cousins to derive the highest exchange ratio implied by each pair of results. The implied exchange ratios resulting from this analysis were:

Implied Exchange Ratio
	Low	High
P/2019E FFO	1.7273x	2.5897x
P/2020E FFO	1.9500x	2.7568x

Implied Exchange Ratio
	Low	High
Discounted Cash Flow	1.9070x	3.3235x

        The implied exchange ratios were compared to (i) the exchange ratio under the Merger Agreement of 2.9800x and (ii) the exchange ratio of shares of TIER common stock to shares of Cousins common stock of 2.5789x implied by the closing share prices of TIER common stock and of Cousins common stock on March 22, 2019, of $25.48 and $9.88, respectively.

  Value Creation Analysis

        J.P. Morgan conducted an analysis of the theoretical value creation to the existing holders of TIER common stock that compared the estimated implied equity value of TIER common stock on a standalone basis based on the midpoint value determined in J.P. Morgan's discounted cash flow analysis described above to the estimated implied equity value of former TIER stockholders' ownership in the combined company, pro forma for the Merger.

        J.P. Morgan calculated the pro forma implied equity value of TIER common stock by (1) adding the sum of (a) the implied equity value of TIER on a stand-alone basis of approximately $1.35 billion, using the midpoint value determined in J.P. Morgan's discounted cash flow analysis of TIER described above, (b) the implied equity value of Cousins on a stand-alone basis of approximately $4.051 billion, without Synergies, using the midpoint value determined in J.P. Morgan's discounted cash flow analysis of Cousins described above, and (c) the estimated present value of the Synergies, as reflected in synergy estimates TIER's management provided to J.P. Morgan for use in connection with its analysis, in the aggregate amount of approximately $375 million, grown at 1.75% annually and discounted using TIER's midpoint discount rate of 6.85%, as applicable, used in J.P. Morgan's discounted cash flow analysis described above, (2) subtracting the sum of the estimated transaction expenses relating to the Merger of $75 million, and (3) multiplying such result by the pro forma equity ownership of the combined company by the existing holders of TIER common stock of approximately 28.1%. This analysis indicated that the Merger implied pro forma equity value for such holders of approximately $1.602 billion, which represents accretion in value of approximately $252 million, or 18.7% compared to the standalone equity value of TIER. There can be no assurance, however, that the Synergies, transaction-related expenses and other impacts referred to above will not be substantially greater or less than those estimated by TIER's management and described above.

  Miscellaneous

        The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of TIER. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

        Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to TIER or Cousins. However, the companies selected were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan's analysis, may be considered similar to those of TIER and Cousins. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to TIER or Cousins.

        As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise TIER with respect to the Merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with TIER and the industries in which it operates.

        TIER has agreed to pay J.P. Morgan an estimated fee of approximately $19.75 million, $3.0 million of which became payable to J.P. Morgan at the time J.P. Morgan delivered its opinion and the remainder of which is contingent and payable upon the consummation of the Merger. In addition, TIER has agreed, subject to certain limitations, to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan's engagement.

        During the two years preceding the date of its opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with TIER and Cousins, for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period for TIER have included acting as joint lead arranger and joint lead bookrunner on each of TIER's revolving credit facility, term loan A and term loan B in March 2017, which was refinanced in January 2018, and as sales agent on TIER's at-the-market offering of equity securities. Such services during such period for Cousins have included acting as joint lead arranger and joint bookrunner on each of Cousins' revolving credit facility and term loan in January 2018. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of TIER and Cousins. During the two year period preceding the delivery of its opinion, the aggregate fees received by J.P. Morgan from TIER were approximately $1.7 million and from Cousins were approximately $1.0 million. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of TIER or

Cousins for their own account or for the accounts of customers and, accordingly, J.P. Morgan may at any time hold long or short positions in such securities or other financial instruments.

Cousins Unaudited Prospective Financial Information

        Cousins does not as a matter of course make public long-term projections as to future revenues, earnings or other results, except for annual FFO guidance, due to, among other reasons, the uncertainty of the underlying assumptions and estimates. In connection with the Merger, Cousins' management prepared and provided to the Cousins board of directors in connection with its evaluation of the transaction, and to Morgan Stanley, its financial advisor, in connection with its financial analyses described above under the section entitled "—Opinion of Cousins' Financial Advisor—Opinion of Morgan Stanley & Co. LLC," certain nonpublic, internal financial projections regarding Cousins' future operations for fiscal years 2019 through 2022, which we refer to as the "Cousins Projections." As described below, certain of the Cousins Projections were also provided to TIER and its financial advisor, J.P. Morgan, for its use and reliance in connection with its financial analyses and opinion. For more information, see "—Background of the Merger," "—Opinion of Cousins' Financial Advisor—Opinion of Morgan Stanley & Co. LLC" and "—Opinion of TIER's Financial Advisor—Opinion of J.P. Morgan Securities LLC."

        In addition, in connection with the Merger, TIER's management prepared and provided to Morgan Stanley certain nonpublic, internal financial projections regarding TIER's projected future operations for fiscal years 2019 through 2022 for purposes of evaluating TIER and the Merger. For more information, see "—TIER Unaudited Prospective Financial Information."

        Cousins has included below a summary of the Cousins Projections for the purpose of providing stockholders and investors access to certain nonpublic information that was furnished to certain parties in connection with the Merger, and such information may not be appropriate for other purposes, and is not included to influence your decision, if you are a Cousins stockholder, to vote for the Cousins Issuance Proposal, or, if you are a TIER stockholder, to vote for the TIER Merger Proposal or the TIER Compensation Proposal.

        The Cousins Projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines established by the American Institute of Certified Public Accountants for preparation and presentations of financial projections. This information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the Cousins Projections which have been prepared by, and are the responsibility of, Cousins' management. Neither the independent registered public accounting firm of Cousins, nor any independent accountants, have examined, compiled or performed any procedures with respect to the accompanying prospective financial information and, accordingly, the independent registered accounting firm of Cousins does not express an opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the Cousins Projections. The independent registered public accounting firm's report, contained in the Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference into this joint proxy statement/prospectus, relates to Cousins' historical financial information. It does not extend to the Cousins Projections and should not be read to do so. Furthermore, the Cousins Projections do not take into account any circumstances or events occurring after the date it was prepared.

        While presented with numeric specificity, the Cousins Projections were based on numerous variables and assumptions that are inherently subjective and uncertain and are beyond the control of Cousins management. Important factors that may affect actual results and cause the Cousins Projections to not be achieved include, but are not limited to, risks and uncertainties relating to Cousins' business (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions and other factors described in the sections entitled "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors," beginning on pages 35 and 26, respectively. The Cousins Projections also reflect numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in these internal financial projections. Accordingly, there can be no assurance that the projected results summarized below will be realized. Cousins stockholders and TIER stockholders are urged to review the most recent SEC filings of Cousins for a description of the reported results of operations and financial condition and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Cousins' Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference into this joint proxy statement/prospectus.

        The inclusion of a summary of the Cousins Projections in this joint proxy statement/prospectus should not be regarded as an indication that any of Cousins, TIER or their respective officers, directors, affiliates, advisors or other representatives considered the Cousins Projections to necessarily be predictive of actual future events, and the Cousins Projections should not be relied upon as such nor should the information contained in the Cousins Projections be considered appropriate for other purposes. None of Cousins, TIER or their respective officers, directors, affiliates, advisors or other representatives can give you any assurance that actual results will not differ materially from the Cousins Projections. Cousins undertakes no obligation to update or otherwise revise or reconcile the Cousins Projections to reflect circumstances existing after the date the Cousins Projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying Cousins Projections are shown to be in error. Since the Cousins Projections cover multiple years, such information by its nature becomes less predictive with each successive year.

        Cousins and TIER may calculate certain non-GAAP financial metrics, including NOI, FFO and FAD, using different methodologies. Consequently, the financial metrics presented in each company's prospective financial information disclosures and in the sections of this joint proxy statement/prospectus with respect to the opinions of the financial advisors to Cousins and TIER may not be directly comparable to one another.

        Cousins has not made and makes no representation to TIER, any stockholder, in the Merger Agreement or otherwise, concerning the Cousins Projections or regarding Cousins' ultimate performance compared to the information contained in the Cousins Projections or that the projected results will be achieved. Cousins urges all stockholders to review Cousins' most recent SEC filings for a description of Cousins' reported financial results.

        The Cousins Projections were based on numerous variables and assumptions, including but not limited to the following: (i) no property acquisitions (other than a previously disclosed transaction, and not including the Merger) during the relevant period, (ii) the continuation of previously disclosed in-process developments and one speculative development start in 2019 during the relevant period, and (iii) no material fee income (other than the fee income associated with a headquarters relocation previously disclosed) during the relevant period.

        The Cousins Projections were provided to the Cousins board of directors and its financial advisor, Morgan Stanley, and to TIER and its financial advisor, J.P. Morgan. For more information, see

"—Background of the Merger." The following table presents a summary of the Cousins Projections, as prepared by Cousins' management, with all figures rounded to the nearest million.

	2019E	2020E	2021E	2022E
Net Operating Income (NOI)(1)	$356	$371	$382	$382
Funds From Operations (FFO)(2)	$313	$309	$313	$301
Funds Available for Distribution (FAD)(3)	$178	$209	$204	$218

(1)
Cousins defines net operating income (which we refer to as "NOI") as rental property revenues less rental property operating expenses. NOI is not a measure of cash flows or operating results as measured by GAAP, is not indicative of cash available to fund cash needs and should not be considered an alternative to cash flows as a measure of liquidity. NOI excludes corporate general and administrative expenses, interest expense, depreciation and amortization, impairments, gains/loss on sales of real estate, and other non-operating items.

(2)
Cousins defines Funds From Operations (which we refer to as "FFO") in accordance with the National Association of Real Estate Investment Trusts' definition, which is net income (loss) available to common stockholders (computed in accordance with GAAP) excluding extraordinary items, cumulative effect of change in accounting principle and gains or losses from sales of depreciable real property, plus depreciation and amortization of real estate assets, impairment losses on depreciable investment property and after adjustments for unconsolidated partnerships and joint ventures to reflect FFO on the same basis. FFO is a non-GAAP financial measure and should not be considered as an alternative to net income as a measure of operating performance.

(3)
Cousins defines Funds Available for Distribution (which we refer to as "FAD") as FFO, adjusted to exclude the effect of straight-line rent and above and below market lease amortization less 2nd generation tenant improvements and leasing costs and building capital expenditures, which are those expenditures necessary for operating and maintaining existing properties at historic performance levels. FAD is a non-GAAP financial measure and should not be considered as an alternative to net income as a measure of operating performance or cash provided by operating activities as a cashflow measurement. Cousins does not provide guidance on FAD in its public filings.

TIER Unaudited Prospective Financial Information

        Although TIER periodically may issue limited financial guidance to investors, TIER does not as a matter of course make public long-term projections as to future revenues, earnings, EBITDA, funds from operations, or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the Merger and the other transactions contemplated by the Merger Agreement, TIER's management prepared and provided to the TIER board of directors in connection with its evaluation of the Merger and the other transactions contemplated by the Merger Agreement, and to its financial advisor, J.P. Morgan, including in connection with J.P. Morgan's financial analyses described above under the section entitled "—Opinion of TIER's Financial Advisor," certain unaudited prospective financial information regarding TIER's operations for fiscal years 2019 through 2023, which we refer to as the "TIER Projections." As described below, certain of these financial projections were also provided to Cousins' financial advisor, Morgan Stanley, for its use and reliance in connection with its financial analyses and opinion. For more information, see "—Background of the Merger," "—Opinion of TIER's Financial Advisor—Opinion of J.P. Morgan Securities LLC" and "—Opinion of Cousins' Financial Advisor—Opinion of Morgan Stanley & Co. LLC."

        In addition, in connection with the Merger, Cousins management prepared and provided to the Cousins board of directors, Morgan Stanley and J.P. Morgan certain nonpublic, internal financial projections regarding Cousins projected future operations for fiscal years 2019 through 2022 for purposes of evaluating Cousins and the Merger. For more information, see "—Cousins Unaudited Prospective Financial Information."

        The below summary of selected measures of the TIER Projections is included for the purpose of providing stockholders and investors access to certain nonpublic information that was furnished to certain parties in connection with the Merger and such information may not be appropriate for other purposes, and is not included to influence your decision, if you are a Cousins stockholder, to vote for the Cousins Issuance Proposal, or, if you are a TIER stockholder, to vote for the TIER Merger Proposal or the TIER Compensation Proposal.

        The TIER Projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections. The inclusion of the TIER Projections should not be regarded as an indication that such information is predictive of actual future events or results and such information should not be relied upon as such, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the TIER Projections. The TIER Projections included in this joint proxy statement/prospectus have been prepared by, and are the responsibility of, TIER's management. Neither the independent registered public accounting firm of TIER, nor any independent accountants, have examined, compiled or performed any procedures with respect to the accompanying prospective financial information and, accordingly, the independent registered accounting firm of TIER does not express an opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the TIER Projections. The independent registered public accounting firm's report, contained in the Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference into this joint proxy statement/prospectus, relates to TIER's historical financial information. It does not extend to the TIER Projections and should not be read to do so. Furthermore, the TIER Projections do not take into account any circumstances or events occurring after the date it was prepared.

        While presented with numeric specificity, the unaudited prospective financial information set forth below was based on numerous variables and assumptions (including assumptions related to industry performance and general business, economic, market and financial conditions and additional matters specific to TIER's business) that are inherently subjective and uncertain and are beyond the control of TIER's management. Important factors that may affect actual results and cause this unaudited prospective financial information not to be achieved include, but are not limited to, risks and uncertainties relating to TIER's business (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions and other factors described in the sections of this joint proxy statement/prospectus entitled "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors," beginning on pages 35 and 26, respectively, and the risks described in the periodic reports filed by TIER with the SEC, which reports can be found as described under "Where You Can Find More Information." This unaudited prospective financial information also reflects numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in this unaudited prospective financial information. Accordingly, there can be no assurance that the projected results summarized below will be realized. TIER stockholders and Cousins stockholders are urged to review the most recent SEC filings of TIER for a description of the reported and anticipated results of operations and financial condition and capital resources, including in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in TIER's Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference into this joint proxy statement/prospectus.

        The inclusion of a summary of the TIER Projections in this joint proxy statement/prospectus should not be regarded as an indication that any of TIER, Cousins or their respective officers, directors, affiliates, advisors or other representatives considered the TIER Projections to necessarily be predictive of actual future events, and the TIER Projections should not be relied upon as such nor should the information contained in the TIER Projections be considered appropriate for other purposes. None of TIER, Cousins or their respective officers, trustees, directors, affiliates, advisors or other representatives can give you any assurance that actual results will not differ materially from this unaudited prospective financial information. TIER undertakes no obligation to update or otherwise revise or reconcile the below unaudited prospective financial information to reflect circumstances existing after the date this unaudited prospective financial information was generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying such information are shown to be in error. Since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year.

        TIER and Cousins may calculate certain non-GAAP financial metrics, including FFO and FAD, using different methodologies. Consequently, the financial metrics presented in each company's prospective financial information disclosures and in the sections of this joint proxy statement/prospectus with respect to the opinions of the financial advisors to TIER and Cousins may not be directly comparable to one another.

        TIER has not made and makes no representation to Cousins or any TIER stockholder, in the Merger Agreement or otherwise, concerning the below unaudited prospective financial information or regarding TIER's ultimate performance compared to the unaudited prospective financial information or that the projected results will be achieved. In light of the foregoing factors and the uncertainties inherent in the unaudited prospective financial information, TIER urges all TIER stockholders not to place undue reliance on such information and to review TIER's most recent SEC filings for a description of TIER's reported financial results.

        The TIER Projections were based on numerous variables and assumptions, including the variables and assumptions discussed above, as well as the following material assumptions: general and administrative expense growth of approximately 5% per year for the projected period, disposition of Eldridge One & Two, Eldridge III and Third + Shoal, and development costs associated with Third + Shoal, Domain 9, Domain 10, Domain 11, Domain 12 and Legacy Union Two.

        The TIER Projections were provided to the TIER board of directors and TIER's financial advisor, J.P. Morgan. The TIER Projections were also provided to Cousins' financial advisor, Morgan Stanley. The following table presents selected measures from the TIER Projections for the fiscal years 2019 through 2023 for TIER.

	Year Ending December 31,
	2019E	2020E	2021E	2022E	2023E
	($ in millions)
Net Operating Income (NOI)(1)	$124	$139	$155	$173	$181
Funds from Operations (FFO), excluding certain items(2)	$80	$86	$94	$105	$112
Funds Available for Distribution (FAD)(3)	$43	$34	$63	$77	$96

(1)
Net operating income (NOI) is a non-GAAP financial measure equal to rental revenue, less property operating expenses, real estate taxes, and property management expenses.

(2)
Funds from operations (FFO) is a non-GAAP financial measure that is widely recognized as a measure of a REIT's operating performance and is defined in accordance with the National Association of Real Estate Investment Trusts' definition, which is net income (loss), computed in accordance with GAAP, excluding gains (or losses) from sales of property and impairments of depreciable real estate (including impairments of investments in unconsolidated entities which resulted from measurable decreases in the fair value of the depreciable real estate held by the unconsolidated entity), plus depreciation and amortization of real estate assets, and after related adjustments for unconsolidated entities and noncontrolling interests. The determination of whether impairment charges have been incurred is based partly on anticipated operating performance and hold periods. Estimated undiscounted cash flows from a property, derived from estimated future net rental and lease revenues, net proceeds on the sale of the property, and certain other ancillary cash flows, are taken into account in determining whether an impairment charge has been incurred. FFO as presented in the table above also excludes certain items related to non-operating activities or certain non-recurring activities that may create significant FFO volatility and affect the comparability of FFO across periods. FFO should not be considered as an alternative to net income as a measure of operating performance.

(3)
Funds available for distribution (FAD) is a non-GAAP financial measure that TIER defines as FFO, excluding fair value mark to market adjustments, non-real estate depreciation and amortization, non-cash stock-based compensation expense, the amortization of financing costs, straight-line rent amounts, amortization of above- or below-market intangible assets and liabilities, gains or losses on early extinguishment of debt, default interest incurred or forgiven, and other non-recurring charges, less recurring capital expenditures, each as adjusted for TIER's pro rata share of consolidated and unconsolidated amounts. Recurring capital expenditures are those capital expenditures, tenant improvement, leasing commissions and deferred lease incentives that are incurred to maintain current in-place rents including the leasing costs incurred to replace tenants upon lease expiration. Recurring capital expenditures exclude non-recurring capital expenditures. Non-recurring capital expenditures are those capital expenditures (i) incurred to change the class or characterization of an asset, (ii) identified as deferred capital needs at the acquisition of a property and were incurred within a reasonable period of time subsequent to the property's acquisition, or (iii) incurred for tenant improvements, leasing commissions, or deferred lease incentives within twelve months of acquisition to lease space that was vacant at acquisition and costs incurred to lease space that has been vacant for at least twelve months. FAD does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (loss) as an indication of TIER's performance or to cash flows as a measure of liquidity or TIER's ability to make distributions.

        At the direction of TIER management, J.P. Morgan extrapolated from the Cousins Projections NOI for Cousins for the calendar year ending December 31, 2023 of $385,000,000. Such calculation was neither included in the Cousins Projections provided to TIER and J.P. Morgan, nor was such calculation otherwise reviewed or approved by Cousins or Morgan Stanley.

        Additionally, J.P. Morgan prepared, at the direction of, and approved by, TIER, estimated unlevered free cash flow of TIER and Cousins from the TIER Projections and the Cousins Projections in order to facilitate certain of the financial analyses described in "Opinion of TIER's Financial Advisor." Such estimates were neither included in the Cousins Projections provided to TIER and J.P. Morgan, nor were such estimates otherwise reviewed or approved by Cousins or Morgan Stanley. In addition, while these estimates of unlevered free cash flow were not included in TIER Projections, they are being presented in the table below in order to provide a more complete understanding of the data utilized by J.P. Morgan in conducting its financial analyses.

	Year Ending December 31,
	2019E	2020E	2021E	2022E	2023E
TIER unlevered free cash flow(1)	$6	$(124)	$44	$84	$126
Cousins unlevered free cash flow(2)	$142	$127	$279	$241	$245

(1)
Unlevered free cash flow was determined using TIER's forecasted cash NOI, less cash general and administrative expenses, non-cash stock-based compensation expenses, certain local taxes, operating expenditures, capital expenditures, including leasing commissions, tenant improvements and building improvements, property acquisition costs expected in 2019 and development/redevelopment costs, plus net proceeds from property sales expected in 2019 and insurance proceeds related to Eldridge Place.

(2)
Unlevered free cash flow was determined using Cousins' forecasted cash NOI, less cash general and administrative expenses, non-cash stock-based compensation expenses, lease inducements, capital expenditures, property acquisition costs expected in 2019 and development costs, plus net fee and other income and net proceeds from land and asset sales.

Interests of Cousins Directors and Executive Officers in the Merger

        In addition to their interests in the Merger as stockholders, the directors and executive officers of Cousins have interests in the Merger that may be different from, or in addition to, those of Cousins stockholders generally. The Cousins board of directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement.

        Pursuant to the Merger Agreement, immediately following the effective time of the Merger, the Cousins board of directors will be expanded from nine to 11 members, the two new members being Mr. Scott W. Fordham, Chief Executive Officer of TIER and a member of the TIER board of directors, and one individual who was an independent member of the TIER board of directors as of March 25, 2019 to be mutually designated by TIER and Cousins.

        The current senior leadership team of Cousins is not expected to change as a result of the Merger. Pursuant to the Merger Agreement, at the effective time of the Merger, the senior leadership team of Cousins will include Mr. Lawrence L. Gellerstedt III as Executive Chair, Mr. M. Colin Connolly as President and Chief Executive Officer, Mr. Gregg Adzema as Executive Vice President and Chief Financial Officer, Ms. Pamela Roper as Executive Vice President, General Counsel and Corporate Secretary, Mr. Richard Hickson as Executive Vice President—Operations, Mr. John McColl as Executive Vice President—Development, Ms. Kennedy Hicks as Senior Vice President—Investments and Mr. Jay Harris as Senior Vice President and Chief Accounting Officer.

Interests of TIER Directors and Executive Officers in the Merger

        In considering the recommendation of the TIER board of directors with respect to the TIER Proposals, TIER stockholders should be aware that aside from their interests as stockholders of TIER, the directors and executive officers of TIER have interests in the Merger that are different from, or in addition to, those of TIER stockholders generally. These interests include, but are not limited to:

  •
  Expected service as a member of the Cousins board of directors;

  •
  Accelerated vesting of equity awards;

  •
  Entitlement to severance benefits under preexisting employment agreements; and

  •
  Continued indemnification in favor of the current and former directors and officers of TIER.

        These interests are described in more detail below, and certain of them are quantified in the narrative and the tables below. The TIER board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the TIER stockholders approve the TIER Proposals.

        TIER's executive officers and directors are as follows:

Name	Position
Scott W. Fordham	Chief Executive Officer and Director
Dallas E. Lucas	President and Chief Operating Officer
William J. Reister	Chief Investment Officer and Executive Vice President
Telisa Webb Schelin	Chief Legal Officer, Executive Vice President and Secretary
James E. Sharp	Chief Financial Officer and Treasurer
Richard I. Gilchrist	Chairman of the Board and Director
Christie Kelly	Director
R. Kent Griffin, Jr.	Director
Dennis J. Martin	Director
Gregory J. Whyte	Director

  Directorships

        Pursuant to the Merger Agreement, immediately following the effective time of the Merger, the Cousins board of directors will be expanded from nine to 11 members, the two new members being Mr. Scott W. Fordham, Chief Executive Officer of TIER and a member of the TIER board of directors, and one individual who was an independent member of the TIER board of directors as of March 25, 2019 to be mutually designated by TIER and Cousins.

  Excise Tax Considerations

        The payments and benefits provided under the Employment Agreements (as defined below) of TIER's executive officers in connection with a change in control of TIER may be subject to excise tax under Section 4999 of the Code. These payments and benefits also may not be eligible for a federal income tax deduction by TIER pursuant to Section 280G of the Code.

        Although TIER's executive officers' severance payments can be reduced under their Employment Agreements, the compensation committee of the TIER board of directors (which we refer to as the "TIER Compensation Committee") has assessed the costs and benefits of making excise tax gross-up payments to alleviate the effect of excise tax under Section 4999 of the Code on all the affected individuals to TIER, TIER's stockholders, the surviving corporation and each of the affected executive officers. The TIER board of directors, upon recommendation of the TIER Compensation Committee, determined that it was in the best interests of TIER's stockholders to mitigate the negative tax impact to the affected executive officers that would otherwise result from the Merger. Upon recommendation of the TIER Compensation Committee, the TIER board of directors approved an arrangement whereby, if any of TIER's executive officers would be subject to excise tax under Section 4999 of the Code, TIER may, in consultation with Cousins and subject to Cousins' consent, entitle one, some or all such affected executives to receive a tax gross-up payment from TIER; provided, that the tax gross-up payments for all executive officers shall not exceed $5.5 million in the aggregate. The actual amounts of any gross-up payments for the named executive officers will not be allocated, and the corresponding gross-up agreements with the individual officers will not be entered into, until immediately prior to the closing of the Merger.

        In addition to such gross-up payments, TIER may take further actions to reduce the amount of any potential "excess parachute payments" (as defined in Section 280G of the Code) to TIER's executive officers. This may include, without limitation, obtaining third-party valuations of restrictive covenants, or the reduction of the payments and benefits due under each agreement, whichever results in the receipt by the executive officer of the greatest amount of the aggregate benefits under his or her Employment Agreement on an after-tax basis.

  Golden Parachute Compensation for TIER's Named Executive Officers

        The information set forth below is intended to comply with Item 402(t) of Regulation S-K regarding specified compensation that is based on or otherwise relates to the Merger that is payable or may become payable to each of TIER's named executive officers under the Securities Act or the Exchange Act. This compensation is referred to as "golden parachute" compensation by the applicable SEC disclosure rules.

        For purposes of this disclosure, the group of executive officers who comprise TIER's named executive officers includes the following individuals: Scott W. Fordham, TIER's Chief Executive Officer; Dallas E. Lucas, TIER's President and Chief Operating Officer; William J. Reister, TIER's Chief Investment Officer and Executive Vice President; Telisa Webb Schelin, TIER's Chief Legal Officer, Executive Vice President and Secretary; and James E. Sharp, TIER's Chief Financial Officer and Treasurer.

        The table below sets forth an estimate of the approximate values of "golden parachute" compensation that may become payable to TIER's named executive officers in connection with the Merger as described in this joint proxy statement/prospectus. The table assumes that the closing of the Merger will occur on June 30, 2019, that a qualifying termination of employment occurs immediately following the closing of the Merger, that no amount of withholding taxes are applicable to any payments set forth in the table, that no payments are delayed for six months to the extent required under Section 409A of the Code and that no payments are subject to reduction to the extent required by the terms of any applicable agreement to account for the application of Section 4999 of the Code to such payments. The amounts set forth in the table are estimates using $28.45 per share (the average closing market price of TIER common stock over the first five business days following the public announcement of the Merger) as the value of the per share Merger consideration of Cousins common stock, which is based on the average closing price of a share of Cousins common stock on the first five days following the public announcement of the Merger. As a result of these assumptions and estimates, and the additional assumptions and estimates described in the footnotes accompanying this table, the actual amounts, if any, that a named executive officer receives may materially differ from the amounts set forth in the below table. For a narrative description of the terms and conditions applicable to the payments quantified in the table below, see "The Merger—Treatment of TIER Equity-Based Awards in the Merger" and "The Merger—Interests of TIER Directors and Executive Officers in the Merger—Executive Compensation Payable in Connection with the Merger" beginning on pages 88 and 82, respectively.

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Tax Reimbursement ($)(4)	Total ($)
Scott W. Fordham	5,218,126	9,338,769	89,576	*	14,646,471
Dallas E. Lucas	2,569,087	4,561,389	87,576	*	7,218,052
William J. Reister	1,707,391	2,776,521	89,576	*	4,573,488
Telisa Webb Schelin	1,669,334	2,660,388	89,576	*	4,419,298
James E. Sharp	1,378,176	2,552,477	89,576	*	4,020,229

(1)
The cash amounts payable to each named executive officer consist of: (a) a severance payment, payable in a lump sum, in an amount equal to a "Severance Multiple" times the sum of such named executive officer's (x) annual base salary and (y) the greater of (i) the named executive officer's target annual cash incentive compensation or (ii) the average of the annual cash incentive compensation received by the named executive officer during the past three completed years of his or her employment agreement; and (b) each named executive officer's pro rata portion of the named executive officer's target annual cash incentive compensation for the year in which the date of termination occurs (which we refer to as the "Pro-Rated Bonus"). The severance multipliers are as follows: Mr. Fordham—2.6; each of Messrs. Lucas and Reister and Ms. Schelin—2.25; and Mr. Sharp—2.0. All cash severance payments are "double-trigger" and would be due in the event of a qualifying termination of employment during the 18 months following the Merger. The cash severance payments are subject to the executive's timely execution and non-revocation of a general release of claims against TIER. Set forth below are the aggregate values of the cash amounts that are attributable to cash severance and target annual cash incentive compensation, as reflected in the table above.

	Cash Severance
Name	Base Salary ($)	Average Annual Incentive Compensation or Target Annual Incentive Compensation ($)	Severance Multiplier (#)	Subtotal ($)	Pro-Rated Bonus ($)	Total ($)
Scott W. Fordham	695,000	1,152,905	2.60	4,804,553	413,573	5,218,126
Dallas E. Lucas	390,000	648,671	2.25	2,337,010	232,077	2,569,087
William J. Reister	315,000	381,358	2.25	1,566,806	140,585	1,707,391
Telisa Webb Schelin	335,000	347,860	2.25	1,536,435	132,899	1,669,334
James E. Sharp	340,000	281,647	2.00	1,243,294	134,882	1,378,176
(2)
The amounts set forth in the table above include: the aggregate value of all TIER restricted stock awards and TIER RSU awards held by each named executive officer that would accelerate on a "single-trigger" basis upon the closing of the Merger, including dividend shares in respect of the performance-based TIER RSU awards (which we refer to as "TIER Performance RSU awards"). For purposes of estimating the value of outstanding TIER Performance RSU awards held by each named executive officer, we have assumed such awards will be achieved at maximum performance, subject to pro ration for awards for which the performance period commenced within 12 months of the Merger. For additional details regarding the treatment of these equity awards in the Merger, see the "The Merger Agreement—Treatment of TIER Equity-Based Awards in the Merger."

Name	Company Restricted Stock Awards ($)	Company RSU Awards ($)	Total ($)
Scott W. Fordham	2,035,569	7,303,200	9,338,769
Dallas E. Lucas	909,632	3,651,757	4,561,389
William J. Reister	553,324	2,223,197	2,776,521
Telisa Webb Schelin	531,048	2,129,340	2,660,388
James E. Sharp	741,549	1,810,928	2,552,477
(3)
Pursuant to the Employment Agreements, if any named executive officer experiences a qualifying termination of employment, then, subject to his or her execution and non-revocation of a general release of claims, such named executive officer is entitled to receive a lump-sum payment equal to: (a) 18 times the amount of the monthly payment made to an insurer to provide group medical, vision and dental plan benefits to the named executive officer and his or her dependents in the month immediately preceding the date of termination, plus (b) the amount TIER would have contributed to such named executive officer's health reimbursement arrangement for 18 months from the date of termination if the named executive officer had remained employed by TIER (in connection with the Merger, the Employment Agreements will be amended to provide that such subsidy will be for the full amount of the cost of medical, vision and dental benefits, rather than the employer-paid portion of such costs). The amounts represented in this column quantify the value of benefits coverage that each named executive officer would be entitled to receive based on the current cost of health insurance premiums. All benefits payments are "double-trigger" and would be due in the event of a qualifying termination of employment.

(4)
The amounts reflected in the table set forth above do not include the value of any tax gross-up payments in respect of excise taxes imposed under Section 4999 of the Code. As noted above, TIER may make tax gross-up payments to one or more of the named executive officers; provided that the aggregate amount of all such gross-up payments does not exceed $5.5 million in the aggregate. The actual amounts of any gross-up payments for the named executive officers will not be allocated until immediately prior to closing of the Merger. The table includes the full value of all other parachute payments and benefits without giving effect to any reduction pursuant to any cutback provision of the respective Employment Agreements.

  Indemnification

        The Merger Agreement provides that, from and after the effective time of the Merger, Cousins will exculpate and indemnify, to the fullest extent permitted by applicable law, all present and former officers and directors of TIER and its subsidiaries, and any persons who become a director or officer of TIER prior to the effective time of the Merger, against claims arising with respect to acts or omissions occurring prior to the effective time of the Merger (including acts or omissions occurring in connection with the approval of the Merger Agreement and the consummation of the Merger) to the same extent such persons were entitled to indemnification or the right of advancement of expenses pursuant to any organizational documents of TIER or its subsidiaries or applicable law.

  Executive Compensation Payable in Connection with the Merger

        TIER has entered into employment agreements with each of Scott W. Fordham, dated as of September 1, 2012, as amended; Dallas E. Lucas, dated as of May 27, 2014, as amended; William J. Reister, dated as of September 1, 2012, as amended; Telisa Webb Schelin, dated as of September 1, 2012, as amended; and James E. Sharp, dated as of September 1, 2012, as amended (each, as amended, an "Employment Agreement" and, collectively, the "Employment Agreements"). TIER's executive officers are entitled to certain severance and change in control benefits pursuant to their Employment Agreements, the material terms of which are described below. The Merger will constitute a change in control under the Employment Agreements.

        Under each of the Employment Agreements, if the executive officer's employment is terminated for any reason, TIER will pay the executive officer the sum of (1) the executive officer's base salary earned through the date of termination of the executive officer's employment, (2) unpaid expense reimbursements, (3) unused paid time off accrued through the date of termination, (4) any vested benefits the executive officer may have under TIER employee benefit plans through the date of termination, and, (5) except in the case of the executive officer's termination for "cause" (as defined in the Employment Agreements), any awarded and unpaid cash incentive compensation earned on or before the date of termination (which we refer to as the "Accrued Benefit"). In addition, each executive officer has the right to additional compensation and benefits depending upon the manner of termination of employment, as summarized below.

        Under each of the Employment Agreements, TIER may terminate the executive officer's employment with or without "cause" (as defined in the applicable Employment Agreement). In addition, each executive officer may terminate his or her employment under the applicable Employment Agreement for any reason, including, but not limited to, "good reason" (as defined in the applicable Employment Agreement). In addition, in connection with the Merger, the Employment Agreements will be amended to provide that if the executive officer's employment is terminated by TIER without cause or by the executive officer for good reason (a "qualifying termination"), TIER will pay the executive officer the Accrued Benefit and the pro rata portion of the executive officer's target annual cash incentive compensation for the year in which the date of termination occurs (which we refer to as the "Pro-Rated Bonus"). Upon a qualifying termination, each executive officer would be entitled to receive the Accrued Benefit and a Pro-Rated Bonus. In addition, subject to the executive officer's timely execution and non-revocation of a release:

  •
  TIER will pay the executive officer an amount equal to the product of (x) a "Severance Multiple," equal to 2.6 for Mr. Fordham, 2.25 for each of Messrs. Lucas and Reister and Ms. Schelin, and 2.0 for Mr. Sharp; and (y) the sum of: (A) the executive officer's annual base salary, plus (B) the greater of (i) the executive officer's target annual cash incentive compensation; or (ii) the average of the annual cash incentive compensation received by the executive officer during the past three completed years of his or her employment agreement; and

  •
  if the executive officer was participating in TIER's group medical, vision and dental plan immediately prior to the date of termination, then TIER will pay to the executive officer a lump sum payment equal to: (1) 18 times the amount of the monthly payment made to an insurer to provide these benefits to the executive officer and his or her dependents in the month immediately preceding the date of termination, plus (2) the amount TIER would have contributed to their health reimbursement arrangement for 18 months from the date of termination if the executive officer had remained employed by TIER (in connection with the Merger, the Employment Agreements will be amended to provide that such subsidy will be for the full amount of the cost of medical, vision and dental benefits, rather than the employer-paid portion of such costs).

        Pursuant to the TIER equity plan and the applicable award agreements, in the event of a "sale event" (as defined in the TIER equity plan), all equity awards with time-based vesting will immediately vest and each equity award with performance vesting will vest at an amount based on TIER's performance from the commencement of the performance period through the end of the calendar month immediately preceding the sale event, provided that, if the sale event occurs within the first 12 months of the performance period, the award shall be pro-rated by multiplying such award shares by a fraction, the numerator of which shall be the number of days the executive officer was employed by TIER from the commencement of the performance period through the date of the sale event and the denominator of which shall be 365. Such treatment supersedes the treatment of equity awards with performance vesting upon a "sale event" in the Employment Agreements.

        Each of the Employment Agreements also contains customary restrictive covenants including non-competition and customer and employee non-solicitation provisions that apply during the term of the executive officer's employment with TIER and for 15 months thereafter.

Directors and Management Following the Merger

  Initial Board Composition of Cousins following the Merger

        Pursuant to the Merger Agreement, and upon the terms and subject to the conditions of the Merger Agreement, immediately following the effective time of the Merger, the Cousins board of directors will have 11 members, including the existing members of the Cousins board of directors and two new members from the TIER board of directors: Mr. Scott W. Fordham, Chief Executive Officer of TIER and a member of the TIER board of directors, and one individual who was an independent member of the TIER board of directors as of March 25, 2019 to be mutually designated by TIER and Cousins.

        For additional information regarding the directors and executive officers of Cousins following the Merger, including the directors designated by TIER, please refer to Cousins' proxy statement on Schedule 14A filed on March 14, 2019 and TIER's proxy statement on Schedule 14A filed on April 9,

2018, respectively, the relevant portions of which are incorporated into this document by reference through their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2018.

  Officers of Cousins following the Merger

        The current senior leadership team of Cousins is not expected to change as a result of the Merger. Pursuant to the Merger Agreement, at the effective time of the Merger, the senior leadership team of Cousins will include Mr. Lawrence L. Gellerstedt III as Executive Chair, Mr. M. Colin Connolly as President and Chief Executive Officer, Mr. Gregg Adzema as Executive Vice President and Chief Financial Officer, Ms. Pamela Roper as Executive Vice President, General Counsel and Corporate Secretary, Mr. Richard Hickson as Executive Vice President—Operations, Mr. John McColl as Executive Vice President—Development, Ms. Kennedy Hicks as Senior Vice President—Investments and Mr. Jay Harris as Senior Vice President and Chief Accounting Officer.

Treatment of TIER Equity-Based Awards in the Merger

        At the effective time of the Merger, upon the terms and subject to the conditions of the Merger Agreement, (i) each TIER restricted stock award that is outstanding immediately prior to the effective time of the Merger will vest in full and be treated in the same manner as any other share of TIER common stock, and (ii) each TIER RSU award that is outstanding immediately prior to the effective time of the Merger will vest to the extent provided in the TIER equity plan (with any performance goals determined to be achieved as set forth in the TIER equity plan and the applicable award agreements) and will be settled in shares of TIER common stock which will be treated in the same manner as any other share of TIER common stock. All vested shares pursuant to TIER equity awards, including those held by TIER's executive officers and directors, will be converted into the right to receive 2.98 newly issued shares of Cousins common stock (with cash in lieu of fractional shares) in connection with the Merger, including TIER Performance RSU awards.

        The following table identifies for each executive officer and director of TIER the number of shares subject to his or her outstanding equity awards and the value of such equity awards in the Merger. TIER's directors have outstanding TIER RSU awards that vest based on continued service requirements (which we refer to as "TIER Time-Based RSU awards"), but TIER's executive officers do not have such awards outstanding. The following table assumes that the closing of the Merger occurs on June 30, 2019. The amounts shown do not attempt to forecast any dividends, deferrals, forfeitures or additional grants, but does account for any awards that will vest between the date of this filing and June 30, 2019. The estimated aggregate amounts set forth below are based on an assumed value of the Merger consideration equal to $28.45 (the average closing market price of Cousins common stock over the first five business days following the public announcement of the Merger multiplied by 2.98), without interest, for each share of TIER common stock, multiplied by the total number of accelerated shares subject to each applicable award.

	TIER Restricted Stock Awards		TIER Time-Based RSU Awards		TIER Performance RSU Awards
	Number of TIER Restricted Stock Awards Subject to Acceleration (#)	Aggregate Value ($)(1)	Number of TIER Time-Based RSU Awards Subject to Acceleration (#)	Aggregate Value ($)(2)	Number of TIER Performance RSU Awards Subject to Acceleration (#)(3)	Aggregate Value ($)(4)	Total Equity Value ($)
Executive Officers
Scott W. Fordham	71,549	2,035,569	—	—	256,703	7,303,200	9,338,769
Dallas E. Lucas	31,973	909,632	—	—	128,357	3,651,757	4,561,389
William J. Reister	19,449	553,324	—	—	78,144	2,223,197	2,776,521
Telisa Webb Schelin	18,666	531,048	—	—	74,845	2,129,340	2,660,388
James E. Sharp	26,065	741,549	—	—	63,653	1,810,928	2,552,477
Directors
Richard I. Gilchrist	—	—	2,582	73,458	—	—	73,458
Christie Kelly	—	—	891	25,349	—	—	25,349
R. Kent Griffin, Jr.	—	—	2,582	73,458	—	—	73,458
Dennis J. Martin	—	—	2,582	73,458	—	—	73,458
Gregory J. Whyte	—	—	2,582	73,458	—	—	73,458

(1)
The amounts included in this column are equal to (a) the number of TIER restricted stock awards subject to acceleration multiplied by (b) the value of the per share Merger consideration equal to $28.45.

(2)
The amounts included in this column are equal to (a) the number of Time-Based RSU awards subject to acceleration multiplied by (b) the value of the per share Merger consideration equal to $28.45.

(3)
Includes dividend shares in respect of the TIER Performance RSU awards.

(4)
The amounts included in this column are equal to (a) the number of TIER Performance RSU awards (including dividend shares in respect of the TIER Performance RSU awards) multiplied by (b) the value of the per share Merger consideration equal to $28.45. For purposes of calculating the value of outstanding TIER Performance RSU awards, such awards have been deemed earned at maximum performance in accordance with their terms as of the consummation of the contemplated Merger.

Accounting Treatment

        Cousins prepares its financial statements in accordance with GAAP. The Merger will be accounted for by using the business combination accounting rules, which require the application of a screen test to evaluate if substantially all of the fair value of the assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets to determine whether a transaction is accounted for as an asset acquisition or a business combination. In the event that the screen test is not met, the rules require a further assessment to determine whether an asset acquisition or a business combination has occurred. In addition, the rules require the identification of the acquirer, the determination of the acquisition date, the recognition and measurement, at fair value, of the identifiable assets acquired, liabilities assumed and any noncontrolling interest in the consolidated subsidiaries of the acquire. After consideration of all applicable factors pursuant to the business combination accounting rules, the Merger will be treated as a business combination under GAAP with Cousins as the acquirer.

Regulatory Approvals

        Cousins and TIER have each agreed to use their reasonable best efforts to take all actions and to do all things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings and other documents necessary to consummate the Merger and the other transactions contemplated by the Merger Agreement.

        The parties' respective obligations to complete the Merger are conditioned, among other matters, upon (i) the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger; (ii) the absence of any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any governmental entity of competent jurisdiction which makes the consummation of the Merger illegal; and (iii) the SEC having declared effective the registration statement of which this joint proxy statement/prospectus forms a part, with no stop order, or proceeding seeking a stop order, in effect thereto.

        There can be no assurances that any necessary regulatory approvals will be obtained and, if obtained, there can be no assurances as to the timing of any approvals, Cousins' and TIER's ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. For more information, see "Risk Factors," beginning on page 26.

Expected Timing of the Merger

        Cousins and TIER are working to complete the Merger in the third quarter of 2019. However, the Merger is subject to various conditions, and it is possible that factors outside the control of both companies could result in the Merger being completed at a later time, or not at all. There may be a substantial amount of time between the respective Cousins and TIER special meetings and the completion of the Merger. Cousins and TIER hope to complete the Merger as soon as reasonably practicable following the satisfaction of all applicable conditions. For more information, see "Risk Factors—Risks Related to the Merger."

Exchange of Shares in the Merger

        At or prior to the effective time of the Merger, Cousins will appoint the exchange agent to handle the exchange of certificates formerly representing TIER common stock for shares of Cousins common stock. After the Merger is completed, if a stockholder held certificates representing TIER common stock immediately prior to the effective time of the Merger, the exchange agent, within five business days after the effective time of the Merger, will send such stockholder a letter of transmittal and instructions for exchanging its shares of TIER common stock for the Merger consideration of 2.98 shares of Cousins common stock. Upon surrender of the certificates for cancellation (or affidavits of loss in lieu thereof) along with the executed letter of transmittal and other required documents described in the instructions, a holder of shares of TIER common stock will receive the applicable Merger consideration, with cash paid in lieu of any fractional shares.

        Holders of shares of TIER common stock in book-entry form immediately prior to the effective time of the Merger will not need to take any action to receive the applicable Merger consideration, with cash paid in lieu of fractional shares.

        If you are a Cousins stockholder, you are not required to take any action with respect to your Cousins stock certificates. Such certificates will continue to represent shares of Cousins common stock or Cousins preferred stock after the Merger.

Dividends

        Cousins and TIER will take such actions as are necessary to ensure that the timing of any regular quarterly dividend paid by either Cousins or TIER prior to the effective time of the Merger will be coordinated so that, if either the holders of Cousins common stock or TIER common stock receive a distribution for a particular quarter prior to the effective time of the Merger, then the holders of TIER common stock and the holders of Cousins common stock, respectively, will also receive a distribution for such quarter prior to the effective time of the Merger. Additionally, Cousins and TIER will coordinate such that any such quarterly distributions will have the same record date and the same payment date, which will be consistent with Cousins' historical record dates and payment dates unless otherwise agreed between the parties, in order to ensure that the holders of Cousins and the holders of TIER receive the same number of such dividends prior to the effective time of the Merger, subject to certain conditions.

        If either party (in consultation with the other) determines that it is necessary to declare a special distribution in accordance with the Merger Agreement in order to maintain its qualification as a REIT, such party must notify the other in writing at least 10 business days prior to that party's stockholders meeting, and such other party will be entitled to declare a dividend per share payable (i) in the case of TIER, to holders of shares of TIER common stock, in an amount per share equal to the product of (A) the special Cousins distribution declared by Cousins with respect to each share of Cousins common stock and (B) the exchange ratio and (ii) in the case of Cousins, to holders of shares of Cousins common stock, in an amount per share equal to the quotient obtained by dividing (x) the special TIER distribution declared by TIER with respect to each share of TIER common stock by (y) the exchange ratio, subject to certain conditions.

        In the event that a dividend or distribution with respect to the shares of TIER common stock permitted under the terms of the Merger Agreement has (i) a record date prior to the effective time of the Merger and (ii) has not been paid as of the effective time of the Merger, the holders of TIER common stock shall be entitled to receive such dividend or distribution upon receipt of the Merger consideration in accordance with the procedures described under "The Merger Agreement—Exchanges of Shares in the Merger."

Listing of Cousins Common Stock in the Merger

        It is a condition to the completion of the Merger that the Cousins common stock issuable in the Merger be approved for listing on the NYSE, subject to official notice of issuance.

De-Listing and Deregistration of TIER Common Stock

        Pursuant to the Merger Agreement, after the effective time of the Merger, the TIER common stock currently listed on the NYSE will cease to be quoted on the NYSE and will be deregistered under the Exchange Act.

No Appraisal or Dissenters' Rights

        Under Section 3-202(c) of the MGCL, holders of TIER common stock do not have the right to receive the appraised value of their shares in connection with the Merger because they are publicly traded.

        Under Section 14-2-1302 of the GBCC, holders of Cousins common stock do not have the right to receive the appraised value of their shares in connection with the Merger.

Litigation Relating to the Merger

        On May 1, 2019, a purported TIER stockholder filed a putative stockholder class action against TIER and the members of the TIER board of directors challenging the disclosures made in connection with the Merger. The lawsuit is captioned Martin v. TIER REIT, INC., et al., No. 1:19-CV-01292, and is pending in the United States District Court for the District of Maryland. On May 3, 2019, a purported TIER stockholder filed a putative stockholder class action against TIER, the members of the TIER board of directors, Cousins, and Merger Sub also challenging the disclosures made in connection with the Merger. The lawsuit is captioned Franchi v. TIER REIT, Inc. et al., No. 1:19-CV-01310, and is also pending in the United States District Court for the District of Maryland.

        The complaints generally allege that the registration statement filed in connection with the Merger of which this joint proxy statement/prospectus forms a part fails to disclose certain allegedly material information in violation of Section 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. The alleged omissions relate to (i) the existence of certain provisions in confidentiality agreements entered into between TIER and alternative bidders during the strategic sales process; (ii) certain financial projections and GAAP reconciliations for TIER and Cousins; and (iii) certain financial analyses performed by TIER's financial advisor. Plaintiffs seek to enjoin the Defendants from proceeding with the Merger and seek damages in the event the transaction is consummated.

        TIER and Cousins are reviewing the complaints and have not yet formally responded to them, but believe that Plaintiffs' allegations are without merit and intend to defend against them vigorously. However, litigation is inherently uncertain and there can be no assurance regarding the likelihood that TIER's and Cousins' defense of the actions will be successful. Additional lawsuits arising out of the Merger may also be filed in the future.

The Merger Agreement

        The following section summarizes material provisions of the Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Merger Agreement, which is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the Merger Agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. You are urged to read the Merger Agreement carefully and in its entirety before making any decisions regarding the Merger Agreement and the Merger.

        The summary of the Merger Agreement is included in this joint proxy statement/prospectus only to provide you with information regarding the terms and conditions of the Merger Agreement, and not to provide any other factual information about Cousins or TIER or their respective subsidiaries or businesses. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. For more information, see "Where You Can Find More Information."

        The representations, warranties and covenants contained in the Merger Agreement and described in this joint proxy statement/prospectus were made only for purposes of the Merger Agreement and as of specific dates and may be subject to more recent developments, were made solely for the benefit of the other parties to the Merger Agreement and may be subject to limitations agreed upon by the contracting parties, including being qualified by reference to confidential disclosures, for the purposes of allocating risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors. The representations and warranties contained in the Merger Agreement will not survive the effective time of the Merger. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or conditions of Cousins, TIER or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by Cousins or TIER.

  Form of the Merger

        Pursuant to the Merger Agreement, upon the terms and subject to the conditions of the Merger Agreement, TIER will merge with and into Merger Sub, with Merger Sub continuing its existence as a wholly owned subsidiary of Cousins.

        The legacy holders of Cousins common stock and the legacy holders of TIER common stock will own approximately 72% and 28%, respectively, of the outstanding shares of Cousins common stock following the effective time of the Merger.

  Merger Consideration

        In connection with the Merger, upon the terms and subject to the conditions of the Merger Agreement, each TIER common stockholder will receive 2.98 newly issued shares of Cousins common stock for each share of TIER common stock that such holder owns immediately prior to the effective time of the Merger, with cash paid in lieu of fractional shares. The exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing of the Merger.

        The exchange ratio is subject to customary anti-dilution adjustments. If, at any time during the period between March 25, 2019 and the effective time of the Merger, there is a change in the number of issued and outstanding shares of TIER common stock or shares of Cousins common stock, or securities convertible or exchangeable into shares of TIER common stock or shares of Cousins common stock, in each case, as a result of a reclassification, stock split (including reverse stock split), stock dividend or stock distribution, recapitalization, merger, subdivision or other similar transaction, the exchange ratio shall be equitably adjusted to provide the holders of TIER common stock and Cousins common stock with the same economic effect as contemplated by the Merger Agreement prior to such event, provided that there will be no more than one such adjustment for any single action.

        For more information, see "—Exchange of Shares in the Merger."

  Treatment of TIER Equity-Based Awards in the Merger

        At the effective time of the Merger, upon the terms and subject to the conditions of the Merger Agreement, outstanding TIER equity awards will be adjusted as follows:

  •
  Restricted Stock Awards.  Each TIER restricted stock award that is outstanding immediately prior to the effective time of the Merger will vest in full and be treated in the same manner as any other share of TIER common stock.

  •
  Restricted Stock Unit Awards.  Each TIER RSU award that is outstanding immediately prior to the effective time of the Merger will vest to the extent provided in the TIER equity plan (with any performance goals determined to be achieved as set forth in the TIER equity plan and the applicable award agreements) and will be settled in shares of TIER common stock which will be treated in the same manner as any other share of TIER common stock.

  Closing; Effective Time of the Merger

        Unless the parties otherwise agree, upon the terms and subject to the conditions of the Merger Agreement, the closing of the Merger will take place on the date that is the second business day after the satisfaction or permitted waiver of the conditions set forth in the Merger Agreement (other than the conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or permitted waiver of those conditions at the closing).

        Unless the parties otherwise agree, pursuant to the Merger Agreement, and upon the terms and subject to the conditions of the Merger Agreement, the Merger will become effective at the time when the Articles of Merger (which we refer to as the "articles of Merger") have been accepted for record by the State Department of Assessment and Taxation of the State of Maryland, with such date and time specified in the articles of Merger. After the Merger becomes effective, Cousins will continue with the name "Cousins Properties Incorporated."

  Charter and Bylaws

        Pursuant to the Merger Agreement, and upon the terms and subject to the conditions of the Merger Agreement, (i) the Merger Sub articles of incorporation in effect immediately prior to the Merger will be the articles of incorporation of the surviving corporation following the Merger and (ii) the bylaws of Merger Sub as in effect immediately prior to the Merger will be the bylaws of the surviving corporation following the Merger.

  Directors and Management Following the Merger

        Pursuant to the Merger Agreement, upon the terms and subject to the conditions of the Merger Agreement, the parties have agreed that, immediately following the effective time of the Merger, the Cousins board of directors will be increased from nine to 11 members. The Cousins board of directors following the effective time of the Merger will consist of:

  •
  the existing members of the Cousins board of directors, including Mr. Lawrence L. Gellerstedt III as Executive Chair of the Cousins board of directors;

  •
  Mr. Scott W. Fordham, Chief Executive Officer of TIER and a member of the TIER board of directors; and

  •
  one individual who was an independent member of the TIER board of directors as of March 25, 2019 to be mutually selected by TIER and Cousins.

        The current senior leadership team of Cousins is not expected to change as a result of the Merger. Pursuant to the Merger Agreement, at the effective time of the Merger, the senior leadership team of Cousins will include Mr. Lawrence L. Gellerstedt III as Executive Chair, Mr. M. Colin Connolly as President and Chief Executive Officer, Mr. Gregg Adzema as Executive Vice President and Chief Financial Officer, Ms. Pamela Roper as Executive Vice President, General Counsel and Corporate Secretary, Mr. Richard Hickson as Executive Vice President—Operations, Mr. John McColl as Executive Vice President—Development, Ms. Kennedy Hicks as Senior Vice President—Investments and Mr. Jay Harris as Senior Vice President and Chief Accounting Officer.

  Exchange of Shares in the Merger

        At or prior to the effective time of the Merger, upon the terms and subject to the conditions of the Merger Agreement, Cousins will appoint the exchange agent to handle the exchange of certificates formerly representing TIER common stock for shares of Cousins common stock. After the Merger is completed, upon the terms and subject to the conditions of the Merger Agreement, if a stockholder held certificates representing TIER common stock immediately prior to the effective time of the Merger, the exchange agent will send them a letter of transmittal and instructions for exchanging their shares of TIER common stock for the Merger consideration of 2.98 shares of Cousins common stock, subject to customary anti-dilution adjustments and with cash paid in lieu of fractional shares. Upon surrender of the certificates for cancellation along with the executed letter of transmittal and other required documents described in the instructions, a holder of shares of TIER common stock will receive the applicable Merger consideration, with cash paid in lieu of fractional shares.

        Holders of shares of TIER common stock in book-entry form immediately prior to the effective time of the Merger will not need to take any action to receive the applicable Merger consideration, with cash paid in lieu of fractional shares.

  Representations and Warranties of Cousins and TIER

        The Merger Agreement contains representations and warranties made by each of Cousins and Merger Sub, on the one hand, and TIER, on the other hand, to each other. These representations and warranties are subject to qualifications and limitations. Some of the significant representations and warranties of both Cousins and TIER contained in the Merger Agreement relate to, among other things:

  •
  organization, standing and corporate power;

  •
  capital structure;

  •
  authority relative to execution and delivery of, and performance of obligations under, the Merger Agreement;

  •
  SEC filings, financial statements, internal controls and absence of undisclosed liabilities;

  •
  accuracy of information supplied or to be supplied in this joint proxy statement/prospectus and the registration statement of which it forms a part;

  •
  compliance with applicable laws;

  •
  legal proceedings;

  •
  tax matters, including qualification as a REIT;

  •
  material contracts;

  •
  benefit plans;

  •
  employee benefits and labor matters and compliance with the Employee Retirement Income Security Act of 1974, as amended;

  •
  absence of certain changes;

  •
  board approval of the Merger and exemption from anti-takeover statutes;

  •
  required stockholder approval;

  •
  real property;

  •
  compliance with environmental laws;

  •
  intellectual property;

  •
  permits and licenses;

  •
  insurance policies;

  •
  inapplicability of the Investment Company Act of 1940;

  •
  brokers' and finders' fees;

  •
  receipt of fairness opinions; and

  •
  related party transactions.

        In addition, Cousins and Merger Sub represented to TIER that Merger Sub was formed solely in connection with the Merger and has no other business activities.

  Definition of "Material Adverse Effect"

        Many of the representations of Cousins and TIER are qualified by a "material adverse effect" standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would have a material adverse effect). A "material adverse effect" with regard to either Cousins or TIER, for purposes of the Merger Agreement, means any effect that is materially adverse to the assets, properties, liabilities, financial condition, business or results of operations of such party and its subsidiaries, taken as a whole, except that a material adverse effect will not include any effect arising out of or resulting from:

  •
  any changes in general United States or global economic conditions;

  •
  any changes generally affecting the industry or industries in which such party operates;

  •
  any change in law or the interpretation thereof or GAAP or the interpretation thereof;

  •
  acts of war, armed hostility or terrorism or any worsening thereof;

  •
  earthquakes, hurricanes, tornados or other natural disasters or calamities;

  •
  any effect to the extent attributable to the announcement of the Merger Agreement (without limiting any representation or warranty by such party in respect of the consequences resulting from the Merger Agreement or the consummation of the transactions contemplated thereby);

  •
  any failure by Cousins to meet any internal or published projections (whether published by such party or any analysts) or forecasts or estimates of revenues or earnings or results of operations for any period (it being understood and agreed that the facts and circumstances giving rise to any such failure that are not otherwise excluded from the definition of a material adverse effect may be taken into account in determining whether there has been a material adverse effect);

  •
  any change in the price or trading volume of shares of such party's common stock or any other publicly traded securities of such party (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of a material adverse effect may be taken into account in determining whether there has been a material adverse effect);

  •
  any reduction in the credit rating of such party or its subsidiaries (it being understood and agreed that the facts and circumstances giving rise to such reduction that are not otherwise excluded from the definition of a material adverse effect may be taken into account in determining whether there has been a material adverse effect); and

  •
  any bankruptcy, insolvency or reorganization of any tenant under any lease or the commencement of any bankruptcy, insolvency or reorganization proceeding with respect to any tenant under any lease.

        In addition, if the events referred to the first, second, fourth and fifth bullets above has had a disproportionate adverse impact on such party relative to other companies operating in the industry in which such party operates, then the incremental impact of such event shall be taken into account for the purpose of determining whether a Cousins material adverse effect has occurred.

  Conduct of Business Pending the Merger

        Under the Merger Agreement, between March 25, 2019 and the earlier of the effective time of the Merger or the termination of the Merger Agreement in accordance with its terms, unless (i) expressly contemplated or permitted by the Merger Agreement, (ii) as set forth in the parties' confidential disclosure letters, (iii) as required by applicable law or the regulations or (iv) with the other party's prior written consent (which consent may not be unreasonably withheld, conditioned or delayed), each of Cousins and TIER have agreed that they will, and will cause their respective subsidiaries to, conduct their businesses in the ordinary course consistent with past practice, to use reasonable best efforts to preserve their business organizations intact, to maintain their material assets and properties in their current condition (normal wear and tear excepted), their existing relations and goodwill with customers, suppliers, distributors, creditors, lessors and tenants and to maintain the status of such party as a REIT.

        In addition, between March 25, 2019 and the earlier of the effective time of the Merger or the termination of the Merger Agreement in accordance with its terms, unless (i) expressly contemplated or permitted by the Merger Agreement, (ii) as set forth in such party's confidential disclosure letters, (iii) as required by applicable law or the regulations or (iv) with the other party's prior written consent (which consent may not be unreasonably withheld, conditioned or delayed), each of Cousins and TIER have agreed that they will not, and will cause their subsidiaries not to:

  •
  amend or waive any provision under any of the governing documents (i) in the case of Cousins, of Cousins, Merger Sub or Cousins Properties LP (which we refer to as the "Cousins OP") in any material respect (other than in connection with the Cousins Reverse Stock Split Proposal or the Cousins Authorized Share Count Proposal) or (ii) in the case of TIER, either TIER or Tier OP in any respect, or any subsidiary of TIER in any material respect;

  •
  split, combine, subdivide or reclassify any of such party's or any of their respective subsidiaries', shares of capital stock or other equity interests, other than, in the case of Cousins, in connection with the Cousins Reverse Stock Split Proposal;

  •
  enter into any new material line of business (and, in the case of TIER, form or enter into a material partnership or operating partnership, joint venture, strategic alliance or similar arrangement with a third party);

  •
  declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of such party, or any of their respective subsidiaries, or other equity securities or ownership interests, other than (i) the declaration and payment of dividends, payable quarterly with declaration, record and payment dates consistent with past practice, at a rate not to exceed a quarterly rate, in the case of Cousins, of $0.0725 per share of Cousins common stock or, in the case of TIER, $0.18 per share of TIER common stock, (ii) the declaration and payment of dividends or other distributions to such party, or to their operating partnerships, by any direct or indirect wholly owned subsidiary of such party, (iii) the declaration and payment of pro rata dividends or other distributions by such party's operating partnership and (iv) the declaration and payment of dividends or other distributions by any joint venture of such party as required pursuant to the organizational documents of such joint venture as in effect prior to March 25, 2019, except that either party, or any of their subsidiaries, are, subject to certain conditions, permitted to make distributions to maintain their qualification as a REIT under the Code or applicable state law and avoid the imposition of any entity level income or excise tax under the Code or applicable state law (which we refer to as a "special distribution");

  •
  issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of capital stock or other equity interests of such party or those of a subsidiary of such party, any voting debt, any stock appreciation rights, stock options, restricted shares or other equity-based awards or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or equity interests or voting debt, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, such shares or other equity interests or voting debt, or enter into any agreement with respect to any of the foregoing, other than (i) issuances of shares of common stock upon the exercise or settlement of equity awards in accordance with the terms of the applicable equity plan and awards, (ii) issuances of partnership units by the Cousins OP to Cousins or Tier OP to TIER, as applicable, (iii) issuances by a wholly owned subsidiary of equity to its parent company or to another wholly owned subsidiary or issuances of any directors' qualifying shares in accordance with applicable law and, in the case of Cousins, grants of Cousins equity awards made in the ordinary course of business consistent with past practice or otherwise required by any Cousins benefit plan, and issuances of shares of Cousins common stock upon the exchange or conversion of limited partnership units of the Cousins OP;

  •
  repurchase, redeem or otherwise acquire, or permit any subsidiary to redeem, purchase or otherwise acquire any shares of its capital stock or other equity interests or any securities convertible into or exercisable for any shares of its capital stock or other equity interests, except for acquisitions of shares of common stock tendered by holders of equity awards in accordance with the terms of the applicable equity plan and awards as in effect on March 25, 2019 in order to satisfy obligations to pay the exercise price and/or tax withholding obligations with respect thereto;

  •
  adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization, including any bankruptcy related action or reorganization (other than, in the case of Cousins, transactions solely between or among wholly owned subsidiaries of Cousins);

  •
  incur, create, assume, refinance or replace any indebtedness or issue or amend or modify the terms (or, in the case of Cousins, modify the material terms) of any debt securities or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the indebtedness of any other person (other than a wholly owned subsidiary), other than (i) incurrence of intercompany indebtedness, (ii), in the case of TIER, incurred under the TIER revolving credit facility of the TIER credit facility as in effect as of March 25, 2019 for working capital purposes in the ordinary course of business and indebtedness incurred under the TIER Nueces loan as in effect as of March 25, 2019 in the ordinary course of business, (iii) in the case of Cousins, (A) indebtedness incurred under Cousins' revolving credit facility or any construction loans as in effect as of March 25, 2019 in the ordinary course of business, (B) guarantees by (or releases of guarantees of) Cousins or any of its subsidiaries in respect of indebtedness of Cousins or any of its subsidiaries and (C) indebtedness incurred to finance the transactions contemplated by the Merger Agreement (including the repayment of indebtedness in connection therewith);

  •
  change its methods of financial accounting or financial accounting policies, except as required by changes in GAAP (or any interpretation thereof) or in applicable law or by the SEC;

  •
  take any action, or fail to take any action, which would reasonably be expected to cause either party to fail to qualify as a REIT or any of its subsidiaries to cease to be treated as a partnership or disregarded entity for U.S. federal income tax purposes or as a qualified REIT subsidiary (which we refer to as a "QRS"), a taxable REIT subsidiary (which we refer to as a "TRS") or a REIT under the applicable provisions of Section 856 of the Code, as the case may be; and

  •
  make, change or rescind any material election relating to taxes, change a material method of tax accounting, amend any material tax return, settle or compromise any material federal, state, local or foreign income tax liability, audit, claim or assessment, enter into any material closing agreement related to taxes or surrender any right to claim any material refund of taxes (or, in the case of TIER, file any material tax return that is materially inconsistent with a previously filed tax return of the same type for a prior taxable period (taking into account any amendments prior March 25, 2019) or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment outside of the ordinary course of business), other than, in each case, as necessary or appropriate to (i) preserve such party's qualification as a REIT under the Code, or (ii) preserve the status of any subsidiary of such party as a partnership or disregarded entity for U.S. federal income tax purposes or as a QRS, a TRS or a REIT under the applicable provisions of Section 856 of the Code.

        In addition, unless (i) expressly contemplated or permitted by the Merger Agreement, (ii) as set forth in Cousins' confidential disclosure letters, (iii) as required by applicable law or the regulations or (iv) with TIER's prior written consent (which consent may not be unreasonably withheld, conditioned or delayed), Cousins has agreed that it shall not, and shall cause its subsidiaries not to engage in any transactions that would be reasonably expected to prevent or materially delay the consummation of the Merger.

        Subject to these same general exceptions, TIER has agreed that it shall not, and shall cause its subsidiaries not to:

  •
  acquire, by merging or consolidating with, by purchasing an equity interest in or assets of or by forming a partnership or joint venture with, any person, or by any other manner, any real property, any material personal property, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than, (i) intercompany reorganizations or consolidations that would not (A) prevent or materially impede, hinder or delay consummation of the Merger or (B) result in any breach of any of certain tax representations set forth in the Merger Agreement (without regard to any materiality or similar qualification), or (ii) the creation of new wholly owned subsidiaries organized to conduct or continue activities otherwise permitted by the Merger Agreement;

  •
  vote to approve or otherwise consent to the taking of any action, or fail to exercise any rights to veto or prevent, any action by any TIER joint venture that would be prohibited by the Merger Agreement if such TIER joint venture was a subsidiary of TIER, and, other than as determined in consultation with Cousins, vote to approve or otherwise consent to, or fail to exercise any rights to veto or prevent, the commencement, or approval of, or commitments in respect of, any development project in a manner inconsistent with certain pro forma development plans made available to Cousins prior to March 25, 2019;

  •
  sell, pledge, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, or agree to any option that would require a sale or other transfer of, any property or assets, or voluntarily exercise any purchase or sale rights or rights of first offer, other than (i) pledges and encumbrances on TIER property that are not material to TIER in the ordinary course of business and that would not be material to any TIER real property, (ii) with respect to property or assets with a fair market value of less than $250,000 individually and $1,000,000 per calendar quarter in the aggregate, (iii) intercompany transactions and (iv) sales required by purchase rights or options existing as March 25, 2019 and set forth in the TIER disclosure letter;

  •
  enter into, renew, modify, amend or terminate, waive, release, compromise or assign any rights or claims under, any TIER material contract, other than (i) any action permitted otherwise permitted by the Merger Agreement in respect of incurrence of indebtedness and entry into or amendments of any TIER lease prior to the effective time of the Merger or (ii) any termination or renewal in accordance with the terms of any existing TIER material contract that occurs automatically without any action by TIER or any of its subsidiaries;

  •
  enter into, renew, modify, amend or terminate, waive, release, compromise or assign any rights or claims under, any material TIER lease (or any lease for real property that, if existing as of March 25, 2019, would be a material TIER lease), other than (i) entering into any new lease or renewing any material TIER lease in the ordinary course of business on market terms so long as such new lease or material TIER lease comprises less than 50,000 square feet of leased space, (ii) terminating any material TIER lease as a result of a default by the counterparty to such material TIER lease (in accordance with the terms of such material TIER lease and subject to any applicable cure period therein) or (iii) any termination or renewal in accordance with the terms of any existing material TIER lease that occurs automatically without any action by TIER or any of its subsidiaries;

  •
  make any material loans, advances or capital contributions to, or investments in, any other person, make any change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any "keep well" or similar agreement to maintain the financial condition of another entity, other than (i) intercompany arrangements, (ii) loans or advances required to be made under any TIER lease, or (iii) in connection with certain development projects consistent with such projects' pro forma development plans made available to Cousins prior to March 25, 2019;

  •
  make or commit to make any capital expenditures per quarter other than pursuant to the TIER's budgets made available to Cousins or as contemplated in the TIER disclosure letter;

  •
  initiate or commence any suit, action, investigation or proceeding against any other person, or, other than in respect of certain stockholder litigation in connection with the Merger, waive, release, assign, settle or compromise any claim, action, litigation, arbitration or proceeding, other than waivers, releases, assignments, settlements or compromises that (i) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) that do not exceed $50,000 individually or $500,000 in the aggregate, (ii) do not involve the imposition of injunctive relief against TIER or any of its subsidiaries, Cousins, the surviving corporation of the Merger or any other subsidiary of Cousins following the effective time of the Merger and (iii) do not provide for any admission of any liability by TIER or any of its subsidiaries; except that this clause does not apply to any claim, suit, or proceeding with respect to taxes or as set forth in the TIER disclosure letter;

  •
  except as required by any TIER benefit plan in effect as of March 25, 2019, (i) increase the compensation, bonus or pension, welfare, severance or other benefits payable or provided to, or grant any cash- or equity-based awards (including TIER Equity Awards) or long-term cash awards to, any current or former directors, employees or other individual service providers of TIER or any of its subsidiaries, (ii) grant or provide any change of control, severance, bonus, retention or other similar payments or benefits to any director, employee or other individual service provider of TIER or any of its subsidiaries, (iii) establish, adopt, enter into or materially amend any TIER benefit plan or any other plan, policy, program, agreement or arrangement that would be a TIER benefit plan if in effect on March 25, 2019 (other than amendments in the ordinary course of business consistent with past practice to TIER benefit plans that do not provide for or govern change of control, severance, bonus, retention or other similar payments or benefits, or TIER Equity Awards, which amendments would not contravene the other covenants set forth in this clause or result in a material increase in the annual cost to TIER of maintaining such TIER benefit plan or other plan, trust, fund, policy or arrangement), (iv) enter into any collective bargaining agreement or similar agreement, (v) hire, promote or terminate the services (other than for cause) of any independent contractor of TIER or any of its subsidiaries who is a natural person with a total annual compensation opportunity in excess of $100,000, (vi) hire, promote or terminate the employment (other than for cause) of any employee of TIER or any of its subsidiaries with a total annual compensation opportunity in excess of $100,000, other than in the ordinary course of business consistent with past practice to fill a vacancy that arises due to a departure after the date of the Merger Agreement and only after consulting with Cousins reasonably in advance of any such hiring, promotion or termination and considering Cousins' input in good faith, or (vii) take any action to accelerate the vesting or payment, or fund or in any way secure the payment, of compensation or benefits under any TIER benefit plan;

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  enter into any contract with, or engage in any transaction with, any of its affiliates (other than its subsidiaries), directors or stockholders (or affiliates of the foregoing (other than its subsidiaries)), other than transactions with directors and officers in the ordinary course and consistent with past practice as long as such transactions are applicable for all directors or all officers, respectively, and other than as expressly permitted by the Merger Agreement in respect of compensation and benefits matters prior to the effective time of the Merger, described in the bullet point immediately above;

  •
  enter into, amend or modify any tax protection agreement, or take any action or fail to take any action that would give rise to a material liability with respect to any tax protection agreement to which TIER or any of its subsidiaries is a party;

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  enter into any development contract with any governmental entity, other than with respect to any permits or the application to a governmental entity for rezoning or other entitlements;

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  demolish or enter into any contract to demolish any material structures on any of the TIER properties or TIER joint venture properties; or

  •
  renew certain contracts set forth in the TIER disclosure letter.

        Notwithstanding the foregoing, the Merger Agreement does not prohibit or restrict either party, or any of their respective subsidiaries, from taking any action that in the reasonable judgment of such party's board of directors, upon advice of counsel, is reasonably necessary to maintain their qualification as a REIT under the Code for any period or portion thereof ending on or prior to the effective time of the Merger or to avoid incurring entity level income or excise taxes under the Code (including making dividend or other distribution payments to stockholders in accordance with the Merger Agreement) or to preserve the status of any subsidiary of such party as a partnership or disregarded entity for U.S. federal income tax purposes or as a QRS, a TRS or a REIT under the applicable provisions of Section 856 of the Code.

  Other Covenants and Agreements

        The Merger Agreement contains certain other covenants and agreements, including covenants related to:

  •
  cooperation between Cousins and TIER in the preparation of this joint proxy statement/prospectus;

  •
  each party's agreement to afford the representatives of the other party access to its properties (other than for purposes of invasive testing), books, contracts, records and representatives during normal business hours;

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  each party's agreement to use its reasonable best efforts to take all actions necessary, proper or advisable to consummate the Merger and the other transactions contemplated by the Merger Agreement, including using its reasonable best efforts to cooperate to obtain all governmental consents, clearances, approvals, permits or authorizations required to complete the Merger;

  •
  each party's agreement to (i) use its reasonable best efforts to cooperate in all respects in connection with any investigation or other inquiry, (ii) promptly notify the other party of any communication concerning the Merger Agreement or the transactions contemplated thereby from or with any governmental entity, or (iii) permit the other party to review and comment on any proposed substantive or non-ministerial communication to any governmental entity, (iv) consult with the other party in advance of any substantive or non-ministerial meeting with any governmental entity or in connection with a proceeding by a private party and (v) use its reasonable best efforts to resolve objections with respect to the transactions contemplated by the Merger Agreement;

  •
  each party's agreement to use its reasonable best efforts to take such actions as the other may reasonably request to obtain any consents from any third parties (excluding any governmental entity) as may be reasonably required to consummate the Merger or the other transactions contemplated by the Merger Agreement;

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  Cousins' agreement to use its reasonable best efforts to cause the shares of Cousins common stock to be issued in connection with the Merger to be approved for listing on the NYSE, subject to official notice of issuance;

  •
  TIER's reasonable best efforts to cause, on or prior to the effective time of the Merger, either (i) the repayment and termination in full of the TIER Nueces loan or (ii) so long as the property securing such TIER Nueces loan is not sold prior to the effective time of the Merger, the amendment of such loan to expressly permit the Merger and the other transactions contemplated thereby (or the obtaining of a consent or waiver with the same effect);

  •
  each party's agreement to consult with the other party, and provide meaningful opportunity for review and give due consideration to reasonable comment by the other party, prior to issuing any public communications with respect to the Merger and the other transactions contemplated by the Merger Agreement; and

  •
  each party's agreement to use its reasonable best efforts to cause the Merger to qualify as a "reorganization" under the Code.

  Treatment of Operating Partnership

        Prior to the effective time of the Merger, Cousins shall, and shall cause its subsidiaries to, cooperate with reasonable requests by Cousins in connection with the contemplated post-closing transactions involving Tier OP, provided TIER and its subsidiaries shall not be required to enter into any contracts or obligations binding on them that would become effective prior to the effective time of the Merger or to incur any out-of-pocket costs or expenses (unless such costs or expenses will be promptly reimbursed by Cousins) in connection with its cooperation with Cousins' requests.

  Financing

        Pursuant to the Merger Agreement, upon the terms and subject to the conditions of the Merger Agreement, TIER shall:

  •
  provide all cooperation reasonably requested by Cousins in connection with financing arrangements (including, without limitation, assumptions, guarantees, amendments, supplements, modifications, refinancings, replacements, repayments, terminations or prepayments of existing financing arrangements) as Cousins may reasonably determine necessary or advisable in connection with the completion of the Merger or the other transactions contemplated by the Merger Agreement;

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  use commercially reasonable efforts to, as soon as reasonably practicable after the receipt of a written request from Cousins, seek amendment(s) to any of the TIER debt agreements or pursue any approach chosen by Cousins to the assumption, defeasance, satisfaction and discharge, constructive satisfaction and discharge, refinancing, repayment, repurchase, redemption, termination, amendment, guarantee, purchase, unwinding or other treatment of, the TIER debt agreements and the indebtedness incurred pursuant thereto, in each case, subject to the occurrence of the closing of the Merger;

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  after the receipt of a written request from Cousins, deliver all notices and take all other actions to facilitate the termination at the effective time of the Merger of all commitments in respect of each of the TIER credit facility and any other indebtedness of TIER or its subsidiaries to be paid off, discharged and terminated on the closing date as specifically requested by Cousins in writing, the repayment in full on the closing date of all obligations in respect of the indebtedness thereunder, and the release on the closing date of any liens securing such indebtedness and guarantees in connection therewith; and

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  use commercially reasonable efforts to deliver to Cousins (i) at least 10 business days prior to the closing date, a draft payoff letter with respect to each of the TIER credit facility and, if requested by Cousins, any other indebtedness of TIER or its subsidiaries to be paid off, discharged and terminated on the closing date and (ii) at least one business day prior to the closing date, an executed payoff letter with respect to each of the TIER credit facility and such other indebtedness of TIER or its subsidiaries to be paid off, discharged and terminated on the closing date from the persons to whom such indebtedness is owed.

  Employee Benefits Matters

        For a period of one year following the effective time of the Merger, Cousins will provide, or will cause to be provided, to each employee of TIER and its subsidiaries who continues to be employed by Cousins or its subsidiaries following the effective time of the Merger (which we refer to as "continuing employees"), for so long as such continuing employee is employed following the effective time of the Merger, (i) an annual base salary or wage rate no less favorable than was provided immediately prior to the effective time of the Merger, (ii) an annual cash bonus opportunity that is no less than was provided to such continuing employee immediately prior to the effective time of the Merger and

(iii) employee benefits that are no less favorable, in the aggregate, than those provided to similarly situated employees of Cousins and its subsidiaries. For purposes of clause (iii), the employee benefits generally provided to employees of TIER and its subsidiaries as of immediately prior to the effective time of the Merger will be deemed to be no less favorable in the aggregate than those provided to similarly situated employees of Cousins or its subsidiaries.

        For purposes of any Cousins benefit plans that provide benefits to any continuing employees after the effective time of the Merger, Cousins will (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements, except to the extent such preexisting conditions or exclusions would apply under the analogous TIER benefit plan, (ii) use commercially reasonable efforts to credit continuing employees and their dependents for any co-payments and deductibles paid during the portion of the TIER plan year ending on the date such continuing employee's participation in the Cousins benefit plan begins (to the same extent that such credit was given under the analogous TIER benefit plan) and (iii) recognize all service of the continuing employees with TIER and its subsidiaries (and any predecessors or affiliates thereof) to the same extent such service was taken into account under the analogous TIER benefit plan. The foregoing clause (iii) will not apply to the extent it would result in duplication of benefits or for any purpose with respect to any defined benefit pension plan, postretirement welfare plan or any Cousins benefit plan under which similarly situated employees of Cousins and its subsidiaries do not receive credit for prior service or that is grandfathered or frozen, either with respect to level of benefits or participation.

  Dividends

        The Merger Agreement provides that (i) the parties shall take such actions as are necessary to ensure that the timing of any regular quarterly dividend paid by either party prior to the closinhg date will be coordinated so that, if either holders of common stock of either party receive a distribution for a particular quarter prior to the closing date, then the holders of the common stock of the other party shall also receive a distribution for such quarter prior to the closing date and (ii) the parties will coordinate such that any such quarterly distribution by the parties shall have the same record date and the same payment date, which shall be consistent with Cousins' historical record dates and payment dates unless otherwise agreed between the parties, in order to ensure that the stockholders of both parties receive the same number of such dividends prior to the effective time of the Merger (provided that the amount of any such quarterly dividend declared by TIER or Cousins must be not exceed a quarterly rate of $0.18 per share and $0.0725 per share, respectively).

        The Merger Agreement further provides that if either party determines that it is necessary to declare a special distribution in order to maintain its qualification as a REIT, such party shall notify the other party in writing at least ten business days prior to that other party's stockholders meeting, and such other party shall be entitled to declare a dividend per share payable (i) in the case of TIER, to holders of shares of TIER common stock, in an amount per share equal to the product of (A) the Cousins special distribution declared by Cousins and (B) the exchange ratio and (ii) in the case of Cousins, to holders of shares of Cousins common stock, in an amount per share equal to the quotient obtained by dividing (x) the TIER special distribution declared by TIER by (y) the exchange ratio. The record date and payment date for any such dividend shall be the close of business on the last business day prior to the closing date.

        In the event that a dividend or distribution with respect to the shares of TIER common stock permitted under the terms of the Merger Agreement has (i) a record date prior to the effective time of the Merger and (ii) has not been paid as of the effective time of the Merger, the holders of shares of TIER common stock shall be entitled to receive such dividend or distribution upon receipt of the Merger consideration in accordance with the procedures described under "—Exchanges of Shares in the Merger."

  Conditions to Completion of the Merger

        The obligations of Cousins and TIER to complete the Merger are subject to certain conditions being satisfied or, where legally permissible, waived. These conditions include:

  •
  approval of the Cousins Issuance Proposal and TIER Merger Proposal;

  •
  the approval of listing on the NYSE, subject to official notice of issuance, of shares of Cousins common stock to be issued in connection with the Merger;

  •
  the SEC having declared effective the registration statement of which this joint proxy statement/prospectus forms a part, absent any stop order or proceedings seeking a stop order;

  •
  the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger; and

  •
  the absence of any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any governmental entity of competent jurisdiction which makes the consummation of the Merger illegal.

        In addition, the obligation of TIER to effect the Merger is subject to the satisfaction or waiver of the following additional conditions:

  •
  the representations and warranties of Cousins set forth in the Merger Agreement with respect to its authorized share count as of March 25, 2019 and its capitalization as of March 22, 2019 being true and correct in all respects, except for any de minimis inaccuracies, as of such dates;

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  the representations and warranties of Cousins set forth in the Merger Agreement with respect to an absence of a Cousins material adverse effect being true and correct in all respects as of March 25, 2019 and as of the closing date as though made on and as of the closing date;

  •
  the representations and warranties of Cousins set forth in the Merger Agreement with respect to its organization, standing and power, capital structure (other than the representations and warranties described in the first bullet point), board approval, required vote of Cousins stockholders, status as an investment company, brokers and finders and fairness opinion of Cousins' financial adviser being true and correct in all material respects as of March 25, 2019 and as of the closing date as though made on and as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such date);

  •
  the representations and warranties of Cousins set forth in the Merger Agreement with respect to all other matters being true and correct as of March 25, 2019 and as of the closing date as though made on and as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such date), other than, where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or Cousins material adverse effect) has not had and would not reasonably be expected to have, individually or in the aggregate, a Cousins material adverse effect;

  •
  Cousins having performed in all material respects the obligations required to be performed by it under the Merger Agreement at or prior to the closing of the Merger;

  •
  the receipt of an opinion of Goodwin Procter LLP (or other nationally recognized law firm) to the effect that the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code;

  •
  the receipt of an opinion addressed to Cousins from Cousins' REIT counsel that, at all times since Cousins' taxable year ended December 31, 2010 and through the closing date, Cousins has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and that Cousins' proposed method of organization and operation will enable Cousins to continue to meet the requirements for qualification and taxation as a REIT under the Code; and

  •
  the receipt of an officers' certificate signed by the chief executive officer or chief financial officer of Cousins, certifying that the conditions listed in the first five bullet points above have been satisfied.

        The obligation of Cousins to effect the Merger is subject to the satisfaction or waiver of the following additional conditions:

  •
  the representations and warranties of TIER set forth in the Merger Agreement with respect to its authorized share count as of March 25, 2019 and capitalization as of March 22, 2019 being true and correct in all respects, except for any de minimis inaccuracies, as of such dates.

  •
  the representations and warranties of TIER set forth in the Merger Agreement with respect to the absence of a TIER material adverse effect being true and correct in all respects as of March 25, 2019 and as of the closing date as though made on and as of the closing date;

  •
  the representations and warranties of TIER set forth in the Merger Agreement with respect to its organization, standing and power, capital structure (other than the representations and warranties described in the first bullet point), board approval, required vote of TIER stockholders, status as an investment company, brokers and finders and fairness opinion of TIER's financial adviser being true and correct in all material respects as of March 25, 2019 and as of the closing date as though made on and as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such date);

  •
  the representations and warranties of TIER set forth in the Merger Agreement with respect to all other matters being true and correct as of March 25, 2019 and as of the closing date as though made on and as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such date), other than, where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or TIER material adverse effect) has not had and would not reasonably be expected to have, individually or in the aggregate, a TIER material adverse effect;

  •
  TIER having performed in all material respects the obligations required to be performed by it under the Merger Agreement at or prior to the closing of the Merger;

  •
  the receipt of an opinion of Wachtell, Lipton, Rosen & Katz (or other nationally recognized law firm) to the effect that the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code;

  •
  the receipt of an opinion addressed to TIER from TIER's REIT counsel that, at all times since TIER's taxable year ended December 31, 2010 and through the taxable year that ends with the effective time of the Merger, TIER has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code; and

  •
  the receipt of an officers' certificate signed by the chief executive officer or chief financial officer of TIER, certifying that the conditions listed in the first five bullet points above have been satisfied.

  No Solicitation

        Pursuant to the Merger Agreement, TIER has agreed that neither it nor any of its subsidiaries or affiliates, directors, officers and employees of it or its subsidiaries will, directly or indirectly, (i) initiate, solicit, propose, knowingly encourage or knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal, or any other effort or attempt to make or implement an acquisition proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations relating to any acquisition proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an acquisition proposal, (iii) provide any nonpublic information to any person in connection with any acquisition proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an acquisition proposal, (iv) approve or execute or enter into any letter of intent, agreement in principle, merger agreement, business combination agreement, sale or purchase agreement or share exchange agreement, option agreement or any other similar agreement related to any acquisition proposal (which we refer to as an "acquisition agreement") or (v) propose or agree to do any of the foregoing.

        For purposes of the Merger Agreement, an "acquisition proposal" means (i) any proposal, offer, inquiry or indication of interest relating to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving TIER or any of its subsidiaries or (ii) any transaction or acquisition by any person or group resulting in, or any proposal, offer, inquiry or indication of interest that, in the case of (i) or (ii), if consummated would result in, any person (or the stockholders or other equity interest holders of such person) or "group" (as defined pursuant to Section 13(d) of the Exchange Act) becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 15% or more of the total voting power of any class of equity securities of TIER (or of the surviving parent entity in such transaction), as applicable, or 15% or more of the consolidated net revenues, net income or total assets (it being understood that assets include equity securities of subsidiaries) of TIER, in each case other than the transactions contemplated by the Merger Agreement.

        Notwithstanding the foregoing, upon the terms and subject to the conditions of the Merger Agreement, prior to the TIER special meeting, in response to an unsolicited, bona fide written acquisition proposal (that did not result from TIER's breach of its non-solicitation obligations under the Merger Agreement) made after March 25, 2019, subject to compliance with the other terms of this covenant and TIER first entering into a confidentiality agreement with the person who has made such acquisition proposal having confidentiality and use provisions that are no less favorable to TIER than those contained in that certain confidentiality agreement entered into between Cousins and TIER, TIER shall be permitted to (i) engage in discussions and negotiations with the person who has made such acquisition proposal and (ii) provide nonpublic information or data to such person, provided that prior to taking any such actions, the TIER board of directors must determine in good faith (after consultation with outside legal counsel) that (A) based on the information then available and after consultation with its financial advisor, such acquisition proposal constitutes a superior proposal or is reasonably likely to result in a superior proposal, and (B) the failure to take such action would be inconsistent with the duties of members of the TIER board of directors under applicable law. TIER shall provide Cousins with a copy of any nonpublic information provided to any person pursuant to the prior sentence prior to or simultaneously with furnishing such information to such person, unless such information has been previously made available to Cousins.

        For purposes of the Merger Agreement, a "superior proposal" means a bona fide written acquisition proposal that the TIER board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, taking into account all legal, financial, timing, regulatory and other aspects of the proposal and the person making the proposal (including any termination fees, expense reimbursement provisions and conditions to consummation), if consummated, would result in a transaction that is more favorable to the stockholders of TIER than the transactions contemplated by the Merger Agreement, except that the references to "15% or more" in the definition of "acquisition proposal" above shall be deemed to be references to "more than 50%."

        Pursuant to the Merger Agreement, TIER has agreed to notify Cousins within 24 hours after receipt of an acquisition proposal, any request for nonpublic information relating to TIER or any of its subsidiaries that it is considering making, or has made, an acquisition proposal or any inquiry from any person seeking to have discussions or negotiations with TIER relating to a possible acquisition proposal. TIER has also agreed to notify Cousins within 24 hours if it enters into discussions or negotiations concerning any acquisition proposal or provides nonpublic information to any person in accordance with its non-solicitation obligations, and to keep Cousins reasonably informed of the status and terms of any such discussions or negotiations on a reasonably current basis, including by providing a copy of all material documentation or material correspondence relating thereto, including proposed agreements and any material change in its intentions.

        TIER has also agreed that (i) it will and will cause its subsidiaries, and its and their representatives to, cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties conducted before March 25, 2019 with respect to any acquisition proposal, (ii) it will not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its subsidiaries is a party with respect to any acquisition proposal except to the extent a failure to do so would be inconsistent with the directors' respective duties under applicable law, (iii) it will promptly request that each person that has previously executed a confidentiality agreement relating to an potential or actual acquisition proposal destroy or return all non-public information provided under such confidentiality agreement and (iv) it will promptly terminate the access of any third party to any electronic datasite or data room established in connection with any such confidentiality agreement.

  Stockholder Vote

        Upon the terms and subject to the conditions of the Merger Agreement, Cousins has agreed to take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the effective date of the registration statement of which this joint proxy statement/prospectus forms a part for the purpose of obtaining approval of the Cousins Issuance Proposal and, if elected by Cousins, the Cousins Reverse Stock Split Proposal and the Cousins Authorized Share Count Proposal. Cousins and its board of directors will (i) use reasonable best efforts to obtain from the stockholders of Cousins the approval of the Cousins Issuance Proposal and (ii) recommend to the stockholders of Cousins approval of the Cousins Issuance Proposal, and Cousins shall cause the registration statement of which this joint proxy statement/prospectus forms a part to include such recommendation.

        TIER has agreed to take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the effective date of the registration statement of which this joint proxy statement/prospectus forms a part for the purpose of obtaining the approval of the TIER Merger Proposal. Unless a change in recommendation has occurred, as described below, TIER and its board of directors will (i) use reasonable best efforts to obtain from the stockholders of TIER the approval of the TIER Merger Proposal and (ii) recommend to the stockholders of TIER the approval of the Merger, and TIER shall cause the registration statement of which this joint proxy statement/prospectus forms a part to include such recommendation.

        The parties have agreed to cooperate and use reasonable best efforts to cause their respective stockholder meetings to be held on the same date and as soon as reasonably practicable after March 25, 2019.

  Permitted Change in Recommendation

        Pursuant to the Merger Agreement, upon the terms and subject to the conditions of the Merger Agreement, the TIER board of directors has agreed that it will not (i) withhold, withdraw, qualify or modify in any manner adverse to Cousins, or propose publicly or resolve to withhold, withdraw, qualify or modify in any manner adverse to Cousins, the approval, recommendation or declaration of advisability by the TIER board of directors, or any such committee thereof, of the Merger, (ii) fail to include the recommendation of the TIER board of directors that the stockholders of TIER approve the Merger in the registration statement of which this joint proxy statement/prospectus forms a part, (iii) make or publicly propose to make any recommendation in connection with a tender offer or exchange offer commenced by a third party other than a recommendation against such offer or a customary "stop, look and listen" communication or (iv) fail to reaffirm the recommendation of the TIER board of directors in favor of the Merger within five business days of Cousins' written request (we refer to each of the foregoing events as a "change in recommendation").

        Nevertheless, prior to the TIER special meeting, with respect to an acquisition proposal, the TIER board of directors may make a change in recommendation or may authorize TIER to terminate the Merger Agreement to enter into an acquisition agreement, in each case, if and only if:

  •
  an unsolicited bona fide written acquisition proposal (that did not result from a breach of TIER's non-solicitation obligations) is made to TIER by a third party, and such acquisition proposal is not withdrawn;

  •
  the TIER board of directors determines in good faith (after consultation with its outside legal counsel and financial advisors) that such acquisition proposal constitutes a superior proposal;

  •
  the TIER board of directors has determined in good faith (after consultation with its outside legal counsel) that failure to make a change in recommendation or terminate the Merger Agreement to enter into an acquisition agreement would be inconsistent with the duties of the members of the TIER board of directors under applicable law;

  •
  four business days shall have elapsed since the time TIER has given written notice to Cousins advising Cousins that TIER intends to take such action and specifying in reasonable detail its reasons, including the terms and conditions of any such superior proposal that is the basis of the proposed action (with any amendment to any material term of such superior proposal (including any change in the form or amount of consideration) requiring a new notice by TIER to Cousins but with a new notice period equal to the longer of two business days and the remainder of the initial four-business day period);

  •
  during such period, TIER has considered and, at the reasonable request of Cousins, engaged in good faith discussions with Cousins regarding, any adjustment or modification of the terms of the Merger Agreement proposed by Cousins; and

  •
  the TIER board of directors, following such period, again determines in good faith (after consultation with outside legal counsel and financial advisors, and taking into account any adjustment or modification of the terms of the Merger Agreement proposed by Cousins) that such acquisition proposal constitutes a superior proposal and failure to make a change in recommendation or terminate the Merger Agreement to enter into an acquisition agreement would be inconsistent with the duties of the members of the TIER board of directors under applicable law.

        In the case of termination of the Merger Agreement by TIER to enter into an acquisition agreement, (i) TIER must pay or cause to be paid to Cousins the TIER termination fee (as described below) and (ii) neither TIER nor any subsidiary or representative of TIER shall enter into any acquisition agreement unless the Merger Agreement has been or is prior to or substantially concurrently terminated in accordance with its terms.

        The Merger Agreement does not permit Cousins and its board of directors to change its recommendation in favor of the Cousins Issuance Proposal.

  Fees and Expenses

        Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expense, except (i) the TIER termination fee, as described below, and (ii) that expenses incurred in connection with filing, printing and mailing of the registration statement of which this joint proxy statement/prospectus forms a part (other than legal fees) shall be shared equally by Cousins and TIER.

  Termination of the Merger Agreement

        Termination.    The Merger Agreement may be terminated at any time prior to the effective time of the Merger as follows:

  •
  by mutual written consent of Cousins and TIER;

  •
  by either Cousins or TIER:

  •
  if any governmental entity of competent jurisdiction shall have issued an order, decree or ruling in each case permanently enjoining or otherwise prohibiting the consummation of the Merger, and such order, decree or ruling has become final and nonappealable, provided that the right to terminate the Merger Agreement under such circumstance is not available to any party whose failure to comply with any provision of the Merger Agreement has been the principal cause of or resulted in such order, decree or ruling;

  •
  if the Merger shall not have been consummated by 5:00 p.m., New York time, on October 31, 2019 (which we refer to as the "outside date"), provided that that the right to terminate the Merger Agreement under such circumstance is not available to any party whose failure to comply with any provision of the Merger Agreement has been the principal cause of or resulted in the failure of the Merger to be consummated before the outside date;

  •
  if the other party shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement (other than, in the case of TIER, with respect to a willful breach of its non-solicitation obligations or a change in recommendation), which breach or failure to perform or to be true (i) would result in the failure of a condition of closing to be satisfied and (ii) cannot be cured by the outside date or, if curable prior to the outside date, has not been cured by the earlier of (A) the outside date and (B) 30 days after the giving of written notice by the party seeking termination to the other party, provided that that the right to terminate the Merger Agreement under such circumstance is not available to any party that is then in material breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement would result in the failure of a condition of closing to be satisfied; or

  •
  if the approval of the TIER Merger Proposal or the Cousins Issuance Proposal shall not have been obtained at the TIER special meeting or Cousins special meeting, respectively, or at any adjournment or postponement thereof.

  •
  by TIER:

  •
  at any time prior to obtaining approval of the TIER Merger Proposal, in order to enter into an acquisition agreement as described in "—Change in Recommendation," above, provided, that the TIER termination fee shall be paid prior to or substantially concurrently with the termination of the Merger Agreement by TIER under such circumstances;

  •
  by Cousins:

  •
  at any time before the TIER Merger Proposal is approved, (i) upon a change in recommendation or (ii) upon a willful breach by TIER of its non-solicitation obligations as described in "—No Solicitation" above.

        Effect of Termination.    In the event of termination of the Merger Agreement by either party, as provided immediately above, written notice shall be given to the other party specifying the provision pursuant to which such termination is made, and the Merger Agreement shall become null and void and there shall be no liability or obligation on the part of either party or their respective directors or representatives, except (i) that no party shall be relieved or released from any liabilities or damages arising out of its fraud or willful breach of the Merger Agreement, (ii) certain miscellaneous provisions of the Merger Agreement and certain provisions relating to the TIER termination fee, fees and expenses, dividends and effects of termination shall survive such termination and (iii) that certain confidentiality agreement entered into between Cousins and Tier shall survive such termination.

  Termination Fees.

        TIER has agreed to pay a termination fee of $45,450,000 to Cousins in the following circumstances:

  •
  in the event that Cousins terminates the Merger Agreement before the TIER Merger Proposal is approved in connection with a change in recommendation by the TIER board of directors;

  •
  in the event that (i) an acquisition proposal is publicly made with respect to TIER, (ii) the Merger Agreement is terminated (A) by Cousins before the TIER Merger Proposal is approved upon a willful breach by TIER of its non-solicitation obligations, (B) by Cousins or TIER if (I) the Merger shall not have been consummated by the outside date and approval for the TIER Merger Proposal has not, as of such date, been obtained or (II) the TIER Merger Proposal is not approved at the TIER special meeting (provided the acquisition proposal shall not have been withdrawn at least five business days prior to the TIER special meeting), or (C) by Cousins if TIER shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement such that a condition to closing shall not be satisfied (subject to a cure period) and (iii) within 12 months after the date of such termination, TIER consummates a transaction of a type set forth in the definition of "acquisition proposal" or enters into an acquisition agreement (provided that, for purposes of clause (iii), each reference to "15%" in the definitions of "acquisition proposal" and "acquisition agreement" shall be deemed to be a reference to "50%"); and

  •
  in the event that TIER terminates the Merger Agreement before the TIER Merger Proposal is approved in order to enter into an acquisition agreement.

        Such termination fee will be the maximum amount owed by TIER in connection with any termination of the Merger Agreement, except in the case of any fraud or willful breach of the Merger Agreement by TIER. The amount payable to Cousins by TIER may also be reduced to the extent necessary to maintain Cousins' qualification as a REIT under the Code. Should any amount of the fee be unpaid because of REIT requirements, TIER shall place the unpaid amount of the fee in escrow and shall not release any portion thereof to Cousins unless and until Cousins receives a reasoned opinion from counsel or other tax advisor or a ruling from the IRS providing that Cousins' receipt of the unpaid fee will not impact its qualification as a REIT under the Code. The obligations of TIER to pay any unpaid portion of the fee shall terminate on December 31 following the date which is five years from the date of March 25, 2019. Amounts remaining in escrow after the obligation of TIER to pay the fee terminates shall be released to TIER.

  Indemnification and Insurance

        The Merger Agreement provides that Cousins will indemnify and hold harmless all past and present directors and officers of TIER and its subsidiaries for six years from and after the effective time of the Merger against any costs or expenses, judgments, fines, penalties, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the effective time of the Merger (including acts or omissions occurring in connection with the approval of the Merger Agreement and the consummation of the Merger), whether asserted or claimed prior to, at or after the effective time of the Merger, in each case to the fullest extent permitted by law and to the same extent that TIER or its subsidiaries would have been permitted to do so pursuant to the organizational documents of TIER or its subsidiaries, as applicable.

        Pursuant to the Merger Agreement Cousins shall, and shall cause the surviving corporation to, obtain a six-year prepaid "tail" policy or policies for the extension of the directors' and officers' liability coverage of TIER's existing directors' and officers' liability insurance policies and fiduciary liability insurance policies, in each case for a claims reporting or discovery period of six years from and after the effective time of the Merger, on terms and conditions substantially equivalent to the directors' and officers' current policies maintained by TIER with respect to matters arising on or before the effective time of the Merger. Cousins or the surviving corporation, as applicable, shall use commercially reasonable efforts to obtain the most favorable pricing and most comprehensive coverage reasonably available for such "tail" policy and shall not be required to commit or spend on such "tail" policy more than 300% of the last aggregate annual premium paid by TIER prior to March 25, 2019 for TIER's current policies of directors' and officers' liability insurance and fiduciary liability insurance. If the cost of such "tail" policy would otherwise exceed the such amount, Cousins or the surviving corporation, as applicable, may purchase as much coverage as reasonably practicable for such amount.

        In lieu of Cousins' or the surviving corporation's purchase of the "tail" policy, TIER may purchase, prior to the effective time of the Merger, a prepaid "tail" policy or policies for the extension of the directors' and officers' liability coverage of TIER's existing directors' and officers' liability insurance policies and fiduciary liability insurance policies, in each case for a claims reporting or discovery period of six years from and after the effective time of the Merger, on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by TIER with respect to matters arising on or before the effective time of the Merger, provided that the aggregate premium for such policy shall not exceed the same 300% cap.

  Amendment, Extension and Waiver of the Merger Agreement

        Subject to the provisions of applicable laws, at any time prior to the effective time of the Merger, the Merger Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification, by the parties, or in the case of a waiver, by the party against whom the waiver is to be effective. The conditions to each of the respective parties' obligations to consummate the Merger and the other transactions contemplated by the Merger Agreement are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. No failure or delay by any party in exercising any right, power or privilege under the Merger Agreement shall operate as a waiver, nor shall any single or partial exercise preclude any other or further exercise or the exercise of any other right, power or privilege.

  Governing Law

        Except to the extent the Merger or any of the other transactions contemplated under the Merger Agreement may be required to be governed by the laws of the State of Georgia, the Merger Agreement shall be governed and construed in accordance with the laws of the State of Maryland (without giving effect to choice of law principles thereof).

 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

        The following is a general discussion of the material U.S. federal income tax consequences of the Merger to U.S. holders (as defined below) of TIER common stock that exchange their shares of TIER common stock for shares of Cousins common stock in the Merger. The following discussion is based on the Code, U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings and decisions, all as in effect as of the date of this joint proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion assumes that the Merger will be completed in accordance with the Merger Agreement and as further described in this joint proxy statement/prospectus. This discussion is not a complete description of all of the tax consequences of the Merger and, in particular, does not address any tax reporting requirements, tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 or any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.

        The following discussion applies only to U.S. holders (as defined below) of shares of TIER common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws (such as, for example, banks and certain other financial institutions, tax-exempt organizations, partnerships, S corporations or other pass-through entities (or investors in partnerships, S corporations or other pass-through entities), regulated investment companies, real estate investment trusts, insurance companies, mutual funds, dealers or brokers in stocks and securities, commodities or currencies, traders in securities that elect to apply a mark-to-market method of accounting, holders who are required to recognize income or gain with respect to the Merger no later than such income or gain is required to be reported on an applicable financial statement under Section 451(b) of the Code, holders subject to the alternative minimum tax provisions of the Code, holders who acquired TIER common stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation, holders who actually or constructively own more than 5% of TIER common stock, persons that are not U.S. holders, U.S. holders whose functional currency is not the U.S. dollar, holders who hold shares of TIER common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction, or United States expatriates).

        For purposes of this discussion, the term "U.S. holder" means a beneficial owner of TIER common stock that is for U.S. federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation for U.S. federal income tax purposes, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

        If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds TIER common stock, the U.S. federal income tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds TIER common stock and any partners in such partnership should consult their own independent tax advisors regarding the tax consequences of the Merger to their specific circumstances.

        This discussion is not binding on the IRS. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any described herein.

        Determining the actual tax consequences of the Merger to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult your own independent tax advisor as to the specific tax consequences of the Merger to you in light of your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws and of changes in those laws.

        Cousins and TIER intend for the Merger to be treated as a "reorganization" within the meaning of Section 368(a) of the Code. It is a condition to Cousins' obligation to complete the Merger that Cousins receive an opinion from Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to Cousins, dated as of the closing date, to the effect that the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. It is a condition to TIER's obligation to complete the Merger that TIER receive an opinion from Goodwin Procter LLP, in form and substance reasonably satisfactory to TIER, dated as of the closing date, to the effect that the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. These opinions will be based on customary assumptions and representations from Cousins and TIER, as well as certain covenants and undertakings by Cousins and TIER. If any of these assumptions, representations, covenants or undertakings is incorrect, incomplete, inaccurate or is violated, the validity of the opinions described above may be affected and the U.S. federal income tax consequences of the Merger could differ from those described in this joint proxy statement/prospectus. An opinion of counsel represents counsel's best legal judgment but is not binding on the IRS or any court. Neither Cousins nor TIER intends to obtain a ruling from the IRS regarding any matter relating to the Merger. Accordingly, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

        On the basis of the opinions described above, the U.S. federal income tax consequences of the Merger to U.S. holders of TIER common stock generally will be as follows:

        Upon exchanging TIER common stock for Cousins common stock in the Merger, a U.S. holder generally will not recognize gain or loss, except with respect to any cash received in lieu of fractional shares of Cousins common stock (as discussed below). A U.S. holder's aggregate tax basis in the Cousins common stock received in the Merger (including any fractional shares deemed received and exchanged for cash, as discussed below) will equal such U.S. holder's aggregate adjusted tax basis in the shares of TIER common stock surrendered in exchange therefor. A U.S. holder's holding period for the shares of Cousins common stock received in the Merger (including any fractional share deemed received and exchanged for cash, as discussed below) will include such U.S. holder's holding period for the shares of TIER common stock surrendered. If a U.S. holder acquired different blocks of TIER common stock at different times or at different prices, the basis and holding period of each block of Cousins common stock received by such U.S. holder in the Merger will be determined on a block-for-block basis depending on the basis and holding period of the blocks of TIER common stock exchanged for such Cousins common stock. U.S. holders that acquired different blocks of TIER common stock at different times or at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares to particular shares of Cousins common stock received in the Merger.

        In general, a U.S. holder that receives cash in lieu of a fractional share of Cousins common stock will be treated as having received such fractional share of Cousins common stock pursuant to the Merger and then as having sold such fractional share of Cousins common stock for cash. As a result, such U.S. holder generally will recognize capital gain or loss equal to the difference between the amount of cash received for such fractional share and such U.S. holder's tax basis allocable to such fractional share of Cousins common stock as set forth above. Any such capital gain or loss generally will be long-term capital gain or loss if, as of the effective time of the Merger, the U.S. holder's holding period for such fractional share (as described above) exceeds one year. Long-term capital gains of certain non-corporate taxpayers, including individuals, are generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Backup Withholding Tax and Information Reporting

        In general, information reporting requirements will apply to any cash received pursuant to the Merger. Certain U.S. holders of TIER common stock may be subject to backup withholding (currently at a rate of 24%) with respect to such payments. Backup withholding will not apply, however, to a U.S. holder of TIER common stock that furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9 or is otherwise exempt from backup withholding and provides appropriate proof of the applicable exemption. Backup withholding is not an additional tax and any amounts withheld will be allowed as a refund or credit against the U.S. holder's U.S. federal income tax liability, if any, provided that such U.S. holder timely furnishes the required information to the IRS.

        This preceding discussion is for informational purposes only and does not purport to be a complete analysis or discussion of all the potential tax consequences of the Merger and of the ownership and disposition of Cousins common stock received in the Merger, nor is it legal or tax advice. Holders of TIER common stock should consult their tax advisors regarding the specific tax consequences to them of the Merger and of the ownership and disposition of Cousins common stock received in the Merger, including any tax return reporting requirements and the applicability and effect of U.S. federal, state, local and non-U.S. and other applicable tax laws in light of their particular circumstances.

 THE COUSINS SPECIAL MEETING

Date, Time and Place

        The Cousins special meeting will be held at 3344 Peachtree Street NE, Suite 1800, Atlanta, Georgia 30326, at 2:00 P.M. local time, on June 12, 2019.

Purpose of the Cousins Special Meeting

        At the Cousins special meeting, Cousins stockholders will be asked to consider and vote upon the following matters:

  •
  the Cousins Issuance Proposal;

  •
  the Cousins Reverse Stock Split Proposal;

  •
  the Cousins Authorized Share Count Proposal; and

  •
  the Cousins Adjournment Proposal.

Recommendation of the Cousins Board of Directors

        The Cousins board of directors unanimously has determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable and in the best interests of Cousins and its stockholders and has unanimously approved the Merger Agreement, the Cousins Issuance Proposal, the Cousins Reverse Stock Split Proposal, the Cousins Authorized Share Count Proposal and the Cousins Adjournment Proposal.

        The Cousins board of directors unanimously recommends that holders of Cousins common stock vote "FOR" the Cousins Issuance Proposal, "FOR" the Cousins Reverse Stock Split Proposal, "FOR" the Cousins Authorized Share Count Proposal and "FOR" the Cousins Adjournment Proposal.

Cousins Record Date; Stock Entitled to Vote

        Only holders of record of shares of Cousins common stock and Cousins preferred stock at the close of business on May 6, 2019, the record date for the Cousins special meeting, will be entitled to notice of, and to vote at, the Cousins special meeting or any adjournments or postponements thereof. You may cast one vote for each share of Cousins common stock and Cousins preferred stock that you owned on the record date. Holders of Cousins preferred stock are not entitled to cast a vote on the Cousins Issuance Proposal or the Cousins Adjournment Proposal.

        On the record date, there were 420,586,130 shares of Cousins common stock outstanding and entitled to vote at the Cousins special meeting and 6,867,357 shares of Cousins preferred stock outstanding and entitled to vote at the Cousins special meeting.

        On the record date, approximately 0.8% of the outstanding shares of Cousins common stock and none of the outstanding shares of Cousins preferred stock were held by Cousins directors and executive officers and their respective affiliates. Cousins currently expects that the directors and executive officers of Cousins will vote their shares in favor of the Cousins Issuance Proposal, the Cousins Reverse Stock Split Proposal, the Cousins Authorized Share Count Proposal and the Cousins Adjournment Proposal, although none has entered into any agreements obligating them to do so.

Quorum

        Stockholders who hold a majority of the outstanding shares of Cousins common stock and Cousins preferred stock entitled to vote must be present or represented by proxy to constitute a quorum at the Cousins special meeting. All shares of Cousins common stock and Cousin preferred stock represented at the Cousins special meeting, including abstentions and broker non-votes (shares held by a broker, bank or nominee that are represented at the meeting, but with respect to which the broker, bank or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal), will be treated as present for purposes of determining the presence or absence of a quorum at the Cousins special meeting.

Required Vote

        Approval of the Cousins Issuance Proposal requires the affirmative vote of the majority of the votes cast by Cousins common stockholders at the Cousins special meeting, assuming a quorum is present. Approval of the Cousins Reverse Stock Split Proposal and the Cousins Authorized Share Count Proposal each require the affirmative vote of the holders of a majority of the outstanding shares of Cousins common stock and Cousins preferred stock, voting together as a single class, assuming a quorum is present. Approval of the Cousins Adjournment Proposal requires the affirmative vote of the holders of a majority of the Cousins common stock represented, in person or by proxy, at the Cousins special meeting and entitled to vote on the proposal, whether or not a quorum is present.

        The approval of the Cousins Issuance Proposal is a condition to the completion of the Merger.

Abstentions and Broker Non-Votes

        If you are a Cousins stockholder and fail to vote or abstain from voting, it will have the same effect as a vote against the Cousins Reverse Stock Split Proposal and the Cousins Authorized Share Count Proposal, but it will have no effect on the Cousins Issuance Proposal, assuming a quorum is present, or the Cousins Adjournment Proposal. If you are a Cousins stockholder and you attend the Cousins special meeting and fail to vote or abstain from voting, it will have the same effect as a vote against the Cousins Reverse Stock Split Proposal, the Cousins Authorized Share Count Proposal and the Cousins Adjournment Proposal, but it will have no effect on the Cousins Issuance Proposal, assuming a quorum is present.

Shares Held in Street Name

        If you hold your shares in a stock brokerage account or if your shares are held by a bank or nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Cousins or by voting in person at the Cousins special meeting unless you provide a "legal proxy," which you must obtain from your broker, bank or nominee. Further, brokers, banks or nominees who hold shares of Cousins common stock on behalf of their customers may not give a proxy to Cousins to vote those shares without specific instructions from their customers.

        If you are a Cousins stockholder and you do not instruct your broker, bank or nominee to vote, your broker, bank or nominee may not vote those shares, and it will have the same effect as a vote against the Cousins Reverse Stock Split Proposal and the Cousins Authorized Share Count Proposal, but it will have no effect on the Cousins Issuance Proposal, assuming a quorum is present, or the Cousins Adjournment Proposal.

Voting of Proxies

        A proxy card is enclosed for your use. Cousins requests that you sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope. You may also vote your shares by telephone or through the Internet. Information and applicable deadlines for voting proxies by telephone or through the Internet are set forth on the enclosed proxy card. When the accompanying proxy is returned properly executed, the shares of Cousins common stock or Cousins preferred stock represented by it will be voted at the Cousins special meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy.

        If a proxy is signed and returned without an indication as to how the shares of Cousins common stock or Cousins preferred stock represented by the proxy are to be voted with regard to a particular proposal, the Cousins common stock or Cousins preferred stock represented by the proxy will be voted in favor of each such proposal. At the date hereof, Cousins' management has no knowledge of any business that will be presented for consideration at the Cousins special meeting and which would be required to be set forth in this joint proxy statement/prospectus other than the matters set forth in the accompanying Notice of Special Meeting of Stockholders of Cousins. In accordance with the Cousins Bylaws, as amended and restated (which we refer to as the "Cousins Bylaws") and Georgia law, business transacted at the Cousins special meeting will be limited to those matters set forth in such notice. Nonetheless, if any other matter is properly presented at the Cousins special meeting for consideration, it is intended that the persons named in the enclosed proxy and acting thereunder will vote in accordance with their discretion on such matter.

        Your vote is important. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the Cousins special meeting in person.

Revocability of Proxies or Voting Instructions

        If you are a holder of record of Cousins common stock or Cousins preferred stock on the record date for the Cousins special meeting, you have the power to revoke your proxy at any time before your proxy is voted at the Cousins special meeting. You can revoke your proxy in one of three ways:

  •
  you can send a signed notice of revocation;

  •
  you can grant a new, valid proxy bearing a later date; or

  •
  you can attend the Cousins special meeting and vote in person, which will automatically cancel any proxy previously given, or you can revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

        If you choose either of the first two methods, your notice of revocation or your new proxy must be received by Cousins' Secretary at 3344 Peachtree Street NE, Suite 1800, Atlanta, Georgia 30326, no later than the beginning of the Cousins special meeting. If you have voted your shares by telephone or through the Internet, you may revoke your prior telephone or Internet vote by recording another vote using the telephone or Internet, or by signing and returning a proxy card dated as of a date that is later than your last telephone or Internet vote.

Solicitation of Proxies

        In accordance with the Merger Agreement, the cost of proxy solicitation for the Cousins special meeting will be borne by Cousins. In addition to the use of the mail, proxies may be solicited by officers and directors and regular employees of Cousins, without additional remuneration, by personal interview, telephone, facsimile or otherwise. Cousins will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record on the record date and will provide customary reimbursement to such firms for the cost of forwarding these materials. Cousins has retained Okapi Partners LLC to assist in its solicitation of proxies and has agreed to pay them a fee of $10,000, plus reasonable expenses, for these services.

COUSINS PROPOSALS

COUSINS PROPOSAL 1: THE COUSINS ISSUANCE PROPOSAL

        Pursuant to NYSE rules, stockholder approval is required prior to the issuance of shares if the number of shares to be issued in a transaction equals 20% or more of the number of shares outstanding prior to the issuance. Accordingly, Cousins is requesting that holders of outstanding shares of Cousins common stock consider and vote on a proposal to approve the issuance of additional shares of Cousins common stock in connection with the Merger contemplated by the Merger Agreement.

        Approval of the Cousins Issuance Proposal is a condition to the closing of the Merger. If the Cousins Issuance Proposal is not approved, the Merger will not occur. For a detailed discussion of the terms and conditions of the Merger, see "The Merger—The Merger Agreement—Conditions to Completion of the Merger."

Required Vote

        Approval of the Cousins Issuance Proposal requires the affirmative vote of the majority of the votes cast by Cousins common stockholders at the Cousins special meeting, assuming a quorum is present.

        The Cousins board of directors unanimously recommends that Cousins stockholders vote "FOR" the approval of the Cousins Issuance Proposal.

 COUSINS PROPOSAL 2: THE COUSINS REVERSE STOCK SPLIT PROPOSAL

        Cousins proposes to amend the Cousins Articles, which will be the articles of incorporation of Cousins, effective at the effective time of the Merger, in the form attached as Annex D to this joint proxy statement/prospectus.

        If this proposed amendment is approved by the Cousins stockholders, upon the effective date of the amendment, each four shares of Cousins common stock will be combined into one share of Cousins common stock, and the number of shares of Cousins common stock issued and outstanding will be reduced correspondingly. Concurrently with such reverse stock split, the number of authorized shares of Cousins common stock will be reduced proportionally.

General

        The Cousins board of directors unanimously approved an amendment to the Cousins Articles to effect a reverse stock split of outstanding Cousins common stock by a 1-for-4 ratio (which we refer to as the "reverse stock split"). If approved by Cousins stockholders, each four shares of issued and outstanding Cousins common stock will be combined into one share of Cousins common stock. Concurrently with the reverse stock split, Cousins would also file an amendment to the Cousins Articles to proportionately reduce the number of authorized shares of Cousins common stock from 1,200,000,000 shares to 300,000,000 shares if the Cousins Authorized Share Count Proposal is also approved by Cousins stockholders, or from 700,000,000 shares to 175,000,000 shares if the Cousins Authorized Share Count Proposal is not approved. For more information on the Cousins Authorized Share Count Proposal, see "Cousins Proposal 3: Cousins Authorized Share Count Proposal."

        To avoid the existence of fractional shares of Cousins common stock, Cousins stockholders of record who would otherwise hold fractional shares of Cousins common stock as a result of the reverse stock split will be entitled to receive a cash payment (without interest and subject to applicable withholding taxes) in lieu of such fractional shares from Cousins' transfer agent.

        The reverse stock split, if approved by the Cousins stockholders, would become effective upon the filing of Articles of Amendment to the Cousins Articles with the Secretary of State of the State of Georgia. The exact timing of the filing of the Articles of Amendment that will effect the reverse stock split will be determined by the Cousins board of directors based on its evaluation as to when such action will be the most advantageous to Cousins and the Cousins stockholders. If the Merger is effectuated, it is expected that the reverse stock split would become effective following the effective time of the Merger.

        The following table summarizes the shares of Cousins common stock outstanding and reserved for issuance upon the exercise of all outstanding options, the vesting of restricted stock and restricted stock units and the issuance of shares under Cousins' deferred compensation plan. The table then shows all such shares as adjusted for the approval of the Cousins Reverse Stock Split Proposal.

Cousins Common Stock—Shares	May 6, 2019	If Only the Merger Approved	If the Merger and Proposal 2 Approved	If the Merger and Proposals 2 and 3 Approved
Total Authorized	700,000,000	700,000,000	175,000,000	300,000,000
Outstanding	420,586,130	588,123,295	147,030,823	147,030,823
Generally reserved for issuance	294,716	294,716	73,679	73,679
Treasury shares	10,339,735	10,339,735	2,584,933	2,584,933
Available for future issuance	279,119,154	111,581,989	27,895,498	152,895,498
Shares available for issuance as a percentage of total authorized common stock	40%	16%	16%	51%

Reasons for the Reverse Stock Split and Other Considerations

        Broaden the Pool of Investors and Attract New Investors—Cousins believes that the reverse stock split could enhance the appeal of Cousins common stock to the financial community, including institutional investors, and the general investing public. Cousins believes that a number of institutional investors and investment funds may be reluctant to invest in lower-priced securities and that brokerage firms may be reluctant to recommend lower-priced stock to their clients, which may be due in part to a perception that lower-priced securities are less promising as investments, are less liquid in the event that an investor wishes to sell its shares, have a higher level of price volatility, or are less likely to be followed by institutional securities research firms and therefore to have less third-party analysis of the company available to investors. In addition, certain institutional investors or investment funds may be prohibited from buying stocks whose price is below a certain threshold. Cousins believes that the reduction in outstanding shares of Cousins common stock caused by the reverse stock split, together with the anticipated increased stock price immediately following and resulting from the reverse stock split, may encourage interest and trading in Cousins common stock and thus possibly promote greater liquidity for Cousins stockholders, thereby resulting in a broader market for Cousins common stock than that which currently exists.

        Reduce the Number of Outstanding Shares—Cousins has a large number of outstanding shares of Cousins common stock as compared to other publicly traded companies the size of Cousins. Cousins believes that the reverse stock split will cause Cousins to have a number of outstanding shares of Cousins common stock that is more customary for a company the size of Cousins. By reducing the number of outstanding shares of Cousins common stock, Cousins will better align with market practice.

        Reduce Relatively High Transaction Costs for Cousins Stockholders—Trading commissions, which are often set at a fixed price, tend to have an adverse impact on holders of lower-priced securities because the brokerage commissions on a sale of lower-priced securities generally represent a higher percentage of the sales prices than the commissions on relatively higher-priced securities, which may discourage trading in such lower-priced securities. In addition, the bid / ask spread on low priced stock is generally greater than for on stocks with normalized prices. A larger bid / ask spread generally increases trading costs. A reduction in outstanding shares of Cousins common stock should result in a price level for Cousins common stock that may reduce the adverse effect trading commissions have on the tendencies of certain stockholders to trade in Cousins common stock and may reduce the bid / ask spread of shares of Cousins common stock. Moreover, a reduction in outstanding shares of Cousins common stock would reduce the actual transaction costs imposed on those investors who pay commissions on trades of Cousins common stock based on the number of shares actually traded.

  Other Considerations

        Cousins cannot assure holders of Cousins common stock that all or any of the anticipated beneficial effects on the trading market for Cousins common stock will occur. Cousins cannot predict with certainty what effect the reverse stock split will have on the market price of Cousins common stock, particularly over the longer term. Some investors may view the reverse stock split negatively, which could result in a decrease in Cousins' market capitalization. Additionally, any improvement in liquidity due to increased institutional or brokerage interest or lower trading commissions may be offset by the lower number of outstanding shares.

        Cousins stockholders should recognize that if the reverse stock split is effected, they will own a fewer number of shares than they currently own. While Cousins expects that the reverse stock split will result in an increase in the per share price of Cousins common stock, the reverse stock split may not increase the per share price of Cousins common stock in proportion to the reduction in the number of shares of Cousins common stock outstanding or result in a permanent increase in the per share price

(which depends on many factors, including Cousins' performance, prospects and other factors that may be unrelated to the number of shares outstanding and may not be within Cousins' control).

        If the reverse stock split is effected and the per share price of Cousins common stock declines, the percentage decline as an absolute number and as a percentage of Cousins' overall market capitalization may be greater than would occur in the absence of the reverse stock split. Furthermore, the liquidity of Cousins common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split. In addition, the reverse stock split will likely increase the number of Cousins stockholders who own odd lots (less than 100 shares). Cousins stockholders who hold odd lots typically will experience an increase in the cost of selling their shares and potentially greater difficulty in effecting such sales. Accordingly, the reverse stock split may not achieve all of the desired results that are outlined above.

        The reverse stock split is not being presented with the intent to prevent or discourage an attempt to obtain control of Cousins.

Beneficial Holders of Cousins Common Stock

        Upon the implementation of the reverse stock split, Cousins intends to treat shares of Cousins common stock held by stockholders through a bank, broker, custodian or other nominee in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding Cousins common stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered stockholders for processing the reverse stock split. Cousins stockholders who hold shares of Cousins common stock with a bank, broker, custodian or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees.

Registered "Book-Entry" Holders of Cousins Common Stock

        Certain of Cousins' registered holders of Cousins common stock may hold some or all of their shares electronically in book-entry form with Cousins' transfer agent. These Cousins stockholders do not have stock certificates evidencing their ownership of Cousins common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts. Cousins stockholders who hold shares electronically in book-entry form with Cousins' transfer agent will not need to take action (the exchange will be automatic) to receive shares of post-reverse stock split Cousins common stock.

Holders of Certificated Shares of Cousins Common Stock

        Cousins stockholders holding shares of Cousins common stock in certificated form will be sent a transmittal letter by Cousins' transfer agent after the reverse stock split is consummated. The letter of transmittal will contain instructions on how a Cousins stockholder should surrender his, her or its certificate(s) representing shares of Cousins common stock (which shares we refer to as the "Old Shares") to Cousins' transfer agent in exchange for a book-entry with the transfer agent representing the appropriate number of shares of post-reverse stock split Cousins common stock (which shares we refer to as the "New Shares"). No New Shares will be issued to a Cousins stockholders until such stockholder has surrendered all Old Shares, together with a properly completed and executed letter of transmittal, to Cousins' transfer agent. No Cousins stockholder will be required to pay a transfer or other fee to exchange Old Shares. Cousins stockholders will then receive confirmation from Cousins' transfer agent that a book-entry has been made for the New Shares, representing the number of shares of Cousins common stock to which such stockholder is entitled as a result of the reverse stock split. Until surrendered, Cousins will deem outstanding Old Shares held by Cousins stockholders to be cancelled and only to represent the number of shares of post-reverse stock split Cousins common stock to which these stockholders are entitled. Any Old Shares submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for New Shares. If Old Shares contain a restrictive legend on the back, the New Shares will be restricted in the same manner.

        COUSINS STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Fractional Shares

        No fractional shares will be issued in connection with the reverse stock split. In lieu of any fractional shares, any holder of less than one share of Cousins common stock will be entitled to receive cash (without interest and subject to applicable withholding taxes) for such holder's fractional share based upon the closing price of Cousins' common stock on the NYSE on the trading day immediately prior to the effective time of the reverse stock split (as adjusted to give effect to the reverse stock split). The cash payment is subject to applicable U.S. federal and state income tax and state abandoned property laws. After the reverse stock split, a Cousins stockholder will have no further interest in Cousins with respect to its fractional share interest, and persons otherwise entitled to a fractional share will not have any voting, dividend or other rights with respect thereto except the right to receive a cash payment as described above.

Cousins OP Partnership Units and Cousins Limited Voting Preferred Stock

        Conditioned upon and substantially concurrently with the reverse stock split, Cousins expects to amend the organizational documents of the Cousins OP to effect a reverse stock split of the partnership units at a 1-to-4 ratio (which we refer to as the "Cousins OP reverse stock split"), such that each partnership unit shall continue to be exchangeable into one share of Cousins common stock (after giving effect to the reverse stock split).

        Pursuant to the Cousins Articles, each share of Cousins preferred stock is "paired" to one limited partnership unit of the Cousins OP, and, if at any time any shares of Cousins preferred stock are not paired with one limited partnership unit of the Cousins OP, such un-paired shares of Cousins preferred stock shall automatically be redeemed by Cousins for no consideration. Accordingly, at the effective time of the Cousins OP reverse stock split, a number of shares of Cousins preferred stock (and any fractional shares thereto) will be redeemed automatically by Cousins without consideration such that the number of issued and outstanding shares of Cousins preferred stock will be reduced in proportion to the reverse stock split ratio.

Effect on Equity Compensation Plans

        The proposed reverse stock split will reduce the number of shares of Cousins common stock available for issuance under Cousins' 2009 Incentive Stock Plan and Cousins' 2019 Omnibus Incentive Stock Plan (which we refer to together as the "Cousins equity plans") in proportion to the reverse stock split ratio. Under the terms of the Cousins equity plans, proportionate adjustments are generally required to be made to the number of shares reserved for issuance, the number of shares subject to outstanding awards, the exercise price applicable to any outstanding awards and any individual limitations on awards. The Cousins board of directors has also authorized the Compensation, Succession, Nominating, and Governance Committee of the Cousins board of directors to determine and approve any other adjustments to outstanding awards, which could include performance metrics, that may be necessary, desirable, or appropriate to reflect the impact of the reverse stock split in a reasonable and equitable manner.

Accounting Matters

        The par value per share of Cousins common stock will remain unchanged at $1 per share after the reverse stock split. As a result of the reverse stock split, the stated capital on Cousins' balance sheet attributable to Cousins common stock, which consists of the par value per share of Cousins common stock multiplied by the aggregate number of shares of Cousins common stock issued and outstanding, will be reduced in proportion to the reverse stock split ratio. Correspondingly, Cousins' additional paid-in capital account, which consists of the difference between Cousins' stated capital and the aggregate amount paid to Cousins upon issuance of all currently outstanding shares of Cousins common stock, will be credited with the amount by which the stated capital is reduced. Cousins stockholders' equity, in the aggregate, will remain unchanged. In addition, the earnings or loss per share of Cousins common stock, for all periods, will be restated because there will be fewer outstanding shares of Cousins common stock.

No Dissenters' Rights

        Under Georgia law, stockholders will not be entitled to dissenters' rights of appraisal with respect to the Cousins Reverse Stock Split Proposal.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

        The following is a general discussion of the material U.S. federal income tax consequences of the reverse stock split to U.S. holders (as defined below) of Cousins common stock. The following discussion is based on the Code, U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings and decisions, all as in effect as of the date of this joint proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion assumes that the reverse stock split will be completed in accordance with the amended Cousins Articles in the form attached as Annex D and as further described in this joint proxy statement/prospectus. This discussion is not a complete description of all of the tax consequences of the reverse stock split and, in particular, does not address any tax reporting requirements, tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, or any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.

        The following discussion applies only to U.S. holders (as defined below) of shares of Cousins common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws (such as, for example, banks and certain other financial institutions, tax-exempt organizations, partnerships, S corporations or other pass-through entities (or investors in partnerships, S corporations or other pass-through entities), regulated investment companies, real estate investment trusts, insurance companies, mutual funds, dealers or brokers in stocks and securities, commodities or currencies, traders in securities that elect to apply a mark-to-market method of accounting, holders who are required to recognize income or gain with respect to the reverse stock split no later than such income or gain is required to be reported on an applicable financial statement under Section 451(b) of the Code, holders subject to the alternative minimum tax provisions of the Code, holders who acquired Cousins common stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation, holders who actually or constructively own more than 5% of Cousins common stock, persons that are not U.S. holders, U.S. holders whose functional currency is not the U.S. dollar, holders who hold shares of Cousins common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction, or United States expatriates).

        For purposes of this discussion, the term "U.S. holder" means a beneficial owner of Cousins common stock that is for U.S. federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation for U.S. federal income tax purposes, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

        If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds Cousins common stock, the U.S. federal income tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds Cousins common stock and any partners in such partnership should consult their own independent tax advisors regarding the tax consequences of the Merger to their specific circumstances.

        Determining the actual tax consequences of the reverse stock split to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult your own independent tax advisor as to the specific tax consequences of the reverse stock split to you in light of your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws and of changes in those laws.

        The reverse stock split is intended to be treated as a "recapitalization" for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code. Accordingly, a U.S. holder generally will not recognize gain or loss upon the reverse stock split, except with respect to any cash received in lieu of a fractional share of Cousins common stock (which fractional share will be treated as received and then exchanged for such cash). A U.S. holder's aggregate tax basis of Cousins common stock received in the reverse stock split (including any fractional shares deemed received and exchanged for cash) will generally equal the aggregate tax basis in such U.S. holder's pre-reverse stock split shares of Cousins common stock immediately prior to the reverse stock split, and such U.S. holder's holding period for the shares of Cousins common stock received in the reverse stock split (including any fractional share deemed received and exchanged for cash) will include such U.S. holder's holding period for the pre-reverse stock split shares of Cousins common stock surrendered. U.S. holders that acquired different blocks of Cousins common stock at different times or at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares to particular shares of Cousins common stock received in the reverse stock split.

        In general, a U.S. holder that receives cash in lieu of a fractional share of Cousins common stock in the reverse stock split generally will recognize capital gain or loss equal to the difference between the amount of cash received for such fractional share and such U.S. holder's tax basis allocable to such fractional share. Any such gain or loss generally will be long-term capital gain or loss if, as of the effective time of the reverse stock split, the U.S. holder's holding period for such fractional share exceeds one year. Long-term capital gains of certain non-corporate taxpayers, including individuals, are generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

        In general, information reporting requirements will apply to any cash received pursuant to the reverse stock split. Certain U.S. holders of Cousins common stock may be subject to backup withholding (currently at a rate of 24%) with respect to such payments. Backup withholding will not apply, however, to a U.S. holder of Cousins common stock that furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9 or is otherwise exempt from backup withholding and provides appropriate proof of the applicable exemption. Backup withholding is not an additional tax and any amounts withheld will be allowed as a refund or credit against the U.S. holder's U.S. federal income tax liability, if any, provided that such U.S. holder timely furnishes the required information to the IRS.

        This preceding discussion does not purport to be a complete analysis or discussion of all the potential tax consequences of the reverse stock split. Holders of Cousins common stock should consult their tax advisors regarding the specific tax consequences to them of the reverse stock split, including any tax return reporting requirements and the applicability and effect of U.S. federal, state, local and non-U.S. and other applicable tax laws in light of their particular circumstances.

Required Vote

        Approval of the Cousins Reverse Stock Split Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Cousins common stock and Cousins preferred stock, voting together as a single class, assuming a quorum is present. For purposes of this vote, an abstention or a failure to vote will have the same effect as a vote "AGAINST" the Cousins Reverse Stock Split Proposal.

        Approval of the Cousins Reverse Stock Split Proposal is not a condition to consummation of the Merger.

        The Cousins board of directors unanimously recommends that Cousins stockholders vote "FOR" the Cousins Reverse Stock Split Proposal.

COUSINS PROPOSAL 3: THE COUSINS AUTHORIZED SHARE COUNT PROPOSAL

        Cousins proposes to amend the Cousins Articles, which will be the articles of incorporation of Cousins, effective at the effective time of the Merger, in the form attached as Annex E to this joint proxy statement/prospectus.

        There are currently 700,000,000 authorized shares of Cousins common stock. If this proposed amendment is approved by the Cousins stockholders, upon the effective date of the amendment, the number of authorized shares of Cousins common stock will be increased to 1,200,000,000 shares of Cousins common stock (or 300,000,000 shares of Cousins common stock if the Cousins Reverse Stock Split Proposal is approved by the Cousins stockholders). For more information on the Cousins Reverse Stock Split Proposal, see "Cousins Proposal 2: The Cousins Reverse Stock Split Proposal."

General

        Paragraph A. to Article 4 of the Cousins Articles authorizes Cousins to issue 700,000,000 shares of Cousins common stock. This authorization was established pursuant to an amendment to the Cousins Articles, which became effective on October 6, 2016. As of the close of business on May 6, 2019, there were 420,586,130 shares of Cousins common stock issued and outstanding.

        The Cousins board of directors unanimously recommends that paragraph A. to Article 4 be amended to increase the number of authorized shares of Cousins common stock to 1,200,000,000 shares of Cousins common stock (or 300,000,000 shares of Cousins common stock if the Cousins Reverse Stock Split Proposal is approved by the Cousins stockholders).

        The increase to the authorized share count, if approved by the Cousins stockholders, would become effective upon the filing of Articles of Amendment to the Cousins Articles with the Secretary of State of the State of Georgia. The exact timing of the filing of the Articles of Amendment that will effect the increase to the authorized share count will be determined by the Cousins board of directors based on its evaluation as to when such action will be the most advantageous to Cousins and Cousins stockholders. If the Merger is effectuated, it is expected that the increase to the authorized share count would become effective following the effective time of the Merger.

        Currently, the Cousins Articles authorizes us to issue up to 7,335,000 shares of Cousins preferred stock; under this proposal, no changes will be made to the number of shares of Cousins preferred stock authorized for issuance.

Reasons for the Authorized Share Count Proposal

        Given the limited number of authorized shares of Cousins common stock that we expect will be available for future issuance under the Cousins Articles after giving effect to the issuance of Cousins common stock in connection with the Merger, we believe that an increase in the number of authorized shares of Cousins common stock is critical to ensure that a sufficient number of shares are available for future issuance if and when the Cousins board of directors deems it to be in Cousins' and our stockholders' best interests.

        Capital Raising Transactions.    An increase in the number of authorized shares of Cousins common stock will provide us with greater flexibility to issue additional shares in capital-raising transactions, which Cousins has completed historically to reduce outstanding indebtedness, fund property or strategic acquisitions or development of properties, fund other opportunistic investments and for general corporate purposes. If Cousins is unable to rapidly issue additional shares of Cousins common stock, or securities convertible into Cousins common stock, (i) it may have difficulty raising funds to complete future investments or meet obligations and commitments as they mature (depending on its access to other sources of capital), and/or (ii) it may be forced to limit future investments or alter its capitalization structure and increase leverage in order to finance future investments and obligations.

        Align Authorized Share Capacity with Market Practice.    If the Merger is consummated but the Authorized Share Count Proposal is not approved, the number of outstanding shares of our common stock as a percentage of authorized shares will be one of the highest of any company in the office REIT sector. Accordingly, approval of the Authorized Share Count Proposal will better align Cousins with market practice in our peer group.

        Equity Incentives.    Cousins has issued equity awards denominated in shares of Cousins common stock under its equity incentive plans, and, subject to stockholder approval, intends to issue equity awards denominated in shares of Cousins common stock under the 2019 Omnibus Incentive Stock Plan and may issue additional shares of Cousins common stock or equity awards under other equity plans in the future to compensate officers, employees, consultants and directors for Cousins' performance. Accordingly, an increased in the number of authorized shares of Cousins common stock will improve Cousins' ability to provide equity incentives in order to attract and retain employees, officers and directors.

        Speed and Flexibility.    Without an increase in the number of authorized shares of common stock, the number of remaining shares of Cousins common stock available for issuance may be insufficient to complete one or more of the above transactions if and when our board of directors deems it to be in the best interests of the stockholders to do so. An increased in Cousins' authorized share count will allow us to promptly consider and respond to future business opportunities as they arise, including in relation to offerings of Cousins common stock or acquisition opportunities, which generally are competitive and time-sensitive. Due to market, industry, and other factors, the delay involved in calling and holding a stockholders' meeting to approve an increase in authorized shares at the time a business opportunity presents itself may prevent us from timely pursuing that opportunity, or may adversely affect the economic or strategic value of that opportunity.

        Although there are no present agreements, plans, arrangements, commitments or understandings with respect to the issuance of additional shares of Cousins common stock other than in connection with the Merger, the newly authorized shares of Cousins common stock could be issued at such times and for such corporate purposes as the Cousins board of directors may deem advisable without further action by Cousins stockholders, except as may be required by applicable law, such as the rules of the New York Stock Exchange.

        For these reasons, the Cousins board of directors believes that the availability of additional shares is essential for Cousins to successfully pursue its business strategy and, therefore, the Cousins board of directors has unanimously determined it advisable and in the best interests of Cousins to amend the Cousins Articles to increase the authorized number of shares of Cousins common stock.

Other Considerations for the Authorized Share Count Proposal

        The additional authorized shares of Cousins common stock, if any when issued, would be part of the existing class of Cousins common stock and would have the same rights and privileges as the shares of Cousins common stock currently outstanding. Cousins stockholders do not have preemptive rights with respect to Cousins common stock issuances. Accordingly, any issuance of additional shares of Cousins common stock, other than on a pro-rata basis to all current stockholders, will reduce the current Cousins stockholders' percentage ownership interest in the total outstanding shares of Cousins common stock. The authorization and subsequent issuance of additional shares of Cousins common stock may, among other things, have a dilutive effect on earnings per share, FFO and FAD per share and on the equity and voting power of existing holders of Cousins common stock. The Cousins board of directors recognizes the potential dilutive impact issuing additional shares will have on the outstanding shares and believes that the proposed increase in the authorized shares of Cousins common stock strikes an appropriate balance between advancing its investment strategy and minimizing dilution.

        The availability for issuance of additional shares of Cousins common stock could enable the Cousins board of directors to render more difficult or discourage an attempt to obtain control of Cousins. For example, by increasing the number of outstanding shares, the interest of the party attempting to gain control of Cousins could be diluted. Also, the additional shares could be used to render more difficult a merger or similar transaction. The Cousins board of directors is not aware of any attempt, or contemplated attempt, to obtain control of Cousins. The proposed increase in the number of authorized shares of Cousins common stock is not being presented with the intent that it be used to prevent or discourage an attempt to obtain control of Cousins. However, nothing would prevent the Cousins board of directors from taking any appropriate actions consistent with what the Cousins board of directors determines is in the best interests of Cousins. Further, in order for Cousins to maintain its qualification as a REIT, among other purposes, Cousins prohibits the ownership by any single person, of more than the ownership limit of 3.9% (by value) of the issued and outstanding shares of each of Cousins common stock and Cousins preferred stock (unless such limitations are waived by the board of directors). Consequently, the approval of the proposed amendment should have little incremental effect in discouraging unsolicited takeover attempts.

No Dissenters' Rights

        Under Georgia law, stockholders will not be entitled to dissenters' rights of appraisal with respect to Cousins Authorized Share Count Proposal.

Required Vote

        Approval of the Cousins Authorized Share Count Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Cousins common stock and Cousins preferred stock, voting together as a single class, assuming a quorum is present. For purposes of this vote, an abstention or a failure to vote will have the same effect as a vote "AGAINST" the Cousins Authorized Share Count Proposal.

        Approval of the Cousins Authorized Share Count Proposal is not a condition to consummation of the Merger.

        The Cousins board of directors unanimously recommends that Cousins stockholders vote "FOR" the Cousins Authorized Share Count Proposal.

 COUSINS PROPOSAL 4: THE COUSINS ADJOURNMENT PROPOSAL

        Cousins stockholders are being asked to approve the adjournment of the Cousins special meeting, if necessary or appropriate, to solicit additional proxies in favor of the above proposals, if there are insufficient votes at the time of such adjournment to approve such proposals.

        If, at the Cousins special meeting, the number of shares of shares present or represented and voting in favor of the Cousins Issuance Proposal, the Cousins Reverse Stock Split Proposal or the Cousins Authorized Share Count Proposal is insufficient to approve the corresponding proposal, Cousins may move to adjourn the Cousins special meeting in order to enable the Cousins board of directors to solicit additional proxies for approval of such proposals.

        Cousins is asking its stockholders to authorize the holder of any proxy solicited by the Cousins board of directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the Cousins special meeting to another time and place for the purpose of soliciting additional proxies. If the Cousins stockholders approve this proposal, Cousins could adjourn the Cousins special meeting and any adjourned session of the Cousins special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Cousins stockholders who have previously voted.

Required Vote

        Approval of the Cousins Adjournment Proposal requires the affirmative vote of holders of a majority of Cousins common stock represented, in person or by proxy, at the Cousins special meeting and entitled to vote on the proposal, whether or not a quorum is present.

        The Cousins board of directors unanimously recommends that Cousins stockholders vote "FOR" the Cousins Adjournment Proposal.

THE TIER SPECIAL MEETING

Date, Time and Place

        The TIER special meeting will be held at Park City Club, 5956 Sherry Lane, Suite 1700, Dallas, Texas 75225, at 4:00 P.M. local time, on June 12, 2019.

Purpose of the TIER Special Meeting

        At the TIER special meeting, TIER stockholders will be asked to consider and vote upon the following matters:

  •
  the TIER Merger Proposal;

  •
  the TIER Compensation Proposal; and

  •
  the TIER Adjournment Proposal.

Recommendation of the TIER Board of Directors

        The TIER board of directors unanimously has determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and in the best interests of TIER and its stockholders and has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger.

        The TIER board of directors unanimously recommends that holders of TIER common stock vote "FOR" the TIER Merger Proposal, "FOR" the TIER Compensation Proposal and "FOR" the TIER Adjournment Proposal.

TIER Record Date; Stock Entitled to Vote

        Only holders of record of TIER common stock at the close of business on May 6, 2019, the record date for the TIER special meeting, will be entitled to notice of, and to vote at, the TIER special meeting or any adjournments or postponements thereof. Each share of TIER common stock is entitled to cast one vote on all matters that come before the TIER special meeting.

        On the record date, there were 55,520,525 shares of TIER common stock outstanding and entitled to vote at the TIER special meeting.

        On the record date, approximately 1.4% of the outstanding shares of TIER common stock were held by TIER directors and executive officers and their respective affiliates. TIER currently expects that the directors and executive officers of TIER will vote their shares in favor of the TIER Merger Proposal, the TIER Compensation Proposal and TIER Adjournment Proposal, although none has entered into any agreements obligating them to do so.

Quorum

        Stockholders who hold a majority of the total number of shares of TIER common stock issued and outstanding on the record date must be present in person or represented by proxy to constitute a quorum at the TIER special meeting. All shares of TIER common stock represented at the TIER special meeting, including abstentions and broker non-votes (shares held by a broker, bank or nominee that are represented at the special meeting, but with respect to which the broker, bank or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal), will be treated as present for purposes of determining the presence or absence of a quorum at the TIER special meeting.

Required Vote

        Approval of the TIER Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of TIER common stock. The approval of the TIER Compensation Proposal requires the affirmative vote of the holders of a majority of the votes cast by holders of TIER common stock, assuming a quorum is present; however, the vote on the TIER Compensation Proposal is nonbinding and advisory only. The TIER Adjournment Proposal requires the affirmative vote of the holders of a majority of the votes cast by holders of TIER common stock, whether or not a quorum is present. Therefore, the votes cast "FOR" each of the TIER Compensation Proposal and the TIER Adjournment Proposal must exceed the votes cast "AGAINST" each such proposal. If a quorum is not present, the holders of a majority of TIER common stock present in person or by proxy at the TIER special meeting may adjourn the meeting.

        The approval of the TIER Merger Proposal is a condition to the completion of the Merger.

Abstentions and Broker Non-Votes

        If you are a TIER stockholder and fail to vote, fail to instruct your broker, bank or nominee to vote or abstain from voting, it will have the same effect as a vote against the TIER Merger Proposal, and will have no effect on the TIER Compensation Proposal, assuming a quorum is present, and the TIER Adjournment Proposal. If a quorum is not present, the holders of a majority of TIER common stock present in person or by proxy at the TIER special meeting may adjourn the meeting. Although abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum is present to organize the TIER special meeting, they will not be counted as cast for purposes of determining whether the requisite vote to approve any of such proposals has been obtained.

Shares Held in Street Name

        If you hold your shares in a stock brokerage account or if your shares are held by a bank or nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to TIER or by voting in person at the TIER special meeting unless you provide a "legal proxy," which you must obtain from your broker, bank or nominee. Further, brokers, banks and nominees who hold shares of TIER common stock on behalf of their customers may not give a proxy to TIER to vote those shares without specific instructions from their customers.

        If you are a TIER stockholder and you do not instruct your broker, bank or nominee to vote, your broker, bank or nominee may not vote those shares, and it will have the effect as described above under "—Abstentions and Broker Non-Votes."

Voting of Proxies

        A proxy card is enclosed for your use. TIER requests that you sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope. You may also vote your shares by telephone or through the Internet. Information and applicable deadlines for voting by telephone or through the Internet are set forth on the enclosed proxy card. When the accompanying proxy is returned properly executed, the shares of TIER common stock represented by it will be voted at the TIER special meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy.

        If a proxy is signed and returned without an indication as to how the shares of TIER common stock represented by the proxy are to be voted with regard to a particular proposal, the shares of TIER common stock represented by the proxy will be voted in favor of each such proposal, as applicable. As of the date hereof, the management of TIER has no knowledge of any business that will be presented for consideration at the TIER special meeting and which would be required to be set forth in this joint proxy statement/prospectus other than the matters set forth in the accompanying Notice of Special Meeting of Stockholders of TIER. In accordance with the Second Amended and Restated Bylaws of TIER, as amended (which we refer to as the "TIER Bylaws") and the MGCL, business transacted at the TIER special meeting will be limited to those matters set forth in such notice. Nonetheless, if any other matter is properly presented at the TIER special meeting for consideration, it is intended that the persons named in the enclosed proxy and acting thereunder will vote in accordance with their discretion on such matter.

        Your vote is important. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the TIER special meeting in person.

Revocability of Proxies or Voting Instructions

        If you are a holder of record of shares of TIER common stock on the record date for the TIER special meeting, you have the power to revoke your proxy at any time before your proxy is voted at the TIER special meeting. You can revoke your proxy in one of three ways:

  •
  you can send a signed notice of revocation;

  •
  you can grant a new, valid proxy bearing a later date; or

  •
  if you are a holder of record, you can attend the TIER special meeting and vote in person, which will automatically cancel any proxy previously given, or you can revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

        Attending the TIER special meeting without voting will not, by itself, revoke your proxy. If your shares of TIER common stock are held by a bank, broker or nominee, you should follow the instructions provided by the bank, broker or nominee.

        If you choose either of the first two methods, your notice of revocation or your new proxy must be received by the corporate secretary of TIER at: Corporate Secretary, 5950 Sherry Lane, Suite 700, Dallas, Texas 75225, no later than the beginning of the TIER special meeting. If you have voted your shares by telephone or through the Internet, you may revoke your prior telephone or Internet vote by recording a different vote using the telephone or Internet, or by signing and returning a proxy card dated as of a date that is later than your last telephone or Internet vote.

Solicitation of Proxies

        In accordance with the Merger Agreement, the cost of proxy solicitation for the TIER special meeting will be borne by TIER. In addition to the use of the mail, proxies may be solicited by officers and directors and regular employees of TIER, without additional remuneration, by personal interview, telephone, facsimile or otherwise. TIER will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record on the record date and will provide customary reimbursement to such firms for the cost of forwarding these materials. TIER has retained Innisfree M&A Incorporated to assist in its solicitation of proxies and has agreed to pay them a fee of $25,000, plus reasonable expenses, for these services.

 TIER PROPOSALS

TIER PROPOSAL 1: THE TIER MERGER PROPOSAL

        TIER is asking its stockholders to approve the Merger on the terms and subject to the conditions set forth in the Merger Agreement. For a detailed discussion of the terms of the Merger Agreement, see "The Merger—The Merger Agreement." As discussed in the section entitled "The Merger—TIER's Reasons for the Merger; Recommendations of the TIER Board of Directors," after careful consideration, the TIER board of directors, by a unanimous vote of all directors, approved the Merger Agreement and transactions contemplated thereby, including the Merger, and declared the Merger Agreement and the transactions contemplated thereby, including the Merger, to be advisable and in the best interest of TIER and its stockholders.

        Approval of the TIER Merger Proposal is a condition to the closing of the Merger. If the TIER Merger Proposal is not approved, the Merger will not occur. For a detailed discussion of the terms and conditions of the Merger, see "The Merger—The Merger Agreement—Conditions to Completion of the Merger."

Required Vote

        Approval of the TIER Merger Proposal requires the affirmative vote of the holders of TIER common stock entitled to cast a majority of all of the votes entitled to be cast on the Merger. For purposes of this vote, an abstention or a failure to vote will have the same effect as a vote "AGAINST" the TIER Merger Proposal.

        The TIER board of directors unanimously recommends TIER stockholders vote "FOR" the TIER Merger Proposal.

 PROPOSAL 2: THE TIER COMPENSATION PROPOSAL

        TIER is providing its stockholders with the opportunity to vote, on a non-binding, advisory basis, to approve the agreements or understandings between TIER's named executive officers and TIER concerning compensation that is based on or otherwise relates to the Merger, as required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, which were enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. This proposal, commonly known as the "say on golden parachute" vote, gives TIER stockholders the opportunity to vote on a non-binding, advisory basis on such agreements or understandings and the related compensation that will or may be paid to its named executive officers in connection with the Merger. This non-binding, advisory proposal relates only to already existing contractual obligations of TIER that may result in a payment or benefit to TIER's named executive officers in connection with, or following, the consummation of the Merger and does not relate to any new compensation or other arrangements that may be entered into between TIER's named executive officers and Cousins or any of its subsidiaries following the Merger.

        The compensation payments that TIER's named executive officers may be entitled to receive in connection with the Merger are summarized in the section entitled "The Merger—Interests of TIER Directors and Executive Officers in the Merger—Executive Compensation Payable in Connection with the Merger" beginning on page 86.

        The TIER board of directors encourages you to carefully review the compensation information disclosed in this joint proxy statement/prospectus, including in the description referenced above.

        The TIER board of directors is presenting this TIER Compensation Proposal, which gives TIER stockholders the opportunity to express their views on a non-binding, advisory basis on the "golden parachute" compensation by voting for or against (or abstaining with respect to) the following resolution:

          "RESOLVED, that the stockholders of TIER approve, solely on a non-binding, advisory basis, the agreements or understandings between TIER's named executive officers and TIER and the related compensation that will or may be paid to its named executive officers in connection with the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the section of the joint proxy statement/prospectus entitled "The Merger—Interests of TIER Directors and Executive Officers in the Merger—Executive Compensation Payable in Connection with the Merger" beginning on page 86 of this joint proxy statement/prospectus."

        The vote on the TIER Compensation Proposal is a vote separate and apart from the vote on the TIER Merger Proposal and is not a condition to completion of the Merger. Accordingly, you may vote to adopt the Merger Agreement pursuant to the TIER Merger Proposal and vote not to approve the TIER Compensation Proposal and vice versa. This TIER Compensation Proposal is merely an advisory vote and will not be binding on TIER, Cousins, the TIER board of directors or the Cousins board of directors regardless of whether the Merger Agreement is adopted pursuant to the TIER Merger Proposal. Further, the underlying compensation agreements and understandings are contractual in nature and not, by their terms, subject to stockholder approval. Regardless of the outcome of the advisory vote, if the Merger is completed, TIER's named executive officers will be eligible to receive the Merger-related compensation payments and benefits, in accordance with the terms and conditions of the applicable compensation agreements and understandings relating to those payments and benefits.

Required Vote

        Approval of the non-binding, TIER Compensation Proposal requires the affirmative vote of a majority of the voting interests of the TIER shares present, in person or by proxy, and entitled to vote on the proposal at the TIER special meeting. If you fail to submit a proxy and do not attend the TIER special meeting in person or if you do not provide your bank, broker or nominee with voting instructions on the TIER Compensation Proposal, it will have no effect on the TIER Compensation Proposal. For purposes of this vote, an abstention or a failure to vote will have the same effect as a vote "AGAINST" the TIER Compensation Proposal.

        The TIER board of directors unanimously recommends that TIER stockholders vote "FOR" the TIER Compensation Proposal.

 PROPOSAL 3: THE TIER ADJOURNMENT PROPOSAL

        TIER stockholders are being asked to approve the adjournment of the TIER special meeting, if necessary or appropriate, to solicit additional proxies in favor of the TIER Merger Proposal, if there are insufficient votes at the time of such adjournment to approve such proposal.

        If, at the TIER special meeting, the number of shares of TIER common stock present or represented and voting in favor of the TIER Merger Proposal is insufficient to approve such proposal, TIER may move to adjourn the TIER special meeting in order to enable the TIER board of directors to solicit additional proxies for approval of the TIER Merger Proposal.

        TIER is asking its common stockholders to authorize the holder of any proxy solicited by the TIER board of directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the TIER special meeting to another time and place for the purpose of soliciting additional proxies. If the TIER stockholders approve this proposal, TIER could adjourn the TIER special meeting and any adjourned session of the TIER special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from TIER stockholders who have previously voted.

Required Vote

        Approval of the TIER Adjournment Proposal requires the affirmative vote of the majority of the votes cast by holders of TIER common stock, whether or not a quorum is present. If a quorum is not present, the holders of TIER common stock entitled to vote at the TIER special meeting, present in person or by proxy, may adjourn the meeting.

        The TIER board of directors unanimously recommends that TIER stockholders vote "FOR" the TIER Adjournment Proposal.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

        On March 25, 2019, Cousins Properties Incorporated ("Cousins"), Murphy Subsidiary Holdings Corporation ("Merger Sub"), and TIER REIT, Inc. ("TIER"), entered into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which, subject to the satisfaction or waiver of certain conditions, TIER will be merged with and into Merger Sub (the "Merger"), with Merger Sub continuing as the surviving corporation of the Merger and a wholly owned subsidiary of Cousins.

        Pursuant to the Merger Agreement, upon the terms and subject to the conditions of the Merger Agreement, each share of TIER common stock, par value $0.0001 per share, issued and outstanding immediately prior to the effective date of the Merger, will be converted into the right to receive 2.98 (the "Exchange Ratio") shares of newly issued shares of Cousins' common stock.

        The Merger Agreement and the Merger and the other transactions contemplated in the Merger Agreement were unanimously approved by the respective board of directors of Cousins and TIER on March 25, 2019.

        The following unaudited pro forma condensed consolidated financial statements as of and for the year ended December 31, 2018 have been prepared (i) as if the Merger occurred on December 31, 2018 for purposes of the unaudited pro forma consolidated balance sheet, and (ii) as if the Merger occurred on January 1, 2018 for purposes of the unaudited pro forma consolidated statement of operations for the year ended December 31, 2018. Per share financial information does not give effect to the reverse stock split contemplated by the Cousins Reverse Stock Split Proposal.

        The preliminary fair value of assets acquired and liabilities assumed and related adjustments for the assets acquired and liabilities assumed related to the Merger incorporated into the unaudited pro forma condensed consolidated financial statements are based on preliminary estimates and information currently available. The amount of the equity to be issued in connection with the Merger and the assignment of fair value to assets and liabilities of TIER have not been finalized and are subject to change. The amount of the equity to be issued in connection with the Merger will be based on the number of TIER shares outstanding prior to the effective date of the Merger converted pursuant to the Exchange Ratio, and the fair value of the assets and liabilities assumed will be based on the actual net tangible and intangible assets and liabilities of TIER that exist on the effective date of the Merger.

        Actual amounts recorded in connection with the Merger may change based on any increases or decreases in the fair value of the assets acquired and liabilities assumed upon the completion of the final valuation and may result in variances to the amounts presented in the unaudited pro forma consolidated balance sheet and/or unaudited pro forma consolidated statement of operations. Assumptions and estimates underlying the adjustments to the unaudited pro forma condensed consolidated financial statements are described in the accompanying notes. These adjustments are based on available information and assumptions that management of Cousins considered to be reasonable. The unaudited pro forma condensed consolidated financial statements do not purport to: (1) represent Cousins' actual financial position had the Merger occurred on December 31, 2018; (2) represent the results of Cousins' operations that would have actually occurred had the Merger occurred on January 1, 2018; or (3) project Cousins' financial position or results of operations as of any future date or for any future period, as applicable.

        During the period from January 1, 2018 to December 31, 2018, TIER acquired and disposed of various real estate operating properties. None of the assets acquired or disposed by the respective companies during this period exceeded the significance level that requires the presentation of pro forma financial information pursuant to Regulation S-X, Article 11. As such, the following unaudited pro forma consolidated statement of operations for the year ended December 31, 2018 do not include pro forma adjustments to present the impact of these insignificant acquisitions and dispositions as if they occurred on January 1, 2018. The impact of these insignificant acquisitions and dispositions are reflected in TIER's historical consolidated balance sheet as of December 31, 2018. Subsequent to December 31, 2018, TIER disposed of one real estate operating property for gross proceeds of $78.4 million. The unaudited pro forma consolidated statement of operations does not include the impact of this disposition as if it occurred on January 1, 2018, and the pro forma balance sheet does not include adjustments to assume that this disposition occurred on December 31, 2018.

        The unaudited pro forma condensed consolidated financial statements have been developed from, and should be read in conjunction with, the consolidated financial statements of Cousins and accompanying notes thereto included in Cousins' annual report filed on Form 10-K for the year ended December 31, 2018, incorporated herein by reference, the consolidated financial statements of TIER and accompanying notes thereto included in TIER's annual report filed on Form 10-K for the year ended December 31, 2018, incorporated herein by reference, and the accompanying notes to the unaudited pro forma condensed consolidated financial statements. In Cousins' opinion, all adjustments necessary to reflect the Merger with TIER and the issuance of Cousins' shares have been made.

 COUSINS PROPERTIES INCORPORATED AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31, 2018
(in thousands)

	Cousins Historical(1)	TIER Historical(1)	Merger Adjustments		Cousins Pro Forma
Assets:
Real estate assets:
Operating properties, net of accumulated depreciation	$3,603,011	$1,358,592	$589,642	A	$5,551,245
Projects under development	24,217	49,084	133,538	A	206,839
Land	72,563	25,905	36,983	A	135,451

	3,699,791	1,433,581	760,163		5,893,535
Cash and cash equivalents	2,547	30,741	—		33,288
Restricted cash	148	6,141	—		6,289
Notes and accounts receivable, net of allowance for doubtful accounts	13,821	13,117	—		26,938
Deferred rents receivable	83,116	49,203	(46,820)	B	85,499
Investment in unconsolidated joint ventures	161,907	32,746	38,248	C	232,901
Intangible assets, net of accumulated amortization	145,883	22,100	117,481	A	285,464
Other assets	39,083	29,922	(10,507)	D	58,498

Total assets	$4,146,296	$1,617,551	$858,565		$6,622,412

Liabilities:
Notes payable	$1,062,570	$714,755	$3,330	E	$1,780,655
Accounts payable and accrued expenses	110,159	91,548	77,500	F	279,207
Deferred income	41,266	6,005	(6,005)	G	41,266
Intangible liabilities, net of accumulated amortization	56,941	22,651	17,084	A	96,676
Other liabilities	54,204	5,111	(4,339)	H	54,976

Total liabilities	1,325,140	840,070	87,570		2,252,780
Equity:
Stockholders' investment:
Preferred stock	6,867	—	—		6,867
Common stock	430,725	5	167,265	I	597,995
Additional paid-in capital	3,606,191	2,749,106	(1,300,548)	I	5,054,749
Treasury stock	(148,473)	—	—		(148,473)
Accumulated other comprehensive income	—	3,409	(3,409)	J	—
Distributions in excess of cumulative net income	(1,129,445)	(1,977,969)	1,900,469	K	(1,206,945)

Total stockholders' investment	2,765,865	774,551	763,777		4,304,193
Nonredeemable noncontrolling interests	55,291	2,930	7,218	L	65,439

Total equity	2,821,156	777,481	770,995		4,369,632

Total liabilities and equity	$4,146,296	$1,617,551	$858,565		$6,622,412

See accompanying notes

(1)
Historical financial information of Cousins and TIER is derived from their respective Annual Report filed on Form 10-K for the year ended December 31, 2018. Certain TIER amounts have been reclassified to conform to Cousins' financial statement presentation.

 COUSINS PROPERTIES INCORPORATED AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2018
(in thousands, except per share data)

	Cousins Historical(1)	TIER Historical(1)	Merger Adjustments		Cousins Pro Forma
Revenues:
Rental property revenues	$461,853	$216,826	$2,940	a	$681,619
Fee income	10,089	206	—		10,295
Other	3,270	2,435	—		5,705

	475,212	219,467	2,940		697,619

Expenses:
Rental property operating expenses	164,678	87,694	—		252,372
Reimbursed expenses	3,782	—	—		3,782
General and administrative expenses	22,040	21,951	—	b	43,991
Interest expense	39,430	29,371	(4,616)	c	64,185
Impairment losses	—	41,564	—		41,564
Depreciation and amortization	181,382	101,036	15,246	d	297,664
Acquisition and related costs	248	—	—		248
Other	556	3,834	—		4,390

	412,116	285,450	10,630		708,196
Gain on extinguishment of debt	8	22,018	—		22,026

Income (loss) from continuing operations before taxes, unconsolidated joint ventures, and sale of investment properties	63,104	(43,965)	(7,690)		11,449
Income (loss) from unconsolidated joint ventures	12,224	718	(613)	e	12,329

Income (loss) from continuing operations before gain on sale of investment properties	75,328	(43,247)	(8,303)		23,778
Gain on sale of investment properties and remeasurement in unconsolidated entities	5,437	37,918	—		43,355

Net income (loss)	80,765	(5,329)	(8,303)		67,133
Net (income) loss attributable to noncontrolling interests	(1,601)	308	(152)	f	(1,445)

Net income (loss) available to common stockholders	$79,164	$(5,021)	$(8,455)		$65,688

Per common share information—basic and diluted:
Net income (loss) available to common stockholders	$0.19	$(0.10)			$0.11

Weighted average shares—basic	420,305	50,234		g	587,575

Weighted average shares—diluted	427,473	50,234		g	594,743

Comprehensive income (loss):
Net income (loss)	$80,765	$(5,329)	$(8,303)		$67,133
Other comprehensive income (loss)	—	(1,634)	1,634	h	—

Comprehensive income (loss)	80,765	(6,963)	(6,669)		67,133
Comprehensive (income) loss attributable to noncontrolling interests	(1,601)	308	(152)		(1,445)

Comprehensive income (loss) attributable to common stockholders	$79,164	$(6,655)	$(6,821)		$65,688

See accompanying notes

(1)
Historical financial information of Cousins and TIER is derived from their respective Annual Reports filed on Form 10-K for the year ended December 31, 2018. Certain TIER amounts have been reclassified to conform to Cousins' financial statement presentation.

COUSINS PROPERTIES INCORPORATED AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands unless otherwise noted)

Adjustments to the Unaudited Pro Forma Consolidated Balance Sheet

        The unaudited pro forma consolidated balance sheet as of December 31, 2018 reflects the following adjustments:

A.    Real Estate Tangible and Intangible Assets and Liabilities

        The real estate assets acquired in connection with the Merger are reflected in the unaudited pro forma consolidated balance sheet of Cousins at a preliminary fair market value. The preliminary fair market value is based, in part, on a valuation prepared by Cousins with assistance of a third party valuation advisor. The acquired assets and assumed liabilities for an acquired operating property generally include, but are not limited to: land, buildings and improvements, identified tangible and intangible assets and liabilities associated with in-place leases, including tenant improvements, leasing costs, value of above-market and below-market leases, and value of acquired in-place leases.

        The adjustments reflected in the unaudited consolidated balance sheet for real estate assets, intangible assets and intangible liabilities represent the differences between the preliminary fair market value of consolidated properties acquired by Cousins in connection with the Merger and TIER's historical balances, which are presented as follows (in thousands):

	TIER Consolidated Properties as of December 31, 2018
	Fair Market Value	TIER Historical	Adjustments as a Result of Merger
Operating properties	$1,948,234	$1,358,592	$589,642
Projects under development	182,622	49,084	133,538
Land	62,888	25,905	36,983

Real estate assets	2,193,744	1,433,581	760,163
Intangible assets, net	139,581	22,100	117,481
Intangible liabilities, net	(39,735)	(22,651)	(17,084)

Total	$2,293,590	$1,433,030	$860,560

        Fair value is based on estimated cash flow projections that utilize available market information and discount and/or capitalization rates as appropriate. The fair value of land is derived from comparable sales of land within the same submarket and/or region. The fair value of buildings, tenant improvements, and leasing costs are based upon current market replacement costs and other relevant market rate information. The fair value of the above-market or below-market component of an acquired in-place lease is based upon the present value (calculated using a market discount rate) of the difference between (i) the contractual rents to be paid pursuant to the lease over its remaining term and (ii) management's estimate of the rents that would be paid using fair market rental rates and rent escalations at the date of acquisition over the remaining term of the lease. The fair value of acquired in-place leases is derived based on assessment of lost revenue and costs incurred for the period required to lease the "assumed vacant" property to the occupancy level when purchased. This fair value is based on a variety of considerations including, but not necessarily limited to: (1) the value associated with avoiding the cost of originating the acquired in-place leases; (2) the value associated with lost revenue related to tenant reimbursable operating costs estimated to be incurred during the assumed lease-up period; and (3) the value associated with lost rental revenue from existing leases during the assumed lease-up period.

B.    Deferred Rents Receivable

        Straight-lining of rent pursuant to the underlying leases associated with the real estate acquired in connection with the Merger will commence at the effective date of the Merger; therefore, the balance of deferred rent associated with the operating properties that will be acquired in connection with the Merger included on TIER's historical balance sheet has been eliminated. The deferred rent associated with one TIER property that was sold subsequent to December 31, 2018, and is included in these pro forma financial statements at historical cost, has not been eliminated.

C.    Investment in Unconsolidated Joint Ventures

        Represents the difference between the preliminary fair market value of TIER's investments in unconsolidated joint ventures and TIER's historical cost as of December 31, 2018. See note A. above for more information on preliminary fair market values of properties acquired in the Merger.

D.    Other Assets

        Represents the elimination of the fair value of TIER's interest rate swaps and unamortized deferred financing costs related to TIER's credit facility (the "TIER Credit Facility") that were recorded in other assets on the TIER historical balance sheet. These swaps and the TIER Credit Facility will be terminated on the effective date of the Merger.

E.    Notes Payable

        At the effective time of the Merger, the TIER Credit Facility will be terminated and amounts outstanding under the TIER Credit Facility will be repaid with borrowings under Cousins $1 billion credit facility (the "Cousins Credit Facility"). Cousins will also assume one TIER mortgage loan at the effective time of the Merger. At December 31, 2018, TIER had an additional mortgage loan that was repaid in 2019.

        As outlined below the pro forma adjustments to Notes Payable include the termination of the TIER Credit Facility and repayment of amounts outstanding with proceeds from the Cousins Credit Facility and the effect of recording the TIER mortgage loan that will be assumed in the Merger at fair value. No adjustment has been made to fair value of the TIER mortgage loan that was repaid in 2019 since this loan will not be assumed by Cousins in the Merger (in thousands):

Cousins Credit Facility	$575,000
Repayment of TIER indebtedness	(575,000)
Above-market debt value	2,574
Write-off of TIER Credit Facilities deferred financing costs	756

Total	$3,330

F.     Accounts Payable and Accrued Expenses

        Represents non-recurring transaction costs to be paid by Cousins and TIER directly attributable to the Merger. These transaction costs, consisting primarily of fees for investment bankers, legal, accounting, tax and other professional services, are factually supportable because such amounts are based on reliable, documented evidence such as invoices for costs incurred to date and estimates from third-parties for additional costs expected to be incurred until the Merger. Such costs are non-recurring in nature directly related to the Merger and, therefore, are reflected as a reduction to equity and not included in the unaudited pro forma consolidated statement of operations.

G.    Deferred Income

        Represents the elimination of TIER's historical balance of Deferred Income as this amount relates to leases which were recorded at fair value as discussed in note A.

H.    Other Liabilities

        Represents elimination of the fair value of TIER's interest rate swaps that were recorded in Other Liabilities on the TIER historical balance sheet. These swaps will be terminated at the effective date of the Merger.

I.     Common Stock and Additional Paid-in Capital

        Represents adjustments to common stock and additional paid-in capital as a result of the issuance of shares of Cousins' common stock at the market value of $9.66 per share (closing price as of March 31, 2019) at a conversion ratio of 2.98 to 1.0, to holders of TIER common stock at the effective date of the Merger. These amounts will be adjusted at the effective date of the Merger to reflect the number of TIER shares then issued and outstanding and the then per share market value of Cousins common stock. The market value of the consideration is calculated as follows (amounts in thousands, except Exchange Ratio and per share amounts):

Outstanding shares of TIER common stock—at March 31, 2019	55,299
TIER equity-based awards converted to TIER common stock	832

Outstanding shares of TIER common stock	56,131
Exchange ratio	2.98

Shares of Cousins common stock to be issued—pro forma basis	167,270
Market Value of Cousins Stock at March 31, 2019	$9.66

Total Purchase Price	$1,615,828

        The following table presents the changes to the value of the stock consideration and the preliminary purchase price based on a 10% increase and decrease in the per share price of Cousins common stock (in thousands, except per share amounts):

	Price of Cousins Stock	Cousins Shares Issued	Value of Consideration
As of March 31, 2019	$9.66	167,270	1,615,828
Decrease of 10%	$8.69	167,270	1,453,576
Increase of 10%	$10.63	167,270	1,778,080

        Adjustments to common stock and additional paid-in capital based on Cousins shares assumed to be issued at a per share value of $9.66 are as follows:

Common Stock:
Shares of Cousins common stock to be issued	167,270
Cousins par value per share	$1.00

Par value of Cousins common stock to be issued	$167,270
Par value of TIER common stock—historical basis	(5)

Pro forma adjustment	$167,265

Additional Paid-in Capital:
Equity value of shares to be issued	$1,615,828
Less: Par value of Cousins common stock to be issued	(167,270)

1,448,558
TIER additional paid-in capital—historical basis	(2,749,106)

Pro forma adjustment	$(1,300,548)

J.     Accumulated Other Comprehensive Income

        Accumulated other comprehensive income included on TIER's historical balance sheet represents the effect of their interest rate swaps. As discussed in note H. above, Cousins will terminate TIER's interest rate swaps on the effective date of the Merger.

K.    Distributions in Excess of Cumulative Net Income

        Represents elimination of TIER's Accumulated Deficit of $2.0 billion as of December 31, 2018 and an adjustment of $77.5 million to increase distributions in excess of cumulative net income for non-recurring transaction costs directly attributable to the Merger that have not yet been expensed in the historical statements of operations or accrued in the historical balance sheets used as the starting point for the pro forma financial statements (see note F. above for related information).

L.    Nonredeemable Noncontrolling Interests

        Represents adjustments to noncontrolling interests as a result of marking properties held by consolidated joint ventures to preliminary fair market value.

Adjustments to the Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2018

        The historical amounts include Cousins' and TIER's actual operating results for the periods presented, and as filed with the SEC on their Form 10-K, incorporated herein by reference. The pro forma adjustments to historical amounts are presented in the unaudited pro forma consolidated statement of operations for the year ended December 31, 2018 assuming the Merger occurred on January 1, 2018. The following are the explanations for the adjustments to revenues, costs and expenses, and income from unconsolidated joint ventures included in the unaudited pro forma consolidated statement of operations for the year ended December 31, 2018:

a.     Rental Property Revenues

        The historical rental property revenues for Cousins and TIER represent contractual, straight-line rents and amortization of above and below-market rents associated with the leases in effect during the periods presented. The adjustments included in the unaudited pro forma consolidated statement of operations are presented to adjust contractual rental property revenue to a straight-line basis and to amortize above and below-market rents in accordance with Accounting Standards Codification 805-10, Business Combinations, as if the Merger had occurred on January 1, 2018.

        The following table summarizes the adjustments made to rental property revenues for the real estate properties acquired as part of the Merger for the year ended December 31, 2018 (in thousands):

Adjustment to straight-line rent	$5,038
(Above)/below market rent	(2,098)

Pro forma adjustment	$2,940

b.     General and Administrative Expenses

        Cousins anticipates that it will experience cost savings as certain duplicative general and administrative expenses will not be incurred subsequent to the Merger. These duplicative general and administrative expenses include, but are not limited to, compensation and employee related expense, accounting and other professional fees, board of director fees, professional liability insurance premiums, and other office related expenses. Since these savings are not currently factually supportable, no adjustments to historical general and administrative expenses have been included.

c.     Interest Expense

        The adjustments to interest expense related to the Merger represent (1) the repayment of the TIER Credit Facility (Term Loans and Revolver) with proceeds from the Cousins Credit Facility, (2) the elimination of the impact of TIER's interest rate swaps (for more information, see notes D. and H. above), and (3) amortization of above-market debt values created by marking the assumed TIER debt to fair market value (for more information, see note E. above). The interest rate used to calculate pro forma interest expense on the additional borrowings under the Cousins Credit Facility were calculated based on London Inter-Bank Offered Rate plus a spread of 1.05%, consistent with terms under the Cousins Credit Facility during 2018.

        The following table summarizes the adjustments to the unaudited pro forma consolidated statement of operations for the year ended December 31, 2018 to reflect the debt activity outlined above (in thousands):

Pro forma interest on Cousins Credit Facility from:
$575 from TIER Term Loan	$17,723
Balances from TIER Revolver	917
Pro forma interest expense savings on Cousins' repayment of:
$575 TIER Term Loans	(21,008)
TIER Revolver	(1,807)
Pro forma elimination of interest rate swap interest expense	1,349
Pro forma elimination of amortization of deferred financing costs related to:
$575 TIER Term Loans	(229)
TIER Revolver	(917)
Pro forma amortization of above-market debt	(644)

Decrease in interest expense	$(4,616)

d.     Depreciation and Amortization Expense

        Depreciation and amortization is adjusted to remove the historical depreciation and amortization of TIER and to recognize depreciation and amortization of the TIER assets acquired in the Merger, assuming the Merger occurred on January 1, 2018, based on an estimate of the preliminary market value of each property and an estimate of the allocation of the market value to the components of operating properties. The general range of useful lives for buildings is 31 to 40 years; the general range of useful lives for site improvements is seven to 16 years; and the general range of remaining contractual, in-place lease terms was three to nine years.

        The following table summarizes pro forma depreciation and amortization by asset category for the properties acquired in the Merger that would have been recorded for year ended December 31, 2018 less the reversal of depreciation and amortization included in TIER's historical financial statements (in thousands):

Buildings	$84,267
In-place leases	32,015
Less: TIER Historical Depreciation and Amortization	(101,036)

Pro forma adjustment	$15,246

e.     Income from Unconsolidated Joint Ventures

        Represents adjustments to contractual rental property revenues of properties owned by unconsolidated joint ventures to a straight-line basis as if the Merger had occurred on January 1, 2018.

f.      Net Income and Comprehensive Loss Attributable to Noncontrolling Interests

        Represents share of pro forma adjustments to net income and comprehensive loss allocable to noncontrolling interests.

g.     Weighted-Average Shares

        The following table summarizes the pro forma weighted-average shares of common stock outstanding for the year ended December 31, 2018 as if the Merger occurred on January 1, 2018 (see note I. above) (in thousands):

Cousins weighted average common shares outstanding, basic—historical basis	420,305
Shares of common stock issued to TIER stockholders—pro forma basis	167,270

Weighted average common shares outstanding, basic—pro forma basis	587,575
Cousins potential dilutive common shares, stock options—historical basis	194
Cousins weighted average units of CPLP, convertible to common shares—historical basis	6,974

Weighted average common shares outstanding, diluted—pro forma basis	594,743

h.     Other Comprehensive Income

        Other comprehensive income included on TIER's historical consolidated statement of operations represents the effect of TIER's interest rate swaps, which will be terminated at the effective time of the Merger (see notes D. and H. above). The adjustments in the unaudited pro forma consolidated statement of operations represent the elimination of the effect of the interest rate swaps.

DESCRIPTION OF CAPITAL STOCK

        The following summary of the terms of Cousins capital stock is not complete and is qualified by reference to the Cousins Articles and the Cousins Bylaws. You should read these documents for complete information on Cousins capital stock. The Cousins Articles and the Cousins Bylaws are incorporated by reference into this joint proxy statement/prospectus. Cousins files instruments that define the rights of holders of its capital stock as exhibits to its annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the SEC. Also, from time to time Cousins might file an amendment to these documents or a new instrument that defines the rights of holders of its capital stock as an exhibit to a Current Report on Form 8-K filed with the SEC. For more information, see "Where You Can Find More Information."

Shares Authorized

        Cousins is currently authorized under the Cousins Articles to issue an aggregate of 720 million shares of capital stock, consisting of 700 million shares of Cousins common stock and 20 million shares of Cousins preferred stock.

Shares Outstanding

        As of May 6, 2019, the record date, there were:

    •
    420,586,130 outstanding shares of Cousins common stock; and

    •
    6,867,357 outstanding shares of Cousins preferred stock.

        All outstanding shares of Cousins common stock are fully paid and non-assessable.

        Following the Merger, it is expected that there will be:

    •
    If the Cousins Reverse Stock Split Proposal is adopted:

      •
      147,030,823 outstanding shares of Cousins common stock; and

      •
      1,716,839 outstanding shares of Cousins preferred stock; or

    •
    If the Cousins Reverse Stock Split Proposal is not adopted:

      •
      588,123,295 outstanding shares of Cousins common stock; and

      •
      6,867,357 outstanding shares of Cousins preferred stock.

Cousins Common Stock

  Preemptive Rights

        Shares of Cousins common stock have no preemptive rights.

  Dividend Rights

        Subject to preferences that may be applicable to any outstanding preferred stock, the holders of Cousins common stock are entitled to dividends when, as and if authorized by the Cousins board of directors and declared by Cousins out of funds legally available for that purpose.

  Voting Rights

        Holders of Cousins common stock are entitled to one vote per share on each matter submitted for their vote at any meeting of Cousins stockholders for each share of Cousins common stock held as of the record date for the meeting. Holders of Cousins common stock are not permitted to cumulate their votes for the election of directors. The Cousins board of directors is not classified.

        Currently, the affirmative vote of the holders of at least two-thirds of the then outstanding shares of Cousins common stock is required to approve certain extraordinary actions, including any merger or consolidation of Cousins, any sale, lease, exchange or other disposition of all or substantially all of the assets of Cousins, the adoption of any plan or proposal for the liquidation or dissolution of Cousins, any reclassification of the securities of Cousins or any recapitalization or reorganization of Cousins.

  Liquidation Preference

        In the event that Cousins is liquidated, dissolved or wound up, the holders of Cousins common stock will be entitled to a pro rata share in any distribution to Cousins stockholders, but only after satisfaction of all of the liabilities of Cousins and of the prior rights of any outstanding class or series of Cousins stock.

  Sinking Fund

        Shares of Cousins common stock do not have the benefit of any retirement or sinking fund.

  Listing

        Shares of Cousins common stock are traded on the NYSE under the symbol "CUZ." Following completion of the Merger, the shares of Cousins common stock will be traded on the NYSE under the symbol "CUZ."

  Ownership Limitation

        To help Cousins maintain its qualification as a REIT, among other purposes, the Cousins Articles provide that, subject to certain exceptions, no person may own in excess of 3.9% (by value) of Cousins common stock and Cousins preferred stock. The Cousins board of directors may waive the ownership limits under certain circumstances. The Cousins Articles provide that shares of Cousins common stock or Cousins preferred stock acquired or held in excess of the ownership limit will be transferred to a trust for the benefit of the prior owner of such transferred shares, and that any person who acquires shares in violation of the ownership limit will not be entitled to any dividends on the shares or be entitled to vote the shares and shall be deemed offered for sale to Cousins or its designee at the lesser of the price at which they were transferred in violation of the ownership limit or the market price on the date Cousins chooses to accept such offer. A transfer of shares in violation of the limit may be void under certain circumstances.

Cousins Limited Voting Preferred Stock

        Each share of Cousins preferred stock is "paired" with a limited partnership unit of the Cousins OP. A share of Cousins preferred stock will be automatically redeemed by Cousins without consideration if such share's paired limited partnership unit is transferred to someone other than a permitted transferee, such share is transferred to any person separate and apart from its paired limited partnership unit, its paired limited partnership unit is transferred to any person separate and apart from the share of limited voting stock, such limited partnership unit is redeemed or such share is not otherwise paired with a limited partnership unit of the Cousins OP.

        Holders of shares of Cousins preferred stock are entitled to one vote on the following matters only: the election of directors; any proposed amendment, alteration or repeal of the Cousins Articles; any merger, consolidation, reorganization or other business combination; any sale, lease, exchange, transfer, conveyance or other disposition of all or substantially all of Cousins' assets; and any liquidation of Cousins. Holders of Cousins preferred stock vote on such matters together with holders of Cousins common stock as a single class. Holders of shares of Cousins preferred stock are not entitled to any dividends or distributions, including in the event of any liquidation, dissolution or winding up. Cousins preferred stock is not convertible into or exchangeable for any other property or securities of Cousins.

Antitakeover Provisions in the Cousins Articles and Bylaws

        Certain provisions of the Cousins Articles and the Cousins Bylaws could make it less likely that Cousins' management would be changed or someone would acquire voting control of Cousins without the consent of its board of directors. These provisions could delay, deter or prevent tender offers or takeover attempts that Cousins stockholders might believe are in their best interests, including tender offers or takeover attempts that could allow Cousins stockholders to receive premiums over the market price of their common stock.

  Restrictions on Ownership and Transfer

        For Cousins to maintain its qualification as a REIT, not more than 50% of its outstanding stock may be owned, actually or constructively, by five or fewer individuals during the last half of any taxable year. Furthermore, the stock must be held by a minimum of 100 persons for at least 335 days of a 12-month taxable year (or a proportionate part of a short tax year). In addition, if Cousins actually or constructively owns 10% or more of one of the customers of Cousins (or a customer of any partnership in which the company is a partner), then the rent received by Cousins (either directly or through any such partnership) from that customer will not be qualifying income for purposes of the REIT gross income tests of the Code.

        To help Cousins maintain its qualification as a REIT, among other purposes, Cousins prohibits the ownership by any single person, of more than the ownership limit of 3.9% (by value) of the issued and outstanding shares of each of Cousins common stock and Cousins preferred stock (unless such limitations are waived by the board of directors). The Cousins Articles provide that shares acquired or held in violation of this ownership limit will be transferred to a trust for the benefit of the prior owner of such transferred shares. The Cousins Articles further provide that any person who acquires shares in violation of the ownership limit will not be entitled to any dividends on the shares or entitled to vote the shares and such shares shall be deemed offered for sale to Cousins or its designee at the lesser of the price at which they were transferred in violation of the ownership limit or the market price on the date Cousins chooses to accept such offer. A transfer of shares in violation of the above limits may be void under certain circumstances. The ownership limit may have the effect of delaying, deferring or preventing a change in control and, therefore, could adversely affect the Cousins' stockholders' ability to realize a premium over the then-prevailing market price for the shares of Cousins common stock in connection with such transaction.

  Preferred Stock

        At any time, without stockholder approval, the Cousins board of directors may issue one or more new series of preferred stock. In some cases, the issuance of preferred stock could discourage or make more difficult attempts to take control of Cousins through a merger, tender offer, proxy contest or otherwise. Preferred stock with special voting rights or other features issued to persons favoring Cousins' management could stop a takeover by preventing the person trying to take control of Cousins from acquiring enough voting shares to take control.

  Stockholders' Rights Plan

        Although Cousins does not have a stockholders' rights plan as of the date of this filing, under Georgia law, the Cousins board of directors may adopt a rights plan without stockholder approval. If adopted, a rights plan could operate to cause substantial dilution to a person or group that attempts to acquire Cousins on terms not approved by the Cousins board of directors.

  Extraordinary Actions

        Currently, the affirmative vote of the holders of at least two-thirds of the then outstanding shares of Cousins common stock is required to approve certain extraordinary actions, including any merger or consolidation of Cousins, any sale, lease, exchange or other disposition of all or substantially all of the assets of Cousins, the adoption of any plan or proposal for the liquidation or dissolution of Cousins, any reclassification of the securities of Cousins or any recapitalization or reorganization of Cousins.

COMPARISON OF RIGHTS OF COUSINS STOCKHOLDERS
AND TIER STOCKHOLDERS

        If the Merger is consummated, common stockholders of TIER will become common stockholders of Cousins. The rights of TIER stockholders are currently governed by the MGCL and the TIER Ninth Articles of Amendment and Restatement, as amended and supplemented (which we refer to as the "TIER Articles") and TIER Bylaws. Upon consummation of the Merger, the rights of legacy TIER common stockholders who receive shares of Cousins common stock will be governed by the GBCC and the Cousins Articles and Cousins Bylaws, rather than the MGCL and the TIER Articles and the TIER Bylaws.

        The following is a summary of the material differences between the rights of Cousins stockholders and TIER stockholders, but does not purport to be a complete description of those differences or a complete description of the terms of the Cousins common stock subject to issuance in connection with the Merger. The following summary is qualified in its entirety by reference to the relevant provisions of (i) the MGCL, (ii) the GBCC, (iii) the Cousins Articles (iv) the TIER Articles, (v) the Cousins Bylaws, (vi) the TIER Bylaws and (vii) the proposed amendments to the Cousins Articles as described in the sections titled "Cousins Proposal 2: The Cousins Reverse Stock Split Proposal" and "Cousins Proposal 3: The Cousins Authorized Share Count Proposal."

        This section does not include a complete description of all differences between the rights of Cousins common stockholders and TIER common stockholders, nor does it include a complete description of the specific rights of such holders. Furthermore, the identification of some of the differences in the rights of such holders as material is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of Maryland and Georgia law, as well as the governing corporate instruments of each of Cousins and TIER, copies of which are available, without charge, to any person, including any beneficial owner to whom this joint proxy statement/prospectus is delivered, by following the instructions listed under "Where You Can Find More Information."

	Rights of Cousins Stockholders	Rights of TIER Stockholders
Corporate Governance	Cousins is a Georgia corporation that has elected to be taxed as a REIT for U.S. federal income tax purposes.
The rights of Cousins stockholders are governed by the GBCC, the Cousins Articles and the Cousins Bylaws.	TIER is a Maryland corporation that has elected to be taxed as a REIT for U.S. federal income tax purposes.
The rights of TIER stockholders are governed by the MGCL, the TIER Articles and the TIER Bylaws.
Authorized Capital Stock or Shares of Beneficial Interest
Cousins is authorized to issue an aggregate of 720,000,000 shares of capital stock, consisting of (1) 700,000,000 shares of common stock, par value $1 per share and (2) 20 million shares of preferred stock, par value $1 per share.
TIER is authorized to issue an aggregate of 400,000,000 shares of capital stock, consisting of (1) 382,499,000 shares of common stock, $0.0001 par value per share, (2) 1,000 shares of non-participating, non-voting, convertible stock, $0.0001 par value per share, and (3) 17,500,000 shares of preferred stock, $0.0001 par value per share.

Rights of Cousins Stockholders	Rights of TIER Stockholders
As of the record date, there were issued and outstanding 420,586,130 shares of Cousins common stock and 6,867,357 shares of Cousins preferred stock.
Upon closing of the Merger, if the Cousins stockholders approve the Cousins Reverse Stock Split Proposal, the number of shares of Cousins common stock issued and outstanding will be decreased by a ratio of one-for-four, with a corresponding reduction in the Cousins common stock authorized share count. If the Cousins stockholders approve the Cousins Authorized Share Count Proposal, the Cousins common stock authorized share count will be increased to 300 million shares of Cousins common stock, if the Cousins Reverse Stock Split Proposal is adopted, or to 1.2 billion shares of Cousins common stock, if the Cousins Reverse Stock Split Proposal is not adopted. If the Cousins stockholders approve only the Cousins Reverse Stock Split Proposal, the Cousins common stock authorized share count will be 175 million shares of Cousins common stock.	As of the record date, there were 55,520,525 shares of TIER common stock and no shares of TIER preferred stock issued and outstanding.
Subject to any preferential rights in favor of any class of preferred stock, the TIER Articles authorize the TIER board of directors, with the approval of a majority of the entire board of directors and without any action by TIER stockholders, to amend the TIER Articles to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of any class or series of TIER stock.

Rights of Cousins Stockholders	Rights of TIER Stockholders
Preferred Stock. The Cousins board of directors is authorized, without stockholder action, to issue preferred stock from time to time and to establish, amongst other things, the designations, preferences and relative, participating, optional, conversion or other rights and qualifications, limitations and restrictions thereof; the rates and times of payment of dividends, the price and the manner of redemption; the amount payable in the event of liquidation, dissolution or winding-up or in the event of any merger or consolidation of or sale of assets; the rights (if any) to convert the preferred stock into, and/or to purchase, stock of any other class or series; the terms of any sinking fund or redemption or purchase account (if any) to be provided for shares of such class of preferred stock; restrictions on ownership and transfer to preserve tax benefits; and the voting powers (if any) of the holders of any class of preferred stock generally or with respect to any particular matter, which may be less than, equal to or greater than one vote per share.	Preferred Stock. The TIER board of directors is authorized to cause TIER to issue preferred stock from time to time into one or more classes or series of equity stock.

Rights of Cousins Stockholders	Rights of TIER Stockholders
Voting Rights	Each holder of Cousins common stock is entitled to one vote per share on all matters upon which stockholders are entitled to vote.
If a quorum exists, action on a matter is approved if the votes cast favoring the action exceed the votes cast opposing the action, except for votes pertaining to:

•

a merger or consolidation of Cousins with or into any other corporation;

•

any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all of the assets of Cousins;

•

the adoption of any plan or proposal for the liquidation or dissolution of Cousins; or

•

any reclassification of securities of Cousins or recapitalization or reorganization of Cousins which require the affirmative vote of the holders of at least two-thirds of the then-outstanding shares of Cousins common stock.
Holders of Cousins preferred stock are entitled to one vote per share on the following matters: the election of directors; any proposed amendment of the Cousins Articles; any merger, consolidation or other similar business combination of Cousins with or into another corporation, trust or entity; any sale of all or substantially all of Cousins' assets; and any liquidation of Cousins. With respect to any matter on which Cousins preferred stock is entitled to vote, Cousins common stock and Cousins preferred stock shall vote together as a voting group, except if otherwise required by the GBCC.

Each holder of TIER common stock is entitled to one vote per share on all matters upon which stockholders are entitled to vote.
Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, convert, consolidate, sell all or substantially all of its assets or engage in a statutory share exchange unless declared advisable by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. The TIER Articles provide for approval of any of these matters by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on such matters. Maryland law also permits a Maryland corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to an entity if all of the equity interests of the entity are owned, directly or indirectly, by the corporation. Because substantially all of TIER's assets are held by Tier OP or its subsidiaries, these subsidiaries may be able to merge or transfer all or substantially all of their assets without the approval of TIER stockholders.

	Rights of Cousins Stockholders	Rights of TIER Stockholders
Cumulative Voting	Holders of Cousins common stock and Cousins preferred stock do not have the right to cumulate their votes with respect to the election of directors.	Holders of TIER common stock and preferred stock do not have the right to cumulate their votes with respect to the election of directors.
Size of the Board of Directors
The number of directors, which must be between three and 12, may be changed by the Cousins board of directors or stockholders. Currently, the Cousins board of directors consists of nine directors.
Upon closing of the Merger, the Cousins board of directors will be increased to 11 directors in accordance with the Merger Agreement.
The TIER Articles provide that the number of directors will be set only by the board of directors in accordance with the TIER Bylaws. The TIER Bylaws provide that a majority of the entire TIER board of directors may at any time increase or decrease the number of directors. However, the number of directors may never be less than the minimum number required by the MGCL, which is one.

Currently, the TIER board of directors consists of six directors.
Independent Directors	At least a majority of the Cousins board of directors must be independent directors.	At least a majority of the TIER board of directors must be independent directors.
Classified Board / Term of Directors	The Cousins board of directors is not classified. The directors of Cousins hold office for a term of one year and serve until their successors are elected and qualified.	The TIER board of directors is not classified. The directors of TIER hold office for a term of one year and serve until their successors are elected and qualified.

Rights of Cousins Stockholders	Rights of TIER Stockholders
Removal of Directors	Under Section 14-2-808 of the GBCC, a director may be removed only at a meeting called for the purpose of removing him, and the meeting notice must state removal as a purpose. The entire board of directors or any individual director may be removed, with or without cause, by the affirmative vote of the holders of a majority of the shares entitled to vote at an election of directors.	The MGCL provides that stockholders may remove directors with or without cause unless the TIER Articles provide that directors may be removed only for cause. However, if a director is elected by a particular voting group, that director may only be removed by the requisite vote of that voting group.

The TIER Articles provide that, subject to the rights, if any, of holders of any class or series of preferred stock to elect or remove one or more directors, a director may be removed only for cause, and then only by the affirmative vote of the shares entitled to cast a majority of all the votes entitled to be cast generally in the election of directors. "Cause" is defined in the TIER Articles to mean conviction of a director of a felony or a final judgment of a court of competent jurisdiction holding that a director caused demonstrable, material harm to TIER through bad faith or active and deliberate dishonesty.

	Rights of Cousins Stockholders	Rights of TIER Stockholders
Election of Directors	The Cousins Bylaws provide that, in the case of a non-contested election, directors must receive a majority of votes cast for election at a meeting at which a quorum is present. For this purpose, a majority of the votes cast means that the number of shares voted "for" a director must exceed the number of shares voted "against" that director.
	If a director fails to obtain a majority, he or she must tender his or her resignation to the Cousins board of directors. The Cousins board of directors will determine whether to accept the tendered resignation after considering the recommendation of the Compensation, Succession, Nominating and Governance Committee.	Pursuant to the TIER Bylaws, directors are elected by a plurality of all of the votes cast in the election of directors.
Filling Vacancies of Directors	Any vacancies on the Cousins board of directors can be filled by the stockholders or by the Cousins board of directors, even if the remaining directors do not constitute a quorum.
The TIER Articles and Bylaws provide that any and all vacancies on the TIER board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any individual elected to fill such vacancy will serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is duly elected and qualifies.

Rights of Cousins Stockholders	Rights of TIER Stockholders
Charter Amendments	Under Section 14-2-1003 of the GBCC, an amendment to the Cousins Articles generally requires a majority vote of the outstanding shares of each voting group entitled to vote to amend the Cousins Articles; however, the Cousins Articles require the affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock to alter, amend or repeal Article Nine of the Cousins Articles (which article provides for a supermajority vote for certain extraordinary corporate actions).

The Cousins Articles grant the Cousins board of directors the authority to divide preferred stock into classes or series and to fix and determine the relative rights, preferences, qualifications, and limitations of shares of any class or series established pursuant to the articles of incorporation.	The MGCL provides that the affirmative vote of two-thirds of all outstanding stock entitled to vote or of each class if more than one class is entitled to vote is required to amend a corporation's charter. However, the MGCL permits a corporation to reduce the voting requirement in its charter to allow for the approval of an amendment to the charter by no less than a majority of the shares outstanding and entitled to be cast.
Other than amendments to certain provisions of the TIER Articles described below and amendments permitted to be made without stockholder approval under Maryland law or by a specific provision in the TIER Articles, the TIER Articles may be amended only if such amendment is declared advisable by the TIER board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. The TIER board of directors, without stockholder approval, has the power under the TIER Articles to amend the TIER Articles from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that TIER is authorized to issue, to authorize TIER to issue authorized but unissued shares of TIER common stock or preferred stock and to classify and reclassify unissued shares of TIER common stock and preferred stock into one or more classes or series of stock.

Rights of Cousins Stockholders	Rights of TIER Stockholders
Bylaw Amendments	Under Section 14-2-1020 of the GBCC, a corporation's stockholders may amend or repeal the corporation's bylaws or adopt new bylaws, even though the bylaws may also be amended or repealed by the board of directors, provided that unless the articles of incorporation provide otherwise, the stockholders may not amend (but may repeal) a bylaw adopted by the board of directors regarding cumulative or plurality voting regarding the election of directors.

The Cousins board of directors may alter, amend or repeal the Cousins Bylaws, or adopt new bylaws, but any bylaws so adopted may be altered, amended or repealed, and new bylaws adopted, by the vote of the holders of Cousins common stock, if the votes cast in favor of the action exceed the votes cast opposing the action. The holders of Cousins common stock may prescribe that any bylaw adopted by them shall not be altered, amended or repealed by the Cousins board of directors.	The TIER board of directors may adopt, alter or repeal any provision of the TIER Bylaws and adopt new bylaws.
TIER stockholders may amend the TIER Bylaws by the affirmative vote of the holders of a majority of the outstanding shares of TIER common stock pursuant to a binding proposal properly submitted by any stockholder or group of up to 15 stockholders holding at least 3% of the outstanding shares of the common stock for at least one year. A stockholder proposal submitted may not, without the approval of the TIER board of directors, alter or repeal (1) Article XIII of the TIER Bylaws, which provides for indemnification of directors and officers, or (2) Article XIV of the TIER Bylaws, which addresses the amendment of the TIER Bylaws.

Rights of Cousins Stockholders	Rights of TIER Stockholders
Vote on Merger, Consolidations or Sales of Substantially all Assets	Generally, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Cousins common stock is required to approve extraordinary actions, including a merger or similar business combination of Cousins with or into another corporation, trust or entity.
Holders of Cousins preferred stock are entitled to vote as a single class with Cousins common stock on mergers or other extraordinary corporate actions.	The MGCL provides that a merger shall be approved by the stockholders of a corporation by the affirmative vote of two-thirds of all the votes entitled to be cast on the merger. However, the MGCL permits a corporation in its charter to reduce the voting requirement to allow for the approval of a merger, consolidation or sale of substantially all of the corporation's assets by the affirmative vote of no less than a majority of the shares outstanding and entitled to be cast.
TIER generally may not merge with or into or consolidate with another company, sell all or substantially all of its assets or engage in a statutory share exchange or convert unless such transaction is declared advisable by the TIER board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

Rights of Cousins Stockholders	Rights of TIER Stockholders
Ownership Limitations	With certain exceptions, the actual, constructive or beneficial ownership by any person of more than 3.9% (in value) of the issued and outstanding shares of Cousins common stock and Cousins preferred stock is generally prohibited.
In the event of a purported transfer or other event that would, if effective, result in the ownership of shares in violation of the ownership limitation, that number of shares that would be owned by the transferee in excess of the ownership limitation will be deemed "excess shares." Excess shares are deemed to be held in trust by Cousins for the benefit of one or more beneficiaries named by the purported transferee to whom an interest in such excess shares may later be transferred, subject to certain conditions and exceptions. Excess shares do not have any voting rights and are not considered for the purpose of any stockholder vote or determining a quorum. No dividends or other distributions will be paid with respect to excess shares. Upon such transfer of an interest in the trust, the corresponding shares of excess stock in the trust will be automatically exchanged for an equal number of shares of equity stock of the same class as such stock had been prior to it becoming excess stock and will be transferred of record to the designated beneficiary.

The Cousins board of directors in its discretion may exempt a person from the ownership limit upon receipt of a ruling from the IRS or an opinion of counsel or other evidence satisfactory to the Cousins board of directors and upon such other conditions as the Cousins board of directors may direct.	The TIER Articles contain restrictions on the ownership and transfer of TIER stock that are, among other things, intended to assist TIER in continuing to qualify as a REIT. The relevant sections of the TIER Articles provide that, subject to the exceptions described below, no person or entity may actually own or be deemed to own by virtue of the applicable constructive ownership provisions, more than 9.8% (in value or in number, whichever is more restrictive) of TIER outstanding common stock, or 9.8% in value of the aggregate of the outstanding shares of all classes and series of TIER stock. A person or entity that would have acquired actual, beneficial or constructive ownership of TIER stock but for the application of the ownership limits or any of the other restrictions on ownership and transfer of TIER stock discussed below, and, if appropriate in the context, any person or entity that would have been the record owner of such shares, is referred to as a "prohibited owner."

The TIER Articles provide that the TIER board of directors may, prospectively or retroactively, waive the ownership limit with respect to a particular stockholder and establish or increase a different limit on ownership for such stockholder. As a condition to granting such waiver, the TIER board of directors may require, among other things, the stockholder receiving such waiver to make certain representations, warranties and covenants related to TIER's ability to qualify as a REIT. In addition, the TIER board of directors may require an opinion of counsel or IRS ruling, in either case

	Rights of Cousins Stockholders	Rights of TIER Stockholders
	The 3.9% ownership limitation applies to Cousins preferred stock as well as to Cousins common stock.	in form and substance satisfactory to the TIER board of directors, in its sole discretion, in order to determine or ensure TIER's status as a REIT. The TIER board of directors may impose such other conditions or restrictions as it deems appropriate in connection with such a waiver.
Redemption Rights
	Shares of Cousins preferred stock are paired units (i.e., each share is paired with one partnership unit in Cousins LP). Cousins preferred stock may be redeemed by Cousins automatically in the event of certain transfers by a holder of Cousins preferred stock and/or the partnership unit to which it is paired.	None.
Other Limitations on Limited Voting Stock
	Holders of Cousins preferred stock do not have any rights to (i) any dividends or other distributions, (ii) conversion into or exchange for any other property or securities or (iii) any distributions in the event of any liquidation, dissolution or winding up.	Holders of TIER convertible stock do not have any rights to any dividends or other distributions.
Annual Meetings of the Stockholders	An annual meeting of Cousins stockholders is required to be held each year, at a time and place as designated by the Cousins board of directors.	An annual meeting of TIER stockholders shall be held at a time and place as fixed by the TIER board of directors.

Rights of Cousins Stockholders	Rights of TIER Stockholders
Special Meetings of the Stockholders	A special meeting of Cousins stockholders may be called at any time by the Cousins board of directors, the chairman of the Cousins board of directors, the chief executive officer or upon written request of the holders of at least 25% of the outstanding shares of Cousins common stock.
Business transacted at the special meeting of stockholders will be limited to the purposes stated in the notice.	The TIER Bylaws provide that special meetings of stockholders may be called by the TIER president or the TIER board of directors. Additionally, the TIER Bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders to act on any matter that may properly be considered at a meeting of stockholders shall be called by the secretary of the corporation upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on such matter at such meeting.

Rights of Cousins Stockholders	Rights of TIER Stockholders
Advance Notice Provisions for Stockholder Nominations and Stockholder Business Proposals	The Cousins Bylaws provide that, with respect to an annual meeting of stockholders, the proposal of business to be considered by stockholders at the annual meeting may be made only:

•

pursuant to Cousins' notice of meeting;

•

by or at the direction of the Cousins board of directors; or

•

upon timely and proper notice by a stockholder who is a stockholder of record at the time of giving of notice and entitled to vote at the meeting.

In general, notice of stockholder business for an annual meeting must be delivered not earlier than 120 days nor later than 90 days prior to the first anniversary of the preceding year's annual meeting, unless the annual meeting is advanced more than 30 days or delayed more than 30 days from the anniversary date, in which case notice must be delivered by the later of the 10th day following the day on which public announcement of the date of the meeting is first made or 90 days prior to the date of the annual meeting.
The Cousins Bylaws provide that, with respect to an annual meeting of stockholders, nominations of persons for election to the Cousins board of directors may be made only:

•

by or at the direction of the Cousins board of directors; or

•

upon timely and proper notice by a stockholder who is stockholder of record at the time of giving of notice and entitled to vote at the meeting.

The TIER Bylaws provide that:

•

with respect to an annual meeting of stockholders, nominations of persons for election to the TIER board of directors and the proposal of business to be considered by stockholders at the annual meeting may be made only:

•

pursuant to the notice of such meeting;

•

by or at the direction of the TIER board of directors; or

•

by a stockholder who was a stockholder of record both at the time of giving the notice required by the TIER Bylaws and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on such other business and who has complied with the advance notice procedures and provided the information and certifications required by the advance notice procedures set forth in the TIER Bylaws; and

In general, notice of stockholder nominations for an annual meeting must be delivered no less than 90 days nor more than 120 days prior to the first anniversary of the date of mailing of the notice for the preceding year's annual meeting, unless the annual meeting is advanced more than 30 days or delayed more than 30 days from such anniversary date, in which case notice must be delivered no earlier than 120 days prior to the date of mailing of the notice for such annual meeting and no later than

	Rights of Cousins Stockholders	Rights of TIER Stockholders

In general, notice of stockholder nominations for an annual meeting must be delivered not earlier than 120 days nor later than 90 days prior to the first anniversary of the preceding year's annual meeting, unless the annual meeting is advanced more than 30 days or delayed more than 30 days from the anniversary date, in which case notice must be delivered by the later of the 10th day following the day on which public announcement of the date of the meeting is first made or 90 days prior to the date of the annual meeting.

90 days prior to the date of mailing of the notice for such annual meeting or the 10th day following the day on which disclosure of the date of mailing of the notice for such meeting is first made.

•

with respect to special meetings of stockholders, only the business specified in the notice of meeting may be brought before the meeting of stockholders, and nominations of individuals for election to the TIER board of directors may be made, provided that the meeting has been called for the purpose of electing directors, only:

•

pursuant to the notice of such meeting;

•

by or at the direction of the TIER board of directors; or

•

by a stockholder who was a stockholder of record both at the time of giving the notice required by the TIER Bylaws and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on such other business and who has complied with the advance notice procedures and provided the information and certifications required by the advance notice procedures set forth in the TIER Bylaws.

Notice of Stockholder Meetings
Not less than 10 days nor more than 60 days before each meeting of stockholders, a written notice shall be mailed to each stockholder entitled to vote at or to notice of such meeting at the address shown on the books of Cousins unless such stockholder waives notice before or after the meeting.
Not less than 10 days nor more than 90 days before each meeting of stockholders, a notice, either in writing or by electronic transmission, shall be given to each stockholder entitled to vote at or to notice of such meeting unless such stockholder waives notice before or after the meeting.

Rights of Cousins Stockholders	Rights of TIER Stockholders
State Anti-Takeover Statutes	The GBCC contains a business combination statute that protects certain Georgia corporations from hostile takeovers, and from actions following the takeover, by prohibiting certain transactions once an acquirer has gained a significant holding in the corporation. Section 14-2-1132 of the GBCC prohibits "business combinations," including mergers; sales, leases, transfers or other dispositions of assets outside of the ordinary course; issuances or exchanges of securities; certain loans and other financial benefits; and similar transactions by a corporation or a subsidiary with a purchaser who acquires 10% or more of a corporation's outstanding voting stock (which we refer to as an "interested shareholder"), within five years after the person becomes an interested shareholder, unless:

•

prior to the time the person becomes an interested shareholder, the board of directors of the target corporation approved either the business combination or the transaction which will result in the person becoming an interested shareholder;

•

after the completion of the transaction in which the person becomes an interested shareholder, the interested shareholder holds at least 90% of the voting stock of the corporation, excluding for purposes of determining the number of shares outstanding, those shares owned by (i) persons who are directors or officers or their affiliates or associates, (ii) subsidiaries of the corporation, and (iii) specific employee benefit plans; or

Business Combinations.    Under the MGCL, certain "business combinations" (which include a merger, consolidation, share exchange and certain transfers, issuances or reclassifications of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation's outstanding voting stock, or an affiliate or associate of the corporation who beneficially owned 10% or more of the voting power of the corporation's then outstanding stock at any time within the preceding two years, in each case referred to as an "interested stockholder," or an affiliate thereof, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder or its affiliates or associates. The super-majority vote requirements do not apply, however, to business combinations that are approved or exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder or if the business combination satisfies certain minimum price, form of consideration and procedural requirements. To date, TIER has not opted out of the business combination provisions of the MGCL.

Rights of Cousins Stockholders	Rights of TIER Stockholders

•

after the shareholder becomes an interested shareholder, the shareholder acquires additional shares such that the shareholder becomes the holder of at least 90% of the voting stock of the corporation, excluding for purposes of determining the number of shares outstanding, those shares owned by (i) persons who are directors or officers, their affiliates or associates, (ii) subsidiaries of the corporation, and (iii) specific employee benefit plans, and the business combination was approved by the stockholders of the corporation by holders of a majority of the stock entitled to vote on the transaction (with the number of shares outstanding calculated as above and further excluding shares held by the interested shareholder).

The business combination requirements under the GBCC do not apply to a corporation unless the corporation's bylaws provide that such requirements are applicable. The Cousins Articles do not address business combinations.

Control Share Acquisitions. As permitted by the MGCL, the TIER Bylaws contain a provision exempting from the control share acquisition statute all shares of TIER's capital stock.
MUTA.    Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act, and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

•

a classified board of directors;

•

a two-thirds stockholder vote requirement for removing a director;

•

a requirement that the number of directors be fixed only by vote of the directors;

•

a requirement that a vacancy on the board of directors be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•

a requirement that requires the request of the holders of at least a majority of all votes entitled to be cast to call a special meeting of stockholders.

Rights of Cousins Stockholders	Rights of TIER Stockholders
Through provisions in the TIER Articles and TIER Bylaws unrelated to Subtitle 8, TIER already (1) vests in the board of directors the exclusive power to fix the number of directorships, subject to limitations set forth in the TIER Articles and TIER Bylaws, (2) provides that vacancies on the TIER board of directors may be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred, and (3) requires, unless called by the TIER board of directors or TIER president, the request of stockholders entitled to cast not less than a majority of all votes entitled to be cast on a matter at such meeting to call a special meeting to consider and vote on any matter that may properly be considered at a meeting of stockholders. TIER has elected to be subject to the provision of Subtitle 8 requiring that any vacancy on the board of directors be filled only by the affirmative vote of a majority of the remaining directors for the remainder of the full term of the class of directors in which the vacancy occurred, and until a successor is duly elected and qualifies. TIER has not elected to require a two-thirds vote requirement for removing a director. Additionally, TIER has not elected to create a classified board of directors.

Rights of Cousins Stockholders	Rights of TIER Stockholders
Liability and Indemnification of Officers and Directors	Subsection (a) of Section 14-2-851 of the GBCC provides that a corporation may indemnify an individual made a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if:

•

such individual conducted himself or herself in good faith; and

•

such individual reasonably believed:

•

in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation;

•

in all other cases, that such conduct was at least not opposed to the best interests of the corporation; and

•

in the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful.

Subsection (d) of Section 14-2-851 of the GBCC provides that a corporation may not indemnify a director:

•

in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct; or

•

in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity.

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established as being material to the cause of action. The TIER Articles contain such a provision that eliminates such liability to the maximum extent permitted by the MGCL.
The MGCL requires a corporation (unless its charter provides otherwise, which TIER's Articles do not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•

the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•

the director or officer actually received an improper personal benefit in money, property or services; or

Rights of Cousins Stockholders	Rights of TIER Stockholders
Notwithstanding the foregoing, pursuant to Section 14-2-854 of the GBCC, a court shall order a corporation to indemnify or give an advance for expenses to a director if such court determines the director is entitled to indemnification under the indemnification provisions of the GBCC or if it determines that in view of all relevant circumstances, it is fair and reasonable, even if the director has not met the standard of conduct set forth in subsections (a) and (b) of Section 14-2-851 of the GBCC, failed to comply with the expense advances provisions pursuant to Section 14-2-853 of the GBCC or was adjudged liable in a proceeding referred to in subsection (d) of Section 14-2-851 of the GBCC, but if the director was adjudged so liable, the indemnification shall be limited to reasonable expenses incurred by the director in connection with the proceeding.

Section 14-2-852 of the GBCC provides that a corporation shall indemnify a director who was wholly successful in the defense of any proceeding to which the director was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.
Subsection (a) of Section 14-2-857 of the GBCC provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation:

•

to the same extent as a director; and

•

in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.
In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and a written undertaking by the director or on the director's behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.
Pursuant to the TIER Articles and the TIER Bylaws, and to the fullest extent permitted by Maryland law in effect from time to time, TIER indemnifies and pays or reimburses reasonable expenses in advance of final disposition of a proceeding, without requiring a preliminary determination of the ultimate entitlement to indemnification, to:

•

any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

Rights of Cousins Stockholders	Rights of TIER Stockholders

•

if he or she is not a director, to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors, or contract except for liability arising out of conduct that constitutes:

•

appropriation, in violation of his or her duties, of any business opportunity of the corporation;

•

acts of omission which involve intentional misconduct or a knowing violation of the law;

•

the types of liability set forth in Section 14-2-832 of the GBCC; or

•

receipt of an improper personal benefit.

Subsection (c) of Section 14-2-857 of the GBCC provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 of the GBCC and may apply to a court under Section 14-2-854 of the GBCC for indemnification or advances for expenses, in each case to the same extent to which a director may be entitled to indemnification or advances for expenses under those provisions.

•

any individual who, while a director or officer of TIER, and at the request of TIER, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

The TIER Articles and TIER Bylaws also permit TIER to indemnify and advance expenses to (1) any person who served as a predecessor of TIER in any of the capacities described above and (2) any employee or agent of TIER or a predecessor of TIER.

	Rights of Cousins Stockholders	Rights of TIER Stockholders
The Cousins Bylaws require the indemnification by Cousins of its directors, except (a) for any appropriation, in violation of his or her duties, of any business opportunity of Cousins; (b) for acts or omissions which involve intentional misconduct or a knowing violation of law; (c) for the types of liability for unlawful distributions and dividends as set forth in Section 14-2-832 of the GBCC; or (d) for any transaction from which the director derives an improper personal benefit. The Cousins Bylaws require the indemnification by Cousins of its officers to the maximum extent permitted by the GBCC. Cousins directors are entitled to receive advancements for expenses incurred in defending any such action upon receipt of the written affirmation of such director's good faith belief that such director has met the standards of conduct in the Cousins Bylaws.

Cousins has purchased directors' and officers' liability insurance for the benefit of its directors and officers.
Cousins has entered into indemnification agreements with certain of its directors and each of its executive officers. The indemnification agreements require, among other matters, that Cousins indemnify its executive officers to the maximum extent permitted by law.
Stockholder Rights Plan	Neither Cousins nor TIER has a stockholder rights plan in effect.

Rights of Cousins Stockholders	Rights of TIER Stockholders
Dissenters' Rights	Section 14-2-1302 of the GBCC provides that stockholders who comply with certain procedural requirements of the GBCC are entitled to dissent from and obtain payment of the fair value of their shares in the event of mergers, share exchanges, sales or exchanges of all or substantially all of the corporation's assets, amendments to the articles of incorporation that materially adversely affect certain rights in respect of a dissenter's shares and certain other actions taken pursuant to a stockholder vote to the extent provided for under the GBCC, the articles of incorporation, bylaws or a resolution of the board of directors. However, unless the corporation's articles of incorporation provide otherwise, appraisal rights are not available:

•

to holders of shares of any class of shares not entitled to vote on the transaction;

•

in a sale of all or substantially all of the property of the corporation pursuant to a court order;

•

in a sale of all or substantially all of the property of the corporation for cash, where all or substantially all of the net proceeds of such sale will be distributed to the stockholders within one year; or

The MGCL provides that a stockholder of a corporation is generally entitled to receive payment of the fair value of its stock if the stockholder dissents from transactions including a proposed merger, share exchange or a sale of substantially all of the assets of the corporation.
However, dissenters' rights generally are not available to holders of shares, such as shares of TIER common stock, that are registered on a national securities exchange or quoted on a national market security system.

Rights of Cousins Stockholders	Rights of TIER Stockholders

•

to holders of shares which at the record date were either listed on a national securities exchange or held of record by more than 2,000 stockholders, unless: (1) in the case of a plan of merger or share exchange, the holders of the shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except (A) shares of the surviving corporation or a publicly-held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 stockholders, except for scrip or cash payments in lieu of fractional shares or (B) shares of the surviving corporation a publicly-held corporation which at the effective date of the merger share exchange are either listed on a national securities exchange or held of record by more than 2,000 stockholders that are different, in type of exchange ratio per share, from the shares to be provided to any other holder of shares of the same class or series in exchange for such shares; or (2) the articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

Neither the Cousins Articles nor the Cousins Bylaws provide for rights of appraisal or dissenters' rights.

	Rights of Cousins Stockholders	Rights of TIER Stockholders
REIT Qualification	The Cousins Articles do not provide any express enabling language should Cousins choose to no longer qualify as a REIT.	The TIER Articles provide that the TIER board of directors may revoke or otherwise terminate TIER's REIT election, without approval of the TIER stockholders, if the board of directors determines that it is no longer in TIER's best interests to continue to qualify as a REIT.

LEGAL MATTERS

        The validity of the shares of Cousins common stock offered by this joint proxy statement/prospectus will be passed on by Wachtell, Lipton, Rosen & Katz. Certain U.S. federal income tax consequences relating to the Merger will also be passed upon for Cousins by Wachtell, Lipton, Rosen & Katz and for TIER by Goodwin Procter LLP.

EXPERTS

        The consolidated financial statements, incorporated in this joint proxy statement/prospectus by reference from Cousins' Annual Report on Form 10-K for the year ended December 31, 2018, and the effectiveness of Cousins' internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference herein. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements, incorporated in this joint proxy statement/prospectus by reference from TIER's Annual Report on Form 10-K for the year ended December 31, 2018, and the effectiveness of TIER's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference herein. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

FUTURE STOCKHOLDER PROPOSALS

Cousins

        Cousins held its 2018 annual meeting of stockholders on April 24, 2018. The Cousins 2019 annual meeting of stockholders will be held on April 23, 2019. The deadline has passed for stockholders to present proposals or nominate directors at the Cousins 2019 annual meeting of stockholders. Cousins stockholders who wish to have proposals considered for inclusion in the Proxy Statement and form of proxy for the Cousins 2020 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act must cause their proposals to be received in writing by Cousins' corporate secretary at Cousins Properties Incorporated, 3344 Peachtree Street NE, Suite 1800, Atlanta, Georgia 30326, no later than November 14, 2019. Any proposal should be addressed to Cousins' corporate secretary and may be included in next year's proxy materials only if such proposal complies with the Cousins Bylaws and the rules and regulations promulgated by the SEC. Nothing in this section will be deemed to require Cousins to include in its proxy statement or its proxy relating to any annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC.

        In addition, the Cousins Bylaws require that Cousins be given advance written notice of nominations for election to the Cousins board of directors and other matters that stockholders wish to present for action at an annual meeting of Cousins stockholders (other than matters included in Cousins' proxy materials in accordance with Rule 14a-8(e) under the Exchange Act). The Cousins corporate secretary must receive such notice at the address set forth above not later than January 23, 2020, and no earlier than December 23, 2019, for matters to be presented at the Cousins 2020 annual meeting of stockholders. However, in the event that the date of the 2020 annual meeting of Cousins stockholders is held before March 23, 2020, or after May 23, 2020, for notice by the stockholder to be timely it must be received by the later of (a) the tenth day following the day on which public announcement of such meeting was first made by Cousins and (b) ninety days prior to the date of the Cousins 2020 annual meeting of stockholders.

TIER

        TIER will not hold an annual meeting of stockholders in 2019 if the Merger is completed because TIER will have been merged out of existence. However, if the Merger Agreement is terminated for any reason, TIER expects to hold an annual meeting of stockholders in 2019. A date has not been set for TIER's 2019 annual meeting. If the Merger is not completed, TIER stockholders who wish to have proposals considered for inclusion in the proxy statement and form of proxy for TIER's 2019 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act must submit their proposals in writing to: Corporate Secretary, TIER REIT, Inc., 5950 Sherry Lane, Suite 700, Dallas, Texas 75225, a reasonable time before TIER begins to print and send its proxy materials. Any proposal should be addressed to TIER's corporate secretary and may be included in TIER's proxy materials only if such proposal complies with the TIER Bylaws and the rules and regulations promulgated by the SEC. Nothing in this section will be deemed to require TIER to include in its proxy statement or its proxy relating to any annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC.

        In addition, the TIER Bylaws require that TIER be given advance written notice of nominations for election to the TIER board of directors and other matters that stockholders wish to present for action at an annual meeting of TIER stockholders (other than matters included in TIER's proxy materials in accordance with Rule 14a-8(e) under the Exchange Act). TIER's corporate secretary must receive such notice at the address set forth above not earlier than the 120th day prior to the date of mailing of the notice for such annual meeting and not later than the close of business on the later of the 90th day prior to the date of mailing of the notice for such annual meeting or the 10th day following the day on which disclosure of the date of mailing of the notice for such meeting is first made by TIER.

OTHER MATTERS

        As of the date of this joint proxy statement/prospectus, neither the Cousins board of directors nor the TIER board of directors knows of any matters that will be presented for consideration at either the Cousins special meeting or the TIER special meeting other than as described in this joint proxy statement/prospectus. In accordance with the Cousins Bylaws, the TIER Bylaws, Georgia law and Maryland law, business transacted at the Cousins special meeting and the TIER special meeting will be limited to those matters set forth in the respective accompanying notices of the special meetings. Nonetheless, if any other matter is properly presented at the Cousins special meeting or the TIER special meeting, or any adjournments or postponements of the special meetings, and are voted upon, including matters incident to the conduct of the meeting, the enclosed proxy card will confer discretionary authority on the individuals named therein as proxies to vote the shares represented thereby as to any such other matters. It is intended that the persons named in the enclosed proxy card and acting thereunder will vote in accordance with their discretion on any such matter.

WHERE YOU CAN FIND MORE INFORMATION

        Cousins and TIER file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers, including Cousins and TIER, who file electronically with the SEC. The address of that site is www.sec.gov.

        Investors may also consult the website of Cousins or TIER for more information concerning the Merger. The website of Cousins is www.cousins.com. The website of TIER is www.tierreit.com.

Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.

        Cousins has filed with the SEC a registration statement of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of Cousins common stock to be issued to TIER stockholders in connection with the Merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Cousins common stock. The rules and regulations of the SEC allow Cousins and TIER to omit certain information included in the registration statement from this joint proxy statement/prospectus.

        In addition, the SEC allows Cousins and TIER to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this joint proxy statement/prospectus.

        This joint proxy statement/prospectus incorporates by reference the documents listed below that Cousins has previously filed with the SEC (File No. 001-11312); provided, however, that we are not incorporating by reference, in each case, any documents, portions of documents or information deemed to have been furnished and not filed in accordance with SEC rules. The following documents may contain important information about Cousins, its financial condition or other matters:

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  Annual Report on Form 10-K for the year ended December 31, 2018, filed on February 6, 2019;

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  Proxy Statement on Schedule 14A for the year ended December 31, 2018, filed on March 14, 2019;

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  Current Reports on Form 8-K filed on March 25, 2019 (other than documents or portions of those documents deemed to be furnished but not filed); and

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  the description of Cousins common stock contained in Cousins' registration statement on Form 8-A, filed under Section 12 of the Exchange Act on August 4, 1992, including any subsequently filed amendments and reports updating such description.

        In addition, Cousins incorporates by reference into this joint proxy statement/prospectus any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the Cousins special meeting. Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

        You can obtain any of the documents listed above from the SEC, through the website of the SEC at the address described above or from Cousins by requesting them in writing or by telephone at the following address:

Cousins Properties Incorporated
3344 Peachtree Street NE, Suite 1800
Atlanta, Georgia 30326
Attention: Investor Relations
Telephone: (404) 407-1000

        These documents are available from Cousins without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part.

        This joint proxy statement/prospectus also incorporates by reference the documents listed below that TIER has previously filed with the SEC (File No. 001-37512); provided, however, that we are not incorporating by reference, in each case, any documents, portion of documents or information deemed to have been furnished and not filed in accordance with SEC rules. The following documents contain important information about TIER, its financial condition or other matters:

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  Annual Report on Form 10-K for the year ended December 31, 2018, filed on February 11, 2019;

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  Proxy Statement on Schedule 14A for the year ended December 31, 2017, filed on April 4, 2018;

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  Current Reports on Form 8-K filed March 25, 2019 (other than documents or portions of those documents deemed to be furnished but not filed); and

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  the description of TIER's common stock contained in TIER's registration statement on Form 8-A, filed under Section 12 of the Exchange Act on July 22, 2015, including any subsequently filed amendments and reports updating such description.

        In addition, TIER incorporates by reference into this joint proxy statement/prospectus any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the TIER special meeting. Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

        You can obtain any of these documents from the SEC, through the website of the SEC at the address described above, or TIER will provide you with copies of these documents, without charge, upon written or oral request to:

TIER REIT, Inc.
5950 Sherry Lane, Suite 700
Dallas, Texas 75225
(972) 483-2400
Attention: Investor Relations
Telephone: (407) 650-0593

        If you are a stockholder of Cousins or a stockholder of TIER and would like to request documents, please do so by June 5, 2019 to receive them before the Cousins special meeting and the TIER special meeting. If you request any documents from Cousins or TIER, Cousins or TIER will mail them to you by first class mail, or by another equally prompt means, within one business day after Cousins or TIER receives your request.

        This document is a prospectus of Cousins and is a joint proxy statement of Cousins and TIER for the Cousins special meeting and the TIER special meeting. Neither Cousins nor TIER has authorized anyone to give any information or make any representation about the Merger or Cousins or TIER that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that Cousins or TIER has incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this joint proxy statement/prospectus reads only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

ANNEX A: AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER

by and among

COUSINS PROPERTIES INCORPORATED,

MURPHY SUBSIDIARY HOLDINGS CORPORATION

and

TIER REIT, INC.

Dated as of March 25, 2019

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER, dated as of March 25, 2019 (this "Agreement"), is by and among Cousins Properties Incorporated, a Georgia corporation ("Parent"), Murphy Subsidiary Holdings Corporation, a Maryland corporation and wholly owned subsidiary of Parent ("Merger Sub"), and TIER REIT, Inc., a Maryland corporation (the "Company"). Parent, Merger Sub and the Company are each sometimes referred to herein as a "Party" and collectively as the "Parties".

        WHEREAS, the Parties wish to effect a business combination through the merger of the Company with and into Merger Sub, with Merger Sub being the surviving corporation of the Merger, and in which each outstanding share of Company Common Stock, other than Excluded Shares, shall be converted into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio (the "Merger Consideration"), as more fully described in this Agreement and on the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, each of the respective boards of directors of Parent, Merger Sub and the Company has unanimously approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger, and declared them to be advisable and in the best interests of Parent, Merger Sub and the Company, respectively, and their respective stockholders, on the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, Parent, in its capacity as the sole stockholder of Merger Sub, has taken all actions required for the execution of this Agreement by Merger Sub and to approve the consummation by Merger Sub of the Merger;

        WHEREAS, promptly following the Effective Time, Parent intends to cause the contribution, conveyance or transfer of the Company Operating Partnership (or its assets and liabilities) to the Parent Operating Partnership, in a form to be determined by Parent, in exchange for the issuance of additional interests in the Parent Operating Partnership, or such other similar transaction as determined by Parent;

        WHEREAS, for U.S. federal income tax purposes, (a) it is intended that the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and (b) this Agreement is intended to be and hereby is adopted as a "plan of reorganization" within the meaning of Sections 354, 361 and 368 of the Code.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I
MERGER

        Section 1.1    Merger.

          (a)    Merger.    Upon the terms and subject to satisfaction or permitted waiver of the conditions set forth in this Agreement, and in accordance with the Maryland General Corporation Law (the "MGCL"), at the Effective Time, the Company shall be merged with and into Merger Sub (the "Merger"). As a result of the Merger, the separate existence of the Company shall cease, and Merger Sub shall continue as the surviving corporation of the Merger (the "Surviving Corporation") and a wholly owned subsidiary of Parent. The Merger will have the effects provided in this Agreement and as specified in the MGCL.

          (b)    Effective Time.    The Parties shall cause the Merger to be consummated by filing as soon as practicable on the Closing Date articles of merger for the Merger (the "Articles of Merger") with the State Department of Assessment and Taxation of the State of Maryland (the "SDAT"), in such form as required by, and executed in accordance with the relevant provisions of, the MGCL. The Merger shall become effective at the time when the Articles of Merger have been accepted for record by the SDAT, with such date and time specified in the Articles of Merger, or on such other date and time as shall be agreed by the Parties and specified in the Articles of Merger (the date and time the Merger becomes effective, the "Effective Time").

        Section 1.2    Closing.     The closing of the Merger (the "Closing") will take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, at 8:30 a.m., New York time, on the second Business Day after the satisfaction or permitted waiver of the last of the conditions set forth in Article VI (other than the conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or permitted waiver of those conditions at the Closing), unless another date, time or place is agreed to in writing by the Parties (the date on which the Closing occurs, the "Closing Date").

        Section 1.3    Articles and Bylaws of the Surviving Corporation.     The articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation. The bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation.

        Section 1.4    Directors and Officers of the Surviving Corporation.     From and after the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation.

        Section 1.5    Tax Consequences.     It is intended that, for U.S. federal income tax purposes, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be, and is hereby adopted as, a "plan of reorganization" for purposes of Sections 354, 361 and 368 of the Code.

ARTICLE II
TREATMENT OF SECURITIES

        Section 2.1    Treatment of Securities.

          (a)    Treatment of Company Common Stock.    At the Effective Time, as a result of the Merger and without any action on the part of the Parties or any holder of any shares of capital stock of Parent, Merger Sub or the Company, each share of common stock, par value $0.0001, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time, other than shares of Company Common Stock owned directly by the Company, Parent or Merger Sub (such excluded shares, the "Excluded Shares" and all other outstanding shares, the "Eligible Shares"), shall be automatically converted into the right to receive the Merger Consideration (and cash in lieu of fractional shares, if any, pursuant to Section 2.2(e)).

          (b)    Effect of Conversion on Company Common Stock.    In addition to the effects described in Section 2.1(a) above, as a result of the Merger and without any action on the part of the Parties or any holder of any shares of capital stock of Parent, Merger Sub or the Company, as of the Effective Time, all of the Eligible Shares shall no longer be outstanding and shall be automatically cancelled and retired and shall cease to exist, and each evidence of shares in book-entry form previously evidencing any of the Eligible Shares immediately prior to the Effective Time (the "Company Book-Entry Shares") and each certificate previously representing any Eligible Shares immediately prior to the Effective Time (the "Company Certificates") shall thereafter represent only the right to receive the Merger Consideration and the right, if any, to receive pursuant to Section 2.2(e) cash in lieu of fractional shares into which such Eligible Shares have been converted pursuant to Section 2.1(a) and any dividends or other distributions pursuant to Section 2.2(c) or Section 5.10(c) .

          (c)    Cancellation of Excluded Shares.    At the Effective Time, as a result of the Merger and without any action on the part of the Parties or any holder of any shares of capital stock of Parent or the Company, each Excluded Share issued and outstanding immediately prior to the Effective Time shall cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist.

          (d)    Treatment of Merger Sub Capital Stock.    At the Effective Time, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding as a share of capital stock of the Surviving Corporation and shall not be affected by the Merger.

          (e)    Parent Capital Stock.    For the avoidance of doubt, at the Effective Time, each share of capital stock of Parent issued and outstanding immediately prior to the Effective Time shall remain outstanding as a share of capital stock of Parent and shall not be affected by the Merger.

        Section 2.2    Exchange of Certificates.

          (a)    Exchange Agent.    At or prior to the Effective Time, Parent shall deposit or shall cause to be deposited with a nationally recognized financial institution or trust company selected by Parent and reasonably acceptable to the Company to serve as the exchange agent (the "Exchange Agent"), for the benefit of the holders of Eligible Shares, (i) an aggregate number of shares of Parent Common Stock to be issued in uncertificated or book-entry form comprising the number of shares of Parent Common Stock required to be issued pursuant to Section 2.1(a), and (ii) an aggregate amount of cash comprising approximately the amount required to be delivered pursuant to Section 2.2(e). In addition, Parent shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions, if any, to which the holders of Eligible Shares may be entitled pursuant to Section 2.2(c) with both a record and payment date after the Effective Time and prior to the surrender of such Eligible Shares or pursuant to Section 5.10(c). Such shares of Parent Common Stock, cash in lieu of any fractional shares payable pursuant to Section 2.2(e) and the amount of any dividends or other distributions deposited with the Exchange Agent pursuant to this Section 2.2(a) are referred to collectively in this Agreement as the "Exchange Fund." The Exchange Fund shall not be used for any purpose other than for the purpose provided for in this Agreement.

          (b)    Exchange Procedures.

              (i)  Promptly after the Effective Time (and in any event within five Business Days thereafter), Parent and the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of Eligible Shares notice advising such holders of the effectiveness of the Merger, including (A) appropriate transmittal materials specifying that delivery shall be effected, and risk of loss and title to the Company Certificates or the Company Book-Entry Shares shall pass, only upon delivery of the Company Certificates (or affidavits of loss in lieu of the Company Certificates, as provided in Section 2.6) or transfer of the Company Book-Entry Shares to the Exchange Agent (including customary provisions with respect to delivery of an "agent's message" with respect to the Company Book-Entry Shares) (the "Letter of Transmittal"), and (B) instructions for surrendering the Company Certificates (or affidavits of loss in lieu of the Company Certificates, as provided in Section 2.6) or transferring the Company Book-Entry Shares to the Exchange Agent in exchange for the Merger Consideration, cash in lieu of fractional shares, if any, and any dividends or distributions, in each case, to which such holders are entitled pursuant to the terms of this Agreement. With respect to holders of the Company Book-Entry Shares, the Parties shall cooperate to establish procedures with the Exchange Agent to allow the Exchange Agent to promptly transmit, following the Effective Time, to such holders or their nominees, upon surrender of Eligible Shares, the Merger Consideration, cash in lieu of fractional shares, if any, and any dividends or distributions, in each case, to which such holders are entitled pursuant to the terms of this Agreement.

             (ii)  Upon surrender to the Exchange Agent of Eligible Shares that are represented by the Company Certificates, by physical surrender of such Company Certificate (or affidavit of loss in lieu of a Company Certificate, as provided in Section 2.6) or that are Company Book-Entry Shares, by book-receipt of an "agent's message" by the Exchange Agent in connection with the transfer of Company Book-Entry Shares, in accordance with the terms of the Letter of Transmittal and accompanying instructions or, with respect to Company Book-Entry Shares, in accordance with customary procedures and such other procedures as agreed by Parent and the Exchange Agent, the holder of such Company Certificate or Company Book-Entry Share shall be entitled to receive in exchange therefor (A) that number of whole shares of Parent Common Stock that such holder is entitled to receive pursuant to Section 2.1(a) and (B) an amount (if any) in immediately available funds (or, if no wire transfer instructions are provided, a check, and in each case, after giving effect to any required Tax withholdings as provided in Section 2.2(h)) of (1) any cash in lieu of fractional shares payable pursuant to Section 2.2(e) plus (2) any unpaid non-stock dividends and any other dividends or other distributions that such holder has the right to receive pursuant to Section 2.2(c) or Section 5.10(c).

            (iii)  No interest will be paid or accrued on any amount payable upon due surrender of Eligible Shares, and any Company Certificate or ledger entry relating to Company Book-Entry Shares formerly representing shares of Company Common Stock that have been so surrendered shall be cancelled by the Exchange Agent.

            (iv)  In the event of a transfer of ownership of certificated Eligible Shares that is not registered in the transfer records of the Company, the proper number of shares of Parent Common Stock, together with an amount (if any) in immediately available funds (or, if no wire transfer instructions are provided, a check, and in each case, after giving effect to any required Tax withholdings as provided in Section 2.2(h)) of cash to be paid upon due surrender of the Company Certificate and any dividends or distributions in respect thereof, may be issued or paid to such a transferee if the Company Certificate formerly representing such Eligible Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or similar Taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to the Exchange Agent and Parent. Payment of the Merger Consideration with respect to Company Book-Entry Shares shall only be made to the Person in whose name such Company Book-Entry Shares are registered in the stock transfer books of the Company. Until surrendered as contemplated by this Section 2.2(b), each Company Certificate and Company Book-Entry Share shall be deemed at any time at or after the Effective Time to represent only the right to receive the Merger Consideration in accordance with this Article II, including any amount payable in lieu of fractional shares in accordance with Section 2.2(e), and any dividends or other distributions in accordance with Section 2.2(c) or Section 5.10(c), in each case without interest.

          (c)    Distributions with Respect to Unexchanged Shares.    All shares of Parent Common Stock to be issued in connection with the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of Parent Common Stock, the record date for which is after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this

  Agreement. No dividends or other distributions in respect of Parent Common Stock shall be paid to any holder of any unsurrendered Eligible Share until the Company Certificate (or affidavit of loss in lieu of the Company Certificate as provided in Section 2.6) or the Company Book-Entry Share is surrendered for exchange in accordance with this Article II. Subject to applicable Laws, following such surrender, there shall be issued or paid to the holder of record of the whole shares of Parent Common Stock issued in exchange for Eligible Shares in accordance with this Article II, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

          (d)    Transfers.    From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Company Certificates or Company Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Company Certificates or Company Book-Entry Shares are presented to the Parent for any reason, they shall be cancelled and exchanged as provided in this Agreement.

          (e)    No Fractional Shares.    Notwithstanding any other provision of this Agreement to the contrary, no fractional shares of Parent Common Stock shall be issued upon the conversion of Eligible Shares pursuant to this Agreement. Any holder of Eligible Shares otherwise entitled to receive a fractional share of Parent Common Stock but for this Section 2.2(e) shall be entitled to receive, upon surrender of the applicable Eligible Shares, a cash payment, without interest, in lieu of any fractional share, equal to the product obtained by multiplying (i) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) would otherwise be entitled by (ii) the closing price on the New York Stock Exchange (the "NYSE"), as reported on the consolidated tape at the close of the NYSE regular session of trading, for a share of Parent Common Stock on the last trading day immediately preceding the Closing Date (appropriately adjusted for the consummation of the Parent Reverse Stock Split or otherwise as contemplated by Section 2.5, if applicable). No holder of Eligible Shares shall be entitled by virtue of the right to receive cash in lieu of fractional shares of Parent Common Stock described in this Section 2.2(e) to any dividends, voting rights or any other rights in respect of any fractional share of Parent Common Stock. The payment of cash in lieu of fractional shares of Parent Common Stock is not a separately bargained-for consideration and solely represents a mechanical rounding-off of the fractions in the exchange.

          (f)    Termination of Exchange Fund.    Any portion of the Exchange Fund that remains undistributed to holders of Eligible Shares for nine months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any former stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent and the Surviving Corporation for delivery of any shares of Parent Common Stock and any payment of cash and any dividends and other distributions in respect thereof payable or issuable pursuant to Section 2.1(a), Section 2.2(c), Section 2.2(e) and Section 5.10(c), in each case, without any interest thereon.

          (g)    No Liability.    Notwithstanding anything in this Agreement to the contrary, none of Parent, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any portion of the Exchange Fund that remains undistributed to the holders of Eligible Shares immediately prior to the time at which the Exchange Fund would otherwise escheat to, or become property of, any Governmental Entity, shall, to the extent permitted by Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

          (h)    Withholding.    Each of Parent, the Company, Merger Sub, the Exchange Agent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable Tax Law. To the extent that amounts are so deducted or withheld by Parent, the Company, Merger Sub, the Exchange Agent or the Surviving Corporation and paid over to the applicable Governmental Entity in accordance with applicable Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

        Section 2.3    Further Assurances.     If, at any time before or after the Effective Time, Parent or the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company, or (b) otherwise to carry out the purposes of this Agreement, each of Parent, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of any Party, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of any such Person, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company and otherwise to carry out the purposes of this Agreement.

        Section 2.4    Treatment of Company Equity Awards.

          (a)    Company Restricted Stock Awards.    As of immediately prior to the Effective Time, as required under the applicable Company Benefit Plan, by virtue of the Merger and without any action on the part of the Parties or any holders thereof, each award of restricted shares of Company Common Stock granted under the Company Equity Plan (each, a "Company Restricted Stock Award") that is outstanding as of immediately prior to the Effective Time shall become fully vested, and otherwise be treated in the same manner as any other share of Company Common Stock under Section 2.1 of this Agreement.

          (b)    Company RSU Awards.    As of immediately prior to the Effective Time, in accordance with the terms of the applicable Company Benefit Plan, by virtue of the Merger and without any action on the part of the Parties or any holders thereof, each award of restricted stock units corresponding to shares of Company Common Stock granted under the Company Equity Plan or otherwise that vests based on either continued service requirements or the achievement of performance targets (each, a "Company RSU Award") that is outstanding as of immediately prior to the Effective Time shall become vested to the extent provided under the applicable Company Benefit Plan and, in the case of performance-based Company RSU Awards (which shall include, for the avoidance of doubt, any Dividend Shares in respect of such Company RSU Award), performance shall be determined to be achieved as set forth under the applicable Company Benefit Plan, and any portion of such Company RSU Awards that does not become vested as so provided shall be immediately forfeited. Upon such vesting event, each such Company RSU Award shall be settled in shares of Company Common Stock that shall be treated in the same manner as any other share of Company Common Stock under Section 2.1 of this Agreement.

          (c)    Company Actions.    Prior to the Effective Time, the Company shall take such actions as are necessary to provide for the treatment of the Company Equity Awards as contemplated by this

  Section 2.4. For the avoidance of doubt, the Company shall take all actions necessary to satisfy all applicable Tax withholding obligations of each of the Company and the holders of any Company Equity Award in connection with the vesting and settlement of such awards as contemplated above.

        Section 2.5    Adjustments to Prevent Dilution.     If, at any time during the period between the date of this Agreement and the Effective Time, there is a change in the number of issued and outstanding shares of Company Common Stock or shares of Parent Common Stock, or securities convertible or exchangeable into shares of Company Common Stock or shares of Parent Common Stock, in each case, as a result of a reclassification, stock split (including a reverse stock split), stock dividend or stock distribution, recapitalization, merger, subdivision or other similar transaction, the Exchange Ratio shall be equitably adjusted to provide the holders of Eligible Shares and Parent with the same economic effect as contemplated by this Agreement prior to such event (provided that there shall not be more than one such adjustment for any single action, including if the Exchange Ratio has been adjusted pursuant to its definition).

        Section 2.6    Lost Certificates.     If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if requested by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 2.2(f), the Surviving Corporation) shall deliver, in exchange for such lost, stolen or destroyed Company Certificate, the shares of Parent Common Stock into which the shares of Company Common Stock represented by such Company Certificate were converted pursuant to Section 2.1(a), any cash in lieu of fractional shares and any dividends and distributions deliverable in respect thereof pursuant to this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

        Section 3.1    Representations and Warranties of the Company.     Except (x) as set forth in the applicable section or subsection of the disclosure letter delivered to Parent by the Company immediately prior to the execution of this Agreement (the "Company Disclosure Letter") (it being understood that any matter disclosed pursuant to any section or subsection of the Company Disclosure Letter shall be deemed to be disclosed for all purposes of this Article III as long as the relevance of such disclosure to the other Sections or sub-Sections of this Article III is reasonably apparent on the face of such disclosure); provided, that (x) nothing in the Company Disclosure Letter is intended to broaden the scope of any representation or warranty of the Company made herein and (y) no reference to or disclosure of any item or other matter in the Company Disclosure Letter shall be construed as an admission or indication that (1) such item or other matter is material or constitutes a Company Material Adverse Effect, (2) such item or other matter is required to be referred to or disclosed in the Company Disclosure Letter or (3) any breach or violation of applicable Laws or any contract, agreement, arrangement or understanding to which the Company or any Subsidiaries of the Company is a party exists or has actually occurred, or (y) as disclosed in the Company SEC Documents filed with the SEC since December 31, 2017 and publicly available prior to the date hereof (other than disclosures in any "risk factors" or "forward looking statements" sections of such reports or any other disclosures in such reports to the extent they are non-specific, predictive, forward-looking or primarily cautionary in nature), the Company hereby represents and warrants to Parent and Merger Sub as follows:

          (a)    Organization, Standing and Power.

              (i)  The Company is duly organized, validly existing and in good standing under the laws of the State of Maryland and has requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has requisite corporate, partnership or limited liability company (as the case may be) power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be so organized, validly existing or in good standing, or to have such power or authority, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the nature of its activities makes such qualification necessary, except for such failures to be so qualified as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has prior to the date of this Agreement made available to Parent true and complete copies of the articles of incorporation, certificates of formation, bylaws, limited liability company agreements, certificates of partnership, bylaws, partnership agreement or other organizational documents ("Organizational Documents"), as applicable, of the Company, its Significant Subsidiaries and Tier Operating Partnership LP, a Texas limited partnership (the "Company Operating Partnership"), in each case as in effect as of the date hereof. The Organizational Documents of the Company, its Significant Subsidiaries and the Company Operating Partnership are in full force and effect and the Company, its Significant Subsidiaries and the Company Operating Partnership are not in violation of any of their respective Organizational Documents.

             (ii)  Section 3.1(a)(ii) of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company, together with the jurisdiction of organization or incorporation, as the case may be, of each such Subsidiary and, to the extent any Subsidiary of the Company is not wholly owned, the ownership interests that the Company or its Subsidiaries hold in such entity. The Organizational Documents of the Company's Subsidiaries are in full force and effect, the Company's Significant Subsidiaries are not in violation of any of their respective Organizational Documents and, to the Company's knowledge, each joint venture of the Company (each, a "Company Joint Venture") is in compliance in all material respects with the terms of its Organizational Documents.

            (iii)  Section 3.1(a)(iii) of the Company Disclosure Letter sets forth a true and complete list of the ownership interests of the Company or any Subsidiaries of the Company in any joint venture, partnership, strategic alliance or similar arrangement with a third party (in each case to the extent not a Subsidiary of the Company).

            (iv)  Section 3.1(a)(iv) of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company that is a REIT, a "qualified REIT subsidiary" within in the meaning of Section 856(i)(2) of the Code (a "QRS") or a "taxable REIT subsidiary" within the meaning of Section 856(l) of the Code (a "TRS").

             (v)  All issued and outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company are wholly owned, directly or indirectly, by the Company free and clear of all Liens other than Permitted Liens.

          (b)    Capital Structure.

              (i)  As of the date hereof, the authorized capital stock of the Company consists of 382,499,000 shares of Company Common Stock, 1,000 shares of non-participating, non-voting, convertible stock, par value $0.0001 per share (the "Company Convertible Stock") and 17,500,000 shares of preferred stock, par value $0.0001 per share (the "Company Preferred Stock"). As of the close of business on March 22, 2019 (the "Company Capitalization Date"), (A) 55,520,525 shares of Company Common Stock were issued and outstanding (including 221,743 shares underlying Company Restricted Stock Awards), (B) no shares of Company Convertible Stock were issued and outstanding, (C) no shares of Company Preferred Stock were issued and outstanding, (D) no shares of Company Common Stock were issuable upon exchange of limited partnership units of the Company Operating Partnership, (E) 55,520,525 units of the Company Operating Partnership were issued and outstanding, all of which were owned by the Company or a wholly-owned Subsidiary of the Company, (F) 1,725,433 shares of Company Common Stock were reserved for issuance under the Company Equity Plan, (G) Company RSU Awards relating to 609,262 shares of Company Common Stock were outstanding (assuming, in the case of performance-based Company RSU Awards, (1) the achievement of maximum performance (assuming proration based on a Closing Date of June 30, 2019, in the case of Company RSU Awards granted in 2019) and (2) the inclusion of all 26,269 currently accrued Dividend Shares in respect of such Company RSU Awards (assuming achievement of maximum performance) and (H) no shares of capital stock of the Company or equity interests of the Company Operating Partnership were held by any Subsidiaries of the Company or the Company Operating Partnership, respectively. All the outstanding shares of Company Common Stock are, and all shares of Company Common Stock that may be issued prior to the Effective Time shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.

             (ii)  Section 3.1(b)(ii) of the Company Disclosure Letter sets forth a true and complete list, as of the Company Capitalization Date, of (A) each Company Equity Award, (B) the name of each Company Equity Award holder, (C) the number of shares of Company Common Stock underlying each Company Equity Award, (D) the date on which each Company Equity Award was granted, and (E) the vesting schedule applicable to each Company Equity Award.

            (iii)  Except as set forth in Section 3.1(b)(i) and Section 3.1(b)(ii), as of the date hereof, there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which the Company or any of its Subsidiaries is a party or otherwise bound obligating the Company or any of its Subsidiaries to: (1) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests (in each case other than to the Company or a wholly owned Subsidiary of the Company); (2) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (3) redeem or otherwise acquire any such shares of capital stock or other equity interests; or (4) except with respect to any existing Company Joint Ventures or existing development projects requiring capital calls to fund operations in the normal course of business, provide a material amount of funds to, or make a material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company that is not wholly owned by the Company or the Company Operating Partnership.

            (iv)  No bonds, debentures, notes or other Indebtedness having the right to vote (or which are convertible into or exercisable for securities having the right to vote) on any matters on which stockholders may vote ("Voting Debt") of the Company or any of its Subsidiaries are issued or outstanding.

             (v)  There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries, or restricting the transfer of, or providing registration rights with respect to, such capital stock or equity interest.

          (c)    Authority; No Violation.

              (i)  The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to the receipt of the Company Required Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company and all other necessary corporate action on the part of the Company, other than the receipt of the Company Required Vote and the filing of the Articles of Merger with the SDAT, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes, subject to the execution and delivery by Parent and Merger Sub, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors' rights generally and subject to general principles of equity (the "Bankruptcy and Equitable Exceptions").

             (ii)  The execution and delivery by the Company of this Agreement does not, and, except as described in Section 3.1(c)(ii) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement by the Company will not (A) conflict with or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under any Contract, permit, concession, franchise or right binding upon the Company or any Subsidiary of the Company or result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary of the Company, other than Permitted Liens, (B) conflict with or result in any violation of any provision of the Organizational Documents of the Company or any Subsidiary of the Company or (C) conflict with or result in any violation of any Laws applicable to the Company or any Subsidiary of the Company or any of their respective properties or assets, other than in the case of clauses (A), (B) (with respect to Subsidiaries of the Company other than the Company Operating Partnership) and (C), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or prevent or materially impede, hinder or delay consummation by the Company of the Merger.

            (iii)  Except for (A) the applicable requirements, if any, of state securities or "blue sky" laws ("Blue Sky Laws"), (B) required filings or approvals under the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Securities Act, (C) any filings or approvals required under the rules and regulations of the NYSE and (D) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT pursuant to the MGCL, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, local or foreign governmental or quasi-governmental authority or instrumentality, domestic or foreign, or industry self-regulatory organization (a "Governmental Entity") is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for such consents, approvals, orders, authorizations, registrations, declarations or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (d)    SEC Documents; Financial Statements; No Undisclosed Liabilities.

              (i)  The Company has timely filed or furnished to the SEC all reports, schedules, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act since December 31, 2016, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended (the "Sarbanes-Oxley Act") (such documents, as supplemented or amended since the time of filing, and together with all information incorporated by reference therein and schedules and exhibits thereto, the "Company SEC Documents"). As of their respective dates, the Company SEC Documents at the time filed (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such filing) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the knowledge of the Company, none of the Company SEC Documents is as of the date of this Agreement the subject of ongoing SEC review. As of the date hereof, the Company has not received any comments from the SEC with respect to any of the Company SEC Documents which remain unresolved, nor has it received any inquiry or information request from the SEC as of the date of this Agreement as to any matters affecting the Company that have not been adequately addressed. None of the Company's Subsidiaries is, or at any time since December 31, 2016 has been, required to file any forms, reports or other documents with the SEC.

             (ii)  The financial statements of the Company (including all related notes and schedules thereto) included in the Company SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed in the notes thereto, or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders' equity and cash flows of such companies as of the dates and for the periods shown.

            (iii)  The Company has established and maintains a system of internal control over financial reporting (as defined in Rules 13a—15(f) and 15d—15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. The Company (A) has designed and maintains disclosure controls and procedures (as defined in Rules 13a—15(e) and 15d—15(e) of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms and is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure, and (B) has disclosed, based on its most recent evaluation of internal control over financial reporting, to Parent, the Company's outside auditors and the audit committee of the Board of Directors of the Company (1) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting. Since December 31, 2016, any material change in internal control over financial reporting required to be disclosed in any Company SEC Document has been so disclosed.

            (iv)  Since December 31, 2016, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any Representative of the Company or any of its Subsidiaries has received any material complaint, allegation, assertion or claim in writing regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2016, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

             (v)  There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (A) liabilities for obligations reflected or reserved against in the Company's most recent balance sheet or disclosed in the notes thereto contained in the Company SEC Documents filed with the SEC prior to the date of this Agreement; (B) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of such balance sheet; (C) liabilities or obligations arising out of this Agreement or the transactions contemplated hereby; and (D) liabilities or obligations that have not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

            (vi)  Neither the Company nor any Subsidiary of the Company is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement, including any contract relating to any transaction or relationship between the Company or any Subsidiary of the Company, on the one hand, and any unconsolidated Affiliate of the Company or any Subsidiary of the Company, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any "off balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Subsidiary of the Company or any of their financial statements.

          (e)    Information Supplied.    None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement/Prospectus will, at the date of mailing to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement/Prospectus, as applicable.

          (f)    Compliance with Laws.    The Company and each of its Subsidiaries are in compliance with all Laws applicable to any of them or their respective operations, except to the extent that failure to comply has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice since January 1, 2016 from a Governmental Entity asserting a failure, or possible failure, to comply with any such Law, the subject of which written notice has not been resolved prior to the date of this Agreement as required thereby or otherwise to the satisfaction of the Governmental Entity sending such notice (in each case without any restriction imposed on the business or operations of the Company or any of its Subsidiaries, or any penalty or fee payable as of the date hereof by the Company or any of its Subsidiaries), except for such failures as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (g)    Legal Proceedings.    There is no suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of the Company, threatened, against or affecting the Company or any of its Subsidiaries or any of their respective properties or assets which have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no judgment, decree, injunction or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries or any of their respective properties or assets which have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, there is no pending material suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) that was initiated or commenced by the Company or any of its Subsidiaries against any other Person.

          (h)    Taxes.    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

              (i)  The Company and each of its Subsidiaries have (A) duly and timely filed (or caused to be timely filed on their behalf) with the appropriate taxing authority all Tax Returns required to be filed by them (taking into account any extensions of time within which to file), and such Tax Returns are true, correct and complete, (B) duly and timely paid in full (or caused to be timely paid in full on their behalf), or made adequate provision for in accordance with GAAP, all Taxes required to be paid by them (and adequate reserves or accruals for Taxes have been provided for in accordance with GAAP with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing or for which Taxes are being contested in good faith), and (C) complied with all applicable Laws relating to the payment, withholding and collection of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely collected and withheld and, in each case, have paid over to the appropriate governmental authorities any and all amounts required to be so collected or withheld and paid over on or prior to the due date thereof under all applicable Laws;

             (ii)  In the past five (5) years, neither the Company nor any of its Subsidiaries has received a written claim, or to the knowledge of the Company, an unwritten claim, by any authority in a jurisdiction where any of them does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction;

            (iii)  There are no disputes, audits, examinations, investigations or proceedings pending (or threatened in writing), or claims asserted, for and/or in respect of any Taxes or Tax Returns of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries is a party to any litigation or administrative proceeding relating to Taxes;

            (iv)  No deficiency for Taxes of the Company or any of its Subsidiaries has been claimed, proposed or assessed in writing or, to the Company's knowledge, threatened, by any governmental authority, which deficiency has not yet been settled;

             (v)  Neither the Company nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a taxing authority or has entered into any written agreement with a taxing authority with respect to any Taxes;

            (vi)  Neither the Company nor any of its Subsidiaries has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any Tax that remains in effect;

           (vii)  Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return that remains unfiled, other than customary extensions in respect of the 2018 taxable year;

          (viii)  Neither the Company nor any of its Subsidiaries has entered into any "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law);

            (ix)  Since January 1, 2013, (A) neither the Company nor any of its Subsidiaries have incurred any liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code or Section 337(d) of the Code or the Treasury Regulations thereunder; and (B) neither the Company nor any of its Subsidiaries have incurred any liability for any other Taxes other than (x) in the ordinary course of business consistent with past practice, or (y) transfer or similar Taxes arising in connection with acquisitions or dispositions of property. Since January 1, 2013, neither the Company nor any of its Subsidiaries (other than a TRS or any subsidiary of a TRS) has engaged at any time in any "prohibited transaction" within the meaning of Section 857(b)(6) of the Code. Since January 1, 2013, neither the Company nor any of its Subsidiaries has engaged in any transaction that would give rise to "redetermined rents, redetermined deductions and excess interest" described in Section 857(b)(7) of the Code;

             (x)  There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving the Company or any of its Subsidiaries, and after the Closing Date neither the Company nor any of its Subsidiaries shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, in each case, other than customary provisions of commercial or credit agreements entered into in the ordinary course of business and Tax Protection Agreements listed in Section 3.1(h)(xvii) of the Company Disclosure Letter;

            (xi)  Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or other affiliated, consolidated, combined or similar group for tax purposes (other than a group the common parent of which was the Company or a Subsidiary of the Company) or (B) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury

    Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), or as a transferee or successor;

           (xii)  The Company (A) for all taxable years commencing with its taxable year ended December 31, 2004, through and including its taxable year ended December 31 immediately prior to the Effective Time, has elected and has been subject to U.S. federal taxation as a REIT and has satisfied all requirements to qualify as a REIT, and has so qualified, for U.S. federal Tax purposes for all such taxable years, (B) at all times since such date, has operated in such a manner so as to qualify as a REIT for U.S. federal Tax purposes and will continue to operate (including with regard to the REIT distribution requirements in the taxable year that includes and/or ends on the Closing Date) through the Effective Time in such a manner so as to so qualify for the taxable year that will end with the consummation of the Merger and (C) has not taken or omitted to take any action that could reasonably be expected to result in the Company's failure to qualify as a REIT or a challenge by the IRS or any other taxing authority to its status as a REIT, and no such challenge is pending or, to the knowledge of the Company, threatened;

          (xiii)  Section 3.1(h)(xiii) of the Company Disclosure Letter sets forth each Subsidiary of the Company and its classification for U.S. federal income tax purposes. Each Subsidiary of the Company has been since the later of its acquisition or formation and continues to be treated for U.S. federal and state income Tax purposes as (A) a partnership or a disregarded entity and not as a corporation or an association or publicly traded partnership taxable as a corporation, (B) a QRS, (C) a TRS or (D) a REIT. Each entity that is listed in Section 3.1(a)(iii) of the Company Disclosure Letter (I) as a partnership, joint venture or limited liability company has, since the later of the date of its formation and the date on which the Company acquired an interest in such entity, been treated for U.S. federal income tax purposes as a partnership or disregarded entity, and not as a corporation or an association taxable as a corporation, and (II) as a corporation has, since the later of the date of its formation or the date on which the Company acquired an interest in such entity, been treated for U.S. federal income tax purposes as a REIT, a QRS or a TRS;

          (xiv)  Neither the Company nor any of its Subsidiaries holds, directly or indirectly, any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code (or otherwise result in any "built-in gains" Tax under Section 337(d) of the Code or the Treasury Regulations thereunder);

            (xv)  Neither the Company nor any of its Subsidiaries has participated in any "listed transaction" within the meaning of Treasury Regulations Section 1.6011-4(b)(2);

          (xvi)  Neither the Company nor any of its Subsidiaries (other than any Subsidiary that is a TRS) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code;

         (xvii)  Section 3.1(h)(xvii) of the Company Disclosure Letter sets forth all Tax Protection Agreements currently in force to which the Company or any of its Subsidiaries is a party, and there is no other Tax Protection Agreement to which the Company or any of its Subsidiaries is a party;

        (xviii)  There are no Tax Liens upon any property or assets of the Company or any of its Subsidiaries, except Permitted Liens;

          (xix)  The Company is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code; and

            (xx)  Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355(a) of the Code in the two years prior to the date of this Agreement.

          (i)    Material Contracts.    (i) Section 3.1(i) of the Company Disclosure Letter sets forth a true, complete and correct list of all Company Material Contracts as of the date of this Agreement and (ii) a true, complete and correct copy of each Company Material Contract, as of the date of this Agreement, has been made available by the Company to Parent prior to the date of this Agreement. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company Material Contracts is a valid and binding obligation of the Company or the Subsidiary of the Company that is a party thereto, and, to the knowledge of the Company, the other parties thereto, enforceable against the Company and its Subsidiaries and, to the knowledge of the Company, the other parties thereto in accordance with its terms (subject to the applicable Bankruptcy and Equitable Exceptions). None of the Company or any of its Subsidiaries is, and to the knowledge of the Company no other party is, in breach, default or violation (and no event has occurred or not occurred through the Company's or any Subsidiary of the Company's action or inaction or, to the knowledge of the Company, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of any Company Material Contract to which the Company or any Subsidiary of the Company is a party, or by which any of them or their respective properties or assets may be bound, except for such breaches, defaults or violations as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (j)    Benefit Plans.

              (i)  Section 3.1(j)(i) of the Company Disclosure Letter contains a true, complete and correct list of each material Benefit Plan sponsored, maintained or contributed by the Company or any of its Subsidiaries, or which the Company or any of its Subsidiaries is obligated to sponsor, maintain or contribute to, other than any plan or program maintained by a Governmental Entity to which the Company or its Subsidiaries is required to contribute to pursuant to applicable Law (the "Company Benefit Plans"). No Company Benefit Plan is established or maintained outside of the United States or for the benefit of current or former employees of the Company or any of its Subsidiaries residing outside of the United States.

             (ii)  The Company has delivered or made available to Parent prior to the date of this Agreement a true, correct and complete copy of each Company Benefit Plan currently in effect and, with respect thereto, if applicable, (A) all amendments, the current trust (or other funding vehicle) agreements, and the most recent summary plan descriptions, (B) the most recent annual report (Form 5500 series including, where applicable, all schedules and actuarial and accountants' reports) filed with the Department of Labor and the most recent actuarial report or other financial statement relating to such Company Benefit Plan, (C) the most recent determination letter from the IRS (if applicable) for such Company Benefit Plan and (D) any notice to or from the IRS or any office or representative of the Department of Labor relating to any unresolved compliance issues in respect of such Company Benefit Plan.

            (iii)  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) each Company Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including, but not limited to, ERISA and the Code and in each case the regulations thereunder, (B) each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter as to its qualifications from the IRS or is entitled to rely on an advisory or opinion letter as to its qualifications issued with respect to an IRS approved master and prototype or volume submitter plan, and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan, (C) neither the Company nor any of its Subsidiaries has engaged in a transaction that has resulted in, or would reasonably be expected to result in, the assessment of a civil penalty upon the Company or any of its Subsidiaries pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code that has not been satisfied in full, (D) there does not now exist, nor, to the knowledge of the Company, do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates, (E) all payments required to be made by or with respect to each Company Benefit Plan (including all contributions, insurance premiums or intercompany charges) with respect to all prior periods have been timely made or paid by the Company or its Subsidiaries in accordance with the provisions of each of the Company Benefit Plans and applicable Law or, to the extent not required to be made or paid on or before the date hereof, have been reflected on the books and records of the Company in accordance with GAAP and (F) there are no pending or, to the knowledge of the Company, threatened claims by or on behalf of any Company Benefit Plan, by any employee or beneficiary covered under any Company Benefit Plan or otherwise involving any Company Benefit Plan or any trusts related thereto (other than routine claims for benefits).

            (iv)  None of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates maintains, contributes to, or participates in, or has ever during the past six (6) years maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (A) a plan subject to Title IV or Section 302 of ERISA or Section 412 or Section 430 of the Code, (B) a "multiple employer welfare arrangement" (as defined in Section 3(40) of ERISA), a "multiple employer plan" (as defined in Section 413(c) of the Code) or a "multiemployer plan" (as defined in Section 3(37) of ERISA), or (C) any plan or arrangement which provides for post-employment or post-retirement medical or welfare benefits for retired or former employees or beneficiaries or dependents thereof, except pursuant to Section 4980B of the Code or other applicable Law.

             (v)  Except as set forth on Section 3.1(j)(v) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (A) result in any payment (including severance, unemployment compensation, "excess parachute payment" (within the meaning of Section 280G of the Code), forgiveness of Indebtedness or otherwise) becoming due to any current or former director, employee or other service provider of the Company or any of its Subsidiaries under any Company Benefit Plan or otherwise, (B) increase any benefits otherwise payable or trigger any other obligation under any Company Benefit Plan, (C) result in any acceleration of the time of payment, funding or vesting of any such benefits or (D) result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust.

            (vi)  No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code or otherwise.

          (k)    Employment and Labor Matters.

              (i)  (A) Neither the Company nor any of its Subsidiaries is a party to or bound by any material collective bargaining or similar agreement or work rules or practices with any labor union, works council, labor organization or employee association applicable to employees of the Company or any of its Subsidiaries, (B) there are no pending or, to the knowledge of the Company, threatened strikes or lockouts with respect to any employees of the Company or any of its Subsidiaries (the "Company Employees"), (C) there is no union organizing effort pending or threatened against the Company or any of its Subsidiaries, (D) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened with respect to the Company Employees, and (E) there is no slowdown or work stoppage in effect or, to the knowledge of the Company, threatened with respect to the Company Employees, nor has the Company or any of its Subsidiaries experienced any events described in clauses (B), (C), (D) or (E) within the past three years; except, with respect to clauses (B) and (D) hereof, as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

             (ii)  Notwithstanding anything to the contrary contained in this Agreement, and except for such matters as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with all applicable Laws relating to (A) employment and employment practices, (B) terms and conditions of employment and wages and hours, (C) unfair labor practices and (D) labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, classification of service providers as employees and/or independent contractors, safety and health, workers' compensation, immigration, pay equity and the collection and payment of withholding or social security.

          (l)    Absence of Certain Changes.

              (i)  From December 31, 2018 through the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course in all material respects.

             (ii)  Since December 31, 2018, no Effects have occurred, which have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or prevent or materially impede, hinder or delay consummation by the Company of the Merger.

          (m)    Board Approval.    The Board of Directors of the Company, by resolutions duly adopted by unanimous vote, has (i) declared the Merger to be advisable, (ii) subject to Section 5.4, resolved to recommend that the stockholders of the Company approve the Merger, and directed that the Merger be submitted for consideration by the Company stockholders at the Company Stockholders Meeting and (iii) taken all appropriate and necessary actions to render any and all limitations on mergers, business combinations and ownership of shares of Company Common Stock as set forth in the Company's Organizational Documents or in any state takeover statute to be inapplicable to the transactions contemplated by this Agreement, including the Merger.

          (n)    Vote Required.    The affirmative vote of the holders of shares entitled to cast a majority of all of the votes entitled to be cast on the Merger (the "Company Required Vote") is the only vote of the holders of any class or series of capital stock of the Company necessary to approve the Merger, and no other vote of the holders of any class or series of capital stock of the Company is necessary in order to approve this Agreement or the transactions contemplated hereby.

          (o)    Properties.

              (i)  Section 3.1(o)(i) of the Company Disclosure Letter sets forth in all material respects a true, correct and complete list of the address of each real property owned or leased by the Company or any of its Subsidiaries, name of the entity owning or leasing, whether such property is owned, leased, ground leased or subleased (all such real property interests, together with all right, title and interest of the Company and any of its Subsidiaries in and to (A) all buildings, structures and other improvements and fixtures located on or under such real property and (B) all easements, rights and other appurtenances to such real property, and subject to any easements, impairments, rights and other appurtenances affecting such real property, are individually referred to herein as a "Company Property" and collectively referred to herein as the "Company Properties"). Section 3.1(o)(i) of the Company Disclosure Letter sets forth in all material respects a true, correct and complete list of the address of each facility and real property which, as of the date of this Agreement, is under contract by the Company or a Subsidiary of the Company for purchase or which is required under a written agreement to be leased or subleased as tenant or subtenant by the Company or a Subsidiary of the Company after the date of this Agreement. Except as set forth on Section 3.1(o)(i) of the Company Disclosure Letter, there are no real properties that the Company or any of its Subsidiaries is obligated to buy, lease or sublease at some future date. None of the Company or any of its Subsidiaries owns or leases any real property which is not set forth on Section 3.1(o)(i) of the Company Disclosure Letter.

             (ii)  The Company or a Subsidiary of the Company owns good and valid fee simple title (with respect to jurisdictions that recognize such form of title or substantially similar title with respect to all other jurisdictions) or leasehold title (as applicable) to each of the Company Properties, in each case free and clear of Liens (except for Permitted Liens) except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

            (iii)  Since December 31, 2016, (A) neither the Company nor any of its Subsidiaries has received (1) written notice that any certificate, permit or license from any Governmental Entity having jurisdiction over any of the Company Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Company Properties is not in full force and effect as of the date of this Agreement, except for such failures to be in full force and effect that have not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or (2) written notice of any uncured violation of any Laws affecting any of the Company Properties which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (B) except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company nor any Subsidiary of the Company has received written notice to the effect that there are any condemnation proceedings pending or threatened in writing with respect to any material portion of any of the Company Properties.

            (iv)  No certificate, variance, permit or license from any Governmental Entity having jurisdiction over any of the Company Properties or any agreement, easement or other right that is necessary to permit the current use of the buildings and improvements on any of the Company Properties or that is necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Company Properties has failed to be obtained or is not in full force and effect, and neither the Company nor any of its Subsidiaries has received written notice of any outstanding threat of modification or cancellation of any such certificate, variance, permit or license, except for any of the foregoing as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

             (v)  True and complete copies of all leases (the "Company Leases") affecting the interest of the Company or any of its Subsidiaries in the Company Properties that are, individually, in excess of 50,000 square feet, in each case in effect as of the date of this Agreement (the "Material Company Leases"), have been made available by the Company to Parent. The lease abstracts summarizing the Material Company Leases that have been made available by the Company to Parent are accurate in all material respects. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) neither the Company nor any of its Subsidiaries is and, to the knowledge of the Company, no other party is in breach or violation of, or default under, any Material Company Lease, (B) no event has occurred which would result in a breach or violation of, or a default under, any Material Company Lease by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other party thereto in each case, with or without notice or lapse of time or both, and no tenant under a Material Company Lease is in monetary default under such Material Company Lease, and (C) each Material Company Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company or a Subsidiary of the Company and, to the knowledge of the Company, with respect to the other parties thereto, subject to the applicable Bankruptcy and Equitable Exceptions; provided that for the purposes of clauses (A) and (B) above, no tenant will be deemed to be in monetary breach, violation or default under such Material Company Lease if such monetary breach, violation or default has continued for a period of less than 60 days and is with respect to an amount less than $1,000,000.

            (vi)  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, no purchase option has been exercised under any Material Company Lease for which the purchase has not closed prior to the date of this Agreement.

           (vii)  Except as set forth in Contracts made available to Parent prior to the date of this Agreement, there are no written contracts for sale or ground lease, or letters of intent to sell or ground lease, any Company Property or any material portion thereof, which, in each case, is in favor of any party other than the Company or a Subsidiary of the Company and has been entered into prior to the date of this Agreement and not consummated or terminated prior to the date of this Agreement (a "Company Third Party").

          (viii)  Except pursuant to a lease affecting any Company Property, neither the Company nor any of its Subsidiaries is a party to any agreement pursuant to which the Company or any of its Subsidiaries manages, or manages the development of, any material real property for any Company Third Party.

            (ix)  The Company or its Subsidiaries, as applicable, are in possession of title insurance policies or valid marked-up title commitments evidencing title insurance with respect to each Company Property that is owned in fee or ground leased (each, a "Company Title Insurance Policy"). Since January 1, 2016, no written claim has been made against any Company Title Insurance Policy, which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

             (x)  The Company and its Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company's or any of its Subsidiaries' ownership of or leasehold interest in any such personal property is subject to any Liens, except for Permitted Liens and Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

            (xi)  Neither the Company nor any of its Subsidiaries has (A) received written notice of any structural defects relating to any Company Properties which have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or (B) received written notice of any physical damage to any Company Properties which has had or would reasonably be expected have, individually or in the aggregate, a Company Material Adverse Effect.

           (xii)  No certificate, variance, permit or license from any Governmental Entity having jurisdiction over any of the Company Properties that is necessary for any pending construction of any buildings (and any improvement thereon) on any of the Company Properties, including parking areas, driveways, roads and other means of egress and ingress to and from any of the Company Properties, has failed to be obtained or is not in full force and effect, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received written notice of any outstanding threat of modification or cancellation of any such certificate, variance, permit or license and, to the knowledge of the Company, no event has occurred or circumstances exist that has given rise to, or serves as a basis for the Company or its Subsidiaries not obtaining, any certificates, variances, permits or licenses reasonably necessary for the operation of such buildings once constructed, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (p)    Environmental Matters.    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

              (i)  (A) The Company, each of its Subsidiaries, each of the Company Properties and each material property of the Company Joint Ventures (the "Company Joint Venture Properties") is in compliance with all applicable Environmental Laws; (B) there is no litigation, investigation, request for information or other proceeding pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries or any Company Joint Venture under any applicable Environmental Laws; and (C) none of the Company, its Subsidiaries or the Company Joint Ventures has any received written notice of violation or potential liability, or any investigation, under any applicable Environmental Laws that remains unresolved, and no judicial or administrative order has been issued against the Company, any of its Subsidiaries or any Company Joint Venture that remains unresolved.

             (ii)  Neither the Company nor any of its Subsidiaries or, to the knowledge of the Company, the Company Joint Ventures have used, generated, stored, treated or handled any Hazardous Materials, including on the Company Properties and Company Joint Venture Properties, in a manner that would reasonably be expected to result in liability under any Environmental Law, and there are currently no underground storage tanks, active or abandoned, used for the storage of Hazardous Materials on, in or under any Company Properties or Joint Venture Properties in violation of applicable Environmental Laws. Neither the Company nor any of its Subsidiaries or, to the knowledge of the Company, the Company Joint Ventures has caused a release of Hazardous Materials, including on any Company Property or any Company Joint Venture Property, and, to the knowledge of the Company, no other Person has caused a release or threatened release of Hazardous Materials on any Company Property or Company Joint Venture Property (and no Company Properties or Company Joint Venture Properties are contaminated by any Hazardous Materials), in each case that would reasonably be expected to result in liability under any Environmental Laws.

            (iii)  To the knowledge of the Company, all Hazardous Material which has been removed from any Company Properties or Company Joint Venture Properties and any properties formerly owned, leased or operated by the Company or the Company Joint Ventures was handled, transported and disposed of at the time of removal in compliance with, and in a manner that would not give rise to liability under, applicable Environmental Laws.

            (iv)  Neither the Company nor any of its Subsidiaries or any Company Joint Ventures is subject to any material agreement with or is subject to any judgment, decree, injunction or order by a Governmental Entity with respect to any Hazardous Material cleanup or violation of Environmental Laws.

          (q)    Intellectual Property.    Except as set forth in Schedule 3.1(q) of the Company Disclosure Letter and as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries own or have a valid license or other right to use all trademarks, service marks, trade names, copyrights and other intellectual property rights (including any registrations or applications for registration of any of the foregoing) (collectively, the "Company Intellectual Property") necessary to carry on their business substantially as currently conducted, (ii) neither the Company nor any such Subsidiary has received any written notice of infringement of or conflict with, and to the knowledge of the Company, there are no infringements of or conflicts with, the rights of others with respect to the use of any Company Intellectual Property and (iii) to the knowledge of the Company, no Person is infringing on or conflicting with any rights of the Company Intellectual Property.

          (r)    Permits.    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the permits, licenses, approvals, variances, exemptions, orders, franchises, certifications and authorizations from Governmental Entities and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy (collectively, "Permits") held by the Company and its Subsidiaries are valid and sufficient in all respects for all business presently conducted by the Company and its Subsidiaries and for the operation of the Company Properties, (ii) all applications required to have been filed for the renewal of such Permits have been duly filed on a timely basis with the appropriate Governmental Entities, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Entities and (iii) neither the Company nor any of its Subsidiaries has received any written claim or notice indicating that the Company or any of its Subsidiaries is currently not in compliance with the terms of any such Permits, and to the knowledge of the Company no such noncompliance exists.

          (s)    Insurance.    The Company and its Subsidiaries have obtained and maintained in full force and effect insurance policies (the "Company Insurance Policies") providing for coverage in such amounts, on such terms and covering such risks as is reasonable and customary for their business. The Company or the applicable Subsidiary of the Company has paid, or caused to be paid, all premiums due under such policies and is not in default with respect to any obligations under such policies in any material respect. Neither the Company nor any of its Subsidiaries has reached or exceeded its policy limits for any such insurance policies. All such policies are valid, outstanding and enforceable and neither the Company nor any of its Subsidiaries has agreed to modify or cancel any of such insurance policies nor has the Company or any of its Subsidiaries received any written notice of any actual or threatened modification or cancellation of such insurance other than in the ordinary course of business consistent with past practice. Section 3.1(s) of the Company Disclosure Letter sets forth a list of all claims made prior to the date hereof by the Company or any Subsidiary of the Company pursuant to the Company Insurance Policies with a value that could exceed $50,000.

          (t)    Investment Company Act of 1940.    Neither the Company nor any Subsidiary of the Company is, or on the Closing Date will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

          (u)    Brokers or Finders.    Neither the Company nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated by this Agreement, except that the Company has employed J.P. Morgan Securities LLC as its financial advisor. No Affiliate of the Company (other than as provided in the immediately preceding sentence) has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated by this Agreement that would be the responsibility or liability of the Company or any of its Subsidiaries.

          (v)    Opinion of Company Financial Advisor.    The Company has received the opinion of its financial advisor, J.P. Morgan Securities LLC, to the effect that, as of the date of the opinion and subject to the assumptions and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of shares of Company Common Stock. A true and correct copy of such opinion will be provided to Parent by the Company solely for informational purposes within three Business Days after the date of this Agreement.

          (w)    Related Party Transactions.    There are no Contracts, and since December 31, 2016, there have not been any material arrangements or material transactions, between or among the Company or any of its Subsidiaries, on the one hand, and any Affiliates (other than Subsidiaries of the Company), directors or stockholders (including beneficial holders) of the Company, or any Affiliates of the foregoing, on the other hand.

          (x)    No Additional Representations.    Except for the representations and warranties contained in Section 3.2, the Company acknowledges that none of Parent, Merger Sub nor any Subsidiary or Representative of Parent or Merger Sub makes, and the Company acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided or made available to the Company in connection with the transactions contemplated by this Agreement, including any information, documents, projections, forecasts or other material made available to the Company or to the Company's Subsidiaries and Representatives in certain "data rooms" or management presentations in expectation of the transactions contemplated by this Agreement.

        Section 3.2    Representations and Warranties of Parent and Merger Sub.     Except (x) as set forth in the applicable section or subsection of the disclosure letter delivered to the Company by Parent and Merger Sub immediately prior to the execution of this Agreement (the "Parent Disclosure Letter") (it being understood that any matter disclosed pursuant to any section or subsection of the Parent Disclosure Letter shall be deemed to be disclosed for all purposes of this Article III as long as the relevance of such disclosure to the other Sections or sub-Sections of this Article III is reasonably apparent on the face of such disclosure); provided, that (x) nothing in the Parent Disclosure Letter is intended to broaden the scope of any representation or warranty of Parent made herein and (y) no reference to or disclosure of any item or other matter in the Parent Disclosure Letter shall be construed as an admission or indication that (1) such item or other matter is material or constitutes a Parent Material Adverse Effect, (2) such item or other matter is required to be referred to or disclosed in the Parent Disclosure Letter or (3) any breach or violation of applicable Laws or any contract, agreement, arrangement or understanding to which Parent or any Subsidiaries of Parent is a party exists or has actually occurred, or (y) as disclosed in the Parent SEC Documents filed with the SEC since December 31, 2017 and publicly available prior to the date hereof (other than disclosures in any "risk factors" or "forward looking statements" sections of such reports or any other disclosures in such reports to the extent they are non-specific, predictive, forward-looking or primarily cautionary in nature), Parent and Merger Sub hereby represent and warrant to the Company as follows:

          (a)    Organization, Standing and Power.    Parent is duly organized, validly existing and in good standing under the laws of the State of Georgia and has requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Maryland and has requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each other Subsidiary of Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has requisite corporate, partnership or limited liability company (as the case may be) power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be so organized, validly existing or in good standing, or to have such power or authority, has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and each of its Subsidiaries is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the nature of its activities makes such qualification necessary, except for such failures to be so qualified as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has previously made available to the Company true and complete copies of the Organizational Documents, as applicable, of Parent, Merger Sub and Cousins Properties LP, a Delaware limited partnership (the "Parent Operating Partnership"), in each case as in effect as of the date hereof. Parent's, Merger Sub's and the Parent Operating Partnership's Organizational Documents are in full force and effect, and Parent, the Merger Sub and the Parent Operating Partnership are not in violation of any of their respective Organizational Documents.

          (b)    Capital Structure.

              (i)  As of the date hereof, the authorized capital stock of Parent consists of 700,000,000 shares of Parent Common Stock and 20,000,000 shares of preferred stock, par value $1.00 per share, including 7,335,000 shares of Parent Preferred Stock. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $1.00 per share, and 100 shares of preferred stock, par value $0.001 per share. From the date hereof until immediately prior to the Merger, all of the capital stock or other equity interests of Merger Sub shall be owned, directly or indirectly, by Parent. As of the close of business on March 21,

    2019 (the "Parent Capitalization Date"), (A) 420,586,784 shares of Parent Common Stock were issued and outstanding (including 566,840 shares of Parent Common Stock underlying Parent Restricted Stock Awards), (B) 6,867,357 shares of Parent Preferred Stock were issued and outstanding, (C) 106,947 shares of Parent Common Stock were issuable upon exchange of limited partnership units of the Parent Operating Partnership (excluding redemption of the Partnership Units paired with Parent Preferred Stock), (D) 1,984,815 shares of Parent Common Stock were reserved for issuance under the Parent Equity Plans, (E) options to purchase 317,075 shares of Parent Common Stock granted under the Parent Equity Plans (each, a "Parent Stock Option") were outstanding, (F) Parent RSU Awards relating to 2,710,845 shares of Parent Common Stock were outstanding (assuming, in the case of performance-based Parent RSU Awards, the achievement of maximum performance) and (G) no shares of Parent capital stock were held by any Subsidiaries of Parent. All the outstanding shares of Parent Common Stock and Parent Preferred Stock are, and all shares of Parent Common Stock that may be issued prior to the Effective Time or in connection with the Merger pursuant to Section 2.1(a) shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.

             (ii)  Except as set forth in Section 3.2(b)(i), as of the date hereof, (A) Parent does not have any shares of capital stock or other equity interests issued or outstanding other than shares of Parent Common Stock that have become outstanding after the Parent Capitalization Date as a result of the exercise of Parent Stock Options outstanding as of the Parent Capitalization Date and the exchange of limited partnership units of the Parent Operating Partnership outstanding as of the Parent Capitalization Date and (B) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which Parent or any of its Subsidiaries is a party or otherwise bound obligating Parent or any of its Subsidiaries to: (1) issue, transfer or sell any shares of capital stock or other equity interests of Parent or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests (in each case other than to Parent or a wholly owned Subsidiary of Parent); (2) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (3) redeem or otherwise acquire any such shares of capital stock or other equity interests; or (4) provide a material amount of funds to, or make a material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of Parent, other than the Parent Operating Partnership.

            (iii)  No Voting Debt of Parent or any of its Subsidiaries is issued or outstanding.

            (iv)  There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Parent or any of its Subsidiaries, or restricting the transfer of, or providing registration rights with respect to, such capital stock or equity interest.

          (c)    Authority; No Violation.

              (i)  Each of Parent and Merger Sub has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to the receipt of the Parent Required Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the performance by Parent and Merger Sub of their obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Parent (in the case of Parent) and the Board of Directors of Merger Sub and the sole stockholder of Merger Sub (in the case of Merger Sub) and all other necessary corporate action on the part of Parent and Merger Sub, other than the receipt of the Parent Required Vote and the filing of the Articles of Merger with the SDAT, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and constitutes, subject to the execution and delivery by the Company, a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as may be limited by applicable Bankruptcy and Equitable Exceptions.

             (ii)  The execution and delivery by Parent and Merger Sub of this Agreement does not, and, except as described in Section 3.2(c)(iii) of the Parent Disclosure Letter, the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement by Parent and Merger Sub will not (A) conflict with or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under any Contract, permit, concession, franchise or right binding upon Parent or any Subsidiary of Parent or result in the creation of any Lien upon any of the properties or assets of Parent or any Subsidiary of Parent, other than Permitted Liens, (B) conflict with or result in any violation of any provision of the Organizational Documents of Parent or any Subsidiary of Parent or (C) conflict with or result in any violation of any Laws applicable to Parent or any Subsidiary of Parent or any of their respective properties or assets, other than in the case of clauses (A), (B) (with respect to Subsidiaries of Parent other than the Parent Operating Partnership) and (C), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, or prevent or materially impede, hinder or delay consummation by Parent or Merger Sub of the Merger.

            (iii)  Except for (A) the applicable requirements, if any, of Blue Sky Laws, (B) required filings or approvals under the Exchange Act and the Securities Act, (C) any filings or approvals required under the rules and regulations of the NYSE and (D) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT pursuant to the MGCL, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the transactions contemplated hereby, except for such consents, approvals, orders, authorizations, registrations, declarations or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (d)    SEC Documents; Financial Statements; No Undisclosed Liabilities.

              (i)  Parent has timely filed or furnished to the SEC all reports, schedules, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act since December 31, 2016, together with all certifications required pursuant to the Sarbanes-Oxley Act (such documents, as supplemented or amended since the time of filing, and together with all information incorporated by reference therein and schedules and exhibits thereto, the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents at the time filed (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such filing) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the knowledge of Parent, none of the Parent SEC Documents is as of the date of this Agreement the subject of ongoing SEC review.

    As of the date hereof, Parent has not received any comments from the SEC with respect to any of the Parent SEC Documents which remain unresolved, nor has it received any inquiry or information request from the SEC as of the date of this Agreement as to any matters affecting Parent that have not been adequately addressed. None of Parent's Subsidiaries is, or at any time since December 31, 2016 has been, required to file any forms, reports or other documents with the SEC.

             (ii)  The financial statements of Parent (including all related notes and schedules thereto) included in the Parent SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed in the notes thereto, or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders' equity and cash flows of such companies as of the dates and for the periods shown.

            (iii)  Parent has established and maintains a system of internal control over financial reporting (as defined in Rules 13a—15(f) and 15d—15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. Parent (A) has designed and maintains disclosure controls and procedures (as defined in Rules 13a—15(e) and 15d—15(e) of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms and is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and (B) has disclosed, based on its most recent evaluation of internal control over financial reporting, to the Company, Parent's outside auditors and the audit committee of the Board of Directors of Parent (1) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Parent's ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal control over financial reporting. Since December 31, 2016, any material change in internal control over financial reporting required to be disclosed in any Parent SEC Document has been so disclosed.

            (iv)  Since December 31, 2016, neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any Representative of Parent or any of its Subsidiaries has received any material complaint, allegation, assertion or claim in writing regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2016, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

             (v)  There are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise,

    other than: (A) liabilities for obligations reflected or reserved against in Parent's most recent balance sheet or disclosed in the notes thereto contained in the Parent SEC Documents filed with the SEC prior to the date of this Agreement; (B) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of such balance sheet; (C) liabilities or obligations arising out of this Agreement or the transactions contemplated hereby; and (D) liabilities or obligations that have not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

            (vi)  Neither Parent nor any Subsidiary of Parent is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement, including any contract relating to any transaction or relationship between Parent or any Subsidiary of Parent, on the one hand, and any unconsolidated Affiliate of Parent or any Subsidiary of Parent, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any "off balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any Subsidiary of Parent or any of their financial statements.

          (e)    Information Supplied.    None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement/Prospectus will, at the date of mailing to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated thereunder, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement/Prospectus, as applicable.

          (f)    Compliance with Laws.    Parent and each of its Subsidiaries are in compliance with all Laws applicable to any of them or their respective operations, except to the extent that failure to comply has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has received any written notice since January 1, 2016 from a Governmental Entity asserting a failure, or possible failure, to comply with any such Law, the subject of which written notice has not been resolved prior to the date of this Agreement as required thereby or otherwise to the satisfaction of the Governmental Entity sending such notice (in each case without any restriction imposed on the business or operations of Parent or any of its Subsidiaries, or any penalty or fee payable as of the date hereof by Parent or any of its Subsidiaries), except for such failures as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (g)    Legal Proceedings.    There is no suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of Parent, threatened, against or affecting Parent or any of its Subsidiaries or any of their respective properties or assets which have had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There is no judgment, decree, injunction or order of any Governmental Entity or arbitrator outstanding against Parent or any of its Subsidiaries or any of their respective properties or assets which have had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date of this Agreement, there is no pending material suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) that was initiated or commenced by Parent or any of its Subsidiaries against any other Person.

          (h)    Taxes.    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

              (i)  Parent and each of its Subsidiaries have (A) duly and timely filed (or caused to be timely filed on their behalf) with the appropriate taxing authority all Tax Returns required to be filed by them (taking into account any extensions of time within which to file), and such Tax Returns are true, correct and complete, (B) duly and timely paid in full (or caused to be timely paid in full on their behalf), or made adequate provision for in accordance with GAAP, all Taxes required to be paid by them (and adequate reserves or accruals for Taxes have been provided for in accordance with GAAP with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing or for which Taxes are being contested in good faith), and (C) complied with all applicable Laws relating to the payment, withholding and collection of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely collected and withheld and, in each case, have paid over to the appropriate governmental authorities any and all amounts required to be so collected or withheld and paid over on or prior to the due date thereof under all applicable Laws;

             (ii)  In the past five (5) years, neither Parent nor any of its Subsidiaries has received a written claim, or to the knowledge of Parent, an unwritten claim, by any authority in a jurisdiction where any of them does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction;

            (iii)  There are no disputes, audits, examinations, investigations or proceedings pending (or threatened in writing), or claims asserted, for and/or in respect of any Taxes or Tax Returns of Parent or any of its Subsidiaries, and neither Parent nor any of its Subsidiaries is a party to any litigation or administrative proceeding relating to Taxes;

            (iv)  No deficiency for Taxes of Parent or any of its Subsidiaries has been claimed, proposed or assessed in writing or, to Parent's knowledge, threatened, by any governmental authority, which deficiency has not yet been settled;

             (v)  Neither Parent nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a taxing authority or has entered into any written agreement with a taxing authority with respect to any Taxes;

            (vi)  Neither Parent nor any of its Subsidiaries has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any Tax that remains in effect;

           (vii)  Neither Parent nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return that remains unfiled, other than customary extensions in respect of the 2018 taxable year;

          (viii)  Neither Parent nor any of its Subsidiaries has entered into any "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law);

            (ix)  Since January 1, 2013, (A) neither Parent nor any of its Subsidiaries have incurred any liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code or Section 337(d) of the Code or the Treasury Regulations thereunder; and (B) neither Parent nor any of its Subsidiaries have incurred any liability for any other Taxes other than (x) in the ordinary course of business consistent with past practice, or (y) transfer or similar Taxes arising in connection with acquisitions or dispositions of property. Since January 1, 2013, neither Parent nor any of its Subsidiaries (other than a TRS or any subsidiary of a TRS) has engaged at any time in any "prohibited transaction" within the meaning of Section 857(b)(6) of the Code. Since January 1, 2013, neither Parent nor any of its Subsidiaries has engaged in any transaction that would give rise to "redetermined rents, redetermined deductions and excess interest" described in Section 857(b)(7) of the Code;

             (x)  There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving the Company or any of its Subsidiaries, and after the Closing Date neither Parent nor any of its Subsidiaries shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, in each case, other than customary provisions of commercial or credit agreements entered into in the ordinary course of business and Tax Protection Agreements listed in Section 3.2(h)(xvii) of the Parent Disclosure Letter;

            (xi)  Neither Parent nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or other affiliated, consolidated, combined or similar group for tax purposes (other than a group the common parent of which was Parent or a Subsidiary of the Company) or (B) has any liability for the Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), or as a transferee or successor;

           (xii)  Parent (A) for all taxable years commencing with its taxable year ended December 31, 2004 through and including its taxable year ended December 31 immediately prior to the Effective Time, has elected and has been subject to U.S. federal taxation as a REIT and has satisfied all requirements to qualify as a REIT, and has so qualified, for U.S. federal Tax purposes for all such taxable years, (B) at all times since such date, has operated in such a manner so as to qualify as a REIT for U.S. federal Tax purposes and will continue to operate (including with regard to the REIT distribution requirements in the taxable year that includes the Closing Date) through the Effective Time in such a manner so as to so qualify for the taxable year that includes the Closing Date and (C) has not taken or omitted to take any action that could reasonably be expected to result in Parent's failure to qualify as a REIT or a challenge by the IRS or any other taxing authority to its status as a REIT, and no such challenge is pending or, to the knowledge of Parent, threatened;

          (xiii)  Each Subsidiary of Parent has been since the later of its acquisition or formation and continues to be treated for U.S. federal and state income Tax purposes as (A) a partnership or a disregarded entity and not as a corporation or an association or publicly traded partnership taxable as a corporation, (B) a QRS, (C) a TRS or (D) a REIT;

          (xiv)  Neither Parent nor any of its Subsidiaries holds, directly or indirectly, any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code (or otherwise result in any "built-in gains" Tax under Section 337(d) of the Code or the Treasury Regulations thereunder);

           (xv)  Neither Parent nor any of its Subsidiaries has participated in any "listed transaction" within the meaning of Treasury Regulations Section 1.6011-4(b)(2);

          (xvi)  Neither Parent nor any of its Subsidiaries (other than any Subsidiary that is a TRS) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code;

         (xvii)  Section 3.2(h)(xvii) of the Parent Disclosure Letter sets forth all Tax Protection Agreements currently in force to which Parent or any of its Subsidiaries is a party, and there is no other Tax Protection Agreement to which Parent or any of its Subsidiaries is a party;

        (xviii)  There are no Tax Liens upon any property or assets of Parent or any of its Subsidiaries, except Permitted Liens;

          (xix)  Parent is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code; and

            (xx)  Neither Parent nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355(a) of the Code in the two years prior to the date of this Agreement.

          (i)    Material Contracts.    Section 3.2(i) of the Parent Disclosure Letter sets forth a true, complete and correct list of all Parent Material Contracts as of the date of this Agreement. A true, complete and correct copy of each Parent Material Contract, as of the date of this Agreement, has been made available by Parent to the Company prior to the date of this Agreement. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of the Parent Material Contracts is a valid and binding obligation of Parent or the Subsidiary of Parent that is a party thereto, and, to the knowledge of Parent, the other parties thereto, enforceable against Parent and its Subsidiaries and, to the knowledge of Parent, the other parties thereto in accordance with its terms (subject to the applicable Bankruptcy and Equitable Exceptions). None of Parent or any of its Subsidiaries is, and to the knowledge of Parent no other party is, in breach, default or violation (and no event has occurred or not occurred through Parent's or any Subsidiary of Parent's action or inaction or, to the knowledge of Parent, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of any Parent Material Contract to which Parent or any Subsidiary of Parent is a party, or by which any of them or their respective properties or assets may be bound, except for such breaches, defaults or violations as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (j)    Benefit Plans.

              (i)  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (A) each Benefit Plan sponsored, maintained or contributed by Parent or any of its Subsidiaries or which Parent or any of its Subsidiaries is obligated to sponsor, maintain or contribute to, other than any plan or program maintained by a Governmental Entity to which Parent or its Subsidiaries is required to contribute to pursuant to applicable Law (the "Parent Benefit Plans") has been maintained and administered in compliance with its terms and with applicable Law, including, but not limited to, ERISA and the Code and in each case the regulations thereunder, (B) each Parent Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter as to its qualifications from the IRS or is entitled to rely on an advisory or opinion letter as to its qualifications issued with respect to an IRS approved master and prototype or volume submitter plan, and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan, (C) neither Parent nor any of its Subsidiaries has engaged in a transaction that has resulted in, or would reasonably be expected to result in, the assessment of a civil penalty upon Parent or any of its Subsidiaries pursuant to Section 409 or Section 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code that has not been satisfied in full, (D) there does not now exist, nor, to the knowledge of Parent, do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of Parent or any of its Subsidiaries, (E) all payments required to be made by or with respect to each Parent Benefit Plan (including all contributions, insurance premiums or intercompany charges) with respect to all prior periods have been timely made or paid by Parent or its Subsidiaries in accordance with the provisions of each of the Parent Benefit Plans and applicable Law and (F) there are no pending or, to the knowledge of Parent, threatened claims by or on behalf of any Parent Benefit Plan, by any employee or beneficiary covered under any Parent Benefit Plan or otherwise involving any Parent Benefit Plan or any trusts related thereto (other than routine claims for benefits).

             (ii)  None of Parent, any of its Subsidiaries or any of their respective ERISA Affiliates maintains, contributes to, or participates in, or has ever during the past six (6) years maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (A) a plan subject to Title IV or Section 302 of ERISA or Section 412 or Section 430 of the Code, (B) a "multiple employer welfare arrangement" (as defined in Section 3(40) of ERISA), a "multiple employer plan" (as defined in Section 413(c) of the Code) or a "multiemployer plan" (as defined in Section 3(37) of ERISA), or (C) any plan or arrangement which provides for post-employment or post-retirement medical or welfare benefits for retired or former employees or beneficiaries or dependents thereof, except pursuant to Section 4980B of the Code or other applicable Law.

            (iii)  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (A) result in any payment (including severance, unemployment compensation, "excess parachute payment" (within the meaning of Section 280G of the Code), forgiveness of Indebtedness or otherwise) becoming due to any current or former director, employee or other service provider of Parent or any of its Subsidiaries under any Parent Benefit Plan or otherwise, (B) increase any benefits otherwise payable or trigger any other obligation under any Parent Benefit Plan, (C) result in any acceleration of the time of payment, funding or vesting of any such benefits or (D) result in any limitation on the right of Parent or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Parent Benefit Plan or related trust.

            (iv)  No Parent Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or Section 4999 of the Code or otherwise.

          (k)    Employment and Labor Matters.

              (i)  (A) Except in accordance with applicable Law, neither Parent nor any of its Subsidiaries is a party to or bound by any material collective bargaining or similar agreement or work rules or practices with any labor union, works council, labor organization or employee association applicable to employees of Parent or any of its Subsidiaries, (B) there are no pending or, to the knowledge of Parent, threatened strikes or lockouts with respect to any employees of Parent or any of its Subsidiaries ("Parent Employees"), (C) there is no union organizing effort pending or threatened against Parent or any of its Subsidiaries, (D) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Parent, threatened with respect to Parent Employees, and (E) there is no slowdown or work stoppage in effect or, to the knowledge of Parent, threatened with respect to the Parent Employees, nor has Parent or any of its Subsidiaries experienced any events described in clauses (B), (C), (D) or (E) within the past three years; except, with respect to clauses (B) and (D) hereof, as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

             (ii)  Except for such matters as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries are in compliance with all applicable Laws relating to (A) employment and employment practices, (B) terms and conditions of employment and wages and hours, (C) unfair labor practices and (D) labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, classification of service providers as employees and/or independent contractors, safety and health, workers' compensation, immigration, pay equity and the collection and payment of withholding or social security.

          (l)    Absence of Certain Changes.

              (i)  Since December 31, 2018 through the date of this Agreement, Parent and its Subsidiaries have conducted their respective businesses in the ordinary course in all material respects.

             (ii)  Since December 31, 2018, no Effects have occurred, which have had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, or prevent or materially impede, hinder or delay consummation by Parent or Merger Sub of the Merger.

          (m)    Board Approval.    The Board of Directors of Parent, by resolutions duly adopted by unanimous vote, has (i) approved and adopted this Agreement and declared this Agreement and the transactions contemplated hereby, including the Merger and the issuance of Parent Common Stock in connection with the Merger (the "Parent Stock Issuance") to be advisable and in the best interests of Parent and its stockholders, (ii) resolved to recommend that the stockholders of Parent approve the Parent Stock Issuance and directed that the Parent Stock Issuance be submitted for consideration by Parent stockholders at the Parent Stockholders Meeting, and (iii) taken all appropriate and necessary actions to render any and all limitations on mergers, business combinations and ownership of shares of Parent Common Stock as set forth in Parent's Organizational Documents or in any state takeover statute to be inapplicable to the transactions contemplated by this Agreement. The Board of Directors of Merger Sub, by unanimous written consent, has approved this Agreement and declared this Agreement and the transactions contemplated hereby, including the Merger, to be advisable and in the best interests of Merger Sub and its sole stockholder upon the terms and subject to the conditions of this Agreement.

          (n)    Vote Required.    The affirmative vote of the holders of a majority of the shares of Parent Common stock voting at the Parent Stockholders Meeting to approve the Parent Stock Issuance (the "Parent Required Vote") is the only vote of the holders of any class or series of shares of capital stock of Parent necessary to approve this Agreement and the transactions contemplated hereby (including the Merger and the Parent Stock Issuance).

          (o)    Properties.

              (i)  Section 3.2(o)(i) of the Parent Disclosure Letter sets forth in all material respects a true, correct and complete list of the address of each real property owned or leased by Parent or any of its Subsidiaries, name of the entity owning or leasing, whether such property is owned, leased, ground leased or subleased (all such real property interests, together with all right, title and interest of Parent and any of its Subsidiaries in and to (A) all buildings, structures and other improvements and fixtures located on or under such real property and (B) all easements, rights and other appurtenances to such real property, and subject to any easements, impairments, rights and other appurtenances affecting such real property, are individually referred to herein as a "Parent Property" and collectively referred to herein as the "Parent Properties"). Section 3.2(o)(i) of the Parent Disclosure Letter sets forth in all material respects a true, correct and complete list of the address of each facility and real property which, as of the date of this Agreement, is under contract by Parent or a Subsidiary of Parent for purchase or which is required under a written agreement to be leased or subleased as tenant or subtenant by Parent or a Subsidiary of Parent after the date of this Agreement. Except as set forth on Section 3.2(o)(i) of the Parent Disclosure Letter, there are no real properties that Parent or any of its Subsidiaries is obligated to buy, lease or sublease at some future date. None of Parent or any of its Subsidiaries owns or leases any real property which is not set forth on Section 3.2(o)(i) of the Parent Disclosure Letter.

             (ii)  Parent or a Subsidiary of Parent owns good and valid fee simple title (with respect to jurisdictions that recognize such form of title or substantially similar title with respect to all other jurisdictions) or leasehold title (as applicable) to each of the Parent Properties, in each case, free and clear of Liens (except for Permitted Liens) except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

            (iii)  Since December 31, 2016, (A) neither Parent nor any of its Subsidiaries has received (1) written notice that any certificate, permit or license from any Governmental Entity having jurisdiction over any of the Parent Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Parent Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Parent Properties is not in full force and effect as of the date of this Agreement, except for such failures to be in full force and effect that have not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, or (2) written notice of any uncured violation of any Laws affecting any of the Parent Properties which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (B) except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, none of Parent nor any Subsidiary of Parent has received written notice to the effect that there are any condemnation proceedings pending or threatened in writing with respect to any material portion of any of the Parent Properties.

            (iv)  No certificate, variance, permit or license from any Governmental Entity having jurisdiction over any of the Parent Properties or any agreement, easement or other right that is necessary to permit the current use of the buildings and improvements on any of the Parent Properties or that is necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Parent Properties has failed to be obtained or is not in full force and effect, and neither Parent nor any of its Subsidiaries has received written notice of any outstanding threat of modification or cancellation of any such certificate, variance, permit or license, except for any of the foregoing as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

             (v)  True and complete copies of all leases ("Parent Leases") affecting the interest of Parent or any of its Subsidiaries in the Parent Properties that are, individually, in excess of 50,000 square feet, in each case in effect as of the date of this Agreement (the "Material Parent Leases"), have been made available by Parent to the Company. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent

    Material Adverse Effect, (A) neither Parent nor any of its Subsidiaries is and, to the knowledge of Parent, no other party is in breach or violation of, or default under, any Material Parent Lease, (B) no event has occurred which would result in a breach or violation of, or a default under, any Material Parent Lease by Parent or any of its Subsidiaries, or, to the knowledge of Parent, any other party thereto in each case, with or without notice or lapse of time or both, and no tenant under a Material Parent Lease is in monetary default under such Material Parent Lease, and (C) each Material Parent Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to Parent or a Subsidiary of Parent and, to the knowledge of Parent, with respect to the other parties thereto, subject to the applicable Bankruptcy and Equitable Exceptions; provided that for the purposes of clauses (A) and (B) above, no tenant will be deemed to be in monetary breach, violation or default under such Material Parent Lease if such monetary breach, violation or default has continued for a period of less than 60 days and is with respect to an amount less than $1,000,000.

            (vi)  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, as of the date of this Agreement, no purchase option has been exercised under any Material Parent Lease for which the purchase has not closed prior to the date of this Agreement.

           (vii)  Except as set forth in Contracts made available to the Company prior to the date of this Agreement, there are no written contracts for sale or ground lease, or letters of intent to sell or ground lease, any Parent Property or any material portion thereof, which, in each case, is in favor of any party other than Parent or a Subsidiary of Parent and has been entered into prior to the date of this Agreement and not consummated or terminated prior to the date of this Agreement (a "Parent Third Party").

          (viii)  Except pursuant to a lease affecting any Parent Property, neither Parent nor any of its Subsidiaries is a party to any agreement pursuant to which Parent or any of its Subsidiaries manages, or manages the development of, any material real property for any Parent Third Party.

            (ix)  Parent or its Subsidiaries, as applicable, are in possession of title insurance policies or valid marked-up title commitments evidencing title insurance with respect to each Parent Property that is owned in fee or ground leased (each, a "Parent Title Insurance Policy"). Since January 1, 2016, no written claim has been made against any Parent Title Insurance Policy, which has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

             (x)  Parent and its Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. None of Parent's or any of its Subsidiaries' ownership of or leasehold interest in any such personal property is subject to any Liens, except for Permitted Liens and Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

            (xi)  Neither Parent nor any of its Subsidiaries has (A) received written notice of any structural defects relating to any Parent Properties which have had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, or (B) received written notice of any physical damage to any Parent Properties which has had or would reasonably be expected have, individually or in the aggregate, a Parent Material Adverse Effect.

           (xii)  No certificate, variance, permit or license from any Governmental Entity having jurisdiction over any of the Parent Properties that is necessary for any pending construction of any buildings (and any improvement thereon) on any of the Parent Properties, including parking areas, driveways, roads and other means of egress and ingress to and from any of the Parent Properties, has failed to be obtained or is not in full force and effect, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has received written notice of any outstanding threat of modification or cancellation of any such certificate, variance, permit or license and, to the knowledge of Parent, no event has occurred or circumstances exist that has given rise to, or serves as a basis for Parent or its Subsidiaries not obtaining, any certificates, variances, permits or licenses reasonably necessary for the operation of such buildings once constructed, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (p)    Environmental Matters.    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

              (i)  (A) Parent, each of its Subsidiaries, each of the Parent Properties and each material property (the "Parent Joint Venture Properties") of any joint ventures of Parent or its Subsidiaries (the "Parent Joint Ventures") is in compliance with all applicable Environmental Laws; (B) there is no litigation, investigation, request for information or other proceeding pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any Parent Joint Venture under any applicable Environmental Laws; and (C) none of Parent, its Subsidiaries or the Parent Joint Ventures has received any written notice of violation or potential liability, or of any investigation, under any applicable Environmental Laws that remains unresolved, and no judicial or administrative order has been issued against Parent, any of its Subsidiaries or any Parent Joint Venture that remains unresolved.

             (ii)  Neither Parent nor any of its Subsidiaries or, to the knowledge of Parent, the Parent Joint Ventures have used, generated, stored, treated or handled any Hazardous Materials, including on the Parent Properties and the Parent Joint Venture Properties, in a manner that would reasonably be expected to result in liability under any Environmental Law, and there are currently no underground storage tanks, active or abandoned, used for the storage of Hazardous Materials on, in or under any Parent Properties or Parent Joint Venture Properties in violation of applicable Environmental Laws. Neither Parent nor any of its Subsidiaries or, to the knowledge of Parent, the Parent Joint Ventures has caused a release of Hazardous Materials, including on any Parent Property or any Parent Joint Venture Property, and, to the knowledge of Parent, no other Person has caused a release or threatened release of Hazardous Materials on the Parent Properties or Parent Joint Venture Properties (and no such Parent Properties or Parent Joint Venture Properties are contaminated by any Hazardous Materials), in each case that would reasonably be expected to result in liability under any Environmental Laws.

            (iii)  To the knowledge of Parent, all Hazardous Material which has been removed from any Parent Properties or Parent Joint Venture Properties and any properties formerly owned, leased or operated by Parent or the Parent Joint Ventures was handled, transported and disposed of at the time of removal in compliance with, and in a manner that would not give rise to liability under, applicable Environmental Laws.

            (iv)  Neither Parent nor any of its Subsidiaries or any Parent Joint Venture is subject to any material agreement with or is subject to any judgment, decree, injunction or order by a

    Governmental Entity with respect to any Hazardous Material cleanup or violation of Environmental Laws.

          (q)    Intellectual Property.    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent and its Subsidiaries own or have a valid license or other right to use all trademarks, service marks, trade names, copyrights and other intellectual property rights (including any registrations or applications for registration of any of the foregoing) (collectively, the "Parent Intellectual Property") necessary to carry on their business substantially as currently conducted, (ii) neither Parent nor any such Subsidiary has received any written notice of infringement of or conflict with, and to the knowledge of Parent, there are no infringements of or conflicts with, the rights of others with respect to the use of any Parent Intellectual Property and (iii) to the knowledge of Parent, no Person is infringing on or conflicting with any rights of the Parent Intellectual Property.

          (r)    Permits.    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) the Permits held by Parent and its Subsidiaries are valid and sufficient in all respects for all business presently conducted by Parent and its Subsidiaries and for the operation of the Parent Properties, (ii) all applications required to have been filed for the renewal of such Permits have been duly filed on a timely basis with the appropriate Governmental Entities, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Entities and (iii) neither Parent nor any of its Subsidiaries has received any written claim or notice indicating that Parent or any of its Subsidiaries is currently not in compliance with the terms of any such Permits, and to the knowledge of Parent no such noncompliance exists.

          (s)    Insurance.    Parent and its Subsidiaries have obtained and maintained in full force and effect insurance in such amounts, on such terms and covering such risks as is reasonable and customary for their business. Parent or the applicable Subsidiary of Parent has paid, or caused to be paid, all premiums due under such policies and is not in default with respect to any obligations under such policies in any material respect. Neither Parent nor any of its Subsidiaries has reached or exceeded its policy limits for any such insurance policies. All such policies are valid, outstanding and enforceable and neither Parent nor any of its Subsidiaries has agreed to modify or cancel any of such insurance policies nor has Parent or any of its Subsidiaries received any written notice of any actual or threatened modification or cancellation of such insurance other than in the ordinary course of business consistent with past practice or such as is normal and customary in Parent's industry.

          (t)    Investment Company Act of 1940.    Neither Parent nor any Subsidiary of Parent is, or on the Closing Date will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

          (u)    Activities of Merger Sub.    Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Merger Sub has engaged in no other business activities, has no liabilities or obligations and has conducted its operations only as contemplated hereby.

          (v)    Brokers or Finders.    Neither Parent nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated by this Agreement, except that Parent has employed Morgan Stanley & Co. LLC as its financial advisor.

          (w)    Opinion of Parent Financial Advisor.    The Board of Directors of Parent has received the opinion of its financial advisor, Morgan Stanley & Co. LLC, to the effect that, as of the date of the opinion and based on and subject to the assumptions, qualifications, limitations and other matters as set forth therein, the Exchange Ratio pursuant to this Agreement is fair, from a financial point of view, to Parent. A true and correct copy of such opinion will be provided to the Company by Parent solely for informational purposes within three Business Days after the date of this Agreement.

          (x)    Related Party Transactions.    There are no Contracts, and since December 31, 2016 there have not been any material arrangements or material transactions, between or among Parent or any of its Subsidiaries, on the one hand, and any Affiliates (other than Subsidiaries of Parent), directors or stockholders (including beneficial holders) of Parent, or any Affiliates of the foregoing, on the other hand.

          (y)    No Additional Representations.    Except for the representations and warranties contained in Section 3.1, Parent and Merger Sub acknowledges that neither the Company nor any Subsidiary or Representative of the Company makes, and Parent and Merger Sub acknowledge that they have not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to the Company or with respect to any other information provided or made available to Parent in connection with the transactions contemplated by this Agreement, including any information, documents, projections, forecasts or other material made available to Parent or to Parent's Subsidiaries and Representatives in certain "data rooms" or management presentations in expectation of the transactions contemplated by this Agreement.

ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS

        Section 4.1    Covenants of the Company.

          (a)   From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, and except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 4.1 of the Company Disclosure Letter, (iii) as required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or any of its Subsidiaries, or (iv) with Parent's prior written consent (which consent is not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use reasonable best efforts to preserve its business organization intact, maintain its material assets and properties in their current condition (normal wear and tear excepted) and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors and tenants, and shall maintain the status of the Company as a REIT.

          (b)   From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, and except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 4.1 of the Company Disclosure Letter, (iii) as required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or any of its Subsidiaries, or (iv) with Parent's prior written consent (which consent is not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of its Subsidiaries to, do any of the following (it being understood that if any action or inaction is permitted by any clause under this Section 4.1(b) such action or inaction shall be deemed permitted pursuant to Section 4.1(a)):

              (i)  amend or waive any provision under the Organizational Documents of the Company or the Company Operating Partnership, or amend in any material respect or waive any provision under the Organizational Documents of any of the Company's Subsidiaries;

             (ii)  split, combine, subdivide or reclassify any shares of capital stock or other equity interests of the Company or any of its Subsidiaries;

            (iii)  enter into any new material line of business or form or enter into a material partnership or operating partnership, joint venture, strategic alliance or similar arrangement with a third party;

            (iv)  declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of the Company or any of its Subsidiaries or other equity securities or ownership interests in the Company or any of its Subsidiaries, except for (A) the declaration and payment by the Company of dividends, payable quarterly with declaration, record and payment dates consistent with past practice (subject to Section 5.10), at a rate not to exceed a quarterly rate of $0.18 per share of Company Common Stock, (B) the declaration and payment of dividends or other distributions to the Company or the Company Operating Partnership by any direct or indirect wholly owned Subsidiary of the Company, (C) the declaration and payment of pro rata dividends or other distributions by the Company Operating Partnership, and (D) the declaration and payment of dividends or other distributions by any Company Joint Venture as required pursuant to its Organizational Documents as in effect prior to the date of this Agreement; provided, however, that, notwithstanding the restriction on dividends and other distributions in this Section 4.1(b)(iv), the Company and any of its Subsidiaries shall, subject to Section 5.10, be permitted to make distributions, including under Section 858 or Section 860 of the Code, reasonably necessary for the Company or any of its Subsidiaries that is qualified as a REIT under the Code as of the date hereof to maintain its qualification as a REIT under the Code or applicable state Law and avoid the imposition of any entity level income or excise Tax under the Code or applicable state Law (any such distribution described in this proviso, a "Special Company Distribution");

             (v)  except for (A) issuances of shares of Company Common Stock upon the exercise or settlement of Company Equity Awards in accordance with the terms of the Company Equity Plans and awards as in effect on the date of this Agreement, (B) issuances of partnership units by the Company Operating Partnership to the Company and (C) issuances by a wholly owned Subsidiary of the Company of equity interests to its parent or to another wholly owned Subsidiary of the Company or issuance of any directors' qualifying shares in accordance with applicable Law, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of the Company's capital stock or other equity interests or that of a Subsidiary of the Company, any Voting Debt, any stock appreciation rights, stock options, restricted shares or other equity-based awards (whether discretionary, formulaic or automatic grants and whether under the Company Equity Plans or otherwise) or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or equity interests or Voting Debt, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, such shares or other equity interests or Voting Debt, or enter into any agreement with respect to any of the foregoing;

            (vi)  repurchase, redeem or otherwise acquire, or permit any Subsidiary of the Company to redeem, purchase or otherwise acquire any shares of its capital stock or other equity interests or any securities convertible into or exercisable for any shares of its capital stock or other equity interests, except for acquisitions of shares of Company Common Stock tendered by holders of Company Equity Awards in accordance with the terms of the Company Equity Plan and awards as in effect on the date of this Agreement in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto;

           (vii)  adopt a plan of complete or partial liquidation of or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization, including any bankruptcy related action or reorganization;

          (viii)  other than acquisitions (whether by means of merger, share exchange, consolidation, tender offer, asset or stock purchase or otherwise) and other business combinations and acquisitions (collectively, "Acquisitions") as set forth on Section 4.1(b)(viii) of the Company Disclosure Letter, acquire, by merging or consolidating with, by purchasing an equity interest in or assets of or by forming a partnership or joint venture with, any Person, or by any other manner, any real property, any material personal property, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, provided, however, that the foregoing shall not prohibit (A) internal reorganizations or consolidations involving existing wholly owned Subsidiaries that would (I) not prevent or materially impede, hinder or delay consummation of the Merger or (II) result in any breach of any of the representations set forth in Section 3.1(h) (without regard to any materiality or similar qualification set forth therein), or (B) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement (including the other provisions of this Section 4.1(b));

            (ix)  (A) vote to approve or otherwise consent to the taking of any action, or fail to exercise any rights to veto or prevent, any action by any Company Joint Venture that would be prohibited by this Section 4.1(b) if such Company Joint Venture was a Subsidiary of the Company, and (B) except as determined in consultation with Parent, vote to approve or otherwise consent to, or fail to exercise any rights to veto or prevent, the commencement, or approval of, or commitments in respect of, any development project in a manner inconsistent with the pro forma development plans listed on Section 4.1(b)(ix) of the Company Disclosure Letter;

             (x)  sell, pledge, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, or agree to any option that would require a sale or other transfer of, any property or assets, or voluntarily exercise any purchase or sale rights or rights of first offer, except (A) pledges and encumbrances on Company Property that are not material to the Company in the ordinary course of business and that would not be material to any Company Property, (B) with respect to property or assets with a fair market value of less than $250,000 individually and $1,000,000 per calendar quarter in the aggregate, (C) transactions solely between or among wholly owned Subsidiaries of the Company, and (D) sales required by existing purchase rights or options existing on the date of this Agreement and set forth in the Company Disclosure Letter;

            (xi)  incur, create, assume, refinance or replace any Indebtedness or issue or amend or modify the terms of any debt securities or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly owned Subsidiary of the Company), except (A) Indebtedness incurred under the revolving credit facility of the Company Credit Facility as in effect as of the date hereof for working capital purposes in the ordinary course of business and Indebtedness incurred under the Company Nueces Loan as in effect as of the date hereof in the ordinary course of business and (B) Indebtedness of any wholly owned Subsidiary of the Company to the Company or to another wholly owned Subsidiary of the Company;

           (xii)  change its methods of financial accounting or financial accounting policies, except as required by changes in GAAP (or any interpretation thereof) or in applicable Law or the SEC;

          (xiii)  enter into, renew, modify, amend or terminate, waive, release, compromise or assign any rights or claims under, any Company Material Contract (or any Contract that, if existing as of the date of this Agreement, would be a Company Material Contract), except for (A) any action permitted under Section 4.1(b)(xi) or under Section 4.1(b)(xiv), or (B) any termination or renewal in accordance with the terms of any existing Company Material Contract that occurs automatically without any action by the Company or any of its Subsidiaries;

          (xiv)  enter into, renew, modify, amend or terminate, waive, release, compromise or assign any rights or claims under, any Material Company Lease (or any lease for real property that, if existing as of the date hereof, would be a Material Company Lease), except for (A) entering into any new lease or renewing any Material Company Lease in the ordinary course of business on market terms so long as such new lease or Material Company Lease, as applicable, comprises less than 50,000 square feet of leased space, (B) terminating any Material Company Lease as a result of a default by the counterparty to such Material Company Lease (in accordance with the terms of such Material Company Lease and subject to any applicable cure period therein), (C) any termination or renewal in accordance with the terms of any existing Material Company Lease that occurs automatically without any action by the Company or any of its Subsidiaries, or (D) as set forth in Section 4.1(b)(xiv) of the Company Disclosure Letter;

           (xv)  make any material loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any "keep well" or similar agreement to maintain the financial condition of another entity, other than (A) by the Company or a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company, or (B) loans or advances required to be made under any Company Lease; or (C) in connection with development projects consistent with such projects' pro forma development plans listed on Section 4.1(b)(xv) on the Company Disclosure Letter;

          (xvi)  take any action, or fail to take any action, which would reasonably be expected to cause the Company to fail to qualify as a REIT or any of its Subsidiaries to cease to be treated as a partnership or disregarded entity for U.S. federal income tax purposes or as a QRS, a TRS or a REIT under the applicable provisions of Section 856 of the Code, as the case may be;

         (xvii)  make or commit to make any capital expenditures other than pursuant to the Company's budgets made available to Parent or as contemplated in Section 4.1(b)(xvii) of the Company Disclosure Letter per calendar quarter;

        (xviii)  take any action, or knowingly fail to take any action, which action or failure to act could be reasonably expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code;

          (xix)  make, change or rescind any material election relating to Taxes (it being understood, for the avoidance of doubt, that nothing in this Agreement shall preclude the Company from designating dividends paid by it as "capital gain dividends" within the meaning of Section 857 of the Code), change a material method of Tax accounting, amend any material Tax Return, settle or compromise any material federal, state, local or foreign income Tax liability, audit, claim or assessment, file any material Tax Return that is materially inconsistent with a previously filed Tax Return of the same type for a prior taxable period (taking into account any amendments prior to the date hereof), enter into any material closing agreement related to Taxes, consent (other than in the ordinary course of business) to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, or surrender any right to claim any material refund of Taxes, except in each case as necessary or appropriate, as determined in consultation with Parent, to (A) preserve the Company's qualification as a REIT under the Code, or (B) preserve the status of any Subsidiary of the Company as a partnership or disregarded entity for U.S. federal income tax purposes or as a QRS, a TRS or a REIT under the applicable provisions of Section 856 of the Code, as the case may be;

           (xx)  initiate or commence any suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) against any other Person, or, other than as permitted by Section 5.14, waive, release, assign, settle or compromise any claim, action, litigation, arbitration or proceeding, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) that do not exceed $50,000 individually or $500,000 in the aggregate, (B) do not involve the imposition of injunctive relief against the Company or any of its Subsidiaries, Parent, the Surviving Corporation or any other Subsidiary of Parent following the Effective Time, and (C) do not provide for any admission of any liability by the Company or any of its Subsidiaries; provided, that this Section 4.1(b)(xx) shall not apply to any claim, suit, or proceeding (x) with respect to Taxes or (y) set forth on Section 4.1(b)(xx) of the Company Disclosure Letter;

          (xxi)  except as required by any Company Benefit Plan in effect as of the date hereof and except as set forth on Section 4.1(b)(xxi) of the Company Disclosure Letter, (A) increase the compensation, bonus or pension, welfare, severance or other benefits payable or provided to, or grant any cash- or equity-based awards (including Company Equity Awards) or long-term cash awards to, any current or former directors, employees or other individual service providers of the Company or any of its Subsidiaries, (B) grant or provide any change of control, severance, bonus, retention or other similar payments or benefits to any director, employee or other individual service provider of the Company or any of its Subsidiaries, (C) establish, adopt, enter into or materially amend any Company Benefit Plan or any other plan, policy, program, agreement or arrangement that would be a Company Benefit Plan if in effect on the date hereof (other than amendments in the ordinary course of business consistent with past practice to Company Benefit Plans that do not provide for or govern change of control, severance, bonus, retention or other similar payments or benefits, or Company Equity Awards, which amendments would not contravene the other covenants set forth in this Section 4.1(b)(xxi) or result in a material increase in the annual cost to the Company of maintaining such Company Benefit Plan or other plan, trust, fund, policy or arrangement), (D) enter into any collective bargaining agreement or similar agreement, (E) hire, promote or terminate the services (other than for cause) of any independent contractor of the Company or any of its Subsidiaries who is a natural person with a total annual compensation opportunity in excess of $100,000, (F) hire, promote or terminate the employment (other than for cause) of any Company Employee with a total annual compensation opportunity in excess of $100,000, other than in the ordinary course of business consistent with past practice to fill a vacancy that arises due to a departure after the date of this Agreement and only after consulting with Parent reasonably in advance of any such hiring, promotion or termination and considering Parent's input in good faith, or (G) take any action to accelerate the vesting or payment, or fund or in any way secure the payment, of compensation or benefits under any Company Benefit Plan;

         (xxii)  enter into any Contract with, or engage in any transaction with, any of its Affiliates (other than its Subsidiaries), directors or stockholders (or Affiliates of the foregoing (other than its Subsidiaries)), other than transactions with directors and officers in the ordinary course and consistent with past practice as long as such transactions are applicable for all directors or all officers, respectively, and other than as expressly permitted by the foregoing clause (xxi);

        (xxiii)  enter into, amend or modify any Tax Protection Agreement, or take any action or fail to take any action that would give rise to a material liability with respect to any Tax Protection Agreement to which the Company or any of its Subsidiaries is a party;

        (xxiv)  enter into any development Contract with any Governmental Entity (for the avoidance of doubt, other than with respect to any permits or the application to a Governmental Entity for rezoning or other entitlements);

          (xxv)  demolish or enter into any Contract to demolish any material structures on any of the Company Properties or Company Joint Venture Properties;

        (xxvi)  renew the Contracts set forth on Section 4.1(b)(xxvi) of the Company Disclosure Letter; or

       (xxvii)  agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 4.1.

          (c)   Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 5.10, nothing in this Agreement shall prohibit or restrict the Company or any of its Subsidiaries from taking any action, at any time or from time to time, that in the reasonable judgment of the Board of Directors of the Company, upon advice of counsel to the Company, is reasonably necessary for the Company to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time or to avoid incurring entity level income or excise Taxes under the Code (including making dividend or other distribution payments to stockholders of the Company in accordance with this Agreement) or to preserve the status of any Subsidiary of the Company as a partnership or disregarded entity for U.S. federal income tax purposes or as a QRS, a TRS or a REIT under the applicable provisions of Section 856 of the Code.

          (d)   The Company shall (i) use its reasonable best efforts to obtain the opinions of counsel described in Section 6.2(c) and Section 6.3(d), (ii) deliver to Goodwin Procter LLP (or other nationally recognized law firm reasonably satisfactory to the Company) and Wachtell, Lipton, Rosen & Katz (or other nationally recognized law firm reasonably satisfactory to Parent) an officer's certificate, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4), signed by an officer of the Company, containing customary representations of the Company as shall be reasonably necessary or appropriate to enable Goodwin Procter LLP and Wachtell, Lipton, Rosen & Katz (or, if applicable, such other nationally recognized law firm(s)) to render the opinions described in Section 6.2(c) and Section 6.3(c), respectively, on the Closing Date (and, if required, as of the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act) (a "Company Tax Representation Letter"), and (iii) deliver to Company's counsel or other tax advisor reasonably satisfactory to Parent (it being agreed and understood that Goodwin Procter LLP is reasonably satisfactory to Parent) ("Company's REIT Counsel") an officer's certificate, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4), signed by an officer of the Company and containing customary representations of the Company as shall be reasonably necessary or appropriate to enable the Company's REIT Counsel to render the opinion described in Section 6.3(d) on the Closing Date (and, if required, as of the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act).

        Section 4.2    Covenants of Parent.

          (a)   From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, and except (i) as expressly contemplated or required by this Agreement, (ii) as set forth in Section 4.2 of the Parent Disclosure Letter, (iii) as required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent or any of its Subsidiaries, or (iv) with the Company's prior written consent (which consent is not to be unreasonably withheld, conditioned or delayed), Parent shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use reasonable best efforts to preserve its business organization intact, maintain its material assets and properties in their current condition (normal wear and tear excepted) and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors and tenants, and shall maintain the status of Parent as a REIT.

          (b)   From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, and except (i) as expressly contemplated or required by this Agreement, (ii) as set forth in Section 4.2 of the Parent Disclosure Letter, (iii) as required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent or any of its Subsidiaries, or (iv) with the Company's prior written consent (which consent is not to be unreasonably withheld, conditioned or delayed), Parent shall not, and shall not permit any of its Subsidiaries to, do any of the following (it being understood that if any action or inaction is permitted by any clause under this Section 4.2(b) such action or inaction shall be deemed permitted pursuant to Section 4.2(a)):

              (i)  other than in connection with the Parent Authorized Capital Amendment or Parent Reverse Stock Split, amend or waive any provision under any of the Organizational Documents of Parent, Merger Sub or the Parent Operating Partnership in a material respect;

             (ii)  other than the Parent Reverse Stock Split, split, combine, subdivide or reclassify any shares of capital stock or other equity interests of Parent or any of its Subsidiaries;

            (iii)  enter into any new material line of business;

            (iv)  declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Parent or any of its Subsidiaries or other equity securities or ownership interests in Parent or any of its Subsidiaries, except for (A) the declaration and payment by Parent of dividends, payable quarterly with declaration, record and payment dates consistent with past practice, at a rate not to exceed a quarterly rate of $0.0725 per share of Parent Common Stock, (B) the declaration and payment of dividends or other distributions to the Parent or the Parent Operating Partnership by any direct or indirect wholly owned Subsidiary of the Parent, (C) the declaration and payment of pro rata dividends or other distributions by the Parent Operating Partnership, and (D) the declaration and payment of dividends or other distributions by any Parent Joint Venture as required pursuant to its Organizational Documents as in effect prior to the date of this Agreement; provided, however, that, notwithstanding the restriction on dividends and other distributions in this Section 4.2(b)(iv), Parent and any of its Subsidiaries shall, subject to Section 5.10, be permitted to make distributions, including under Section 858 or Section 860 of the Code, reasonably necessary for Parent or any of its Subsidiaries that is qualified as a REIT under the Code as of the date hereof to maintain its qualification as a REIT under the Code or applicable state Law and avoid the imposition of any entity level income or excise Tax under the Code or applicable state Law (any such distribution described in this proviso, a "Special Parent Distribution");

             (v)  except for (A) issuances of shares of Parent Common Stock upon the exercise or settlement of Parent equity awards in accordance with the terms of the applicable Parent Equity Plan and awards, (B) grants of Parent equity awards made in the ordinary course of business consistent with past practice or otherwise required by any Parent Benefit Plan, (C) issuances of shares of Parent Common Stock upon the exchange or conversion of limited partnership units of the Parent Operating Partnership, (D) issuances of partnership units by the Parent Operating Partnership to Parent, and (E) issuances by a wholly owned Subsidiary of its capital stock or other equity interests to its parent or to another wholly owned Subsidiary of Parent or issuance of any directors' qualifying shares in accordance with applicable Law, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of Parent's capital stock or other equity interests or that of a Subsidiary of Parent, any Voting Debt, any stock appreciation rights, stock options, restricted shares or other equity-based awards (whether discretionary, formulaic or automatic grants and whether under the Parent Equity Plans or otherwise) or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or equity interests or Voting Debt, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, such shares or other equity interests or Voting Debt, or enter into any agreement with respect to any of the foregoing;

            (vi)  repurchase, redeem or otherwise acquire, or permit any Subsidiary of Parent to redeem, purchase or otherwise acquire any shares of its capital stock or other equity interests or any securities convertible into or exercisable for any shares of its capital stock or other equity interests, except for acquisitions of shares of Parent Common Stock tendered by holders of Parent equity awards in accordance with the terms of the applicable Parent Equity Plan and awards as in effect on the date of this Agreement in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto;

           (vii)  adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization, including any bankruptcy related action or reorganization, in each case other than transactions solely between or among wholly owned Subsidiaries of Parent;

          (viii)  incur, create, assume, refinance, prepay or replace any Indebtedness or issue or amend or modify the material terms of any debt securities or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly owned Subsidiary of Parent), except (A) Indebtedness incurred under Parent's existing revolving credit facility or any existing construction loans in the ordinary course of business, (B) Indebtedness of any Subsidiary of Parent to Parent or to another Subsidiary of Parent, (C) guarantees by (or releases of guarantees of) Parent or any of its Subsidiaries in respect of Indebtedness of Parent or any of its Subsidiaries and (D) Indebtedness incurred to finance the transactions contemplated by this Agreement (including the repayment of Indebtedness in connection therewith);

            (ix)  change its methods of financial accounting or financial accounting policies, except as required by changes in GAAP (or any interpretation thereof) or in applicable Law or the SEC;

             (x)  take any action, or fail to take any action, which would reasonably be expected to cause Parent to fail to qualify as a REIT or any of its Subsidiaries to cease to be treated as a partnership or disregarded entity for U.S. federal income tax purposes or as a QRS, a TRS or a REIT under the applicable provisions of Section 856 of the Code, as the case may be;

            (xi)  take any action, or knowingly fail to take any action, which action or failure to act could be reasonably expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code;

           (xii)  make, change or rescind any material election relating to Taxes (it being understood, for the avoidance of doubt, that nothing in this Agreement shall preclude Parent from designating dividends paid by it as "capital gain dividends" within the meaning of Section 857 of the Code), change a material method of Tax accounting, amend any material Tax Return, settle or compromise any material federal, state, local or foreign income Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or surrender any right to claim any material refund of Taxes, except in each case as necessary or appropriate to (A) preserve Parent's qualification as a REIT under the Code, or (B) preserve the status of any Subsidiary of Parent as a partnership or disregarded entity for U.S. federal income tax purposes or as a QRS, a TRS or a REIT under the applicable provisions of Section 856 of the Code, as the case may be;

          (xiii)  engage in any transactions that would be reasonably expected to prevent or materially delay the consummation of the Merger; or

          (xiv)  agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 4.2.

          (c)   Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 5.10, nothing in this Agreement shall prohibit Parent or any of its Subsidiaries from taking any action, at any time or from time to time, that in the reasonable judgment of the Board of Directors of Parent, upon advice of counsel to Parent, is reasonably necessary for Parent to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time or to avoid incurring entity level income or excise Taxes under the Code (including making dividend or other distribution payments to stockholders of Parent in accordance with this Agreement) or to preserve the status of any Subsidiary of Parent as a partnership or disregarded entity for U.S. federal income tax purposes or as a QRS, a TRS or a REIT under the applicable provisions of Section 856 of the Code.

          (d)   Parent shall (i) use its reasonable best efforts to obtain the opinions of counsel described in Section 6.2(d) and Section 6.3(c), (ii)  deliver to Wachtell, Lipton, Rosen & Katz (or other nationally recognized law firm reasonably satisfactory to Parent) and Goodwin Procter LLP (or other nationally recognized law firm reasonably satisfactory to the Company) an officer's certificate, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4), signed by an officer of Parent, containing customary representations of Parent as shall be reasonably necessary or appropriate to enable Wachtell, Lipton, Rosen & Katz and Goodwin Procter LLP (or, if applicable, such other nationally recognized law firm(s)) to render the opinions described in Section 6.3(c) and Section 6.2(c), respectively, on the Closing Date (and, if required, as of the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act) (a "Parent Tax Representation Letter"); and (iii) deliver to Parent's counsel or other tax advisor reasonably satisfactory to the Company (it being agreed and understood that a tax advisor that is a "Big Four" accounting firm is reasonably satisfactory to the Company) ("Parent's REIT Counsel") an officer's certificate, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4), signed by an officer of Parent, containing customary representations of Parent as shall be reasonably necessary or appropriate to enable Parent's REIT Counsel to render the opinion described in Section 6.2(d) on the Closing Date (and, if required, as of the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act).

 ARTICLE V
ADDITIONAL AGREEMENTS

        Section 5.1    Preparation of Joint Proxy Statement; Stockholders Meetings.

          (a)   As promptly as reasonably practicable following the date of this Agreement, and, in any event, within 45 calendar days after the date of this Agreement, Parent and the Company shall cooperate in preparing and shall cause to be filed with the SEC mutually acceptable proxy materials which shall constitute the joint proxy statement/prospectus relating to the matters to be submitted to the Company stockholders at the Company Stockholders Meeting and to the Parent stockholders at the Parent Stockholders Meeting (such joint proxy statement/prospectus, and any amendments or supplements thereto, the "Joint Proxy Statement/Prospectus"), and Parent shall prepare and file with the SEC a registration statement on Form S-4 (of which the Joint Proxy Statement/Prospectus shall be a part) with respect to the Parent Stock Issuance (such Form S-4, and any amendments or supplements thereto, the "Form S-4"). Each of Parent and the Company shall furnish all information required to be disclosed in the Form S-4 and Joint Proxy Statement/Prospectus concerning itself, its Affiliates and the holders of its capital stock to the other, including all information necessary for the preparation of pro forma financial statements, and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement/Prospectus. Prior to filing the Form S-4 (or any amendment or supplement thereto) or filing or mailing the Joint Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Parent and the Company shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response, and each Party will provide the other Party with a copy of all such filings made with the SEC. Parent and the Company shall use reasonable best efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC as promptly as practicable following the filing thereof and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. Parent and the Company shall, as promptly as practicable after receipt thereof, provide the other Party with copies of any written comments and advise the other Party of any oral comments with respect to the Joint Proxy Statement/Prospectus or the Form S-4 received from the SEC. Each Party shall use its reasonable best efforts to take any action required to be taken under any applicable state securities laws in connection with the Merger, and each Party shall furnish all information concerning it, its Affiliates and the holders of its capital stock as may be reasonably requested in connection with any such action. Each Party will advise the other Party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4. If, at any time prior to the Effective Time, any information relating to either of the Parties, or their respective Affiliates, officers or directors, should be discovered by either Party, and such information should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Parent and the Company.

          (b)   The Company shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the date upon which the Form S-4 becomes effective (the "Company Stockholders Meeting") for the purpose of obtaining the

  Company Required Vote. Unless a Change in Recommendation has occurred in accordance with Section 5.4, the Company and the Board of Directors of the Company shall use their reasonable best efforts to obtain from the stockholders of the Company the Company Required Vote. Unless a Change in Recommendation has occurred in accordance with Section 5.4, the Company and its Board of Directors will recommend to its stockholders approval of the Merger and the Company shall cause the Joint Proxy Statement/Prospectus and the Form S-4 to include such recommendation. Notwithstanding the foregoing provisions of this Section 5.1(b), if, on the date for which the Company Stockholders Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Required Vote, whether or not a quorum is present, the Company shall have the right to (and at the request of Parent shall) make one or more successive postponements or adjournments of the Company Stockholders Meeting; provided that the Company Stockholders Meeting is not postponed or adjourned to a date that is more than 30 days after the date for which the Company Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law). Nothing contained in this Agreement (absent termination of this Agreement in accordance with its terms) shall be deemed to relieve the Company of its obligation to submit the Merger to its stockholders for a vote on the approval thereof. The Company agrees that, unless this Agreement shall have been terminated in accordance with Section 7.1, its obligations to hold the Company Stockholders Meeting pursuant to this Section 5.1 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or its Board of Directors of any Acquisition Proposal, by any Change in Recommendation or by any development, fact, circumstance or change that would give rise to a right to make a Change in Recommendation.

          (c)   Parent shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the date upon which the Form S-4 becomes effective (the "Parent Stockholders Meeting") for the purpose of obtaining the Parent Required Vote and, if elected by Parent, for the purpose of obtaining stockholder approval of the Parent Reverse Stock Split and the Parent Authorized Capital Amendment. Parent and the Board of Directors of Parent shall use its reasonable best efforts to obtain from the stockholders of Parent the Parent Required Vote. Parent and its Board of Directors will recommend to its stockholders approval of the Parent Stock Issuance and Parent shall cause the Joint Proxy Statement/Prospectus and the Form S-4 to include such recommendation (together, the "Parent Recommendation Actions"). Notwithstanding the foregoing provisions of this Section 5.1(c), if, on a date for which the Parent Stockholders Meeting is scheduled, Parent has not received proxies representing a sufficient number of shares of Parent Common Stock to obtain the Parent Required Vote, whether or not a quorum is present, Parent shall have the right to (and at the request of the Company shall) make one or more successive postponements or adjournments of the Parent Stockholders Meeting; provided that the Parent Stockholders Meeting is not postponed or adjourned to a date that is more than 30 days after the date for which the Parent Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law). Nothing contained in this Agreement (absent termination of this Agreement in accordance with its terms) shall be deemed to relieve Parent of its obligation to submit the Parent Stock Issuance to its stockholders for a vote on the approval thereof. Parent agrees that, unless this Agreement shall have been terminated in accordance with Section 7.1, its obligations to hold the Parent Stockholders Meeting and to take the Parent Recommendation Actions pursuant to this Section 5.1 shall not be affected by the commencement, public proposal, public disclosure or communication to Parent or its Board of Directors of any Acquisition Proposal.

          (d)   Each of Parent and the Company shall cooperate and use their reasonable best efforts to cause the Parent Stockholders Meeting and the Company Stockholders Meeting to be held on the same date and as soon as reasonably practicable after the date of this Agreement.

        Section 5.2    Access to Information.     Upon reasonable notice, and at the reasonable request of Parent, the Company shall (and shall cause each of its Subsidiaries to) afford to the Representatives of Parent, reasonable access, during normal business hours during the period prior to the Effective Time, to all the Company Properties (other than for purposes of invasive testing), books, contracts, records and the Company's Representatives; provided that all such access shall be coordinated through the Company or its Representatives in accordance with such procedures as they may reasonably establish. Upon reasonable notice, and at the reasonable request of the Company, Parent shall (and shall cause each of its Subsidiaries to) afford to the Representatives of the Company, reasonable access, during normal business hours during the period prior to the Effective Time, to all Parent Properties (other than for purposes of invasive testing), books, contracts, records and Parent's Representatives; provided that all such access shall be coordinated through Parent or its Representatives in accordance with such procedures as they may reasonably establish. Neither the Company nor Parent, nor any of their respective Subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any Law or binding agreement entered into prior to the date of this Agreement. The Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. No such investigation by any Party shall affect the representations and warranties of any other Party. The terms of the Confidentiality Agreement shall apply to any information and access provided pursuant to this Section 5.2.

        Section 5.3    Efforts; Notice of Certain Events.

          (a)   Subject to the terms and conditions of this Agreement, each of Parent and the Company shall use reasonable best efforts to take, or cause to be taken, all actions and to do promptly, or cause to be done promptly, and to assist and cooperate with each other in doing, all things necessary, proper or advisable under applicable Law to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the Merger and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each of Parent and the Company shall (i) use its reasonable best efforts to cooperate with the other Party in determining which filings are required to be made prior to the Closing with, and which consents, clearances, approvals, permits or authorizations are required to be obtained prior to the Closing from, any Governmental Entity or any other Person in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and in timely making all such filings, (ii) promptly furnish the other Party, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with such information and reasonable assistance as such other Party may reasonably request in connection with their preparation of necessary filings, registrations and submissions of information to any Governmental Entity, (iii) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to any applicable Laws by any Governmental Entity, and (iv) take or cause to be taken all other actions necessary, proper or advisable to obtain applicable clearances, consents, authorizations, approvals or waivers and cause the expiration or termination of the applicable waiting periods with respect to the Merger and the other transactions contemplated by this Agreement under any applicable Laws as promptly as practicable.

          (b)   Each of the Parties shall, in connection with the efforts referenced in Section 5.3(a), (i) use its reasonable best efforts to cooperate in all respects with each other in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) promptly notify the other Party of any communication concerning this Agreement or any of the transactions contemplated hereby to that Party from or with any Governmental Entity, or from any other Person alleging that the consent of such person (or another Person) is or may be required in connection with the Merger or the other transactions contemplated by this Agreement, and consider in good faith the views of the other Party and keep the other Party reasonably informed of the status of matters related to the transactions contemplated by this Agreement, including furnishing the other Party with any written notices or other communications received by such Party from, or given by such Party to, any Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, except that any materials concerning one Party's valuation of the other Party may be redacted; and (iii) permit the other Party to review in draft any proposed substantive or other non-ministerial communication to be submitted by it to any Governmental Entity with reasonable time and opportunity to comment, and consult with each other in advance of any in-person or substantive or other non-ministerial telephonic meeting or conference with any Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and, to the extent permitted by the applicable Governmental Entity or Person, not agree to participate in any meeting or substantive or other non-ministerial discussion with any Governmental Entity relating to any filings or investigations concerning this Agreement and or any of the transactions contemplated hereby unless it consults with the other Party and its Representatives in advance and invites the other Party's Representatives to attend in accordance with applicable Laws. In furtherance of the foregoing, prior to being exchanged with the other Party, any materials may be redacted (i) to remove references concerning the valuation of Parent, the Company or the Surviving Corporation; (ii) as necessary to comply with contractual arrangements entered into prior to the date of this Agreement or applicable Laws; and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

          (c)   In furtherance and not in limitation of the foregoing, each of Parent and the Company shall use its reasonable best efforts to resolve objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Laws, including defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby (including seeking to have any stay, temporary restraining order or preliminary injunction entered by any court or other Governmental Entity vacated or reversed).

          (d)   Parent and the Company shall reasonably cooperate with each other and use their respective reasonable best efforts to take such actions as the other may reasonably request to obtain any consents from any third parties (excluding any Governmental Entity) as may be reasonably required to consummate the Merger or the other transactions contemplated by this Agreement; provided that Parent and the Company shall not be required to, and shall not without the other Party's written approval (not to be unreasonably withheld, conditioned or delayed), incur any material expenses or liabilities in order to obtain such consents.

          (e)   Each of the Company, the Board of Directors of the Company, Parent and the Board of Directors of Parent shall, if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger, or any other transactions contemplated by this Agreement, use all reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated hereby.

        Section 5.4    Non-Solicitation; Change in Recommendation.

          (a)   The Company agrees that neither it nor any of its Subsidiaries nor any of the Affiliates, directors, officers and employees of it or its Subsidiaries shall, and that it shall cause its and its Subsidiaries' other Representatives not to, directly or indirectly, (i) initiate, solicit, propose, knowingly encourage or knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, or any other effort or attempt to make or implement an Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions with or negotiations relating to any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than to state that the terms of this Agreement prohibit such discussions), (iii) provide any nonpublic information to any Person in connection with any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, (iv) approve or execute or enter into any letter of intent, agreement in principle, merger agreement, business combination agreement, sale or purchase agreement or share exchange agreement, option agreement or any other similar agreement related to any Acquisition Proposal (an "Acquisition Agreement") or (v) propose or agree to do any of the foregoing. Any violation of the restrictions contained in this Section 5.4 by any of the Company's Representatives shall be deemed to be a breach of this Section 5.4 by the Company. The Company shall use commercially reasonable efforts to ensure that its Representatives are aware of the provisions of this Section 5.4.

          (b)   (i) Notwithstanding the foregoing, prior to the Company Stockholders Meeting, in response to an unsolicited, bona fide written Acquisition Proposal (that did not result from the Company's breach of this Section 5.4) made after the date of this Agreement, subject to compliance with the other terms of this Section 5.4 and the Company first entering into a confidentiality agreement with the Person who has made such Acquisition Proposal having confidentiality and use provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not prohibit the making or amending of an Acquisition Proposal), the Company shall be permitted to (A) engage in discussions and negotiations with the Person who has made such Acquisition Proposal and (B) provide any nonpublic information or data in response to a request therefor to the Person who has made such Acquisition Proposal; provided that prior to taking any action described in clause (A) or (B) above, the Board of Directors of the Company determines in good faith after consultation with outside legal counsel that (I) based on the information then available and after consultation with its financial advisor, such Acquisition Proposal constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal, and (II) the failure to take such action would be inconsistent with the duties of members of the Board of Directors of the Company under applicable Law. The Company shall provide Parent with a copy of any nonpublic information provided to any Person pursuant to the prior sentence prior to or simultaneously with furnishing such information to such Person, unless such information has been previously made available to Parent. Neither the Company nor any of its Subsidiaries shall enter into any agreement with any Person subsequent to the date of this Agreement that prohibits such Person from providing information to Parent in accordance with this Section 5.4.

             (ii)  The Company shall notify Parent promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its Subsidiaries by any Person that informs the Company or any of its Subsidiaries that it is considering making, or has made, an Acquisition Proposal (or any Person in circumstances that would be reasonably expected to be in connection with the consideration of or the making of an Acquisition Proposal), or any inquiry from any Person seeking to have discussions or negotiations with the Company relating to a possible Acquisition Proposal. Such notice shall be made orally and promptly confirmed in writing, and shall indicate the identity of the person making the Acquisition Proposal, inquiry or request and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence, including proposed agreements). The Company shall also promptly, and in any event within 24 hours, notify Parent, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal or provides nonpublic information to any Person in accordance with this Section 5.4(b) and keep Parent reasonably informed of the status and terms of any such discussions or negotiations on a reasonably current basis, including by providing a copy of all material documentation or material correspondence relating thereto, including proposed agreements and any material change in its intentions as previously notified.

            (iii)  Except as provided in Section 5.4(b)(iv) or Section 5.4(b)(v), neither the Board of Directors of the Company, nor any committee thereof, shall (A) withhold, withdraw, qualify or modify in any manner adverse to Parent, or propose publicly or resolve to withhold, withdraw, qualify or modify in any manner adverse to Parent, the approval, recommendation or declaration of advisability by the Board of Directors of the Company, or any such committee thereof, of the Merger, (B) fail to include the recommendation of the Board of Directors of the Company that the stockholders of the Company approve the Merger in the Joint Proxy Statement/Prospectus, (C) make or publicly propose to make any recommendation in connection with a tender offer or exchange offer commenced by a third party other than a recommendation against such offer or a customary "stop, look and listen" communication or (D) fail to reaffirm the recommendation of the Board of Directors of the Company in favor of the Merger within five Business Days of Parent's written request that the Company do so (provided that Parent shall be entitled to make such a written request for reaffirmation only once with respect to each Acquisition Proposal and once for each material amendment to each such Acquisition Proposal) (any of the foregoing (A), (B), (C) or (D), a "Change in Recommendation").

            (iv)  Notwithstanding anything in this Agreement to the contrary (but subject to this Section 5.4(b)(iv)), prior to the Company Stockholders Meeting, with respect to an Acquisition Proposal, the Board of Directors of the Company may make a Change in Recommendation, or the Board of Directors of the Company may authorize the Company to terminate this Agreement to enter into an Acquisition Agreement, in each case, if and only if (A) an unsolicited bona fide written Acquisition Proposal (that did not result from a breach of this Section 5.4) is made to the Company by a third party, and such Acquisition Proposal is not withdrawn, (B) the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal constitutes a Superior Proposal, (C) the Board of Directors of the Company has determined in good faith (after consultation with its outside legal counsel) that failure to do so would be inconsistent with the duties of the members of the Board of Directors of the Company under applicable Law, (D) four Business Days shall have elapsed since the time the Company has given written notice to Parent advising Parent that the Company intends to take such action and specifying in reasonable detail the reasons therefor, including the terms and conditions of any such Superior Proposal that is the basis of the proposed action (a "Notice of Recommendation Change") (it being understood that any amendment to any material term of such Superior Proposal (including any change in the form or amount of consideration) shall require a new Notice of Recommendation Change but with a new notice period equal to the longer of two Business Days and the remainder of the initial four-Business Day period, (E) during such four-Business Day period, the Company has considered and, at the reasonable request of Parent, engaged in good faith discussions with Parent regarding, any adjustment or modification of the terms of this Agreement proposed by Parent, and (F) the Board of Directors of the Company, following such four-Business Day period, again determines in good faith (after consultation with outside legal counsel and financial advisors, and taking into account any adjustment or modification of the terms of this Agreement proposed by Parent) that such Acquisition Proposal constitutes a Superior Proposal and failure to do so would be inconsistent with the duties of the members of the Board of Directors of the Company under applicable Law; provided, that in the case of termination of this Agreement by the Company to enter into an Acquisition Agreement pursuant to this Section 5.4(b)(iv), (x) the Company must pay or cause to be paid to Parent the Company Termination Fee pursuant to Section 7.2(b) and (y) neither the Company nor any Subsidiary or Representative of the Company shall enter into any Acquisition Agreement unless this Agreement has been or is prior to or substantially concurrently terminated in accordance with its terms.

             (v)  Nothing contained in this Section 5.4 shall prohibit the Board of Directors of the Company from: (A) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or (B) making any "stop, look and listen" communication to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided that the foregoing clause (A) or (B) shall not permit the Board of Directors of the Company to make any Change in Recommendation except as permitted by Section 5.4(b)(iv).

          (c)   The Company agrees that (i) it will and will cause its Subsidiaries, and its and their Representatives to, cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal, (ii) it will not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party with respect to any Acquisition Proposal except to the extent a failure to do so would be inconsistent with the directors' respective duties under applicable Law, (iii) promptly after the date hereof, it will request that each Person that has previously executed a confidentiality agreement relating to an Acquisition Proposal or a potential Acquisition Proposal destroy or return all non-public information provided under such confidentiality agreement and (iv) it will promptly terminate the access of any third party to electronic datasite or data room established in connection with any such confidentiality agreement.

          (d)   The Company shall not submit to the vote of its stockholders any Acquisition Proposal other than the Merger and the other transactions contemplated hereby prior to the termination of this Agreement in accordance with its terms.

        Section 5.5    NYSE Listing.     Parent shall use reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be approved for listing on the NYSE, subject to official notice of issuance.

        Section 5.6    Employee Matters.

          (a)   For a period of one (1) year following the Effective Time (the "Continuation Period"), Parent shall provide, or shall cause to be provided, to each employee of the Company and its Subsidiaries who continues to be employed by Parent or its Subsidiaries following the Effective Time (the "Continuing Employees"), for so long as such Continuing Employee is employed following the Effective Time, (i) an annual base salary or wage rate that is no less favorable to such Continuing Employee than the annual base salary or wage rate provided to such Continuing Employee immediately prior to the Effective Time; (ii) an annual cash bonus opportunity that is no less than the annual cash bonus opportunity that was provided to such Continuing Employee immediately prior to the Effective Time; and (iii) employee benefits that are no less favorable in the aggregate than those provided to similarly situated employees of Parent and its Subsidiaries; provided that, for purposes of this clause (iii), the employee benefits generally provided to Company Employees as of immediately prior to the Effective Time shall be deemed to be no less favorable in the aggregate to those provided to similarly situated employees of Parent and its

  Subsidiaries, it being understood that the Continuing Employees may commence participation in the "employee benefit plans," as defined in Section 3(3) of ERISA (whether or not subject to ERISA), maintained by Parent or any of its Subsidiaries (collectively, the "New Plans") at such times as are determined by Parent. For the avoidance of doubt, nothing in this Agreement shall require Parent or any of its Subsidiaries to employ any Person.

          (b)   For purposes of any New Plans providing benefits to any Continuing Employees after the Effective Time, Parent shall, or shall cause its applicable Subsidiary to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees and their eligible dependents under any New Plans in which such employees may be eligible to participate after the Effective Time, except, with respect to pre-existing conditions or exclusions, to the extent such pre-existing conditions or exclusions would apply under the analogous Company Benefit Plan; (ii) use commercially reasonable efforts to provide each Continuing Employee and his or her eligible dependents under any New Plan with credit for any co-payments and deductibles paid during the portion of the plan year of the corresponding Company Benefit Plan ending on the date such Continuing Employee's participation in the New Plan begins (to the same extent that such credit was given under the analogous Company Benefit Plan prior to the date that the Continuing Employee first participates in the New Plan) in satisfying any applicable deductible or out-of-pocket requirements under the New Plan; and (iii) recognize all service of the Continuing Employees with the Company and its Subsidiaries (and any predecessors or Affiliates thereof), for all purposes in any New Plan in which such employees may be eligible to participate after the Effective Time to the same extent such service was taken into account under the analogous Company Benefit Plan prior to the date that the Continuing Employee first participates in the New Plan; provided, however, that the foregoing clause (iii) shall not apply (A) to the extent it would result in duplication of benefits, or (B) for any purpose with respect to any defined benefit pension plan, postretirement welfare plan or any New Plan under which similarly situated employees of Parent and its Subsidiaries do not receive credit for prior service or that is grandfathered or frozen, either with respect to level of benefits or participation.

          (c)   If requested by Parent not less than ten (10) Business Days before the Closing Date, the Company shall adopt board resolutions and take such corporate action as is necessary to terminate the Company Benefit Plans that are Tax-qualified defined contribution plans with a cash or deferred arrangement under Section 401(k) of the Code (collectively, the "Company Qualified DC Plan"), effective as of the day prior to the Closing Date but contingent on the occurrence of the Closing. The form and substance of such resolutions and any other actions taken in connection with the foregoing termination shall be subject to the review and approval of Parent. Upon the distribution of the assets in the accounts under the Company Qualified DC Plan to the participants, Parent shall permit such participants who are then actively employed by Parent or its Subsidiaries to make rollover contributions of "eligible rollover distributions" (within the meaning of Section 401(a)(31) of the Code), in the form of cash, from the Company Qualified DC Plan to the applicable Tax-qualified defined contribution plans of Parent or its Subsidiaries.

          (d)   Neither Parent, the Company nor any of their respective Subsidiaries shall, and each of Parent and the Company shall use reasonable best efforts to cause its and its respective Subsidiaries' Representatives not to, prior to the Effective Time:

              (i)  in the case of Parent (and its Subsidiaries or Representatives acting on their behalf), directly or indirectly solicit for employment or employ or cause to leave the employ of the Company or any of its Subsidiaries or Affiliates any individual designated in writing by the Company to Parent on Section 5.6(d)(i) of the Company Disclosure Letter; or

             (ii)  in the case of the Company (and its Subsidiaries or Representatives acting on their behalf), directly or indirectly solicit for employment or employ or cause to leave the employ of Parent or any of its Subsidiaries or Affiliates any individual designated in writing by Parent to the Company on Section 5.6(d)(ii) of the Parent Disclosure Letter.

          (e)   The provisions of this Section 5.6 are solely for the benefit of the Parties. No current or former director, officer, employee or other service provider or any other person shall be a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Parent Benefit Plan, Company Benefit Plan or other compensation or benefit plan or arrangement for any purpose. Without limiting the generality of the foregoing in this Section 5.6, nothing contained in this Agreement shall otherwise obligate Parent, the Company or any of their respective Affiliates to (i) maintain any particular Benefit Plan or (ii) retain the employment or services of any current or former director, employee or other service provider.

        Section 5.7    Fees and Expenses.     Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the Party incurring such expense, except as otherwise provided in Section 7.2 and except that expenses incurred in connection with filing, printing and mailing the Joint Proxy Statement/Prospectus and the Form S-4 (other than legal fees) shall be shared equally by the Company and Parent.

        Section 5.8    Governance.     Parent shall take such actions as are necessary to cause the Company Designees to become members of the Board of Directors of Parent immediately after the Effective Time.

        Section 5.9    Indemnification and D&O Insurance.

          (a)   For six years from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless all past and present directors and officers of the Company and its Subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including advancing attorneys' fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law; provided such Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction has determined in a final, nonappealable judgment such Indemnified Party is not ultimately entitled), judgments, fines, penalties, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger), in connection with such Indemnified Parties serving or having served as a director, officer, employee, agent or other fiduciary of the Company or any of its Subsidiaries or of any other Person if such service was at the request or for the benefit of the Company or any of its Subsidiaries, in each case to the fullest extent permitted by Law and to the same extent that the Company or its Subsidiaries would have been permitted to do so pursuant to the Organizational Documents of the Company or its Subsidiaries, as applicable. Notwithstanding anything herein to the contrary, if any Indemnified Party notifies Parent or the Surviving Corporation on or prior to the sixth anniversary of the Effective Time of a matter in respect of which such Person may seek indemnification or advancement pursuant to this Section 5.9, the provisions of this Section 5.9 shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto.

          (b)   For six years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain in effect the provisions in (i) the Organizational Documents of the

  Company and any Subsidiary of the Company and (ii) except to the extent such agreement provides for an earlier termination, any other agreements (other than insurance contracts) of the Company and its Subsidiaries with any Indemnified Party, in each case, regarding elimination of liability, indemnification of officers, directors, agents and employees and advancement of expenses that are in existence on the date of this Agreement, to the extent such agreements have been made available to Parent prior to the date of this Agreement, and no such provision shall be amended, modified or repealed in any manner that would materially and adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger).

          (c)   Parent shall, or shall cause the Surviving Corporation to, obtain as of the Effective Time a six-year prepaid "tail" policy or policies for the extension of the directors' and officers' liability coverage of the Company's existing directors' and officers' liability insurance policies and fiduciary liability insurance policies, in each case for a claims reporting or discovery period of six years from and after the Effective Time, on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company with respect to matters arising on or before the Effective Time, including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger; provided, however, that Parent or the Surviving Corporation, as applicable, shall use commercially reasonable efforts to obtain the most favorable pricing and most comprehensive coverage reasonably available for such "tail" policy and Parent or Surviving Corporation, as applicable, shall not be required to commit or spend on such "tail" policy more than 300% of the last aggregate annual premium paid by the Company prior to the date of this Agreement for the Company's current policies of directors' and officers' liability insurance and fiduciary liability insurance (the "Base Amount"), and if the cost of such "tail" policy would otherwise exceed the Base Amount, Parent or the Surviving Corporation, as applicable, shall be permitted to purchase as much coverage as reasonably practicable for the Base Amount. In lieu of Parent's or the Surviving Corporation's purchase of the "tail" policy as contemplated in the immediately foregoing sentence, the Company may purchase, prior to the Effective Time, a prepaid "tail" policy or policies for the extension of the directors' and officers' liability coverage of the Company's existing directors' and officers' liability insurance policies and fiduciary liability insurance policies, in each case for a claims reporting or discovery period of six years from and after the Effective Time, on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company with respect to matters arising on or before the Effective Time (including acts, errors or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger), and in which event Parent and the Surviving Corporation shall cease to have any obligations under the first sentence of this Section 5.9(c); provided, however, that the aggregate premium for such policy shall not exceed the Base Amount. After the Effective Time, Parent shall cause such "tail" policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation and, subject to Parent's compliance with its obligations under this Section 5.9(c), no Party shall have any other obligation to purchase or pay for any insurance hereunder.

          (d)   If Parent (or the Surviving Corporation) or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent (or the Surviving Corporation) shall assume the obligations set forth in this Section 5.9.

          (e)   The provisions of this Section 5.9 (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

        Section 5.10    Dividends.

          (a)   It is agreed that (A) the Parties shall take such actions as are necessary to ensure that the timing of any regular quarterly dividend paid by either the Company or Parent prior to the Closing will be coordinated so that, if either the holders of Company Common Stock or the holders of Parent Common Stock receive a distribution for a particular quarter prior to the Closing Date, then the holders of Parent Common Stock and the holders of Company Common Stock, respectively, shall also receive a distribution for such quarter prior to the Closing Date and (B) the Parties will coordinate such that any such quarterly distribution by the Company and Parent shall have the same record date and the same payment date, which shall be consistent with Parent's historical record dates and payment dates unless otherwise agreed between the Parties, in order to ensure that the stockholders of the Company and the stockholders of Parent receive the same number of such dividends prior to the Effective Time (provided that the amount of any such quarterly dividend declared by the Company must be consistent with Section 4.1(b)(iv) and the amount of any such quarterly dividend declared by Parent must be consistent with Section 4.2(b)(iv)).

          (b)   If the Company (in consultation with Parent) determines that it is necessary to declare a Special Company Distribution in accordance with Section 4.1(b)(iv) or if Parent (in consultation with the Company) determines that it is necessary to declare a Special Parent Distribution in accordance with Section 4.2(b)(iv), such Party shall notify the other Party in writing at least 10 Business Days prior to the Company Stockholders Meeting and the Parent Stockholders Meeting, and such other Party shall be entitled to declare a dividend per share payable (i) in the case of the Company, to holders of shares of Company Common Stock, in an amount per share equal to the product of (A) the Special Parent Distribution declared by Parent with respect to each share of Parent Common Stock and (B) the Exchange Ratio and (ii) in the case of Parent, to holders of shares of Parent Common Stock, in an amount per share equal to the quotient obtained by dividing (x) the Special Company Distribution declared by the Company with respect to each share of Company Common Stock by (y) the Exchange Ratio. The record date and payment date for any dividend payable pursuant to this Section 5.10(b) shall be the close of business on the last Business Day prior to the Closing Date.

          (c)   In the event that a dividend or distribution with respect to the shares of Company Common Stock permitted under the terms of this Agreement has (i) a record date prior to the Effective Time and (ii) has not been paid as of the Effective Time, the holders of shares of Company Common Stock shall be entitled to receive such dividend or distribution pursuant to and in accordance with Section 2.2.

        Section 5.11    Public Announcements.     Except (a) for communications consistent with the final form of joint press release announcing the Merger and the investor presentation given to investors on the date of announcement of the Merger, (b) as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of the NYSE or (c) pursuant to the Company's or Parent's rights pursuant to Section 5.4, the Company and Parent shall consult with each other, and provide meaningful opportunity for review and give due consideration to reasonable comment by the other Party, prior to issuing any press releases or other public communications with respect to the Merger and the other transactions contemplated by this Agreement.

        Section 5.12    Tax Matters.

          (a)   The Company and Parent agree to use their respective reasonable best efforts to cause the Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code. Subject to the receipt of the opinions described in Section 6.2(c) and 6.3(c), the parties shall treat the Merger as a tax-free "reorganization" under Section 368(a) of the Code and no party shall take any position for tax purposes inconsistent therewith, except to the extent otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code.

          (b)   Parent shall, with the Company's good faith cooperation and assistance, prepare, execute and file, or cause to be prepared, executed and filed, all returns, questionnaires, applications or other documents regarding any real property transfer, sales, use, transfer, value added, stock transfer, recording, registration stamp or similar Taxes that become payable in connection with the transactions contemplated by this Agreement (collectively, "Transfer Taxes") and Parent and the Company shall cooperate to use commercially reasonable efforts to minimize the amount of Transfer Taxes to the extent permitted by applicable Law.

          (c)   The Company and Parent shall cooperate and consult in good faith with each other with respect to maintenance of the REIT status of the Company and Parent (and any of their Subsidiaries that is a REIT) for the Company's and Parent's 2019 taxable year (and that of any of their Subsidiaries that is a REIT).

          (d)   Notwithstanding anything to the contrary herein, upon Parent's written request, the Company shall use its reasonable best efforts to cause (x) any Subsidiary that is treated as a QRS of (1) the Company or (2) any Subsidiary of the Company that is a REIT (a "Subsidiary REIT") and (y) any Subsidiary set forth in Section 5.12(d) of the Company Disclosure Letter (each such Subsidiary identified in such written request, a "Converted Entity") to (i) convert into a limited liability company (or other entity that is disregarded as an entity separate from the Company or such Subsidiary REIT, as applicable, for U.S. federal income tax purposes) (a "Disregarded Entity"), (ii) merge with and into a Disregarded Entity, and/or (iii) make an election under Treasury Regulations Section 301.7701-3(c) to be disregarded as an entity separate from its owner for U.S. federal income tax purposes, as applicable, in each case, such that, prior to and at the Effective Time, for U.S. federal income tax purposes, such Converted Entity is a Disregarded Entity (and would be a Disregarded Entity without regard to its status as a QRS). Within ten (10) days of receiving any such written request, the Company shall notify Parent in writing of any Subsidiary identified in such request with respect to which a conversion, merger, and/or election, as applicable, cannot occur prior to the Effective Time.

        Section 5.13    Financing Cooperation.

          (a)   The Company shall, and shall cause its Subsidiaries to, and shall cause its and their Representatives to, provide all cooperation reasonably requested by Parent in connection with financing arrangements (including, without limitation, assumptions, guarantees, amendments, supplements, modifications, refinancings, replacements, repayments, terminations or prepayments of existing financing arrangements) as Parent may reasonably determine necessary or advisable in connection with the completion of the Merger or the other transactions contemplated hereby. Such cooperation shall include (i) participating in a reasonable number of meetings, presentations and due diligence sessions in connection with such financing arrangements, (ii) providing reasonable and timely assistance with the preparation of materials for presentations, offering memoranda, prospectuses and similar documents required in connection with such financing arrangements, (iii) as promptly as reasonably practical, and in any event at least 10 days prior to the Closing Date, furnishing Parent and any of its financing sources with (A) unaudited condensed consolidated balance sheets and related condensed consolidated statements of operations, comprehensive income, changes in equity and cash flows (in each case, subject to normal year-end adjustments and absence of footnotes) for the Company for the fiscal quarter ended March 31, 2019 and each subsequent fiscal quarter ended on a date that is not a fiscal year end and that is at least 40 days before the Closing Date and (B) in the event that the Closing Date occurs on a date that is more than 60 days following December 31, 2019, audited consolidated balance sheets and related audited consolidated statements of operations, comprehensive income (loss), changes in equity and cash flows for the fiscal year ended December 31, 2019, in each case prepared in accordance with GAAP and (iv) to the extent requested in writing at least ten (10) Business Days prior to the Closing, delivering at least three Business Days prior to the Closing all documentation and other information with respect to the Company and its Subsidiaries that are required by regulatory authorities under applicable "know-your-customer" rules and regulations, including the USA PATRIOT Act. Notwithstanding the foregoing, the Company and its Subsidiaries and their respective Representatives shall not be required to enter into any letter, certificate, document, agreement or instrument (other than customary authorization and representation letters) that will be effective prior to the Closing and nothing in this Section 5.13 shall require (x) such cooperation to the extent it would disrupt unreasonably the business or operations of the Company or any of its Subsidiaries or require any of them to take any actions that would reasonably be expected to violate applicable Law, contract or Organizational Documents, (y) the Board of Directors of the Company or the Board of Directors or similar governing body of any Subsidiary of the Company to adopt resolutions approving any letter, certificate, document, agreement or instrument (other than customary authorization and representation letters to the extent necessary) that will be effective prior to the Closing or (z) the Company or any of its Subsidiaries to incur any liability (including due to any act or omission by the Company or any of its Subsidiaries or any of their respective Representatives) prior to the Closing for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent. It is understood and agreed that a failure to consummate a financing of the type described in the first sentence of this Section 5.13(a) shall not, in and of itself, constitute a failure by the Company to satisfy its obligations under this Section 5.13(a).

          (b)   The Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to, as soon as reasonably practicable after (and not prior to) the receipt of a written request from Parent to do so, on the terms and conditions specified by Parent and in compliance with all applicable terms and conditions of the applicable Company Debt Agreement, seek an amendment or amendments to any of the Company Debt Agreements or pursue any approach chosen by Parent to the assumption, defeasance, satisfaction and discharge, constructive satisfaction and discharge, refinancing, repayment, repurchase, redemption, termination, amendment, guarantee, purchase, unwinding or other treatment of, the Company Debt Agreements and the indebtedness incurred pursuant thereto, in each case, subject to the occurrence of the Closing (any such transaction, a "Debt Transaction"). The Company shall not be required to take any action in respect of any Debt Transaction until Parent shall have provided the Company with drafts of any necessary documentation required in connection with such Debt Transaction in a form reasonably satisfactory to the Company (collectively, the "Debt Transaction Documents") at least three (3) Business Days prior to the date of such requested action. The Company shall use commercially reasonable efforts to, and shall cause its Subsidiaries to use commercially reasonable efforts to, cause its and their respective Representatives to provide cooperation and assistance reasonably requested by Parent in connection with the Debt Transactions (including taking all corporate action reasonably necessary to authorize the execution and delivery of any Debt Transaction Documents to be entered into prior to Closing and delivering all officer's certificates and legal opinions required to be delivered in connection therewith (such corporate action, execution and delivery not to be unreasonably withheld, delayed or conditioned)); provided, that the effectiveness of any such Debt Transaction Documents or, in the case of a notice of prepayment or redemption, such prepayment or redemption, shall be expressly conditioned on the Closing. It is understood and agreed that a failure to effectuate any Debt Transaction shall not constitute a failure by the Company to satisfy its obligations under this Section 5.13(b).

          (c)   The Company shall, and shall cause its Subsidiaries to, after (and not prior to) the receipt of a written request from Parent to do so, deliver all notices and take all other actions to facilitate the termination at the Effective Time of all commitments in respect of each of the Company Credit Facility and any other indebtedness of the Company or its Subsidiaries to be paid off, discharged and terminated on the Closing Date as specifically requested by Parent in writing, the repayment in full on the Closing Date of all obligations in respect of the indebtedness thereunder, and the release on the Closing Date of any Liens securing such indebtedness and guarantees in connection therewith. In furtherance and not in limitation of the foregoing, the Company and its Subsidiaries shall use commercially reasonable efforts to deliver to Parent (i) at least 10 Business Days prior to the Closing Date (or such short period as agreed by Parent), a draft payoff letter with respect to each of the Company Credit Facility and (to the extent requested by the Parent to the Company in writing) any other indebtedness (including mortgages) of the Company or its Subsidiaries to be paid off, discharged and terminated on the Closing Date and (ii) at least one Business Day prior to the Closing Date, an executed payoff letter with respect to each of the Company Credit Facility (the "Payoff Letters") and such other indebtedness (including mortgages) of the Company or its Subsidiaries to be paid off, discharged and terminated on the Closing Date, in each case in form and substance customary for transactions of this type, from the Persons (or the applicable agent on behalf of the Persons) to whom such indebtedness is owed, which Payoff Letters together with any related release documentation shall, among other things, (x) include the payoff amount (including customary per diem) and (y) provide that Liens (and guarantees), if any, granted in connection with the Company Credit Facility or any such other indebtedness of the Company to be paid off, discharged and terminated on the Closing Date relating to the assets, rights and properties of the Company and its Subsidiaries securing or relating to such indebtedness, shall, upon the payment of the amount set forth in the applicable Payoff Letter at or prior to the Effective Time, be released and terminated.

        Section 5.14    Transaction Litigation.     The Company shall promptly notify Parent in writing of any litigation related to this Agreement, the Merger or the other transactions contemplated hereby that is brought or, to the knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries, directors, officers or employees ("Company Transaction Litigation"), and shall give Parent the opportunity to participate in the defense or settlement of any Company Transaction Litigation. The Company shall not settle, agree to any undertakings or approve or otherwise agree to any waiver that may be sought in connection with such Company Transaction Litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), subject to Section 5.14 of the Company Disclosure Letter.

        Section 5.15    Director Resignations.     The Company shall cause to be delivered to Parent resignations executed by each director of the Company in office as of immediately prior to the Effective Time and effective upon the Effective Time.

        Section 5.16    Delisting.     Each of the Parties agrees to cooperate with the other Party in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the NYSE and terminate its registration under the Exchange Act; provided that such delisting and termination shall not be effective until after the Effective Time.

        Section 5.17    Rule 16b-3 Matters.     Prior to the Effective Time, the Parties shall, as applicable, take all such steps as may be reasonably necessary or advisable, to the extent permitted by applicable Law, to cause any dispositions of Company equity securities (including derivative securities) and acquisitions of Parent equity securities pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company subject to the reporting requirements of

Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        Section 5.18    Treatment of Operating Partnership.     Prior to the Effective Time, the Company shall, and shall cause the Company Subsidiaries to, cooperate with reasonable requests by Parent in connection with the contemplated post-closing transactions involving the Company Operating Partnership; provided, however, that, notwithstanding the foregoing, this shall not obligate the Company and Company Subsidiaries to enter into any contracts or obligations binding on them that would become effective prior to the Effective Time or to incur any out-of-pocket costs or expenses (unless such costs or expenses will be promptly reimbursed by Parent) in connection with its cooperation with Parent's requests.

        Section 5.19    Certain Loan Matters.     The Company shall use its reasonable best efforts to cause, on or prior to the Effective Time, either (i) the repayment and termination in full of the indebtedness listed on Section 5.19 of the Company Disclosure Letter (the "Applicable Loans") (and, to the extent that the borrower of any such Applicable Loan is not the Company or one of its wholly-owned Subsidiaries, the repayment and termination will be funded on a pro rata basis by the Company or its applicable subsidiaries, on the one hand, and the other equity holders of the borrower, on the other) or (ii) so long as the property securing an Applicable Loan is not sold prior to the Effective Time, the amendment of such Applicable Loan to expressly permit the Merger and the other transactions contemplated hereby (or the obtaining of a consent or waiver with the same effect), which amendment, consent or waiver shall be in form and substance reasonably satisfactory to each of Parent and the Company. In connection with the foregoing clause (i), the Company shall use its reasonable best efforts to provide to Parent customary evidence of the effectiveness of such repayment and termination, and corresponding customary termination and release documents (including a customary payoff letter from the lenders and customary lien release documents). The Company shall keep Parent reasonably informed on the treatment of the Applicable Loans and shall provide Parent with such related information and documents as Parent shall reasonably request from time-to-time.

ARTICLE VI
CONDITIONS PRECEDENT

        Section 6.1    Conditions to Each Party's Obligation.     The respective obligation of each of Parent, Merger Sub and the Company to effect the Merger shall be subject to the satisfaction or waiver by Parent and the Company in writing, at or prior to the Closing, of the following conditions:

        (a)    Stockholder Approvals.     The Company shall have obtained the Company Required Vote, and Parent shall have obtained the Parent Required Vote.

        (b)    NYSE Listing.     The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

        (c)    Form S-4.     The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

        (d)    No Injunctions or Restraints; Illegality.     No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Entity of competent jurisdiction which makes the consummation of the Merger illegal.

        Section 6.2    Conditions to Obligations of the Company.     The obligation of the Company to effect the Merger is subject to the satisfaction or waiver by the Company in writing, at or prior to the Closing, of the following additional conditions:

        (a)    Parent Representations and Warranties.     (i) The representations and warranties of Parent set forth in the first two sentences of Section 3.2(b)(i) and in Section 3.2(b)(ii) shall be true and correct in all respects, except for any de minimis inaccuracies, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) the representations and warranties of Parent set forth in Section 3.2(l)(ii) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, (iii) the representations and warranties of Parent set forth in Section 3.2(a)(i), Section 3.2(b) (other than the first two sentences of Section 3.2(b)(i) and Section 3.2(b)(ii)), Section 3.2(m), Section 3.2(n), Section 3.2(t), Section 3.2(v) and Section 3.2(w) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), and (iv) the other representations and warranties of Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or Parent Material Adverse Effect) has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        (b)    Performance of Parent Obligations.     Parent shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing.

        (c)    Section 368 Opinion.     The Company shall have received the written opinion of its counsel, Goodwin Procter LLP (or another nationally recognized law firm reasonably satisfactory to the Company), dated as of the Closing Date and in form and substance reasonably satisfactory to the Company, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications (it being agreed and understood that any exceptions, assumptions and qualifications set forth in the draft opinion delivered to Wachtell, Lipton, Rosen & Katz on or prior to the date hereof shall be deemed to be customary for this purpose). In rendering such opinion, Goodwin Procter LLP (or, if applicable, another nationally recognized law firm reasonably satisfactory to the Company) may rely upon the Company Tax Representation Letter and the Parent Tax Representation Letter.

        (d)    REIT Opinion.     The Company shall have received a tax opinion of Parent's REIT Counsel, dated as of the Closing Date and addressed to Parent, in form and substance reasonably satisfactory to the Company, to the effect that, at all times since its taxable year ended December 31, 2010 and through the Closing Date, Parent has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and that its proposed method of organization and operation will enable Parent to continue to meet the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications (it being agreed and understood that any exceptions, assumptions and qualifications set forth in the draft opinion delivered to Goodwin Procter LLP on or prior to the date hereof shall be deemed to be customary for this purpose). In rendering such opinion, Parent's REIT Counsel may rely upon customary representations contained in an officer's certificate executed by Parent and provided pursuant to Section 4.2(d).

        (e)    Closing Certificate.     The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent, dated as of the Closing Date, to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

        Section 6.3    Conditions to Obligations of Parent.     The respective obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver by Parent in writing, at or prior to the Closing, of the following additional conditions:

        (a)    Company Representations and Warranties.     (i) The representations and warranties of the Company set forth in the first two sentences of Section 3.1(b)(i) and in Section 3.1(b)(ii) and Section 3.1(b)(iii) shall be true and correct in all respects, except for any de minimis inaccuracies, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) the representations and warranties of the Company set forth in Section 3.1(l)(ii) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, (iii) the representations and warranties of the Company set forth in Section 3.1(a)(i) , 3.1(a)(ii), 3.1(a)(iii), Section 3.1(b) (other than the first two sentences of Section 3.1(b)(i), Section 3.1(b)(ii) and Section 3.1(b)(iii)), Section 3.1(m), Section 3.1(n), Section 3.1(t), Section 3.1(u) and Section 3.1(v) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), and (iv) the other representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or Company Material Adverse Effect) has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (b)    Performance of Company Obligations.     The Company shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing.

        (c)    Section 368 Opinion.     Parent shall have received the written opinion of its special counsel, Wachtell, Lipton, Rosen & Katz (or another nationally recognized law firm reasonably satisfactory to Parent), dated as of the Closing Date and in form and substance reasonably satisfactory to Parent, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications (it being agreed and understood that any exceptions, assumptions and qualifications set forth in the draft opinion delivered to Goodwin Procter LLP on or prior to the date hereof shall be deemed to be customary for this purpose). In rendering such opinion, Wachtell, Lipton, Rosen & Katz (or, if applicable, another nationally recognized law firm reasonably satisfactory to Parent) may rely upon the Parent Tax Representation Letter and the Company Tax Representation Letter.

        (d)    REIT Opinion.     Parent shall have received a tax opinion of Company's REIT Counsel, dated as of the Closing Date and addressed to the Company, in form and substance reasonably satisfactory to Parent, to the effect that, at all times since its taxable year ended December 31, 2010 and through the taxable year that ends with the Effective Time, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications (it being agreed and understood that any exceptions, assumptions and qualifications set forth in the draft opinion delivered to Wachtell, Lipton, Rosen & Katz on or prior to the date hereof shall be deemed to be customary for this purpose). In rendering such opinion, Company's REIT Counsel may rely upon customary representations contained in an officer's certificate executed by the Company and provided pursuant to Section 4.1(d).

          (e)    Closing Certificate.    Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company, dated as of the Closing Date, to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

ARTICLE VII
TERMINATION

        Section 7.1    Termination.     This Agreement may be terminated, and the Merger may be abandoned, at any time before the Effective Time by action of Parent or the Company (as applicable) only as follows:

          (a)   by mutual written consent of Parent and the Company;

          (b)   by either Parent or the Company, if any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling in each case permanently enjoining or otherwise prohibiting the consummation of the Merger, and such order, decree or ruling has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the principal cause of or resulted in such order, decree or ruling;

          (c)   by either Parent or the Company, if the Merger shall not have been consummated by 5:00 p.m., New York time, on October 31, 2019 (the "Outside Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the principal cause of or resulted in the failure of the Merger to be consummated before such date;

          (d)   by Parent, at any time before the time the Company Required Vote, is obtained, (i) upon a Change in Recommendation or (ii) upon a Willful Breach by the Company of its obligations pursuant to Section 5.4;

          (e)   by the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, which breach or failure to perform or to be true (i) would result in the failure of any of the conditions set forth in Section 6.2(a) or Section 6.2(b) to be satisfied and (ii) cannot be cured by the Outside Date or, if curable prior to the Outside Date, has not been cured by the earlier of (A) the Outside Date and (B) 30 days after the giving of written notice by the Company to Parent of such breach, failure to perform or failure to be true; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if the Company is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in Section 6.3(a) or Section 6.3(b) cannot be satisfied;

          (f)    by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a Willful Breach of Section 5.4, as to which Section 7.1(d) will apply), or if any representation or warranty of the Company shall have become untrue, which breach or failure to perform or to be true (i) would result in the failure of any of the conditions set forth in Section 6.3(a) or Section 6.3(b) to be satisfied and (ii) cannot be cured by the Outside Date or, if curable prior to the Outside Date, has not been cured by the earlier of (A) the Outside Date and (B) 30 days after the giving of written notice by Parent to the Company of such breach, failure to perform or failure to be true; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(f) if Parent is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in Section 6.2(a) or Section 6.2(b) cannot be satisfied;

          (g)   by either Parent or the Company, if the Company Required Vote shall not have been obtained upon a vote taken thereon at the duly convened Company Stockholders Meeting or at any adjournment or postponement thereof;

          (h)   by either Parent or the Company, if the Parent Required Vote shall not have been obtained upon a vote taken thereon at the duly convened Parent Stockholders Meeting or at any adjournment or postponement thereof; or

          (i)    by the Company, at any time prior to receiving the Company Required Vote, in order to enter into a definitive Acquisition Agreement providing for a Superior Proposal in accordance with Section 5.4(b)(iv) (it being understood that the Company shall enter into a definitive Acquisition Agreement with respect to the Superior Proposal substantially concurrently with the termination of this Agreement); provided, that the Company Termination Fee shall be paid pursuant to Section 7.2(b) prior to or concurrently with the termination of this Agreement by the Company pursuant to this Section 7.1(i);

        Section 7.2    Effect of Termination.

          (a)   In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, written notice thereof shall forthwith be given to the other Party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company or Parent or their respective directors or Representatives, except as provided under Section 7.2(f) and except with respect to Section 5.7, Section 5.11, this Section 7.2 and Article VIII and except for the Confidentiality Agreement, each of which shall survive such termination and except that no Party shall be relieved or released from any liabilities or damages arising out of its fraud or Willful Breach of this Agreement.

          (b)    Company Termination Fee.

              (i)  If Parent terminates this Agreement pursuant to Section 7.1(d)(i), then the Company shall pay to Parent the Company Termination Fee within two Business Days after the date of such termination.

             (ii)  In the event that (A) an Acquisition Proposal with respect to the Company shall have been communicated to the Board of Directors of the Company or any Person or group of Persons shall have publicly made an Acquisition Proposal with respect to the Company (and, in the case of termination pursuant to Section 7.1(g), such Acquisition Proposal shall not have been publicly withdrawn at least five Business Days prior to the date of the Company Stockholders Meeting), (B) thereafter this Agreement is terminated (1) by Parent pursuant to Section 7.1(d)(ii), (2) by Parent or the Company pursuant to Section 7.1(c) (if the Company Required Vote has not theretofore been obtained) or Section 7.1(g) or (3) by Parent pursuant to Section 7.1(f) and (C) before the date that is 12 months after the date of such termination, the Company consummates a transaction of a type set forth in the definition of "Acquisition Proposal" or enters into an Acquisition Agreement, then the Company shall, on the earlier of the date such Acquisition Proposal is consummated or any such Acquisition Agreement is entered into, pay to Parent the Company Termination Fee (provided that, for purposes of clause (C) above, each reference to "15%" in the definitions of "Acquisition Proposal" and "Acquisition Agreement" shall be deemed to be a reference to "50%").

            (iii)  If the Company terminates this Agreement pursuant to Section 7.1(i), then the Company shall prior to or substantially concurrently with such termination pay to Parent the Company Termination Fee.

          (c)   Any amount that becomes payable pursuant to Section 7.2(b) shall be paid by wire transfer of immediately available funds to an account designated by Parent. In no event shall this Section 7.2 require the Company to pay the Company Termination Fee on more than one occasion.

          (d)   If Parent decides to apply for a ruling from the IRS with respect to the tax consequences of the receipt of the Company Termination Fee, the Company shall cooperate with Parent and use commercially reasonable efforts to provide assistance (if any) requested by Parent with respect thereto.

          (e)   The payment of the Company Termination Fee shall be compensation and liquidated damages for the loss suffered by Parent as a result of the failure of the Merger to be consummated and to avoid the difficulty of determining damages under the circumstances and neither Party shall have any other liability to the other after the payment of the Company Termination Fee, except in the case of fraud or a Willful Breach. Notwithstanding anything to the contrary in this Agreement, if the Company Termination Fee shall become due and payable in connection with this Section 7.2, from and after such termination and payment of the Company Termination Fee pursuant to this Section 7.2, the Company shall have no further liability of any kind for any reason in connection with this Agreement, the transactions contemplated hereby or the termination of this Agreement, other than as provided in this Section 7.2 and except in the case of fraud or a Willful Breach. Each of the Parties acknowledges that the Company Termination Fee is not intended to be a penalty, but rather represents liquidated damages in a reasonable amount that will compensate Parent in the circumstances in which such Company Termination Fee is due and payable and which do not involve fraud or Willful Breach, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision. Each of the Parties acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Company, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails to pay all amounts due to Parent under this Section 7.2 on the dates specified, then the Company shall pay all costs and expenses (including legal fees and expenses) incurred by Parent in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in The Wall Street Journal, from the date such amounts were required to be paid until the date actually received by Parent.

          (f)    The "Company Termination Fee" shall be an amount equal to the lesser of (i) $45,450,000 (the "Company Base Amount") and (ii) the maximum amount, if any, that can be paid to Parent without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code (the "REIT Requirements") for such year determined as if the payment of such amount did not constitute Qualifying Income, as determined by independent accountants to Parent (taking into account any known or anticipated income of Parent which is not Qualifying Income and any appropriate "cushion" as determined by such accountants). Notwithstanding the foregoing, in the event Parent receives Tax Guidance providing that Parent's receipt of the Company Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements, the Company Termination Fee shall be an amount equal to the Company Base Amount and the Company shall, upon receiving notice that Parent has received the Tax Guidance, pay to Parent the unpaid Company Base Amount within five Business Days. In the event that Parent is not able to receive the full Company Base Amount due to the above limitations, the Company shall place the unpaid amount in escrow by wire transfer within three days of termination and shall not release any portion thereof to Parent unless and until Parent receives Tax Guidance providing that Parent's receipt of the unpaid Company's Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements, in which event the Company shall pay to Parent the unpaid Company Base Amount within five Business Days after the Company has been notified thereof. The obligation of the Company to pay any unpaid portion of the Company Termination Fee shall terminate on the December 31 following the date which is five years from the date of this Agreement. Amounts remaining in escrow after the obligation of the Company to pay the Company Termination Fee terminates shall be released to the Company. "Qualifying Income" shall mean income described in Sections 856(c)(2)(A)—(H) and 856(c)(3)(A)—(I) of the Code. "Tax Guidance" shall mean a reasoned opinion from counsel or other tax advisor or a ruling from the IRS.

ARTICLE VIII
GENERAL PROVISIONS

        Section 8.1    Survival.     None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time.

        Section 8.2    Amendment; Waiver.     Subject to the provisions of applicable Laws, at any time prior to the Effective Time, this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification, by the Parties, or in the case of a waiver, by the Party against whom the waiver is to be effective. The conditions to each of the respective Parties' obligations to consummate the Merger and the other transactions contemplated by this Agreement are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

        Section 8.3    Notices.     All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), transmitted by facsimile (notice deemed given upon confirmation of receipt), sent by electronic mail (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as

Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice).

(a)	if to the Company, to:
TIER REIT, Inc. 5950 Sherry Lane, Suite 700 Dallas, Texas 75225
	Attention:	Chief Legal Officer
	Fax No.:	(214) 365-7112
	Email:	tschelin@tierreit.com
(b)	with a copy (which shall not constitute notice) to:
Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210
	Attention:	John T. Haggerty Blake Liggio
	Fax No.:	(617) 649-1411
	Email:	jhaggerty@goodwinlaw.com bliggio@goodwinlaw.com
(c)	if to Parent or Merger Sub, to:
Cousins Properties Incorporated 3344 Peachtree Road NE, Suite 1800 Atlanta, Georgia 30303
	Attention:	General Counsel
	Fax No.:	(404) 407-1641
	Email:	PRoper@cousins.com
with a copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019
	Attention:	David E. Shapiro Jenna E. Levine
	Fax No.:	(212) 403-2000
	Email:	DEShapiro@wlrk.com JELevine@wlrk.com

        Section 8.4    Interpretation.     When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "made available" in this Agreement shall mean that the item referred to has been provided to the receiving Party prior to the date of this Agreement by being posted in the electronic data room established by the disclosing Party. The words "herein," "hereof," "hereunder" and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms. In the event that an ambiguity or a question of intent or interpretation arises, this

Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. The word "extent" and the phrase "to the extent" when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not merely mean "if." References to a wholly owned subsidiary of the Company or Parent shall include the Company Operating Partnership or Parent Operating Partnership and any wholly owned subsidiary of the Company Operating Partnership or Parent Operating Partnership, as applicable.

        Section 8.5    Counterparts.     This Agreement may be executed in counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to each other Party (including by means of electronic delivery), it being understood that the Parties need not sign the same counterpart. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in "portable document format" (".pdf") form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

        Section 8.6    Entire Agreement; No Third-Party Beneficiaries.     This Agreement, together with the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement, (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof, and (b) except as provided in Section 5.9(e) is not intended to confer upon any Person other than the Parties any rights or remedies hereunder.

        Section 8.7    Governing Law.     Except to the extent the Merger or any of the other transactions contemplated hereby may be required to be governed by the laws of the State of Georgia, this Agreement shall be governed and construed in accordance with the laws of the State of Maryland (without giving effect to choice of law principles thereof).

        Section 8.8    Severability.     Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the Parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        Section 8.9    Assignment.     Neither this Agreement nor any of the rights, interests or obligations of the Parties hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

        Section 8.10    Submission to Jurisdiction.     Each of the Parties agrees that it shall bring any action or proceeding in respect of any claim arising under or relating to this Agreement or the transactions contemplated by this Agreement exclusively in the Circuit Court for Baltimore City (Maryland), Business and Technology Case Management Program (or if such court declines to accept jurisdiction over a particular matter, any state or Federal court located within the State of Maryland) (the "Chosen Courts") and, solely in connection with such claims, (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to the laying of venue in any such action or proceeding in the Chosen Courts, (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party and (d) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.3 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. The consent to jurisdiction set forth in this Section 8.10 shall not constitute a general consent to service of process in the State of Maryland and shall have no effect for any purpose except as provided in this Section 8.10. The Parties agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

        Section 8.11    Enforcement.     The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in the Section above, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. The Parties further agree that no Party to this Agreement shall be required to obtain, secure, furnish or post any bond, security or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.11 and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, securing, furnishing or posting of any such bond, security or similar instrument.

        Section 8.12    Obligation of Parent.     Parent shall cause Merger Sub to comply with each of the covenants, obligations, agreements and undertakings required to be performed by Merger Sub in accordance with the terms of this Agreement.

        Section 8.13    WAIVER OF JURY TRIAL.     EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

ARTICLE IX
DEFINITIONS

        Section 9.1    Certain Definitions.     For purposes of this Agreement, the term:

        "Acquisition Proposal" means (a) any proposal, offer, inquiry or indication of interest relating to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries or (b) any transaction or acquisition by any Person or group resulting in, or any proposal, offer, inquiry or indication of interest that, in the case of (a) or (b), if consummated would result in, any Person (or the stockholders or other equity interest holders of such Person) or "group" (as defined pursuant to Section 13(d) of the Exchange Act) becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 15% or more of the total voting power of any class of equity securities of the Company (or of the surviving parent entity in such transaction), as applicable, or 15% or more of the consolidated net revenues, net income or total assets (it being understood that assets include equity securities of Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

        "Affiliate" means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

        "Benefit Plan" means, with respect to any entity, any compensation or employee benefit plan, program, policy, agreement or other arrangement, including any "employee benefit plans" (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), including any bonus, cash- or equity-based incentive, deferred compensation, stock purchase, health, medical, dental, disability, accident, life insurance, or vacation, paid time off, perquisite, fringe benefit, severance, change of control, retention, employment, separation, retirement, pension, profit-sharing, consulting, change in control, Tax gross-up, or savings, plan, program, policy, agreement or arrangement.

        "Business Day" means any day other than a Saturday, Sunday or other day on which the banks in New York, New York are authorized by law or executive order to be closed.

        "Company Credit Facility" means that Second Amended and Restated Credit Agreement, dated as of January 18, 2018, among the Company, the Company Operating Partnership, Wells Fargo Bank, National Association, and the other parties thereto.

        "Company Debt Agreements" means (a) the Company Credit Facility, (b) the Company Nueces Loan, (c) any mortgage, construction loan or other debt for borrowed money entered into by the Company or any of its Subsidiaries, (d) letters of credit and reimbursement obligations in respect thereof and (e) any obligations of the Company or any of its Subsidiaries under any interest rate cap, swap, collar or similar transaction, any currency hedging transactions or any other hedging derivative transaction of any kind.

        "Company Designees" means Scott W. Fordham and one individual who is serving as an independent director on the Board of Directors of the Company as of the date of this Agreement and is mutually selected by the Company and Parent.

        "Company Equity Awards" means the Company Restricted Stock Awards and the Company RSU Awards, taken together.

        "Company Equity Plan" means the Company 2015 Equity Incentive Plan.

        "Company Material Adverse Effect" means any Effect that is materially adverse to the assets, properties, liabilities, financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that a Company Material Adverse Effect shall not include any Effect arising out of or resulting from: (a) any changes in general United States or global economic conditions; (b) changes generally affecting the industry or industries in which the Company operates; (c) any change in Law or the interpretation thereof or in GAAP or the interpretation thereof; (d) acts of war, armed hostility or terrorism or any worsening thereof; (e) earthquakes, hurricanes, tornados or other natural disasters or calamities; (f) any Effect to the extent attributable to the announcement of this Agreement (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the transactions contemplated hereby); (g) any failure by the Company to meet any internal or published projections (whether published by the Company or any analysts) or forecasts or estimates of revenues or earnings or results of operations for any period (it being understood and agreed that the facts and circumstances giving rise to any such failure that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect); (h) any change in the price or trading volume of shares of Company Common Stock or any other publicly traded securities of the Company (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect); (i) any reduction in the credit rating of the Company or its Subsidiaries (it being understood and agreed that the facts and circumstances giving rise to such reduction that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect); and (j) any bankruptcy, insolvency or reorganization of any tenant under any Company Lease or the commencement of any bankruptcy, insolvency or reorganization proceeding with respect to any tenant under any Company Lease; and provided, further, that if any Effect described in any of clauses (a), (b), (d) or (e) has had a disproportionate adverse impact on the Company relative to other companies operating in the industry in which the Company operates, then the incremental impact of such event shall be taken into account for the purpose of determining whether a Company Material Adverse Effect has occurred.

        "Company Material Contract" means any Contract to which the Company or any of its Subsidiaries is a party or by which any of them or their respective properties or assets may be bound, as of the date of this Agreement, that:

          (a)   is required to be filed as an exhibit to the Company SEC Documents pursuant to Item 601 of Regulation S-K promulgated by the SEC;

          (b)   is a partnership, joint venture, strategic alliance, co-investment or similar agreement with any third party or that amends, supplements or modifies the parties' rights under any such agreement;

          (c)   (i) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts or limits in any material respect the business of the Company or any of its Subsidiaries (or would so restrict or limit Parent, the Surviving Corporation or any of its Subsidiaries following the Effective Time), or that otherwise restricts or limits in any material respect the lines of business conducted by the Company or any of its Subsidiaries, the geographic area in which the Company or any of its Subsidiaries may conduct business or would otherwise impose any use restriction with respect to any property (or would so restrict or limit Parent, the Surviving Corporation or any of its Subsidiaries following the Effective Time), other than any ground lease;

          (d)   involves the future disposition or acquisition of assets or properties with a fair market value in excess of $1,000,000 individually or $3,000,000 in the aggregate, or any merger, consolidation or similar business combination transaction;

          (e)   relates to development, construction, capital expenditures or purchase of materials, supplies, equipment or other assets or properties (other than purchase orders for such items in the ordinary course of business) in each case that are not terminable on twelve months or less notice without cost or penalty and requiring aggregate payments by the Company or any of its Subsidiaries in excess of $100,000 during their remaining term;

          (f)    evidences (i) a capitalized lease obligation in excess of $100,000 or (ii) other Indebtedness to any Person, or any guaranty thereof, in a principal amount, taken individually, in excess of $250,000;

          (g)   constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a hedging or derivative transaction;

          (h)   (i) grants to any Person a right of first refusal or a right of first offer, in each case, to purchase, acquire, sell or dispose of any Company Property that has a fair market value of greater than $1,000,000 individually or $3,000,000 in the aggregate, or (ii) grants to any Person an option to purchase, acquire, sell or dispose of any Company Property that is material to the Company, or with a fair market value of greater than $1,000,000 individually or $3,000,000 in the aggregate;

          (i)    prohibits the payment of dividends or distributions in respect of Company Common Stock or shares or other equity interests of any Subsidiary of the Company;

          (j)    constitutes a loan to any Person (other than a wholly owned Subsidiary of the Company) by the Company or any of its Subsidiaries in an amount in excess of $100,000 in the aggregate; or

          (k)   involved the expenditure by the Company or any of its Subsidiaries in excess of $250,000 in the aggregate during the twelve month period ended as of December 31, 2018, or would reasonably be expected to require the expenditure by the Company or any of its Subsidiaries in excess of $250,000 in any twelve month period from and after the date of this Agreement, or $1,500,000 in the aggregate from and after the date of this Agreement.

        "Company Nueces Loan" means the Construction Loan Agreement, dated as of October 27, 2017, by and between 208 Nueces Street, LLC, U.S. Bank National Association, as administrative agent and the other parties thereto.

        "Confidentiality Agreement" means the Confidentiality Agreement, dated as of January 26, 2018, between Parent and the Company, as it may be amended.

        "Contract" means any written or oral contract, agreement, lease, license, note, loan, bond, mortgage, indenture, commitment, arrangement, understanding or other instrument or obligation, in each case that is legally binding.

        "Controlled Group Liability" means any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412 and 4971 of the Code, or (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

        "Dividend Shares" has the meaning set forth in the publicly-filed form of Restricted Stock Unit Award Agreement under the Company Equity Plan.

        "Effect" means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

        "Environmental Laws" means any applicable Law relating to pollution or protection of the environment, including Laws relating to (a) releases, discharges, emissions or disposals to air, water, land or groundwater of Hazardous Materials; (b) the use, handling or disposal of polychlorinated biphenyls, asbestos or urea formaldehyde or any other Hazardous Material; (c) the treatment, storage, disposal or management of Hazardous Materials; (d) the exposure to Hazardous Materials; or (e) the transportation, release or any other use of Hazardous Materials, including the applicable provisions of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq. ("RCRA"), the Toxic Substances Control Act, 15 U.S.C. 2601, et seq. ("TSCA"), those portions of the Occupational, Safety and Health Act, 29 U.S.C. 651, et seq. relating to Hazardous Materials exposure and compliance, the Clean Air Act, 42 U.S.C. 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. 300f, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 1802 et seq. ("HMTA") and the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001, et seq. ("EPCRA"), and other comparable state and local laws and all rules and regulations promulgated pursuant thereto or published thereunder.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" means, with respect to any Person, any corporation, trade or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of § 414 of the Code or § 4001(a)(14) of ERISA.

        "Exchange Ratio" means 2.98 newly issued shares of Parent Common Stock (or, if the Parent Reverse Stock Split has been completed prior to the Effective Time, a number of newly issued shares of Parent Common Stock equal to 2.98 divided by the ratio applicable to the Parent Reverse Stock Split, rounded to the nearest hundredth)

        "GAAP" means United States generally accepted accounting principles.

        "Hazardous Materials" means each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous, reactive, corrosive, ignitable, flammable or toxic under applicable Environmental Laws or the release, handling or disposal of which is regulated, or for which liability or standards of care are imposed, under Environmental Laws. Without limiting the generality of the foregoing, "Hazardous Materials" include "hazardous substances" as defined in RCRA, "extremely hazardous substances" as defined in EPCRA, "hazardous waste" as defined in RCRA, "hazardous materials" as defined in HMTA, a "chemical substance or mixture" as defined in TSCA, crude oil, petroleum products or any fraction thereof, polychlorinated biphenyls, radioactive materials, including source, byproduct or special nuclear materials, asbestos or asbestos-containing materials, chlorinated fluorocarbons and radon in indoor air at concentrations above U.S. Environmental Protection Agency action levels.

        "Indebtedness" means with respect to any Person, (a) all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (d) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets (including any potential earnout obligations, purchase price adjustment, release of "holdback" or similar payment), (e) all obligations under capital leases, (f) all obligations in respect of bankers acceptances, letters of credit, or similar instruments, (g) all obligations under any interest rate cap, swap, collar or similar transaction, any currency hedging transactions or any other hedging derivative transaction of any kind, (h) any guarantee of such Person of any Indebtedness of any other Person and any keepwell or similar arrangement of such Person in respect of any other Person and (i) any Indebtedness of any other Person secured by a Lien on the property or assets of such Person

        "IRS" means the U.S. Internal Revenue Service or any successor agency.

        "Law" means any federal, state, local or foreign law (including common law), statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity.

        "Lien" means any lien, pledge, hypothecation, mortgage, deed of trust, security interest, encumbrance, covenant, condition, easement, right of way, claim, infringement, interference, option, right of first refusal or first offer, preemptive or other third party right, community property interest or defect of title or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

        "Parent Authorized Capital Amendment" means the approval and adoption of articles of amendment to Parent's restated and amended articles of incorporation providing for the increase in the number of shares of Parent Common Stock authorized for issuance by the Company. If approval of the Parent Reverse Stock Split is obtained, the amendment related thereto may be included in the same articles of amendment as the Parent Authorized Capital Amendment.

        "Parent Common Stock" means common stock, par value $1.00 per share, of Parent.

        "Parent Credit Facilities" means that Fourth Amended and Restated Credit Agreement, dated as of January 3, 2018, among Parent, the Parent Operating Partnership, Bank of America, N.A. and the other parties thereto and that Term Loan Agreement, dated as of December 2, 2016, as amended on

January 22, 2018, among Parent, the Parent Operating Partnership, Bank of America, N.A. and the other parties thereto. "Parent Equity Plans" means the Parent 2009 Incentive Stock Plan and the Parent 2005 Restricted Stock Unit Plan.

        "Parent Master Note Purchase Agreement" means that Master Note Purchase Agreement, dated as of April 19, 2017, among Parent, the Parent Operating Partnership, and the other parties thereto.

        "Parent Material Adverse Effect" means any Effect that is materially adverse to the assets, properties, liabilities, financial condition, business or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that a Parent Material Adverse Effect shall not include any Effect arising out of or resulting from: (a) any changes in general United States or global economic conditions; (b) changes generally affecting the industry or industries in which Parent operates; (c) any change in Law or the interpretation thereof or GAAP or the interpretation thereof; (d) acts of war, armed hostility or terrorism or any worsening thereof; (e) earthquakes, hurricanes, tornados or other natural disasters or calamities; (f) any Effect to the extent attributable to the negotiation or announcement of this Agreement, and the transactions contemplated hereby (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the transactions contemplated hereby); (g) any failure by Parent to meet any internal or published projections (whether published by Parent or any analysts) or forecasts or estimates of revenues or earnings or results of operations for any period (it being understood and agreed that the facts and circumstances giving rise to any such failure that are not otherwise excluded from the definition of a Parent Material Adverse Effect may be taken into account in determining whether there has been a Parent Material Adverse Effect); (h) any change in the price or trading volume of shares of Parent Common Stock or any other publicly traded securities of Parent (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of a Parent Material Adverse Effect may be taken into account in determining whether there has been a Parent Material Adverse Effect); (i) any reduction in the credit rating of Parent or its Subsidiaries (it being understood and agreed that the facts and circumstances giving rise to such reduction that are not otherwise excluded from the definition of a Parent Material Adverse Effect may be taken into account in determining whether there has been a Parent Material Adverse Effect); and (j) any bankruptcy, insolvency or reorganization of any tenant under any Parent Lease or the commencement of any bankruptcy, insolvency or reorganization proceeding with respect to any tenant under any Parent Lease; and provided, further, that if any Effect described in any of clauses (a), (b), (d) or (e) has had a disproportionate adverse impact on Parent relative to other companies operating in the industry in which Parent operates, then the incremental impact of such event shall be taken into account for the purpose of determining whether a Parent Material Adverse Effect has occurred.

        "Parent Material Contract" means any Contract to which Parent or any of its Subsidiaries is a party or by which any of them or their respective properties or assets may be bound that is required to be filed as an exhibit to the Parent SEC Documents pursuant to Item 601 of Regulation S-K promulgated by the SEC.

        "Parent Preferred Stock" means the limited voting preferred stock, par value $1.00 per share, of Parent.

        "Parent Reverse Stock Split" means the adoption of articles of amendment to Parent's restated and amended articles of incorporation providing for a reverse stock split of the Parent Common Stock prior to the Effective Time, at a ratio to be determined by Parent. If approval of the Parent Authorized Capital Amendment is obtained, such amendment may be included in the same articles of amendment as the Parent Reverse Stock Split.

        "Parent RSU Award" means an award of restricted stock units corresponding to shares of Parent Common Stock granted under the Company 2005 Restricted Stock Unit Plan or otherwise that vests based on either continued service requirements or the achievement of performance targets.

        "Permitted Lien" means any (a) Liens relating to the Indebtedness set forth on Section 9.1(a) of the Parent Disclosure Letter or Section 9.1(a) of the Company Disclosure Letter, as applicable, (b) Liens that result from any statutory or other Liens for Taxes or assessments that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves (to the extent such reserves are required pursuant to GAAP), (c) air rights affecting any Parent Property or Company Property, as applicable, (d) zoning regulations, permits and licenses, (e) Liens that are disclosed on the existing Parent Title Insurance Policies or Company Title Insurance Policies as in existence on the date hereof, as applicable, and, with respect to leasehold interests, Liens on the underlying fee or leasehold interest of the applicable ground lessor, lessor or sublessor, (f) any cashiers', landlords', workers', mechanics', carriers', workmen's, repairmen's and materialmen's Liens and other similar Liens imposed by Law and incurred in the ordinary course of business that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings, (g) with respect to real property, non-monetary Liens or other minor imperfections of title, which may include (i) easements whether or not shown by the public records, overlaps, encroachments and any matters not of record which would be disclosed by an accurate survey or a personal inspection of the property, (ii) any supplemental Taxes or assessments not shown by the public records and (iii) title to any portion of the premises lying within the right of way or boundary of any public road or private road, in all cases to the extent such non-monetary Liens or minor imperfections of title do not materially impair the value of the applicable Parent Property or Company Property, as applicable, or the continued use and operation of the applicable Parent Property or Company Property, as applicable, in each case, as currently used and operated, (h) rights of parties in possession, and (i) ordinary course, non-exclusive licenses of intellectual property rights.

        "Person" means an individual, a corporation, a partnership, a limited liability company, an association, a trust, a REIT, or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such Person.

        "REIT" means a real estate investment trust within the meaning of Sections 856 through 860 of the Code.

        "Representatives" means, with respect to any Person, such Person's directors, officers, employees, trustees, agents, or representatives (including investment bankers, financial or other advisors or consultants, auditors, accountants, attorneys, brokers, finders or other agents).

        "SEC" means the U.S. Securities and Exchange Commission.

        "Significant Subsidiary" means any Subsidiary of Parent or the Company, as the case may be, that would constitute a Significant Subsidiary of such Party within the meaning of Rule 1-02 of Regulation S-X of the SEC.

        "Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company, joint venture, real estate investment trust, or other organization, whether incorporated or unincorporated, or other legal entity of which (i) such Person directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions; (ii) such Person is a general partner, manager or managing member; or (iii) such Person holds a majority of the equity economic interest.

        "Superior Proposal" means a bona fide written Acquisition Proposal that the Board of Directors of the Company determines in good faith, after consultation with its financial advisors and outside legal counsel, taking into account all legal, financial, timing, regulatory and other aspects of the proposal and the Person making the proposal (including any termination fees, expense reimbursement provisions and conditions to consummation), if consummated, would result in a transaction that is more favorable to the stockholders of the Company than the transactions contemplated by this Agreement; provided that, for purposes of this definition of "Superior Proposal," the term Acquisition Proposal shall have the meaning assigned to such term in this Section 9.1, except that the references to "15% or more" in the definition of "Acquisition Proposal" shall be deemed to be references to "more than 50%".

        "Tax" or "Taxes" means all federal, state, local, foreign and other taxes, levies, fees, imposts, assessments, impositions or other similar government charges, including income, estimated income, business, occupation, franchise, real property, payroll, personal property, sales, transfer, stamp, use, employment, commercial rent or withholding (including dividend withholding and withholding required pursuant to Section 1445 and Section 1446 of the Code), occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty or other taxes, including interest, penalties and additions (to the extent applicable) thereto, whether disputed or not.

        "Tax Protection Agreement" means any agreement pursuant to which (i) any liability to direct or indirect holders of units in a partnership that is a Subsidiary of the Company or Parent (a "Relevant Partnership") or any interests in any Subsidiary of any Relevant Partnership (any such units or interests, "Relevant Partnership Units") relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (ii) in connection with the deferral of income Taxes of a direct or indirect holder of Relevant Partnership Units, a party to such agreement has agreed to (a) maintain a minimum level of debt or continue a particular debt, (b) retain or not dispose of assets for a period of time that has not since expired, (c) make or refrain from making Tax elections, (d) operate (or refrain from operating) in a particular manner, (e) use (or refrain from using) a specified method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of such party or any of its Subsidiaries, (f) use (or refrain from using) a particular method for allocating one or more liabilities of such party or any of its Subsidiaries under Section 752 of the Code and/or (g) only dispose of assets in a particular manner; and/or (iii) any persons, whether or not partners in any Relevant Partnership, have been or are required to be given the opportunity to guarantee or assume debt of such Relevant Partnership or any Subsidiary of such Relevant Partnership or are so guarantying or have so assumed such debt.

        "Tax Return" shall mean any report, return, document, declaration or other information or filing supplied or required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including any schedule or attachment thereto and any amendment thereof, any information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

        "to the Company's knowledge" or "to the knowledge of the Company" means the actual knowledge of any of the persons listed in Section 9.1(b)(ii) of the Company Disclosure Letter.

        "to Parent's knowledge" or "to the knowledge of Parent" means the actual knowledge of any of the persons listed in Section 9.1(b) of the Parent Disclosure Letter.

        "Willful Breach" means an intentional and willful material breach, or an intentional and willful material failure to perform, in each case that is the consequence of an act or omission by a party with the actual knowledge that the taking of such act or failure to take such act would or would reasonably be likely to cause a breach of this Agreement.

        Section 9.2    Terms Defined Elsewhere.     The following terms are defined elsewhere in this Agreement, as indicated below:

Defined Terms	Page
Acquisition Agreement	60
Acquisitions	47
Agreement	1
Articles of Merger	2
Bankruptcy and Equitable Exceptions	12
Base Amount	66
Blue Sky Laws	12
Change in Recommendation	62
Chosen Courts	82
Closing	2
Closing Date	2
Code	1
Company	1
Company Base Amount	79
Company Benefit Plans	19
Company Book-Entry Shares	3
Company Capitalization Date	10
Company Certificates	3
Company Common Stock	3
Company Convertible Stock	10
Company Disclosure Letter	9
Company Employees	21
Company Insurance Policies	27
Company Intellectual Property	26
Company Joint Venture	10
Company Joint Venture Properties	25
Company Leases	23
Company Operating Partnership	9
Company Preferred Stock	10
Company Properties	22
Company Property	22
Company Qualified DC Plan	64
Company Required Vote	22
Company Restricted Stock Award	7
Company RSU Award	8
Company SEC Documents	13
Company Stockholders Meeting	57
Company Tax Representation Letter	52
Company Termination Fee	79
Company Third Party	24
Company Title Insurance Policy	24
Company Transaction Litigation	71
Continuation Period	63
Continuing Employees	63
Converted Entity	69
Debt Transaction	70
Debt Transaction Documents	70

Defined Terms	Page
Disregarded Entity	69
Effective Time	2
Eligible Shares	3
EPCRA	87
Exchange Act	12
Exchange Agent	4
Exchange Fund	4
Excluded Shares	3
Form S-4	56
Governmental Entity	12
HMTA	87
Indemnified Parties	65
Joint Proxy Statement/Prospectus	56
Letter of Transmittal	4
Material Company Leases	24
Material Parent Leases	41
Merger	2
Merger Consideration	1
Merger Sub	1
MGCL	2
New Plans	64
Notice of Recommendation Change	62
NYSE	6
Organizational Documents	9
Outside Date	76
Parent	1
Parent Benefit Plans	37
Parent Capitalization Date	29
Parent Disclosure Letter	28
Parent Employees	39
Parent Intellectual Property	44
Parent Joint Venture Properties	43
Parent Joint Ventures	43
Parent Leases	41
Parent Operating Partnership	29
Parent Properties	40
Parent Property	40
Parent Required Vote	40
Parent SEC Documents	31
Parent Stock Issuance	39
Parent Stock Option	29
Parent Stockholders Meeting	57
Parent Tax Representation Letter	55
Parent Third Party	42
Parent Title Insurance Policy	42
Parties	1
Party	1
Payoff Letters	71
Permits	27
Qualifying Income	79

Defined Terms	Page
RCRA	87
REIT Requirements	79
Sarbanes-Oxley Act	13
SDAT	2
Special Company Distribution	46
Special Parent Distribution	53
Subsidiary REIT	69
Surviving Corporation	2
Tax Guidance	79
TSCA	87
Voting Debt	11

[Remainder of this page intentionally left blank]

        IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

COUSINS PROPERTIES INCORPORATED
By:	/s/ M. COLIN CONNOLLY
	Name:	M. Colin Connolly
	Title:	President and Chief Executive Officer
MURPHY SUBSIDIARY HOLDINGS CORPORATION
By:	/s/ M. COLIN CONNOLLY
	Name:	M. Colin Connolly
	Title:	President and Chief Executive Officer
TIER REIT, INC.
By:	/s/ SCOTT W. FORDHAM
	Name:	Scott W. Fordham
	Title:	Chief Executive Officer

ANNEX B: OPINION OF MORGAN STANLEY & CO. LLC

March 24, 2019

Board of Directors
Cousins Properties Incorporated
3344 Peachtree Road NE, Suite 1800
Atlanta, GA 30326

Members of the Board:

        We understand that TIER REIT, Inc. (the "Company"), Cousins Properties Incorporated (the "Buyer") and Murphy Subsidiary Holdings Corporation, a wholly owned subsidiary of the Buyer ("Merger Sub"), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated March 24, 2019 (the "Merger Agreement"), which provides, among other things, for the merger of the Company with and into Merger Sub, with Merger Sub being the surviving entity in such merger (the "Merger"). Pursuant to the Merger, each outstanding share of common stock, par value $0.0001 per share, of the Company (the "Company Common Stock"), other than shares of Company Common Stock owned directly by the Company, the Buyer or Merger Sub, will be converted into the right to receive 2.98 shares (the "Exchange Ratio") of common stock, par value $1.00 per share, of the Buyer (the "Buyer Common Stock"), or cash in lieu of fractional shares, if any, subject to adjustment in certain circumstances (the "Consideration"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

        You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the Buyer.

        For purposes of the opinion set forth herein, we have:

  1)
  Reviewed certain publicly available financial statements and other business and financial information of the Company and the Buyer, respectively;

  2)
  Reviewed certain internal financial statements and other financial and operating data concerning the Company and the Buyer, respectively;

  3)
  Reviewed certain financial projections prepared by the managements of the Company and the Buyer, respectively;

  4)
  Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the management of the Buyer;

  5)
  Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

  6)
  Discussed the past and current operations and financial condition and the prospects of the Buyer, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Buyer;

  7)
  Reviewed the pro forma impact of the Merger on the Buyer's earnings per share, cash flow, consolidated capitalization and certain financial ratios;

  8)
  Reviewed the reported prices and trading activity for the Company Common Stock and the Buyer Common Stock;

  9)
  Compared the financial performance of the Company and the Buyer and the prices and trading activity of the Company Common Stock and the Buyer Common Stock with that of certain other publicly-traded companies comparable with the Company and the Buyer, respectively, and their securities;

  10)
  Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  11)
  Participated in certain discussions and negotiations among representatives of the Company and the Buyer and their financial and legal advisors;

  12)
  Reviewed the Merger Agreement and certain related documents; and

  13)
  Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

        We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and the Buyer, and formed a substantial basis for this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the Company and the Buyer of the future financial performance of the Company and the Buyer. We have assumed, with the Buyer's consent, that the projections prepared by the management of the Buyer are a reasonable basis upon which to evaluate the business and financial prospects of the Buyer and the Company. We express no view as to such projections or the assumptions on which they were based. We have relied upon, without independent verification, the assessment by the managements of the Company and the Buyer of: (i) the strategic, financial and other benefits expected to result from the Merger; (ii) the timing and risks associated with the integration of the Company and the Buyer; (iii) their ability to retain key employees of the Company and the Buyer, respectively and (iv) the validity of, and risks associated with, the Company and the Buyer's existing and future technologies, intellectual property, products, services and business models. We have assumed with your consent that the Company has operated in conformity with the requirements for qualification as a real estate investment trust ("REIT") for U.S. federal income tax purposes since its formation as a REIT and we have assumed that the Merger will not adversely affect the status or operations of the Buyer. In addition, we have assumed, with your consent, that the Merger will be consummated in accordance with all applicable laws and regulations and in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Merger will be treated as a tax-free reorganization, pursuant to the Internal Revenue Code of 1986, as amended, and that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us. Morgan Stanley & Co. LLC ("Morgan Stanley") has assumed, with your consent, that in connection with the receipt of all the necessary governmental, regulatory or other approvals, consents or agreements required in connection with the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We do not express any view on, and this opinion does not address, any other term or aspect of the Merger Agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection therewith. We are not legal, tax, or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Buyer and the Company and their legal, tax, and regulatory advisors with respect to legal, tax and regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company's officers, directors or employees, or any class of such persons, relative to the Consideration to be received by the holders of shares of the Company Common Stock in the transaction. We have not been requested to make, and have not made, any independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Buyer, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

        Our opinion is limited to the fairness, from a financial point of view to the Buyer, of the Exchange Ratio. We have not been requested to opine as to, and our opinion does not in any manner address, the Buyer's underlying business decision to proceed with or effect the transactions contemplated by the Merger Agreement, or the likelihood that the Merger is consummated. Our opinion does not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available.

        We have acted as financial advisor to the Board of Directors of the Buyer in connection with this transaction and will receive a fee for our services, which is entirely contingent upon the closing of the Merger. In addition, the Buyer has agreed to reimburse certain of our expenses and indemnify us and certain related parties for certain liabilities and other items arising out of or related to our engagement. In the two years prior to the date hereof, we and our affiliates have provided financial advisory and financing services for the Buyer and have received fees in connection with such services. As of the date hereof, an affiliate of Morgan Stanley is a lender to the Buyer under the Buyer's credit facility. Morgan Stanley may also seek to provide financial advisory and financing services to the Buyer and its affiliates in the future and would expect to receive fees for the rendering of these services.

        Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

        This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Buyer in connection with its consideration of the Merger and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Buyer is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law or regulation. In addition, this opinion does not in any manner address the prices at which the Buyer Common Stock will trade following consummation of the Merger or at any time and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Buyer and the Company should vote at the shareholders' meetings to be held in connection with the Merger.

        Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the Buyer.

Very truly yours,
MORGAN STANLEY & CO. LLC
By:	/s/ Russ Lindberg

ANNEX C: OPINION OF J.P. MORGAN SECURITIES LLC

March 24, 2019

The Board of Directors
TIER REIT, Inc.
5950 Sherry Lane, Suite 700
Dallas, Texas 75225

Members of the Board of Directors:

        You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.0001 per share (the "Company Common Stock"), of TIER REIT, Inc. (the "Company") of the Exchange Ratio (as defined below) in the proposed merger (the "Transaction") of the Company with a wholly-owned subsidiary of Cousins Properties Incorporated (the "Acquiror"). Pursuant to the Agreement and Plan of Merger (the "Agreement"), among the Company, the Acquiror and its subsidiary, Merger Sub, the Company will become a wholly-owned subsidiary of the Acquiror, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Acquiror or Merger Sub, will be converted into the right to receive 2.9800 shares (the "Exchange Ratio") of the Acquiror's common stock, par value $1.00 per share (the "Acquiror Common Stock").

        In connection with preparing our opinion, we have (i) reviewed a draft dated March 24, 2019 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the Acquiror and the industries in which they operate; (iii) compared the financial and operating performance of the Company and the Acquiror with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and the Acquiror Common Stock and certain publicly traded securities of such other companies; (iv) reviewed certain internal financial analyses and forecasts prepared by the managements of the Company and the Acquiror relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the "Synergies"); and (v) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

        In addition, we have held discussions with certain members of the management of the Company and the Acquiror with respect to certain aspects of the Transaction, and the past and current business operations of the Company and the Acquiror, the financial condition and future prospects and operations of the Company and the Acquiror, the effects of the Transaction on the financial condition and future prospects of the Company and the Acquiror, and certain other matters we believed necessary or appropriate to our inquiry.

        In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Acquiror or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Acquiror to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will qualify as a tax-free reorganization for United States federal income tax purposes and will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or the Acquiror or on the contemplated benefits of the Transaction.

        Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the holders of the Company Common Stock of the Exchange Ratio in the proposed Transaction and we express no opinion as to the fairness of any consideration to be paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Exchange Ratio applicable to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock or the Acquiror Common Stock will trade at any future time.

        We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.

        We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company and the Acquiror, for which we and such affiliates have received customary compensation. Such services during such period for the Company have included acting as joint lead arranger and joint lead bookrunner on each of the Company's revolving credit facility, term loan A and term loan B in March 2017, and as sales agent on the Company's at-the-market offering of equity securities. Such services during such period for the Acquiror have included acting as joint lead arranger and joint lead bookrunner on each of the Acquiror's revolving credit facility and term loan in January 2018. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Acquiror. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

        On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Transaction is fair, from a financial point of view, to the holders of the Company Common Stock.

        The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J.P. MORGAN SECURITIES LLC

J.P. MORGAN SECURITIES LLC

ANNEX D: COUSINS REVERSE STOCK SPLIT ARTICLES AMENDMENTS

        ARTICLES OF AMENDMENT

TO

RESTATED ARTICLES OF INCORPORATION

OF

COUSINS PROPERTIES INCORPORATED

1.

        The name of the corporation is Cousins Properties Incorporated (the "Corporation").

2.

        Pursuant to Section 14-2-1003 of the Georgia Business Corporation Code, these Articles of Amendment (this "Amendment") amend the Restated Articles of Incorporation of the Corporation, as amended (the "Articles of Incorporation"). This Amendment was duly adopted by the shareholders of the Corporation in accordance with the provisions of Section 14-2-1003 of the Georgia Business Code on                    , 2019.

3.

        In connection with the Corporation's reclassification of its common stock, par value $1.00 per share ("Common Stock"), pursuant to which (1) each four shares of issued and outstanding Common Stock will be combined into one share of Common Stock and (2) any fractional share resulting therefrom shall be entitled to receive a cash payment equal to the product of: (x) the closing sales price of the Common Stock on the New York Stock Exchange on the date immediately prior to the effective time of such reclassification (as adjusted to give effect to the reclassification); and (y) the amount of the fractional share, paragraph A. to Article 4 of the Articles of Incorporation shall hereafter read in its entirety as follows:

        "A. The Corporation shall have the authority to issue 175 million shares of Common Stock, $1 par value per share. Each share of Common Stock shall have one vote on each matter submitted to a vote of the shareholders of the Corporation. The holders of shares of Common Stock shall be entitled to receive, in proportion to the number of shares of Common Stock held, the net assets of the Corporation upon dissolution after any preferential amounts required to be paid or distributed to holders of outstanding shares of Preferred Stock, if any, are so paid or distributed."

4.

        This Amendment shall become effective as of                    on                    .

D-1

        IN WITNESS WHEREOF, COUSINS PROPERTIES INCORPORATED has caused these Articles of Amendment to be executed by its authorized officer on                    , 2019.

COUSINS PROPERTIES INCORPORATED
By:
Name:
Title:

Attest:
By:
Name:
Title:

D-2

ANNEX E: COUSINS AUTHORIZED SHARE COUNT ARTICLES AMENDMENTS

        ARTICLES OF AMENDMENT

TO

RESTATED ARTICLES OF INCORPORATION

OF

COUSINS PROPERTIES INCORPORATED

1.

        The name of the corporation is Cousins Properties Incorporated (the "Corporation").

2.

        Pursuant to Section 14-2-1003 of the Georgia Business Corporation Code, these Articles of Amendment (this "Amendment") amend the Restated Articles of Incorporation of the Corporation, as amended (the "Articles of Incorporation"). This Amendment was duly adopted by the shareholders of the Corporation in accordance with the provisions of Section 14-2-1003 of the Georgia Business Code on                    .

3.

        The Articles of Incorporation are hereby further amended by amending paragraph A. to Article 4, to increase the number of shares of Common Stock, $1 par value per share, authorized for issuance to 300 million shares. Paragraph A. to Article 4 shall hereafter read in its entirety as follows:

        "A. The Corporation shall have the authority to issue 300 million shares of Common Stock, $1 par value per share. Each share of Common Stock shall have one vote on each matter submitted to a vote of the shareholders of the Corporation. The holders of shares of Common Stock shall be entitled to receive, in proportion to the number of shares of Common Stock held, the net assets of the Corporation upon dissolution after any preferential amounts required to be paid or distributed to holders of outstanding shares of Preferred Stock, if any, are so paid or distributed."

4.

        This Amendment shall become effective as of                    on                    .

E-1

        IN WITNESS WHEREOF, COUSINS PROPERTIES INCORPORATED has caused these Articles of Amendment to be executed by its authorized officer on                    .

COUSINS PROPERTIES INCORPORATED
By:
Name:
Title:

Attest:
By:
Name:
Title:

E-2

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        Subsection (a) of Section 14-2-851 of the GBCC provides that a corporation may indemnify an individual made party to a proceeding because he or she is or was a director against liability incurred in the proceeding if: (a) such individual conducted himself or herself in good faith; and (b) such individual reasonably believed: (i) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation; (ii) in all other cases, that such conduct was at least not opposed to the best interests of the corporation; and (iii) in the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the GBCC provides that a corporation may not indemnify a director: (1) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct; or (2) in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity. Subsection (a) of Section 14-2-853 of the GBCC provides that a corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse reasonable expenses incurred by a director who is a party to the proceeding because he or she is a director if he or she delivers to the corporation: (1) a written affirmation of his or her good faith belief that he or she has met the relevant standard of conduct described in Section 14-2-851 of the GBCC or that the proceeding involves conduct for which liability has been eliminated as part of the corporation's articles of incorporation; and (2) his or her written undertaking to repay any funds advanced if it is ultimately determined that the director is not entitled to indemnification under the GBCC. Notwithstanding the foregoing, pursuant to Section 14-2-854 of the GBCC, a court shall order a corporation to indemnify or give an advance for expenses to a director if such court determines the director is entitled to indemnification under the indemnification provisions of the GBCC or if it determines that in view of all relevant circumstances, it is fair and reasonable, even if the director has not met the standard of conduct set forth in subsections (a) and (b) of Section 14-2-851 of the GBCC, failed to comply with Section 14-2-853 of the GBCC regarding the advancement of expenses or was adjudged liable in a proceeding referred to in subsection (d) of Section 14-2-851 of the GBCC, but if the director was adjudged so liable, the indemnification shall be limited to reasonable expenses incurred by the director in connection with the proceeding.

        Section 14-2-852 of the GBCC provides that a corporation shall indemnify a director who was wholly successful in the defense of any proceeding to which the director was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding. Subsection (a) of Section 14-2-857 of the GBCC provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation: (1) to the same extent as a director; and (2) if he or she is not a director, to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors, or contract except for liability arising out of conduct that constitutes (a) appropriation, in violation of his or her duties, of any business opportunity of the corporation; (b) acts of omission which involve intentional misconduct or a knowing violation of the law; (c) the types of liability set forth in Section 14-2-832 of the GBCC, or (d) receipt of an improper personal benefit. Subsection (c) of Section 14-2-857 of the GBCC provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 of the GBCC and may apply to a court under Section 14-2-854 of the GBCC for indemnification or advances for expenses, in each case to the same extent to which a director may be entitled to indemnification or advances for expenses under those provisions.

        Cousins Properties Incorporated's amended and restated bylaws require the indemnification by the company of its directors and officers to the maximum extent permitted by applicable law. Cousins Properties Incorporated has purchased directors' and officers' liability insurance for the benefit of its directors and officers.

        Cousins Properties Incorporated has entered into indemnification agreements with each of its executive officers. The indemnification agreements require, among other matters, that Cousins Properties Incorporated indemnify its executive officers and certain directors to the maximum extent permitted by law.

Item 21.    Exhibits and Financial Statement Schedules

        The exhibits listed below in the "Exhibit Index" are part of this registration statement and are numbered in accordance with Item 6.01 of Regulation S-K.

Item 22.    Undertakings

        The undersigned registrant hereby undertakes:

          (a)   to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (1)   to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act of 1933");

            (2)   to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (3)   to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (b)   that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (c)   to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

          (d)   that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectus filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (e)   that for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser:

            (1)   any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

            (2)   any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (3)   the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (4)   any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

          (f)    for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (g)   that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (h)   that every prospectus that (1) is filed pursuant to paragraph (g) immediately preceding, or (2) purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (i)    to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (j)    to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

          (k)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 as is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of March 25, 2019, by and among Cousins Properties Incorporation, Murphy Subsidiary Holdings Corporation and TIER REIT, Inc. (included as Annex A to the joint proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference)
3.1
Restated and Amended Articles of Incorporation of Cousins Properties Incorporated, as amended August 9, 1999, filed as Exhibit 3.1 to Cousins' Form 10-Q for the quarter ended June 30, 2002, and incorporated herein by reference
3.1.1
Articles of Amendment to Restated and Amended Articles of Incorporation of Cousins Properties Incorporated, as amended July 22, 2003, filed as Exhibit 4.1 to Cousins' Current Report on Form 8-K filed on July 23, 2003, and incorporated herein by reference
3.1.2
Articles of Amendment to Restated and Amended Articles of Incorporation of Cousins Properties Incorporated, as amended December 15, 2004, filed as Exhibit 3(a)(i) to the Cousins' Form 10-K for the year ended December 31, 2004, and incorporated herein by reference
3.1.3
Articles of Amendment to Restated and Amended Articles of Incorporation of Cousins Properties Incorporated, dated May 4, 2010, filed as Exhibit 3.1 to Cousins' Current Report on Form 8-K filed on May 10, 2010, and incorporated herein by reference
3.1.4
Articles of Amendment to Restated and Amended Articles of Incorporation of Cousins Properties Incorporated, as amended May 9, 2014, filed as Exhibit 3.1.4 to the Cousins' Form 10-Q for the quarter ended June 30, 2014, and incorporated herein by reference
3.1.5
Articles of Amendment to the Amended and Restated Articles of Incorporation of Cousins, as amended October 6, 2016, filed as Exhibit 3.1 and 3.1.1 to the Cousins' Current Form on Form 8-K filed on October 7, 2016, and incorporated by reference herein
3.1.6
Articles of Amendment to the Amended and Restated Articles of Incorporation of Cousins Properties Incorporated (included as Annex D to the joint proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference)
3.1.7
Articles of Amendment to the Amended and Restated Articles of Incorporation of Cousins Properties Incorporated (included as Annex E to the joint proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference)
3.2
Bylaws of Cousins Properties Incorporated, as amended and restated December 4, 2012, filed as Exhibit 3.1 to Cousins' Current Report on Form 8-K filed on December 7, 2012, and incorporated herein by reference
5.1	Opinion of Wachtell, Lipton, Rosen & Katz as to the validity of the shares of Cousins common stock to be issued in the Merger
8.1	Tax opinion of Wachtell, Lipton, Rosen & Katz
8.2	Tax opinion of Goodwin Procter LLP
23.1	Consent of Wachtell, Lipton, Rosen & Katz for legality opinion (included in Exhibit 5.1)
23.2	Consent of Wachtell, Lipton, Rosen & Katz for tax opinion (included in Exhibit 8.1)
23.3	Consent of Goodwin Procter LLP for tax opinion (included in Exhibit 8.2)

Exhibit Number	Description
23.4	Consent of Independent Registered Public Accounting Firm of Cousins, Deloitte & Touche LLP
23.5	Consent of Independent Registered Public Accounting Firm of TIER, Deloitte & Touche LLP
24.1	Power of Attorney (included in signature page)*
99.1	Consent of Morgan Stanley & Co. LLC
99.2	Consent of J.P. Morgan Securities LLC
99.3	Consent of Scott W. Fordham*
99.4	Form of Proxy Card of Cousins (Common Stock)
99.5	Form of Proxy Card of Cousins (Limited Voting Preferred Stock)
99.6	Form of Proxy Card of TIER

*
previously filed

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on May 6, 2019.

Cousins Properties Incorporated
By:	/s/ M. COLIN CONNOLLY
	Name:	M. Colin Connolly
	Title:	President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ M. COLIN CONNOLLY M. Colin Connolly	President, Chief Executive Officer and Director (Principal Executive Officer)	May 6, 2019
/s/ GREGG D. ADZEMA Gregg D. Adzema	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 6, 2019
/s/ JOHN D. HARRIS, JR. John D. Harris, Jr.	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	May 6, 2019
* Lawrence L. Gellerstedt III	Executive Chair, Director	May 6, 2019
* S. Taylor Glover	Lead Director	May 6, 2019
* Charles T. Cannada	Director	May 6, 2019
* Edward M. Casal	Director	May 6, 2019

	Signature	Title	Date

* Robert M. Chapman		Director	May 6, 2019
* Lillian C. Giornelli		Director	May 6, 2019
* Donna W. Hyland		Director	May 6, 2019
* R. Dary Stone		Director	May 6, 2019
*By:	/s/ PAMELA F. ROPER Pamela F. Roper	Attorney-In-Fact	May 6, 2019